STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,
DEPOSITOR

WELLS FARGO BANK, N.A.,
TRUSTEE

and

EMC MORTGAGE CORPORATION,
SELLER AND MASTER SERVICER

POOLING AND SERVICING AGREEMENT

Dated as of August 1, 2007

Structured Asset Mortgage Investments II Inc.
Bear Stearns ARM Trust, Mortgage Pass-Through Certificates

Series 2007-5

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES
Section 2.01	Conveyance of Mortgage Loans to Trustee.
Section 2.02	Acceptance of Mortgage Loans by Trustee.
Section 2.03	Assignment of Interest in the Mortgage Loan Purchase Agreement.
Section 2.04	Substitution of Mortgage Loans.
Section 2.05	Issuance of Certificates.
Section 2.06	Representations and Warranties Concerning the Depositor.
Section 2.07	Purposes and Powers of the Trust.
Section 2.08	Delivery of Opinion of Counsel in Connection with Substitutions and Purchases.
Section 2.09	Conveyance of the Group III Subsequent Mortgage Loans.

ARTICLE III ADMINISTRATION AND MASTER SERVICING OF MORTGAGE LOANS; SECURITIES AND EXCHANGE COMMISSION REPORTING
Section 3.01	Master Servicer.
Section 3.02	REMIC-Related Covenants.
Section 3.03	Monitoring of Servicers.
Section 3.04	Fidelity Bond.
Section 3.05	Power to Act; Procedures.
Section 3.06	Due-on-Sale Clauses; Assumption Agreements.
Section 3.07	Release of Mortgage Files.
Section 3.08	Documents, Records and Funds in Possession of Master Servicer To Be Held for Trustee.
Section 3.09	Standard Hazard Insurance and Flood Insurance Policies.
Section 3.10	Presentment of Claims and Collection of Proceeds.
Section 3.11	Maintenance of the Primary Mortgage Insurance Policies.
Section 3.12	Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 3.13	Realization Upon Defaulted Mortgage Loans.
Section 3.14	Compensation for the Master Servicer.
Section 3.15	REO Property.
Section 3.16	Annual Statement as to Compliance.
Section 3.17	Assessments of Compliance and Attestation Reports.
Section 3.18	Reports Filed with Securities and Exchange Commission.
Section 3.19	UCC.
Section 3.20	Optional Purchase of Defaulted Mortgage Loans.
Section 3.21	Intention of the Parties and Interpretation.

ARTICLE IV ACCOUNTS
Section 4.01	Protected Accounts.
Section 4.02	Master Servicer Collection Account.
Section 4.03	Permitted Withdrawals From the Master Servicer Collection Account.
Section 4.04	Distribution Account.
Section 4.05	Permitted Withdrawals and Transfers from the Distribution Account.
Section 4.06	Group III Pre-Funding Account.
Section 4.07	Group IIII Interest Coverage Account.

ARTICLE V CERTIFICATES
Section 5.01	Certificates.
Section 5.02	Registration of Transfer and Exchange of Certificates.
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.
Section 5.04	Persons Deemed Owners.
Section 5.05	Transfer Restrictions on Residual Certificates.
Section 5.06	Restrictions on Transferability of Certificates.
Section 5.07	ERISA Restrictions.
Section 5.08	Rule 144A Information.

ARTICLE VI PAYMENTS TO CERTIFICATEHOLDERS
Section 6.01	Distributions on the Certificates.
Section 6.02	Allocation of Losses.
Section 6.03	Payments.
Section 6.04	Statements to Certificateholders.
Section 6.05	Monthly Advances.
Section 6.06	Compensating Interest Payments.

ARTICLE VII THE MASTER SERVICER
Section 7.01	Liabilities of the Master Servicer.
Section 7.02	Merger or Consolidation of the Master Servicer.
Section 7.03	Indemnification of the Trustee and the Master Servicer.
Section 7.04	Limitations on Liability of the Master Servicer and Others.
Section 7.05	Master Servicer Not to Resign.
Section 7.06	Successor Master Servicer.
Section 7.07	Sale and Assignment of Master Servicing.

ARTICLE VIII DEFAULT
Section 8.01	Events of Default.
Section 8.02	Trustee to Act; Appointment of Successor.
Section 8.03	Notification to Certificateholders.
Section 8.04	Waiver of Defaults.
Section 8.05	List of Certificateholders.

ARTICLE IX CONCERNING THE TRUSTEE
Section 9.01	Duties of Trustee.
Section 9.02	Certain Matters Affecting the Trustee.
Section 9.03	Trustee Not Liable for Certificates or Mortgage Loans.
Section 9.04	Trustee May Own Certificates.
Section 9.05	Trustee’s Fees and Expenses.
Section 9.06	Eligibility Requirements for Trustee.
Section 9.07	Insurance.
Section 9.08	Resignation and Removal of the Trustee.
Section 9.09	Successor Trustee.
Section 9.10	Merger or Consolidation of Trustee.
Section 9.11	Appointment of Co-Trustee or Separate Trustee.
Section 9.12	Federal Information Returns and Reports to Certificateholders; REMIC Administration.

ARTICLE X TERMINATION
Section 10.01	Termination Upon Repurchase by the Depositor or its Designee or Liquidation of the Mortgage Loans.
Section 10.02	Additional Termination Requirements.

ARTICLE XI [RESERVED]

ARTICLE XII MISCELLANEOUS PROVISIONS
Section 12.01	Intent of Parties.
Section 12.02	Amendment.
Section 12.03	Recordation of Agreement.
Section 12.04	Limitation on Rights of Certificateholders.
Section 12.05	Acts of Certificateholders.
Section 12.06	Governing Law.
Section 12.07	Notices.
Section 12.08	Severability of Provisions.
Section 12.09	Successors and Assigns.
Section 12.10	Article and Section Headings.
Section 12.11	Counterparts.
Section 12.12	Notice to Rating Agencies.

EXHIBITS

Exhibit A-1	-	Form of Class A Certificates and Class X Certificates
Exhibit A-2	-	Form of Class B Certificates
Exhibit A-3	-	Form of Class R Certificates
Exhibit B	-	Mortgage Loan Schedule
Exhibit C	-	[Reserved]
Exhibit D-1	-	Request for Release of Documents – Wells Fargo
Exhibit D-2	-	Request for Release of Documents – Treasury Bank
Exhibit E	-	Form of Transferee Affidavit and Agreement pursuant to Section 860E(e)(4)
Exhibit F-1	-	Form of Investment Letter
Exhibit F-2	-	Form of Rule 144A and Related Matters Certificate
Exhibit G-1	-	Form of Wells Fargo Custodial Agreement
Exhibit G-2	-	Form of Treasury Bank Custodial Agreement
Exhibit H-1	-	Countrywide Servicing Agreement
Exhibit H-2	-	EMC Servicing Agreement
Exhibit I-1	-	Form of Countrywide Assignment Agreement
Exhibit I-2	-	Form of EMC Assignment Agreement
Exhibit J	-	Mortgage Loan Purchase Agreement
Exhibit K	-	[Reserved]
Exhibit L	-	Form of Back-Up Certification
Exhibit M	-	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit N	-	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit O	-	Additional Disclosure Notification
Exhibit P	-	Form of Subsequent Mortgage Loan Purchase Agreement
Exhibit Q	-	Form of Subsequent Transfer Instrument

POOLING AND SERVICING AGREEMENT

Pooling and Servicing Agreement, dated as of August 1, 2007, among Structured Asset Mortgage Investments II Inc., as depositor, EMC Mortgage Corporation, as seller (in such capacity, the “Seller”) and master servicer (in such capacity, the “Master Servicer”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

PRELIMINARY STATEMENT

On or prior to the Closing Date, the Depositor acquired the Initial Mortgage Loans from the Seller. On the Closing Date, the Depositor will sell the Initial Mortgage Loans and certain other property to the Trust Fund and receive in consideration therefor Certificates evidencing the entire beneficial ownership interest in the Trust Fund.  On or prior to the Subsequent Transfer Date, the Depositor will acquire the Group III Subsequent Mortgage Loans, which will be sold to the Trust Fund on the Subsequent Transfer Date.

The Trustee shall make an election for the assets constituting REMIC I to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC I Regular Interests will be designated the “regular interests” in such REMIC, and the Class R-I Certificates will be designated the sole class of “residual interests” in such REMIC.

The Trustee shall make an election for the assets constituting REMIC II to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC II Regular Interests will be designated the “regular interests” in such REMIC, and the Class R-II Certificates will be designated the sole class of “residual interests” in such REMIC.

The Trustee shall make an election for the assets constituting REMIC III to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC III Regular Interests will be designated the “regular interests” in such REMIC, and the Class R-III Certificates will be designated the sole class of “residual interests” in such REMIC.

The Mortgage Loans (including the Group III Subsequent Mortgage Loans) will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $401,865,805.97. The initial principal amount of the Certificates will not exceed such Outstanding Principal Balance plus the Group III Pre-Funded Amount.  The Group I Mortgage Loans will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $70,637,575.11.  The Group II Mortgage Loans will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $113,359,611.37. The Group III Mortgage Loans, including the Group III Subsequent Mortgage Loans and the Group III Pre-Funded Amount, will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of  $217,868,619.49.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Seller and the Trustee agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless otherwise expressly provided or unless the context otherwise requires, shall have the meanings specified in this Article.

Accepted Master Servicing Practices: With respect to any Mortgage Loan, those customary mortgage servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Trustee in its capacity as successor master servicer or the Master Servicer (except in its capacity as successor to a Servicer).

Account: The Distribution Account, the Group III Pre-Funding Account, the Group III Interest Coverage Account, the Master Servicer Collection Account, and the Protected Account, as the context may require.

Accrued Certificate Interest: For any Certificate, other than the Class R Certificates, for any Distribution Date, the interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the Current Principal Amount, or in the case of the Interest Only Certificates, the Notional Amount, of such Certificate immediately prior to such Distribution Date, on the basis of a 360-day year consisting of twelve 30-day months, less (i) in the case of a Senior Certificate, such Certificate’s share of any Net Interest Shortfall from the related Mortgage Loans and, after the Cross-Over Date, the interest portion of any Realized Losses on the related Mortgage Loans allocated thereto in accordance with Section 6.02(h) and (ii) in the case of a Subordinate Certificate, such Certificate’s share of any Net Interest Shortfall from the related Mortgage Loans and the interest portion of any Realized Losses on the related Mortgage Loans allocated thereto in accordance with Section 6.02(h).

Additional Disclosure: As defined in Section 3.18.

Additional Form 10-D Disclosure: As defined in Section 3.18.

Additional Form 10-K Disclosure: As defined in Section 3.18.

Affiliate: As to any Person, any other Person controlling, controlled by or under common control with such Person. “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative to the foregoing. The Trustee may conclusively presume that a Person is not an Affiliate of another Person unless a Responsible Officer of the Trustee has actual knowledge to the contrary.

Agreement: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

Allocable Share: With respect to each Class of Subordinate Certificates:

(a)           as to any Distribution Date and amounts distributable pursuant to clauses (i) and (iv) of the definition of Subordinate Optimal Principal Amount, the fraction, expressed as a percentage, the numerator of which is the Current Principal Amount of such Class and the denominator of which is the aggregate Current Principal Amount of all Classes of the Subordinate Certificates; and

(b)           as to any Distribution Date and amounts distributable pursuant to clauses (ii), (iii) and (v) of the definition of Subordinate Optimal Principal Amount, and as to each Class of Subordinate Certificates (other than the Class of Subordinate Certificates having the lowest numerical designation as to which the Class Prepayment Distribution Trigger shall not be applicable) for which (x) the Class Prepayment Distribution Trigger has been satisfied on such Distribution Date, the fraction, expressed as a percentage, the numerator of which is the Current Principal Amount of such Class and the denominator of which is the aggregate Current Principal Amount of all such Classes of Subordinate Certificates and (y) the Class Prepayment Distribution Trigger has not been satisfied on such Distribution Date, 0%; provided that if on a Distribution Date, the Current Principal Amount of any Class of Subordinate Certificates for which the Class Prepayment Distribution Trigger was satisfied on such Distribution Date is reduced to zero, any amounts distributed pursuant to this clause (b), to the extent of such Class’s remaining Allocable Share, shall be distributed to the remaining Classes of Subordinate Certificates which satisfy the related Class Prepayment Distribution Trigger and to the Class of Subordinate Certificates having the lowest numerical Class designation in reduction of their respective Current Principal Amounts in the order of their numerical Class designations.

Annual Statement of Compliance: As defined in Section 3.16.

Applicable Credit Rating: For any long-term deposit or security, a credit rating of AAA in the case of each of S&P and Fitch and Aaa in the case of Moody’s. For any short-term deposit or security, a rating of A-l+ in the case of  S&P, F-1+ in the case of Fitch and P-1 in the case of Moody’s.

Applicable State Law: For purposes of Section 9.12(d), the Applicable State Law shall be (a) the law of the State of New York and (b) such other state law whose applicability shall have been brought to the attention of the Trustee by either (i) an Opinion of Counsel reasonably acceptable to the Trustee delivered to it by the Master Servicer or the Depositor, or (ii) written notice from the appropriate taxing authority as to the applicability of such state law.

Appraised Value: For any Mortgaged Property related to a Mortgage Loan, the amount set forth as the appraised value of such Mortgaged Property in an appraisal made for the mortgage originator in connection with its origination of the related Mortgage Loan.

Assignment Agreements: Shall mean either of the Countrywide Assignment Agreement or EMC Assignment Agreement.

Assessment of Compliance: As defined in Section 3.17.

Assumed Final Distribution Date: August 25, 2047, or if such day is not a Business Day, the next succeeding Business Day.

Attesting Party: As defined in Section 3.17.

Attestation Report: As defined in Section 3.17.

Available Funds: With respect to any Distribution Date, the sum of the Group I, Group II and Group III Available Funds for such Distribution Date.

Average Loss Severity Percentage: With respect to any Distribution Date and each Loan Group, the percentage equivalent of a fraction, the numerator of which is the sum of the Loss Severity Percentages for each Mortgage Loan in such Loan Group which had a Realized Loss and the denominator of which is the number of Mortgage Loans in the related Loan Group which had Realized Losses.

Bankruptcy Code: The United States Bankruptcy Code, as amended as codified in 11 U.S.C. §§101-1330.

Bankruptcy Loss: With respect to any Mortgage Loan, any Deficient Valuation or Debt Service Reduction related to such Mortgage Loan as reported by the applicable Servicer to the Master Servicer.

Book-Entry Certificates: Initially, all Classes of Certificates other than the Private Certificates and the Residual Certificates.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which the New York Stock Exchange or Federal Reserve is closed or on which banking institutions in the jurisdiction in which the Trustee, the Master Servicer or any Servicer is located are authorized or obligated by law or executive order to be closed.

Capitalization Reimbursement Amount:  With respect to any Distribution Date, the aggregate of amounts added to the Scheduled Principal Balances of the Mortgage Loans during the preceding calendar month in connection with the modification of such Mortgage Loans pursuant to this Agreement or the related Servicing Agreement which amounts represent reimbursed Advances or Servicing Advances owed to the related Servicer or the Master Servicer.

Certificate: Any mortgage pass-through certificate evidencing a beneficial ownership interest in the Trust Fund signed and countersigned by the Trustee in substantially the forms annexed hereto as Exhibits A-1, A-2 and A-3 with the blanks therein appropriately completed.

Certificate Group: The Group I Senior Certificates, Group II Senior Certificates and Group III Senior Certificates, as applicable.

Certificate Owner: Any Person who is the beneficial owner of a Certificate registered in the name of the Depository or its nominee.

Certificate Register: The register maintained pursuant to Section 5.02.

Certificateholder: A Holder of a Certificate.

Class: With respect to the Certificates, I-A-1, I-A-2, II-A-1, II-A-2, III-A-1, III-A-2, III-X-1, R-I, R-II, R-III, B-1, B-2, B-3, B-4, B-5 and B-6.

Class Prepayment Distribution Trigger: For a Class of Subordinate Certificates for any Distribution Date, the Class Prepayment Distribution Trigger is satisfied if the fraction (expressed as a percentage), the numerator of which is the aggregate Current Principal Amount of such Class and each Class of Subordinate Certificates subordinate thereto, if any, and the denominator of which is the aggregate Scheduled Principal Balance of all of the Mortgage Loans as of the related Due Date, equals or exceeds such percentage calculated as of the Closing Date.

Class R Certificates: The Class R-I, Class R-II and Class R-III Certificates.

Class R-I Deposit: The $50 deposit into the Distribution Account with respect to the portion of such account related to Loan Group I by the Depositor on the Closing Date to pay the Class R-I Certificates in accordance with Section 6.01(a) on the Distribution Date occurring in September 2007.

Class R-II Deposit: The $50 deposit into the Distribution Account with respect to the portion of such account related to Loan Group II by the Depositor on the Closing Date to pay the Class R-II Certificates in accordance with Section 6.01(a) on the Distribution Date occurring in September 2007.

Class R-III Deposit: The $50 deposit into the Distribution Account with respect to the portion of such account related to Loan Group II by the Depositor on the Closing Date to pay the Class R-III Certificates in accordance with Section 6.01(a) on the Distribution Date occurring in September 2007.

Closing Date: August 31, 2007.

Code: The Internal Revenue Code of 1986, as amended.

Commission: The United States Securities and Exchange Commission.

Compensating Interest Payment: As defined in Section 6.06.

Countrywide:  Countrywide Home Loans Servicing LP, or its successor in interest.

Countrywide Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of August 31, 2007 among EMC, Countrywide Home Loans, Inc., Countrywide and the Trustee evidencing the assignment of the Countrywide Servicing Agreements to the Trust, attached hereto as Exhibit I-1.

Countrywide Servicing Agreements: The Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, as amended by Amendment No. 1, dated January 1, 2003, Amendment No.2, dated September 1, 2004, Amendment No. 3, dated May 1, 2005 and Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of January 1, 2006, by and between EMC and Countrywide Home Loans, Inc., attached hereto as Exhibit H-1.

Corresponding Certificates: With respect to each REMIC II Regular Interest, the Class with the same designation.

Corporate Trust Office: The office of the Trustee at which at any particular time its corporate trust business is administered, which office, at the date of the execution of this Agreement, is located at Wells Fargo Bank, N.A., P.O. Box 98, Columbia, Maryland 21046 (or for overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045), (Attention: Client Manager - BSARM 2007-5), facsimile no.: (410) 715-2380. With respect to the presentment of Certificates for registration of transfer, exchange or final payment, Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust BSARM 2007-5.

Cross-Over Date: The first Distribution Date on which the aggregate Current Principal Amount of the Subordinate Certificates has been reduced to zero (giving effect to all distributions on such Distribution Date).

Current Principal Amount: With respect to any Certificate as of any Distribution Date, the initial principal amount of such Certificate plus any Subsequent Recoveries added to the Current Principal Amount of such Certificate pursuant to Section 6.02(i), and reduced by (i) all amounts distributed on previous Distribution Dates on such Certificate with respect to principal, (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such Certificate, taking account of the applicable Loss Allocation Limitation and (iii) in the case of a Subordinate Certificate, such Certificate’s pro rata share, if any, of the applicable related Subordinate Certificate Writedown Amount for previous Distribution Dates. With respect to any Class of Certificates, the Current Principal Amount thereof will equal the sum of the Current Principal Amounts of all Certificates in such Class. Notwithstanding the foregoing, solely for purposes of giving consents, directions, waivers, approvals, requests and notices, the Class R-I, Class R-II and Class R-III Certificates after the Distribution Date on which they each receive the distribution of the last dollar of their respective original principal amount shall be deemed to have Current Principal Amounts equal to their respective Current Principal Amounts on the day immediately preceding such Distribution Date.

Custodial Agreement: As applicable, (i) the custodial agreement, dated as of the Closing Date among the Depositor, EMC as a seller, the Master Servicer, the Trustee and Wells Fargo Bank, N.A., as Custodian, substantially in the form of Exhibit G-1 hereto or (ii) the custodial agreement dated as of the Closing Date, among the Depositor, EMC, as a seller, the Master Servicer, the Trustee and Treasury Bank, A Division of Countrywide Bank, FSB, as Custodian, substantially in the form of Exhibit G-2 hereto.

Custodian: As applicable, (i) Wells Fargo Bank, N.A., or any successor custodian appointed pursuant to the provisions hereof and of the related Custodial Agreement, with respect to the Mortgage Loans set forth on Schedule I to the related Custodial Agreement, or (ii) Treasury Bank, a Division of Countrywide Bank, FSB, or any successor custodian appointed pursuant to the provisions hereof and of the related Custodial Agreement, with respect to the Mortgage Loans set forth on Schedule I to the related Custodial Agreement.

Cut-off Date: August 1, 2007.

Debt Service Reduction: Any reduction of the Scheduled Payments which a Mortgagor is obligated to pay with respect to a Mortgage Loan as a result of any proceeding under the Bankruptcy Code or any other similar state law or other proceeding.

Deficient Valuation: With respect to any Mortgage Loan, a valuation of the Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding indebtedness under the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code or any other similar state law or other proceeding.

Delinquent: A Mortgage Loan is “delinquent” if any payment due thereon is not made pursuant to the terms of such Mortgage Loan by the close of business on the day such payment is scheduled to be due. A Mortgage Loan is considered “30 days delinquent” if the borrower fails to make a scheduled payment prior to the close of business on the day prior to the mortgage loan’s first succeeding due date. For example, if a securitization had a closing date occurring in August and a cut-off date of August 1, a mortgage loan with a payment due on July 1 that remained unpaid as of the close of business on July 31 would be described as 30 days delinquent as of the cut-off date in the prospectus supplement. A mortgage loan would be considered “60 days delinquent” with respect to such scheduled payment if such scheduled payment were not made prior to the close of business on the day prior to the mortgage loan’s second succeeding due date (or, in the preceding example, if the mortgage loan with a payment due on June 1 remained unpaid as of the close of business on July 31). The determination as to whether a Mortgage Loan falls into these categories is made as of the close of business on the last Business Day of each month. This method of determining delinquencies is also referred to as the MBA method.

Depositor: Structured Asset Mortgage Investments II Inc., a Delaware corporation, or its successors in interest.

Depository: The Depository Trust Company, the nominee of which is Cede & Co., or any successor thereto.

Depository Agreement: The meaning specified in Subsection 5.01(a) hereof.

Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

Designated Depository Institution: A depository institution (commercial bank, federal savings bank, mutual savings bank or savings and loan association) or trust company (which may include the Trustee), the deposits of which are fully insured by the FDIC to the extent provided by law.

Determination Date: With respect to each Mortgage Loan, the Determination Date as defined in the related Servicing Agreement.

Disqualified Organization: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Freddie Mac or any successor thereto, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of an ownership interest in a Residual Certificate by such Person may cause any REMIC contained in the Trust or any Person having an ownership interest in the Residual Certificate (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an ownership interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

Distribution Account: The trust account or accounts created and maintained pursuant to Section 4.04, which shall be denominated “Wells Fargo, N.A., as Trustee for the benefit of the registered holders of Structured Asset Mortgage Investments II Inc., Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 - Distribution Account.” The Distribution Account shall be an Eligible Account.

Distribution Account Deposit Date: The Business Day prior to each Distribution Date.

Distribution Date: The 25th day of any month, beginning in the month immediately following the month of the Closing Date, or, if such 25th day is not a Business Day, the Business Day immediately following.

DTC Custodian: Wells Fargo Bank, N.A., or its successors in interest as custodian for the Depository.

Due Date: With respect to each Mortgage Loan, the date in each month on which its Scheduled Payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

Due Period: With respect to any Distribution Date and each Mortgage Loan, the period commencing on the second day of the month preceding the month in which the Distribution Date occurs and ending at the close of business on the first day of the month in which the Distribution Date occurs.

EDGAR: As defined in Section 3.18.

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.  Notwithstanding Section 12.02, this Agreement may be amended to reduce the rating requirements in clause (i) above, without the consent of any of the Certificateholders, provided that the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

EMC: EMC Mortgage Corporation, or its successor in interest.

EMC Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of May 31, 2007, among the Depositor, EMC and the Trustee evidencing the assignment of the EMC Servicing Agreement to the Trust, attached hereto as Exhibit I-2.

EMC Servicing Agreement: The Servicing Agreement dated as of May 1, 2006, as amended, between EMC and the Depositor, attached hereto as Exhibit H-2, as amended by the EMC Assignment Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Event of Default: An event of default described in Section 8.01.

Excess Liquidation Proceeds: To the extent that such amount is not required by law to be paid to the related Mortgagor, the amount, if any, by which Liquidation Proceeds with respect to a Liquidated Mortgage Loan exceed the sum of (i) the Outstanding Principal Balance of such Mortgage Loan and accrued but unpaid interest at the related Mortgage Interest Rate through the last day of the month in which the related Liquidation Date occurs, plus (ii) related Liquidation Expenses.

Exchange Act:  Securities Exchange Act of 1934, as amended.

Exchange Act Reports:  Any reports required to be filed pursuant to Section 3.18 of this Agreement.

Fannie Mae: Federal National Mortgage Association or any successor thereto.

FDIC: Federal Deposit Insurance Corporation or any successor thereto.

Final Certification: The certification substantially in the form of Exhibit Three to the related Custodial Agreement.

Fiscal Quarter:  December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September 1 to November 30, as applicable.

Fitch: Fitch, Inc.

Fractional Undivided Interest: With respect to any Class of Certificates, the fractional undivided interest evidenced by any Certificate of such Class the numerator of which is the Current Principal Amount of such Certificate and the denominator of which is the Current Principal Amount of such Class. With respect to the Certificates in the aggregate, the fractional undivided interest evidenced by (i) each Class of Residual Certificates will be deemed to equal 0.25% multiplied by the percentage interest of such Residual Certificate, (ii) each Class of Interest Only Certificates will be deemed to equal 1.00% multiplied by a fraction, the numerator of which is the Notional Amount of such Certificate and the denominator of which is the aggregate Notional Amount of its respective Class and (iii) a Certificate of any other Class will be deemed to equal 95.00% multiplied by a fraction, the numerator of which is the Current Principal Amount of such Certificate and the denominator of which is the aggregate Current Principal Amount of all the Certificates; provided, however, the percentage in clause (iii) above should be increased by 1.00% upon the retirement of each Class of Interest Only Certificates.

Freddie Mac: Freddie Mac, formerly the Federal Home Loan Mortgage Corporation, or any successor thereto.

Global Certificate: Any Private Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

Gross Margin: As to each Mortgage Loan, the fixed percentage set forth in the related Mortgage Note and indicated on the Mortgage Loan Schedule which percentage is added to the related Index on each Interest Adjustment Date to determine (subject to rounding, the minimum and maximum Mortgage Interest Rate and the Periodic Rate Cap) the Mortgage Interest Rate until the next Interest Adjustment Date.

Group I Available Funds, Group II Available Funds and Group III Available Funds:  With respect to any Distribution Date, an amount equal to the aggregate of the following amounts with respect to the Mortgage Loans in the related Loan Group: (a) all previously undistributed payments on account of principal (including the principal portion of Scheduled Payments, Principal Prepayments, the principal portion of Net Liquidation Proceeds), less any Capitalization Reimbursement Amount related to such Loan Group for that Distribution Date and all previously undistributed payments on account of interest received after the Cut-off Date and on or prior to the related Determination Date and all proceeds from the repurchase of any Mortgage Loans or from optional termination in the related Loan Group, (b) any Monthly Advances by the Servicer or the Master Servicer with respect to such Loan Group and such Distribution Date, (c) in the case of the Group III Available Funds, any amounts remitted from the Group III Pre-Funding Account and Group III Interest Coverage Account allocable to Loan Group III, (d) any Compensating Interest made by the Servicers with respect to such Loan Group and such Distribution Date and (e) any reimbursed amount in connection with losses on investments of deposits in an account related to such Loan Group except:

(i)           all payments that were due on or before the Cut-off Date;

(ii)           all Principal Prepayments and Liquidation Proceeds received after the applicable Prepayment Period;

(iii)           all payments, other than Principal Prepayments, that represent early receipt of Scheduled Payments due on a date or dates subsequent to the related Due Date;

(iv)           amounts received on particular Mortgage Loans as late payments of principal or interest and respecting which, and to the extent that, there are any unreimbursed Monthly Advances;

(v)           amounts representing Monthly Advances determined to be Nonrecoverable Advances;

(vi)           any investment earnings on amounts on deposit in the Distribution Account or Master Servicer Collection Account and amounts permitted to be withdrawn from the Distribution Account or Master Servicer Collection pursuant to this Agreement;

(vii)           amounts needed to pay the Servicing Fees or to reimburse the Servicer or the Master Servicer for amounts due under the Servicing Agreement and the Agreement to the extent such amounts have not been retained by, or paid previously to, the Servicer or the Master Servicer;

(viii)         any fees payable under any lender-paid primary mortgage insurance policy; and

(ix)           any expenses or other amounts reimbursable to the Trustee and the Custodians pursuant to Section 7.04(c) or Section 9.05.

Group I Mortgage Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule.

Group I Senior Certificates: Any of the Class I-A-1 Certificates and Class I-A-2 Certificates.

Group I Senior Optimal Principal Amount, Group II Senior Optimal Principal Amount, and Group III Senior Optimal Principal Amount: With respect to the applicable group of Senior Certificates and each Distribution Date, an amount equal to the sum, without duplication, of the following (but in no event greater than the aggregate Current Principal Amount of the Group I, Group II and Group III Senior Certificates, as applicable, immediately prior to such Distribution Date):

(i)           the applicable Senior Percentage of the principal portion of all Scheduled Payments due on each Outstanding Mortgage Loan in the related Loan Group on the related Due Date as specified in the amortization schedule at the time applicable thereto (after adjustments for previous Principal Prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(ii)           the applicable Senior Prepayment Percentage of the Scheduled Principal Balance of each Mortgage Loan in the related Loan Group which was the subject of a Principal Prepayment in full received by the Servicer during the related Prepayment Period;

(iii)           the applicable Senior Prepayment Percentage of all Principal Prepayments in part received by the Servicer during the related Prepayment Period with respect to each Mortgage Loan in the related Loan Group;

(iv)           the lesser of (a) the applicable Senior Prepayment Percentage of the sum of (A) all Net Liquidation Proceeds allocable to principal received in respect of each Mortgage Loan in the related Loan Group which became a Liquidated Mortgage Loan during the related Prepayment Period (other than Mortgage Loans described in the immediately following clause (B)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Loan Group during the related Due Period and (B) the Scheduled Principal Balance of each such Mortgage Loan in the related Loan Group purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and (b) the applicable Senior Percentage of the sum of (A) the Scheduled Principal Balance of each Mortgage Loan in the related Loan Group which became a Liquidated Mortgage Loan during the related Prepayment Period (other than the Mortgage Loans described in the immediately following clause (B)) and (B) the Scheduled Principal Balance of each such Mortgage Loan in the related Loan Group that was purchased by an insurer from the Trust during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any or otherwise; and

(v)           the applicable Senior Prepayment Percentage of the sum of (a) the Scheduled Principal Balance of each Mortgage Loan in the related Loan Group which was repurchased by the Seller in connection with such Distribution Date and (b) the excess, if any, of the Scheduled Principal Balance of each Mortgage Loan in the related Loan Group that has been replaced by the Seller with a Substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Scheduled Principal Balance of each such Substitute Mortgage Loan.

Group I Senior Percentage: For Loan Group I initially 96.25%. On any Distribution Date, the lesser of (i) 100% and (ii) the percentage (carried to six places rounded up) obtained by dividing the aggregate Current Principal Amount of the Group I Senior Certificates immediately preceding such Distribution Date by the aggregate Scheduled Principal Balance of the Group I Mortgage Loans as of the beginning of the related Due Period.

Group I Senior Prepayment Percentage: On any Distribution Date occurring during the periods set forth below, as follows:

Period (dates inclusive)	Group I Senior Prepayment Percentage
September 25, 2007– August 25, 2014	100%.
September 25, 2014 – August 25, 2015	Group I Senior Percentage plus 70% of the Group I Subordinate Percentage.
September 25, 2015 – August 25, 2016	Group I Senior Percentage plus 60% of the Group I Subordinate Percentage.
September 25, 2016 – August 25, 2017	Group I Senior Percentage plus 40% of the Group I Subordinate Percentage. .
September 25, 2017 – August 25, 2018	Group I Senior Percentage plus 20% of the Group I Subordinate Percentage.
September 25, 2018 and thereafter	Group I Senior Percentage.

In addition, no reduction of the Group I Senior Prepayment Percentage shall occur on any Distribution Date unless, as of the last day of the month preceding such Distribution Date, (A) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the sum of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%; and (B) cumulative Realized Losses on the Mortgage Loans do not exceed (a) 30% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2014 and August 2015, (b) 35% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2015 and August 2016, (c) 40% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2016 and August 2017 (d) 45% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2017 and August 2018, and (e) 50% of the Original Subordinate Principal Balance if such Distribution Date occurs during or after September 2018.

In addition, if on any Distribution Date the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages, and (a) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50% and (b)(i) on or prior to the Distribution Date occurring in August 2010 cumulative Realized Losses on the Mortgage Loans as of the end of the related Prepayment Period do not exceed 20% of the Original Subordinate Principal Balance and (ii) after the Distribution Date occuring in August 2010 cumulative Realized Losses on the Mortgage Loans as of the end of the related Prepayment Period do not exceed 30% of the Original Subordinate Principal Balance, then, the Group I Senior Prepayment Percentage for such Distribution Date will equal the Group I Senior Percentage; provided, however, if on such Distribution Date the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages on or prior to the Distribution Date occurring in August 2010 and the above delinquency and loss tests are met, then the Group I Senior Prepayment Percentage for such Distribution Date will equal the Group I Senior Percentage plus 50% of the Group Subordinate Percentage on such Distribution Date..

Notwithstanding the foregoing, if on any Distribution Date, the percentage, the numerator of which is the aggregate Current Principal Amount of the Senior Certificates of Loan Group I immediately preceding such Distribution Date, and the denominator of which is the Scheduled Principal Balance of the Mortgage Loans in Loan Group I as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the Group I Senior Prepayment Percentage for such Distribution Date will equal 100%.

On the Distribution Date on which the Current Principal Amounts of the Group I Senior Certificates are reduced to zero, the Group I Senior Prepayment Percentage shall be the minimum percentage sufficient to effect such reduction and thereafter shall be zero.

Group I Subordinate Percentage: On any Distribution Date, 100% minus the Group I Senior Percentage.

Group I Subordinate Prepayment Percentage: With respect to the Group I Mortgage Loans, on any Distribution Date, 100% minus the Group I Senior Prepayment Percentage, except that on any Distribution Date after the Current Principal Amounts of the Group I Senior Certificates have each been reduced to zero, if (a) the weighted average of the Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (b) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%, the Group I Subordinate Prepayment Percentage will equal 100%.  If the test set forth in the preceding sentence is not satisfied on any Distribution Date after the Current Principal Amount of the Group I Senior Certificates has each been reduced to zero, then the Group I Subordinate Prepayment Percentage will equal zero for such Distribution Date.

Group II Senior Certificates:  Any of the Class II-A-1 Certificates and Class II-A-2 Certificates.

Group II Senior Percentage: For Loan Group II, initially 96.25%. On any Distribution Date, the lesser of (i) 100% and (ii) the percentage (carried to six places rounded up) obtained by dividing the aggregate Current Principal Amount of the  Group II Senior Certificates immediately preceding such Distribution Date by the aggregate Scheduled Principal Balance of the Group II Mortgage Loans as of the beginning of the related Due Period.

Group II Senior Prepayment Percentage: On any Distribution Date occurring during the periods set forth below, as follows:

Period (dates inclusive)	Group II Senior Prepayment Percentage
September 25, 2007– August 25, 2014	100%.
September 25, 2014 – August 25, 2015	Group II Senior Percentage plus 70% of the Group II Subordinate Percentage.
September 25, 2015 – August 25, 2016	Group II Senior Percentage plus 60% of the Group II Subordinate Percentage.
September 25, 2016 – August 25, 2017	Group II Senior Percentage plus 40% of the Group II Subordinate Percentage.
September 25, 2017 – August 25, 2018	Group II Senior Percentage plus 20% of the Group II Subordinate Percentage.
September 25, 2018 and thereafter	Group II Senior Percentage.

In addition, no reduction of the Group II Senior Prepayment Percentage shall occur on any Distribution Date unless, as of the last day of the month preceding such Distribution Date, (A) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%; and (B) cumulative Realized Losses on the Mortgage Loans do not exceed (a) 30% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2014 and August 2015, (b) 35% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2015 and August 2016, (c) 40% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2016 and August 2017, (d) 45% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2017 and August 2018, and (e) 50% of the Original Subordinate Principal Balance if such Distribution Date occurs during or after September 2018.

In addition, if on any Distribution Date the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages, and (a) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50% and (b)(i) on or prior to the Distribution Date in occurring August 2010 cumulative Realized Losses on the Mortgage Loans as of the end of the related Prepayment Period do not exceed 20% of the Original Subordinate Principal Balance and (ii) after the Distribution Date occurring in August 2010 cumulative Realized Losses on the Mortgage Loans as of the end of the related Prepayment Period do not exceed 30% of the Original Subordinate Principal Balance, then, the Group II Senior Prepayment Percentage for such Distribution Date will equal the Group II Senior Percentage; provided, however, if on such Distribution Date the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages on or prior to the Distribution Date occurring in August 2010 and the above delinquency and loss tests are met, then the Group II Senior Prepayment Percentage for such Distribution Date will equal the Group II Senior Percentage plus 50% of the Group II Subordinate Percentage on such Distribution Date.

Notwithstanding the foregoing, if on any Distribution Date, the percentage, the numerator of which is the aggregate Current Principal Amount of the Senior Certificates of Loan Group II immediately preceding such Distribution Date, and the denominator of which is the Scheduled Principal Balance of the Mortgage Loans in Loan Group II as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the Group II Senior Prepayment Percentage for such Distribution Date will equal 100%.  On the Distribution Date on which the Current Principal Amounts of the Group II Senior Certificates are reduced to zero, the Group II Senior Prepayment Percentage shall be the minimum percentage sufficient to effect such reduction and thereafter shall be zero.

Group II Subordinate Percentage: On any Distribution Date, 100% minus the Group II Senior Percentage.

Group II Subordinate Prepayment Percentage: With respect to the Group II Mortgage Loans, on any Distribution Date, 100% minus the Group II Senior Prepayment Percentage, except that on any Distribution Date after the Current Principal Amounts of the Group II Senior Certificates have each been reduced to zero, if (a) the weighted average of the Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (b) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%, the Group II Subordinate Prepayment Percentage will equal 100%. If the test set forth in the preceding sentence is not satisfied on any Distribution Date after the Current Principal Amount of the Group II Senior Certificates has each been reduced to zero, then the Group II Subordinate Prepayment Percentage will equal zero for such Distribution Date.

Group III Initial Interest Coverage Deposit: The amount to be paid by the Depositor to the Trustee for deposit in the Group III Interest Coverage Account on the Closing Date, which amount is $1,016,260.

Group III Interest Coverage Account: The account or sub-account established and maintained pursuant to Section 4.07 and which shall be an Eligible Account or a sub-account of an Eligible Account.

Group III Interest Coverage Distribution Amount: With respect to each Distribution Date, an amount equal to (x) the weighted average of the Net Rates on the then outstanding Group III Mortgage Loans, weighted based on the Scheduled Principal Balances of such Mortgage Loans as of the related Due Date prior to giving effect to any reduction in the Scheduled Principal Balances of such Mortgage Loans on such Due Date, multiplied by (y) the sum of (A) the Group III Remaining Pre-Funded Amount outstanding at the end of the related Due Period and (B) the aggregate Scheduled Principal Balance of the Group III Subsequent Mortgage Loans that do not have a Subsequent Cut-off Date prior to the end of the related Due Period, transferred to the Trust during the related Due Period.

Group III Loss Allocation Limitation: The meaning specified in Section 6.02(c) hereof.

Group III Mortgage Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule. For purposes of interpreting the provisions in this Agreement containing the term “Group III Mortgage Loan” or “Loan Group III”, each reference to “Group III Mortgage Loans” or “Loan Group III”, other than that contained in the definition of “Group III Interest Coverage Distribution  Amount”, shall be deemed to include references to the Group III Remaining Pre-Funded Amount and (without duplication) the Group III Subsequent Mortgage Loans included in Loan Group III, in each case for the relevant determination date.

Group III Pre-Funded Amount:  $73,874,999.89.

Group III Pre-Funding Account: The account or sub-account established and maintained pursuant to Section 4.06(a) and which shall be an Eligible Account or a sub-account of an Eligible Account.

Group III Pre-Funding Period: The period from the Closing Date until the earlier of (i) the date on which the amount on deposit in the Group III Pre-Funding Account (exclusive of investment income) is reduced to zero and (ii) November 15, 2007.

Group III Remaining Pre-Funded Amount:  An amount equal to the Group III Pre-Funded Amount minus the amount equal to 100% of the aggregate Scheduled Principal Balance of the subsequent mortgage loans in Loan Group III transferred to the issuing entity during the Group III Pre-Funding Period.

Group III Senior Certificates: Any of the Class III-A-1, Class III-A-2 and Class III-X-1 Certificates.

Group III Senior Percentage: For Loan Group III, initially, 96.25%. On any Distribution Date, the lesser of (i) 100% and (ii) the percentage (carried to six places rounded up) obtained by dividing the aggregate Current Principal Amount of the Group III Senior Certificates immediately preceding such Distribution Date by the aggregate Scheduled Principal Balance of the Group III Mortgage Loans as of the beginning of the related Due Period.

Group III Senior Prepayment Percentage: On any Distribution Date occurring during the periods set forth below, as follows:

Period (dates inclusive)	Group III Senior Prepayment Percentage
September 25, 2007– August 25, 2014	100%.
September 25, 2014 – August 25, 2015	Group III Senior Percentage plus 70% of the Group I Subordinate Percentage.
September 25, 2015 – August 25, 2016	Group III Senior Percentage plus 60% of the Group I Subordinate Percentage.
September 25, 2016 – August 25, 2017	Group III Senior Percentage plus 40% of the Group I Subordinate Percentage. .
September 25, 2017 – August 25, 2018	Group III Senior Percentage plus 20% of the Group I Subordinate Percentage.
September 25, 2018 and thereafter	Group III Senior Percentage.
In addition, no reduction of the Group III Senior Prepayment Percentage shall occur on any Distribution Date unless, as of the last day of the month preceding such Distribution Date, (A) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%; and (B) cumulative Realized Losses on the Mortgage Loans do not exceed (a) 30% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2014 and August 2015, (b) 35% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2015 and August 2016, (c) 40% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2016 and August 2017, (d) 45% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including September 2017 and August 2018, and (e) 50% of the Original Subordinate Principal Balance if such Distribution Date occurs during or after September 2018.

In addition, if on any Distribution Date the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages, and (a) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50% and (b)(i) on or prior to the Distribution Date occurring in August 2010 cumulative Realized Losses on the Mortgage Loans as of the end of the related Prepayment Period do not exceed 20% of the Original Subordinate Principal Balance and (ii) after the Distribution Date occurring in August 2010 cumulative Realized Losses on the Mortgage Loans as of the end of the related Prepayment Period do not exceed 30% of the Original Subordinate Principal Balance, then, the Group III Senior Prepayment Percentage for such Distribution Date will equal the Group III Senior Percentage; provided, however, if on such Distribution Date the current weighted average of the Subordinate Percentages is equal to or greater than two times the initial weighted average of the Subordinate Percentages on or prior to the Distribution Date occurring in August 2010 and the above delinquency and loss tests are met, then the Group III Senior Prepayment Percentage for such Distribution Date will equal the Group III Senior Percentage plus 50% of the Group III Subordinate Percentage on such Distribution Date.

Notwithstanding the foregoing, if on any Distribution Date, the percentage, the numerator of which is the aggregate Current Principal Amount of the Senior Certificates of Loan Group III  immediately preceding such Distribution Date, and the denominator of which is the Scheduled Principal Balance of the Mortgage Loans in Loan Group III as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the Group III Senior Prepayment Percentage for such Distribution Date will equal 100%.  On the Distribution Date on which the Current Principal Amounts of the Group III Senior Certificates are reduced to zero, the Group III Senior Prepayment Percentage shall be the minimum percentage sufficient to effect such reduction and thereafter shall be zero.

Group III Subordinate Percentage: On any Distribution Date, 100% minus the Group III Senior Percentage.

Group III Subordinate Prepayment Percentage: With respect to the Group III Mortgage Loans, on any Distribution Date, 100% minus the Group III Senior Prepayment Percentage, except that on any Distribution Date after the Current Principal Amounts of the Group III Senior Certificates have each been reduced to zero, if (a) the weighted average of the Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (b) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%, the Group III Subordinate Prepayment Percentage will equal 100%.  If the test set forth in the preceding sentence is not satisfied on any Distribution Date after the Current Principal Amount of the Group III Senior Certificates has each been reduced to zero, then the Group III Subordinate Prepayment Percentage will equal zero for such Distribution Date.

Group III Subsequent Mortgage Loans: The Group III Mortgage Loans that will be acquired by the Trust during the Group III Pre-Funding Period with amounts on deposit in the Group III Pre-Funding Account, which Group III Mortgage Loans will be held as part of the Trust Fund.  Such Mortgage Loans will be transferred and assigned to the Trustee pursuant to the Subsequent Transfer Instrument.

Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, subject to Subsections 12.02(b) and 12.05(e), solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor, the Master Servicer or the Trustee or any Affiliate thereof shall be deemed not to be outstanding and the Fractional Undivided Interest evidenced thereby shall not be taken into account in determining whether the requisite percentage of Fractional Undivided Interests necessary to effect any such consent has been obtained.

Indemnified Persons: The Trustee, the Master Servicer and each Custodian and their officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

Independent: When used with respect to any specified Person, this term means that such Person (a) is in fact independent of the Depositor or the Master Servicer and of any Affiliate of the Depositor or the Master Servicer, (b) does not have any direct financial interest or any material indirect financial interest in the Depositor or the Master Servicer or any Affiliate of the Depositor or the Master Servicer and (c) is not connected with the Depositor or the Master Servicer or any Affiliate as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Index: The index, if any, specified in a Mortgage Note by reference to which the related Mortgage Interest Rate will be adjusted from time to time.

Individual Certificate: Any Private Certificate registered in the name of the Holder other than the Depository or its nominee.

Initial Certification: The certification substantially in the form of Exhibit One to the related Custodial Agreement.

Initial Mortgage Loans: The Mortgage Loans transferred and assigned to the Trustee pursuant to Section 2.01 on the Closing Date.

Institutional Accredited Investor: Any Person meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity all of the equity holders in which come within such paragraphs.

Insurance Policy: With respect to any Mortgage Loan, any standard hazard insurance policy, flood insurance policy or title insurance policy.

Insurance Proceeds: Amounts paid by the insurer under any Insurance Policy covering any Mortgage Loan or Mortgaged Property other than amounts required to be paid over to the Mortgagor pursuant to law or the related Mortgage Note or Security Instrument and other than amounts used to repair or restore the Mortgaged Property or to reimburse insured expenses.

Interest Accrual Period: With respect to each Distribution Date, for each Class of Certificates, the calendar month preceding the month in which such Distribution Date occurs.

Interest Adjustment Date: With respect to a Mortgage Loan, the date, if any, specified in the related Mortgage Note on which the Mortgage Interest Rate is subject to adjustment.

Interest Only Certificates:  The Class III-X-1 Certificates.

Interest Shortfall: With respect to any Distribution Date and each Mortgage Loan that during the related Prepayment Period was the subject of a Principal Prepayment or constitutes a Relief Act Mortgage Loan, an amount determined as follows:

(a)           Partial principal prepayments received during the relevant Prepayment Period: The difference between (i) one month’s interest at the applicable Net Rate on the amount of such prepayment and (ii) the amount of interest of such prepayment (adjusted to the applicable Net Rate) received at the time of such prepayment;

(b)           Principal prepayments in full received during the relevant Prepayment Period: The difference between (i) one month’s interest at the applicable Net Rate on the Scheduled Principal Balance of such Mortgage Loan immediately prior to such prepayment and (ii) the amount of interest of such prepayment (adjusted to the applicable Net Rate) received at the time of such prepayment; and

(c)           Relief Act Mortgage Loans: As to any Relief Act Mortgage Loan, the excess of (i) 30 days’ interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on the Scheduled Principal Balance thereof (or, in the case of a principal prepayment in part, on the amount so prepaid) at the related Net Rate over (ii) 30 days’ interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on such Scheduled Principal Balance (or, in the case of a Principal Prepayment in part, on the amount so prepaid) at the Net Rate required to be paid by the Mortgagor as limited by application of the Relief Act.

Interim Certification: The certification substantially in the form of Exhibit Two to the related Custodial Agreement.

Investment Letter: The letter to be furnished by each Institutional Accredited Investor which purchases any of the Private Certificates in connection with such purchase, substantially in the form set forth as Exhibit F-1 hereto.

Issuing Entity:  Bear Stearns ARM Trust 2007-5.

Lender-Paid PMI Rate: With respect to each Mortgage Loan covered by a lender-paid primary mortgage insurance policy, the amount payable to the related insurer, as stated in the Mortgage Loan Schedule.

Liquidated Mortgage Loan: Any defaulted Mortgage Loan as to which the related Servicer or the Master Servicer has determined that all amounts it expects to recover from or on account of such Mortgage Loan have been recovered.

Liquidation Date: With respect to any Liquidated Mortgage Loan, the date on which the Master Servicer or the related Servicer has certified that such Mortgage Loan has become a Liquidated Mortgage Loan.

Liquidation Expenses: With respect to a Mortgage Loan in liquidation, unreimbursed expenses paid or incurred by or for the account of the Master Servicer or the related Servicers in connection with the liquidation of such Mortgage Loan and the related Mortgage Property, such expenses including (a) property protection expenses, (b) property sales expenses, (c) foreclosure and sale costs, including court costs and reasonable attorneys’ fees, and (d) similar expenses reasonably paid or incurred in connection with liquidation.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through trustee’s sale, foreclosure sale, Insurance Proceeds, condemnation proceeds or otherwise and any Subsequent Recoveries.

Loan Group: Loan Group I, Loan Group II and Loan Group III, as applicable.

Loan Group I: The group of Mortgage Loans designated as belonging to Loan Group I on the Mortgage Loan Schedule.

Loan Group II: The group of Mortgage Loans designated as belonging to Loan Group II on the Mortgage Loan Schedule.

Loan Group III: The group of Mortgage Loans designated as belonging to Loan Group III on the Mortgage Loan Schedule. For purposes of interpreting the provisions in this Agreement containing the term “Group III Mortgage Loan” or “Loan Group III”, each reference to “Group III Mortgage Loans” or “Loan Group III”, other than that contained in the definition of “Group III Interest Coverage Distribution  Amount”, shall be deemed to include references to the Group III Remaining Pre-Funded Amount and (without duplication) the Group III Subsequent Mortgage Loans included in Loan Group III, in each case for the relevant determination date.

Loan-to-Value Ratio: With respect to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Original Value of the related Mortgaged Property.

Loss Allocation Limitation: The meaning specified in Section 6.02(c) hereof.

Loss Severity Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the amount of Realized Losses incurred on a Mortgage Loan and the denominator of which is the Scheduled Principal Balance of such Mortgage Loan immediately prior to the liquidation of such Mortgage Loan.

Lost Notes: The original Mortgage Notes that have been lost, as indicated on the Mortgage Loan Schedule.

Master Servicer: As of the Closing Date, EMC Mortgage Corporation and, thereafter, its respective successors in interest who meet the qualifications of the Servicing Agreements and this Agreement.

Master Servicer Collection Account: The trust account or accounts created and maintained pursuant to Section 4.02, which shall be denominated “EMC Mortgage Corporation, as Master Servicer for the benefit of Wells Fargo, N.A, in trust for registered Holders of Structured Asset Mortgage Investments II Inc., Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 – Master Servicer Collection Account.” The Master Servicer Collection Account shall be an Eligible Account.

Master Servicing Compensation: For any Distribution Date, any amounts earned on permitted investments in the Master Servicer Collection Account.

Material Defect: The meaning specified in Section 2.02(a).

Maximum Lifetime Mortgage Rate: The maximum level to which a Mortgage Interest Rate can adjust in accordance with its terms, regardless of changes in the applicable Index.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

Minimum Lifetime Mortgage Rate: The minimum level to which a Mortgage Interest Rate can adjust in accordance with its terms, regardless of changes in the applicable Index.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof, or as nominee for any subsequent assignee of the originator pursuant to an assignment of mortgage to MERS.

Monthly Advance: An advance of principal or interest required to be made by the applicable Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.05.

Moody’s: Moody’s Investors Service, Inc. or its successor in interest.

Mortgage File: The mortgage documents listed in Section 2.01(b) pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: The annual rate at which interest accrues from time to time on any Mortgage Loan pursuant to the related Mortgage Note, which rate is initially equal to the “Mortgage Interest Rate” set forth with respect thereto on the Mortgage Loan Schedule.

Mortgage Loan: The Initial Mortgage Loans and the Group III Subsequent Mortgage Loans held as a part of the Trust Fund, as identified in the Mortgage Loan Schedule (which shall include, without limitation, each related Mortgage Note, Mortgage and Mortgage File and all rights appertaining thereto), including a mortgage loan the property securing which has become an REO Property.

Mortgage Loan Purchase Agreement: The Mortgage Loan Purchase Agreement dated as of August 31, 2007, between EMC Mortgage Corporation, as a seller and Structured Asset Mortgage Investments II Inc., as purchaser, and all amendments thereof and supplements thereto, attached as Exhibit J.

Mortgage Loan Schedule:  The list of Mortgage Loans (as from time to time amended by the Trustee to reflect the repurchase or substitute of Mortgage Loans pursuant to the provisions of this Agreement) transferred to the Trustee as part of the Trust Fund and from time to time subject to this Agreement, including the initial Mortgage Loan Schedule being attached hereto as Exhibit B with respect to the Initial Mortgage Loans, and the schedule attached to the Subsequent Transfer Instrument with respect to the Group III Subsequent Mortgage Loans, and each as amended from time to time to reflect the repurchase or substitution of Initial Mortgage Loans or the addition of Subsequent Mortgage Loans pursuant to this Agreement, the Mortgage Loan Purchase Agreement or the Subsequent Mortgage Loan Purchase Agreement, as the case may be, setting forth the following information with respect to each Mortgage Loan:

(a)  the city, state and zip code of the Mortgaged Property;
(b)  the property type;
(c)  the Mortgage Interest Rate;
(d)  the Servicing Fee Rate;
(e)	the Trustee Fee Rate;
(f)  the LPMI Fee, if applicable;
(g)  [reserved];
(h)  the Net Rate;
(i)  the maturity date;
(j)  the stated original term to maturity;
(k)  the stated remaining term to maturity;
(l)  the original Principal Balance;
(m)  the first payment date;
(n)  the principal and interest payment in effect as of the Cut-off Date;
(o)  the unpaid Principal Balance as of the Cut-off Date;
(p)  the Loan-to-Value Ratio at origination;
(q)  the insurer of any Primary Mortgage Insurance Policy;
(r)  the MIN with respect to each MOM Loan;
(s)  the Gross Margin, if applicable;
(t)  the next Adjustment Date, if applicable;
(u)  the Maximum Mortgage Rate, if applicable;
(v)  the Minimum Mortgage Rate, if applicable;
(w)  the Periodic Rate Cap, if applicable;
(x)  the Loan Group, if applicable;
(y)  a code indicating whether the Mortgage Loan is negatively amortizing;
(z)  which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;
(aa)  the Prepayment Charge, if any;
(bb)  lien position (e.g., first lien or second lien);
(cc)  a code indicating whether the Mortgage Loan is has a balloon payment;
(dd)  a code indicating whether the Mortgage Loan is an interest-only loan;
(ee)  the interest-only term, if applicable;
(ff)  the Mortgage Loan Seller;
(gg)  a code indicating whether such Mortgage Loan is a mortgage loan which has been pre-funded; and
(hh)  the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (j) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

Mortgage Loan Seller:  EMC.

Mortgage Note: The originally executed note or other evidence of the indebtedness of a Mortgagor under the related Mortgage Loan.

Mortgaged Property: Land and improvements securing the indebtedness of a Mortgagor under the related Mortgage Loan or, in the case of REO Property, such REO Property.

Mortgagor: The obligor on a Mortgage Note.

Net Interest Shortfall: With respect to any Distribution Date, the Interest Shortfall, if any, for such Distribution Date net of Compensating Interest Payments made with respect to such Distribution Date.

Net Liquidation Proceeds: As to any Liquidated Mortgage Loan, Liquidation Proceeds net of (i) Liquidation Expenses which are payable therefrom to the related Servicer or the Master Servicer in accordance with the related Servicing Agreement or this Agreement and (ii) unreimbursed advances by the related Servicer or the Master Servicer and Monthly Advances.

Net Rate: With respect to each Mortgage Loan, the Mortgage Interest Rate in effect from time to time less the sum of (i) the Servicing Fee Rate, (ii) the Trustee Fee Rate and (iii) the rate at which the Lender-Paid PMI Rate is calculated.

Non-Offered Subordinate Certificates: The Class B-4, Class B-5 and Class B-6 Certificates.

Nonrecoverable Advance: Any advance or Monthly Advance (i) which was previously made or is proposed to be made by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer and (ii) which, in the good faith judgment of the Master Servicer, the Trustee in its capacity as successor master servicer or the applicable Servicer, will not or, in the case of a proposed advance or Monthly Advance, would not, be ultimately recoverable by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such advance or Monthly Advance was made or is proposed to be made.

Notional Amount: With respect to the Class III-X-1 Certificates, the Notional Amount of the Class III-X-1 Certificates, as of any date of determination, is equal to the aggregate Current Principal Amount of the Class III-A-1 Certificates and Class III-A-2 Certificates.  Reference to the Notional Amount of the Class III-X-1 Certificates is solely for convenience in calculation and does not represent the right to receive any distributions allocable to principal.  For federal income tax purposes, however, the Notional Amount of the Class III-X-1 Certificates equals the aggregate Uncertificated Principal Balance of REMIC III Regular Interests III-A-1 and III-A-2.

Offered Certificates: The Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class III-A-1, Class III-A-2, Class III-X-1, Class R-I, Class R-II, Class R-III, Class B-l, Class B-2 and Class B-3 Certificates.

Offered Subordinate Certificates: The Class B-l, Class B-2 and Class B-3 Certificates.

Officer’s Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President or Assistant Vice President or other authorized officer of the Master Servicer, any Servicer, the Depositor or the Seller, as applicable, and delivered to the Trustee, as required by this Agreement.

Opinion of Counsel: A written opinion of counsel who is or are acceptable to the Trustee and who, unless required to be Independent (an “Opinion of Independent Counsel”), may be internal counsel for the Master Servicer or the Depositor.

Original Subordinate Principal Balance: The sum of the aggregate Current Principal Amounts of each Class of Subordinate Certificates as of the Closing Date.

Original Value: The lesser of (i) the Appraised Value or (ii) the sales price of a Mortgaged Property at the time of origination of a Mortgage Loan, except in instances where either clauses (i) or (ii) is unavailable, the other may be used to determine the Original Value, or if both clauses (i) and (ii) are unavailable, Original Value may be determined from other sources reasonably acceptable to the Depositor.

Outstanding Mortgage Loan: With respect to any Due Date, a Mortgage Loan which, prior to such Due Date, was not the subject of a Principal Prepayment in full, did not become a Liquidated Mortgage Loan and was not purchased or replaced.

Outstanding Principal Balance: As of the time of any determination, the principal balance of a Mortgage Loan remaining to be paid by the Mortgagor, or, in the case of an REO Property, the principal balance of the related Mortgage Loan remaining to be paid by the Mortgagor at the time such property was acquired by the Trust Fund less any Net Liquidation Proceeds with respect thereto to the extent applied to principal.

Pass-Through Rate: As to each Class of Certificates (other than the Class R Certificates), the REMIC I Regular Interests and the REMIC II Regular Interests, the rate of interest determined as provided with respect thereto in Section 5.01(c). Any monthly calculation of interest at a stated rate shall be based upon annual interest at such rate divided by twelve.

Periodic Rate Cap: With respect to each Mortgage Loan, the maximum adjustment that can be made to the Mortgage Interest Rate on each Interest Adjustment Date in accordance with its terms, regardless of changes in the applicable Index.

Permitted Investments: Any one or more of the following obligations or securities held in the name of the Trustee for the benefit of the Certificateholders:

(i)           direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii)           (a) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including the Trustee or its Affiliates acting in its commercial banking capacity) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term debt rating and/or the long-term unsecured debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Applicable Credit Rating or better from each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

(iii)           repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above where the Trustee holds the security therefor;

(iv)           securities bearing interest or sold at a discount issued by any corporation (including the Trustee or any affiliate thereof) incorporated under the laws of the United States of America or any state thereof that have the Applicable Credit Rating or better from each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Trust to exceed 10% of the aggregate Outstanding Principal Balances of all the Mortgage Loans and Permitted Investments held as part of the Trust;

(v)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) having the Applicable Credit Rating or better from each Rating Agency at the time of such investment;

(vi)           a Reinvestment Agreement issued by any bank, insurance company or other corporation or entity;

(vii)           any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency to the Trustee, the Master Servicer or its affiliates; and

(viii)         interests in any money market fund (including any such fund managed or advised by the Trustee or any affiliate thereof) which at the date of acquisition of the interests in such fund and throughout the time such interests are held in such fund has the highest applicable long term rating by each Rating Agency rating such fund, if so rated, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency rating such fund; provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest  with a yield to maturity in excess of 120% of the yield to maturity at par or if such instrument or security is purchased at a price greater than par.

Permitted Transferee: Any Person other than a Disqualified Organization or an “electing large partnership” (as defined by Section 775 of the Code).

Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Physical Certificates: The Residual Certificates and the Private Certificates.

Prepayment Charge: With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

Prepayment Period: As to any Distribution Date, the period set forth in the related Servicing Agreement.

Primary Mortgage Insurance Policy: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related Security Instrument, if any or any replacement policy therefor through the related Interest Accrual Period for such Class relating to a Distribution Date.

Principal Prepayment: Any payment (whether partial or full) or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date to the extent that it is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment, including Insurance Proceeds and Repurchase Proceeds, but excluding the principal portion of Net Liquidation Proceeds.

Private Certificates: The Class B-4, Class B-5 and Class B-6 Certificates.

Protected Account: An account established and maintained for the benefit of Certificateholders by each Servicer with respect to the related Mortgage Loans and with respect to REO Property pursuant to the respective Servicing Agreements.

Purchase Price: With respect to any Mortgage Loan (or any property acquired with respect thereto) (x) required to be repurchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Article II of this Agreement or (y) that the Seller has a right to purchase pursuant to Section 3.20, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the related Servicer of the Mortgage Loan or to the Master Servicer and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

QIB: A Qualified Institutional Buyer as defined in Rule 144A promulgated under the Securities Act.

Qualified Insurer: Any insurance company duly qualified as such under the laws of the state or states in which the related Mortgaged Property or Mortgaged Properties is or are located, duly authorized and licensed in such state or states to transact the type of insurance business in which it is engaged and approved as an insurer by the Master Servicer, so long as the claims paying ability of which is acceptable to the Rating Agencies for pass-through certificates having the same rating as the Certificates rated by the Rating Agencies as of the Closing Date.

Rating Agencies: Fitch and S&P.

Realized Loss: Any (i) Bankruptcy Loss or (ii) as to any Liquidated Mortgage Loan, (x) the Outstanding Principal Balance of such Liquidated Mortgage Loan plus accrued and unpaid interest thereon payable to the Issuing Entity at the Mortgage Interest Rate through the last day of the month of such liquidation, less (y) the related Net Liquidation Proceeds with respect to such Mortgage Loan and the related Mortgaged Property.  In addition, to the extent the Trustee  receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to reduce the Current Principal Amount of any Class of Certificates on any Distribution Date. With respect to each Mortgage Loan which is the subject of a Servicing Modification during the calendar month immediately preceding the related Distribution Date, the sum of (a) the total amount of interest and principal which is forgiven with respect to the related Mortgage Loan and (b) the amount of any Monthly Advances and Servicing Advances, to the extent forgiven, made by the related Servicer with respect to such Mortgage Loan which are reimbursable from the Trust to the related Servicer with respect to that Servicing Modification; provided that, the amounts expressed in clause (a) above shall not include the amounts expressed in clause (b) above.

Record Date: With respect to any Distribution Date, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date.

Regular Certificates:  Any of the Certificates other than the Residual Certificates.

Regulation AB:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Reinvestment Agreements: One or more reinvestment agreements, acceptable to the Rating Agencies, from a bank, insurance company or other corporation or entity (including the Trustee).

Relief Act: The Servicemembers Civil Relief Act, or similar state or local law.

Relief Act Mortgage Loan: Any Mortgage Loan as to which the Scheduled Payment thereof has been reduced due to the application of the Relief Act.

REMIC: A real estate mortgage investment conduit, as defined in the Code.

REMIC I: That group of assets contained in the Trust Fund related to the Group I Mortgage Loans designated as a REMIC, including (i) the Group I Mortgage Loans, (ii) the portion of the Distribution Account related to the Group I Mortgage Loans, (iii) any REO Property relating to the Group I Mortgage Loans, (iv) the rights with respect to any related Servicing Agreement, (v) the rights with respect to any related Assignment Agreement and (vii) any proceeds of the foregoing.

REMIC I Interests: The REMIC I Regular Interests and the Class R-I Certificates.

REMIC I Regular Interests: REMIC I Regular Interests I-Sub, I-Grp, II-Sub, II-Grp, III-Sub, III-Grp, ZZZ and R-II/R-III.

REMIC I Subordinated Balance Ratio:  The ratio among the Uncertificated Principal Balances of each of the REMIC I Regular Interests ending with the designation “Sub,” equal to the ratio among, with respect to each such REMIC I Regular Interest, the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group over (y) the aggregate Current Principal Amount of the Senior Certificates in the Certificate Group for the related Loan Group.

REMIC II: That group of assets contained in the Trust Fund designated as a REMIC consisting of the REMIC I Regular Interests.

REMIC II Interests: The REMIC II Regular Interests and the Class R-II Certificates.

REMIC II Regular Interests: REMIC II Regular Interests I-A-1, I-A-2, II-A-1, II-A-2, III-A-1, III-A-2, B-l, B-2, B-3, B-4, B-5, B-6 and R-III.

REMIC Opinion: An Opinion of Independent Counsel, to the effect that the proposed action described therein would not, under the REMIC Provisions, (i) cause any REMIC to fail to qualify as a REMIC while any regular interest in such REMIC is outstanding, (ii) result in a tax on prohibited transactions with respect to any REMIC or (iii) constitute a taxable contribution to any REMIC after the Startup Day.

REMIC Provisions: The provisions of the federal income tax law relating to the REMIC, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

REO Property: A Mortgaged Property acquired in the name of the Trustee, for the benefit of Certificateholders, by foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

Reportable Event: As defined in Section 3.18.

Repurchase Proceeds: the Purchase Price in connection with any repurchase of a Mortgage Loan by the Seller and any cash deposit in connection with the substitution of a Mortgage Loan.

Request for Release: A request for release in the form attached hereto as Exhibit D-1 or Exhibit D-2, as applicable.

Required Insurance Policy: With respect to any Mortgage Loan, any insurance policy which is required to be maintained from time to time under this Agreement with respect to such Mortgage Loan.

Residual Certificates: Any of the Class R Certificates.

Responsible Officer: Any officer assigned to the Corporate Trust Office (or any successor thereto), including any Vice President, Assistant Vice President, Trust Officer, any Assistant Secretary, any trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and any other officer of the Trustee to whom a matter arising hereunder may be referred because of such officer’s knowledge or the familiarity with the particular subject.

Rule 144A Certificate: The certificate to be furnished by each purchaser of a Private Certificate (which is also a Physical Certificate) which is a Qualified Institutional Buyer as defined under Rule 144A promulgated under the Securities Act, substantially in the form set forth as Exhibit F-2 hereto.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

Scheduled Payment: With respect to any Mortgage Loan and any month, the scheduled payment or payments of principal and interest due during such month on such Mortgage Loan which either is payable by a Mortgagor in such month under the related Mortgage Note or, in the case of REO Property, would otherwise have been payable under the related Mortgage Note.

Scheduled Principal: The principal portion of any Scheduled Payment.

Scheduled Principal Balance: With respect to any Mortgage Loan on any Distribution Date, (i) the sum of (a) the unpaid principal balance of such Mortgage Loan as of the close of business on the related Due Date (i.e., taking account of the principal payment to be made on such Due Date and irrespective of any delinquency in its payment), as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding occurring after the Cut-off Date (other than a Deficient Valuation) or any moratorium or similar waiver or grace period) and (b) the amount by which the Schedule Principal Balance of the Mortgage Loan has been increased pursuant to a Servicing Modification, less (ii) any Principal Prepayments (including the principal portion of Net Liquidation Proceeds) received during or prior to the related Prepayment Period; provided that the Scheduled Principal Balance of a Liquidated Mortgage Loan is zero.

Securities Act: The Securities Act of 1933, as amended.

Securities Legend: “THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED [in the case of a Residual Certificate:] UNLESS THE PROPOSED TRANSFEREE PROVIDES THE TRUSTEE WITH AN OPINION OF COUNSEL ADDRESSED TO THE DEPOSITOR, TRUSTEE AND MASTER SERVICER AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE [in the case of the Class B-4, Class B-5 and Class B-6:], UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER, ANY SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS AN OPINION OF COUNSEL SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.”

Security Agreement:  With respect to a Cooperative Loan, the agreement creating a security interest in favor of the originator in the related Cooperative Stock.

Security Instrument: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

Seller: EMC in its capacity as a seller of the Mortgage Loans to the Depositor.

Senior Certificates: The Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class III-A-1, Class III-A-2 and Class III-X-1 Certificates.

Senior Optimal Principal Amount: The Group I Senior Optimal Principal Amount, Group II Senior Optimal Principal Amount or Group III Senior Optimal Principal Amount, as applicable.

Senior Percentage: The Group I Senior Percentage, Group II Senior Percentage or Group III Senior Percentage, as applicable.

Senior Prepayment Percentage: The Group I Senior Prepayment Percentage, Group II Senior Prepayment Percentage or Group III Senior Prepayment Percentage, as applicable.

Servicer: With respect to each Mortgage Loan, either of Countrywide or EMC and their successors and assigns.

Servicer Remittance Date: With respect to each Mortgage Loan, the date set forth in the related Servicing Agreement.

Servicing Agreements: The Countrywide Servicing Agreement and EMC Servicing Agreement.

Servicing Criteria:  The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, or those Servicing Criteria otherwise mutually agreed to by EMC, the Master Servicer, the Trustee and the applicable Servicer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M.

Servicing Fee: As to any Mortgage Loan and Distribution Date, an amount equal to the product of (i) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the preceding calendar month and (ii) 1/12th of the applicable Servicing Fee Rate.

Servicing Fee Rate: As to any Mortgage Loan, a per annum rate as set forth in the Mortgage Loan Schedule; provided that with respect to each Mortgage Loan serviced by Countrywide, the initial Servicing Fee Rate of 0.175% per annum will increase by 0.025% per annum after an initial fixed-rate period of seven or ten years, as applicable and as set forth in the Mortgage Loan Schedule.

Servicing Modification: Any modification of a Mortgage Loan which is effected by the related Servicer in accordance with the terms of this Agreement or the related Servicing Agreement.

Servicing Officer: Any officer of the related Servicer or Master Servicer involved in or responsible for the administration and servicing or master servicing, as applicable, of the Mortgage Loans.

Startup Day:  August 31, 2007.

Subordinate Certificates: The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates.

Subordinate Certificate Writedown Amount: As to any Distribution Date, the amount by which (a) the sum of the Current Principal Amounts of all the Certificates (other than Class R Certificates) (after giving effect to the distribution of principal and the allocation of applicable Realized Losses in reduction of the Current Principal Amounts of the Certificates on such Distribution Date) exceeds (b) the aggregate Scheduled Principal Balances of the Mortgage Loans on the Due Date related to such Distribution Date.

Subordinate Optimal Principal Amount: As to any Distribution Date, an amount equal to the sum, without duplication, of the following for the Group I, Group II and Group III Mortgage Loans (but in no event greater than the aggregate Current Principal Amount of the Subordinate Certificates immediately prior to such Distribution Date):

(i)           the applicable Subordinate Percentage of the principal portion of all Scheduled Payments due on each Outstanding Mortgage Loan in the related Loan Group on the related Due Date as specified in the amortization schedule at the time applicable thereto (after adjustment for previous Principal Prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(ii)           the applicable Subordinate Prepayment Percentage of the Scheduled Principal Balance of each Mortgage Loan in the related Loan Group that was the subject of a Principal Prepayment in full received by the Servicer during the related Prepayment Period;

(iii)           the applicable Subordinate Prepayment Percentage of each Principal Prepayment in part received during the related Prepayment Period with respect to each Mortgage Loan in the related Loan Group;

(iv)           the excess, if any, of (a) all Net Liquidation Proceeds allocable to principal received during the related Prepayment Period in respect of each Liquidated Mortgage Loan in the related Loan Group and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Loan Group during the related Due Period over (b) the sum of the amounts distributable to the related Senior Certificateholders pursuant to clause (iv) of the related definition of Senior Optimal Principal Amount on such Distribution Date;

(v)           the applicable Subordinate Prepayment Percentage of the sum of (a) the Scheduled Principal Balance of each Mortgage Loan in the related Loan Group which was purchased with respect to such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of each Mortgage Loan in the related Loan Group that has been replaced by the Seller with a Substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Scheduled Principal Balance of each such Substitute Mortgage Loan; and

(vi)           on the Distribution Date on which the Current Principal Amounts of the Group I Senior Certificates, Group II Senior Certificates or Group III Senior Certificates have all been reduced to zero, 100% of the related Senior Optimal Principal Amount. After the aggregate Current Principal Amount of the Subordinate Certificates has been reduced to zero, the Subordinate Optimal Principal Amount shall be zero.

Subordinate Percentage: The Group I Subordinate Percentage, Group II Subordinate Percentage or Group III Subordinate Percentage, as applicable.

Subordinate Prepayment Percentage: The Group I Subordinate Prepayment Percentage, Group II Subordinate Prepayment Percentage or Group III Subordinate Prepayment Percentage, as applicable.

Subsequent Cut-off Date: With respect to the Group III Subsequent Mortgage Loans sold to the Trust pursuant to a Subsequent Transfer Instrument, the date stated in the Subsequent Mortgage Loan Purchase Agreement.

Subsequent Mortgage Loan Purchase Agreement: The agreement dated as of the Subsequent Transfer Date, between EMC, as seller, and Structured Asset Mortgage Investments II Inc., as purchaser, and all amendments thereof and supplements thereto, regarding the transfer of the Group III Subsequent Mortgage Loans by EMC to Structured Asset Mortgage Investments II Inc., a form of which is attached as Exhibit P.

Subsequent Recoveries: As of any Distribution Date, amounts received by the Master Servicer during the related Due Period or surplus amounts held by the Master Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Liquidated Mortgage Loan, a Mortgage Loan that has been modified which resulted in a Realized Loss or disposition of an REO Property prior to the related Prepayment Period that resulted in a Realized Loss, after the liquidation or disposition of such Mortgage Loan.

Subsequent Transfer Date: With respect to the Subsequent Transfer Instrument, the date on which the Group III Subsequent Mortgage Loans are sold to the Trust, which date shall be a Business Day.

Subsequent Transfer Instrument: The Subsequent Transfer Instrument, dated as of the Subsequent Transfer Date, executed by the Depositor and the Trustee and substantially in the form attached hereto as Exhibit Q, by which the Group III Subsequent Mortgage Loans are transferred to the Trust Fund.

Substitute Mortgage Loan: A mortgage loan tendered to the Trustee pursuant to the related Servicing Agreement, the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, in each case, (i) which has an Outstanding Principal Balance not greater nor materially less than the Mortgage Loan for which it is to be substituted; (ii) which has a Mortgage Interest Rate and Net Rate not less than, and not materially greater than, such Mortgage Loan; (iii) which has a maturity date not materially earlier or later than such Mortgage Loan and not later than the latest maturity date of any Mortgage Loan; (iv) which is of the same property type and occupancy type as such Mortgage Loan; (v) which has a Loan-to-Value Ratio not greater than the Loan-to-Value Ratio of such Mortgage Loan; (vi) which is current in payment of principal and interest as of the date of substitution; (vii) as to which the payment terms do not vary in any material respect from the payment terms of the Mortgage Loan for which it is to be substituted and (viii) which has a Gross Margin, Periodic Rate Cap and Maximum Lifetime Mortgage Rate no less than those of such Mortgage Loan, has the same Index and interval between Interest Adjustment Dates as such Mortgage Loan, and a Minimum Lifetime Mortgage Rate no lower than that of such Mortgage Loan.

Tax Administration and Tax Matters Person: The Trustee or any successor thereto or assignee thereof shall serve as tax administrator hereunder and as agent for the Tax Matters Person. The Holder of each Class of Residual Certificates shall be the Tax Matters Person for the related REMIC, as more particularly set forth in Section 9.12 hereof.

Trustee Fee: As to each Mortgage Loan and any Distribution Date an amount equal to 1/12th of the Trustee Fee Rate multiplied by the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Trustee Fee Rate: 0.015% per annum.

Trustee: Wells Fargo Bank, N.A., or its successor in interest, or any successor trustee appointed as herein provided.

Trust Fund or Trust: The corpus of the trust created by this Agreement, consisting of the Mortgage Loans and the other assets described in Section 2.01(a).

Uncertificated Principal Balance: With respect to any REMIC I Regular Interest and REMIC II Regular Interest as of any Distribution Date, the initial principal amount of such regular interest as set forth in Sections 5.01(c)(i) and (c)(ii), reduced by (i) all amounts distributed on previous Distribution Dates on such regular interest with respect to principal, and (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such regular interest, taking account of the applicable Loss Allocation Limitation.

Underlying Seller: With respect to each Mortgage Loan, any of Countrywide, Taylor, Bean Mortgage Corp., EMC Mortgage Corporation, or Bear Stearns Residential Mortgage Corporation, as indicated on the Mortgage Loan Schedule.

Uninsured Cause: Any cause of damage to a Mortgaged Property or related REO Property such that the complete restoration of such Mortgaged Property or related REO Property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant the related Servicing Agreement, without regard to whether or not such policy is maintained.

United States Person: A citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations), provided that, for purposes solely of the Class R Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such United States Persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which have not yet been issued, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code), and which was treated as a United States Person on August 20, 1996, may elect to continue to be treated as a United States Person notwithstanding the previous sentence.

Wells Fargo: Wells Fargo Bank, N.A.

ARTICLE II
CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Mortgage Loans to Trustee.

(a)  The Depositor concurrently with the execution and delivery of this Agreement, sells, transfers and assigns to the Trust without recourse all its right, title and interest in and to (i) the Initial Mortgage Loans identified in the Mortgage Loan Schedule, including all interest and principal due with respect to the Mortgage Loans after the Cut-off Date but excluding any payments of principal and interest due on or prior to the Cut-off Date; (ii) such assets as shall from time to time be credited or are required by the terms of this Agreement to be credited to the Distribution Account maintained by the Trustee, (iii) such assets as shall from time to time be credited or are required by the terms of this Agreement to be credited to the Master Servicer Collection Account maintained by the Master Servicer, (iv) such assets relating to the Mortgage Loans as from time to time may be held by the Servicers in Protected Accounts and the Trustee in the Distribution Account, (v) any REO Property, (vi) the Required Insurance Policies and any amounts paid or payable by the insurer under any Insurance Policy (to the extent the mortgagee has a claim thereto), (vii) the Mortgage Loan Purchase Agreement to the extent provided in Subsection 2.03(a), (viii) the rights with respect to the Servicing Agreements as assigned to the Trustee on behalf of the Certificateholders by the Assignment Agreements and (ix) any proceeds of the foregoing. Although it is the intent of the parties to this Agreement that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans and other assets in the Trust Fund pursuant to this Agreement shall constitute a purchase and sale and not a loan, in the event that such conveyance is deemed to be a loan, it is the intent of the parties to this Agreement that the Depositor shall be deemed to have granted to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in, to and under the Mortgage Loans and other assets in the Trust Fund, and that this Agreement shall constitute a security agreement under applicable law. The Depositor, the Seller, the Master Servicer and the Trustee agree that it is not intended that any mortgage loan be conveyed to the Trust that is a “High-Cost Home Loan” as defined by applicable predatory lending laws.

(b)  In connection with the above transfer and assignment, the Depositor hereby delivers to the related Custodian, on behalf of the Trustee, with respect to each Mortgage Loan:

(i)  the original Mortgage Note, endorsed without recourse (A) to the order of the Trustee or in blank, or (B) in the case of a loan registered on the MERS system, in blank, and in each case showing an unbroken chain of endorsements from the related originator, at the time they made the initial endorsement, to the last endorsee up to and including the point the Sponsor acquired such Mortgage Loan;

(ii)  the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, for Mortgage Loans other than the EMC Flow Loans, if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (w) in the proviso below applies, shall be in recordable form); provided however that with respect to Mortgage Loans serviced by Wells Fargo, as applicable, the Depositor shall only deliver the original mortgage note and recorded orginal assignment to the related Custodian, on behalf of the Trustee, upon the Closing Date.

(iii)  unless the Mortgage Loan is registered on the MERS® System, the original assignment to blank, or the assignment (either an original or a certified copy which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “Wells Fargo Bank, N.A., as Trustee”, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if clause (w) in the proviso below applies or for Mortgage Loans with respect to which the related Mortgaged Property is located in a state other than Maryland or an Opinion of Counsel has been provided as set forth in this Section 2.01(b), shall be in recordable form);

(iv)  all intervening assignments of the Security Instrument, if applicable, with evidence of recording thereon;

(v)  the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(vi)  the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance; and

(vii)  originals of all modification agreements, if applicable and available;

provided, however, that in lieu of the foregoing, the Depositor may deliver to the related Custodian, on behalf of the Trustee, the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Depositor in time to permit their delivery as specified above, the Depositor may deliver, or cause to be delivered, a true copy thereof with a stamp on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original”; (x) in lieu of the Security Instrument, assignment to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification to such effect) the Depositor may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgage Notes relating to the Mortgage Loans identified on Exhibit 5 to the Mortgage Loan Purchase Agreement, the Depositor may deliver lost note affidavits from the Seller; and (z) the Depositor shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Seller and the Seller, between the Seller and the Depositor, and between the Depositor and the Trustee; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver to the Trustee or the related Custodian, on its behalf, a certification to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Master Servicer Collection Account on the Closing Date. The Depositor shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) to the Trustee or the related Custodian, on its behalf, promptly after they are received. The Depositor shall cause the Seller, at its expense, to cause each assignment of the Security Instrument to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel addressed to the Trustee has been provided to the Trustee (with a copy to the related Custodian) which states that recordation of such Security Instrument is not required to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record solely as nominee for the Seller and its successor and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust or the Trustee or the related Custodian, on its behalf, upon the earliest to occur of: (i) reasonable direction by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 hereof.

Section 2.02  Acceptance of Mortgage Loans by Trustee.

(a)  The Trustee acknowledges the sale, transfer and assignment of the Trust Fund to it by the Depositor and receipt of, subject to further review and the exceptions which may be noted pursuant to the procedures described below, and declares that it holds, the documents (or certified copies thereof) delivered to the related Custodian, on its behalf, pursuant to Section 2.01, and declares that it will continue to hold those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Fund delivered to it (or the related Custodian on its behalf) as Trustee in trust for the use and benefit of all present and future Holders of the Certificates. On the Closing Date, with respect to the Initial Mortgage Loans, or the Subsequent Transfer Date with respect to the Group III Subsequent Mortgage Loans, the related Custodian shall acknowledge with respect to each Mortgage Loan by delivery to the Depositor, the Seller, the Master Servicer and the Trustee of an Initial Certification substantially in the form of Exhibit One to the related Custodial Agreement, receipt of the Mortgage File, but without review of such Mortgage File, except to the extent necessary to confirm that such Mortgage File contains the related Mortgage Note or lost note affidavit. No later than 90 days after the Closing Date, or within 90 days of the Subsequent Transfer Date with respect to the Group III Subsequent Mortgage Loans (or with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or the related Custodian thereof), the Trustee agrees, for the benefit of the Certificateholders, to review or cause to be reviewed by the related Custodian on its behalf (under the related Custodial Agreement), each Mortgage File delivered to it (or the related Custodian on its behalf) and to execute and deliver, or cause to be executed and delivered, to the Depositor, the Seller, the Master Servicer and the Trustee an Interim Certification substantially in the form of Exhibit Two to the related Custodial Agreement. In conducting such review, the Trustee or the related Custodian on behalf of the Trustee will ascertain whether all required documents have been executed and received, and based on the related Mortgage Loan Schedule, whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans it has received, as identified in the related Mortgage Loan Schedule. In performing any such review, the Trustee or the related Custodian, on its behalf, may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the related Custodian, on its behalf, finds any document constituting part of the Mortgage File has not been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B, or the Group III Subsequent Mortgage Loans identified on the schedule attached to the Subsequent Transfer Instrument, or to appear defective on its face (i.e. torn, mutilated, or otherwise physically altered) (a “Material Defect”), the Trustee or the related Custodian, on its behalf, shall, upon completion of the review of all files, but in no event later than 90 days after the Closing Date, the Seller.  In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within ninety (90) days from the date of notice from the Trustee or the related Custodian, on its behalf, of the defect and if the Seller fails to correct or cure the defect within such period, and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller’s obligation under the Mortgage Loan Purchase Agreement, within 90 days from the Trustee’s or the related Custodian’s notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or repurchase must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the related Custodian, on its behalf, shall be effected by the Seller thirty days of its receipt of the original recorded document.

(b)  No later than 180 days after the Closing Date, or within 90 days of the Subsequent Transfer Date with respect to the Group III Subsequent Mortgage Loans (or with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or the related Custodian thereof), the Trustee or the related Custodian, on its behalf, will review, for the benefit of the Certificateholders, the Mortgage Files delivered to it and will execute and deliver or cause to be executed and delivered to the Depositor, the Seller, the Master Servicer and the Trustee a Final Certification substantially in the form of Exhibit Three to the related Custodial Agreement. In conducting such review, the Trustee or the related Custodian, on its behalf, will ascertain whether an original of each document required to be recorded has been returned from the recording office with evidence of recording thereon or a certified copy has been obtained from the recording office. If the Trustee or the related Custodian, on its behalf, finds a Material Defect, the Trustee or the related Custodian, on its behalf, shall, upon completion of the review of all files, but in no event later than 180 days after the Closing Date, notify the Seller  (provided, however, that with respect to those documents described in subsections (b)(iv), (v) and (vii) of Section 2.01, the Trustee’s and the related Custodian’s obligations shall extend only to the documents actually delivered to the related Custodian pursuant to such subsections). In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within 90 days from the date of notice from the Trustee or the related Custodian, on its behalf, of the Material Defect and if the Seller is unable to cure such defect within such period, and if such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller’s obligation under the Mortgage Loan Purchase Agreement, within 90 days from the Trustee’s or the related Custodian’s notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Purchase Price, provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered, provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy, because the originals of such documents or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan, if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date.  The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the related Custodian, on its behalf, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(c)  In the event that a Mortgage Loan is purchased by the Seller in accordance with Subsections 2.02(a) or (b) above, the Seller shall remit to the Master Servicer the Purchase Price for deposit in the Master Servicer Collection Account and the Seller shall provide the Trustee written notification detailing the components of the Purchase Price. Upon deposit of the Purchase Price in the Master Servicer Collection Account, the Depositor shall notify the Trustee and the related Custodian, on behalf of the Trustee (upon receipt of a Request for Release in the form of Exhibit D-1 or Exhibit D-2 attached hereto, as applicable, with respect to such Mortgage Loan), shall release to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty, furnished to it by the Seller, as are necessary to vest in the Seller title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the Purchase Price in available funds is received by the Trustee. The Trustee shall amend the Mortgage Loan Schedule, which was previously delivered to it by the Depositor in a form agreed to between the Depositor and the Trustee, to reflect such repurchase and shall promptly notify the Rating Agencies of such amendment and furnish a copy of the amended Mortgage Loan Schedule to the Master Servicer and the related Custodian.  To enable the Trustee to amend the Mortgage Loan Schedule, the Seller shall, unless it cures such breach in a timely fashion pursuant to this Section 2.02, promptly notify the Trustee whether it intends either to repurchase, or to substitute for, the Mortgage Loan affected by such breach.  The obligation of the Seller to repurchase or substitute for any Mortgage Loan a Substitute Mortgage Loan as to which such a defect in a constituent document exists shall be the sole remedy respecting such defect available to the Certificateholders or to the Trustee on their behalf.

Section 2.03  Assignment of Interest in the Mortgage Loan Purchase Agreement.

(a)  The Depositor hereby assigns to the Trustee, on behalf of the Certificateholders, all of its right, title and interest in the Mortgage Loan Purchase Agreement, including but not limited to the Depositor’s rights and obligations pursuant to the Servicing Agreements (noting that the Seller has retained the right in the event of breach of the representations, warranties and covenants, if any, with respect to the related Mortgage Loans of the related Servicer under the related Servicing Agreement to enforce the provisions thereof and to seek all or any available remedies). The obligations of the Seller to substitute or repurchase, as applicable, a Mortgage Loan shall be the Trustee’s and the Certificateholders’ sole remedy for any breach thereof. At the request of the Trustee, the Depositor shall take such actions as may be necessary to enforce the above right, title and interest on behalf of the Trustee and the Certificateholders or shall execute such further documents as the Trustee may reasonably require in order to enable the Trustee to carry out such enforcement.

(b)  If the Depositor, the Master Servicer or the Trustee discovers a breach of any of the representations and warranties set forth in the Mortgage Loan Purchase Agreement, which breach materially and adversely affects the value of the interests of Certificateholders or the Trustee in the related Mortgage Loan, the party discovering the breach shall give prompt written notice of the breach to the other parties to this Agreement. the Seller within 90 days of its discovery or receipt of notice that such breach has occurred (whichever occurs earlier), shall cure the breach in all material respects or, subject to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, shall purchase the Mortgage Loan or any property acquired with respect thereto from the Trustee; provided, however, that if there is a breach of any representation set forth in the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, and the Mortgage Loan or the related property acquired with respect thereto has been sold, then the Seller shall pay, in lieu of the Purchase Price, any excess of the Purchase Price over the Net Liquidation Proceeds received upon such sale. If the Net Liquidation Proceeds exceed the Purchase Price, any excess shall be paid to the Seller to the extent not required by law to be paid to the borrower.  Any such purchase by the Seller shall be made by providing an amount equal to the Purchase Price to the Master Servicer for deposit in the Master Servicer Collection Account and written notification detailing the components of such Purchase Price to the Trustee.  The Depositor shall notify the Trustee and submit to the related Custodian, on behalf of the Trustee, a Request for Release, and the related Custodian shall release, or the Trustee shall cause the related Custodian to release, to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment furnished to it by the Seller, without recourse, representation or warranty as are necessary to vest in the Seller title to and rights under the Mortgage Loan or any property acquired with respect thereto. Such purchase shall be deemed to have occurred on the date on which the Purchase Price in available funds is received by Trustee. The Trustee shall amend the Mortgage Loan Schedule to reflect such repurchase and shall promptly notify the Trustee of such amendment and furnish a copy of the amended Mortgage Loan Schedule to the Master Servicer and the related Custodian. Enforcement of the obligation of the Seller to purchase (or substitute a Substitute Mortgage Loan for) any Mortgage Loan or any property acquired with respect thereto (or pay the Purchase Price as set forth in the above proviso) as to which a breach has occurred and is continuing shall constitute the sole remedy respecting such breach available to the Certificateholders or the Trustee on their behalf.

In connection with any repurchase of a Mortgage Loan pursuant to this Section 2.03, the Seller shall, or cause the related Servicer to, furnish to the Trustee an Officer’s Certificate, signed by a duly authorized officer of the Seller or the related Servicer, as the case may be, to the effect that such repurchase has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such repurchase have been satisfied, including the delivery to the Master Servicer of the Purchase Price for deposit into the Master Servicer Collection Account, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release.  Solely for purposes of the Trustee providing an Assessment of Compliance, upon receipt of such documentation, the Trustee shall approve such repurchase and which approval shall consist solely of the Trustee’s receipt of such documentation and deposits.  It is understood and agreed that the obligation under this Agreement of the Seller to repurchase any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

Section 2.04  Substitution of Mortgage Loans.

Notwithstanding anything to the contrary in this Agreement, in lieu of purchasing a Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 of this Agreement, the Seller may, no later than the date by which such purchase by the Seller would otherwise be required, tender to the Trustee a Substitute Mortgage Loan accompanied by a certificate of an authorized officer of the Seller that such Substitute Mortgage Loan conforms to the requirements set forth in the definition of “Substitute Mortgage Loan” in this Agreement; provided, however, that substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, in lieu of purchase shall not be permitted after the termination of the two-year period beginning on the Startup Day; provided, further, that if the breach would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or substitution must occur within 90 days from the date the breach was discovered. The related Custodian, on behalf of the Trustee, shall examine the Mortgage File for any Substitute Mortgage Loan in the manner set forth in Section 2.02(a) and the Trustee or the related Custodian, on its behalf, shall notify the Seller, in writing, within five Business Days after receipt, whether or not the documents relating to the Substitute Mortgage Loan satisfy the requirements of Subsection 2.01(b). Within two Business Days after such notification, the Seller shall provide to the Trustee for deposit in the Distribution Account the amount, if any, by which the Outstanding Principal Balance as of the next preceding Due Date of the Mortgage Loan for which substitution is being made, after giving effect to the Scheduled Principal due on such date, exceeds the Outstanding Principal Balance as of such date of the Substitute Mortgage Loan, after giving effect to Scheduled Principal due on such date, which amount shall be treated for the purposes of this Agreement as if it were the payment by the Seller of the Purchase Price for the purchase of a Mortgage Loan by the Seller. After such notification to the Seller and, if any such excess exists, upon receipt of such deposit, the Trustee shall accept such Substitute Mortgage Loan which shall thereafter be deemed to be a Mortgage Loan hereunder. In the event of such a substitution, accrued interest on the Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Trust Fund and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Seller. The Scheduled Principal on a Substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller and the Scheduled Principal on the Mortgage Loan for which the substitution is made due on such Due Date shall be the property of the Trust Fund. Upon acceptance of the Substitute Mortgage Loan (and delivery to the related Custodian of a Request for Release for such Mortgage Loan), the related Custodian, on behalf of the Trustee, shall release to the Seller the related Mortgage File related to any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty in form as provided to it as are necessary to vest in the Seller title to and rights under any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable. The Seller shall deliver to the related Custodian the documents related to the Substitute Mortgage Loan in accordance with the provisions of the Mortgage Loan Purchase Agreement or Subsections 2.01(b) and 2.02(b) of this Agreement, as applicable, with the date of acceptance of the Substitute Mortgage Loan deemed to be the Closing Date for purposes of the time periods set forth in those Subsections. The representations and warranties set forth in the Mortgage Loan Purchase Agreement shall be deemed to have been made by the Seller with respect to each Substitute Mortgage Loan as of the date of acceptance of such Mortgage Loan by the Trustee. The Trustee shall amend the Mortgage Loan Schedule to reflect such substitution and shall provide a copy of such amended Mortgage Loan Schedule to the Trustee, the Master Servicer, the Seller, the related Custodian and the Rating Agencies.

In connection with any substitution of a Mortgage Loan pursuant to this Section 2.04, the Seller shall, or cause the related Servicer to, furnish to the Trustee and the Master Servicer an Officer’s Certificate, signed by a duly authorized officer of the Seller or the related Servicer, as the case may be, to the effect that such substitution has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such substitution have been satisfied, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release.  Solely for purposes of the Trustee providing an Assessment of Compliance, upon receipt of such documentation, the Trustee shall approve such substitution and which approval shall be based solely on the Trustee’s receipt of such documentation and deposits.  It is understood and agreed that the obligation under this Agreement of the Seller to substitute any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

Section 2.05  Issuance of Certificates.

(a)  The Trustee acknowledges the assignment to it of the Mortgage Loans and the other assets comprising the Trust Fund and has signed, and countersigned and delivered to the Depositor, in exchange therefor, Certificates in such authorized denominations representing such Fractional Undivided Interests as the Depositor has requested. The Trustee (or the related Custodian on its behalf) agrees that it will hold the Mortgage Loans and such other assets as may from time to time be delivered to it (or the related Custodian on its behalf) segregated on the books of the Trustee in trust for the benefit of the Certificateholders.

(b)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Group I Mortgage Loans and the other assets of REMIC I for the benefit of the holders of the REMIC I Interests. The Trustee acknowledges receipt of such assets and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC I Interests.

(c)  Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC II for the benefit of the holders of the REMIC II Interests. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC II and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Interests.

(d)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests and the other assets of REMIC III for the benefit of the Holders of the Certificates (other than the Class R-I Certificates and Class R-II Certificates). The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Certificates (other than the Class R-I Certificates and the Class R-II Certificates).

Section 2.06  Representations and Warranties Concerning the Depositor.

The Depositor hereby represents and warrants to the Trustee and the Master Servicer as follows:

(i)  the Depositor (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Depositor’s business as presently conducted or on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(ii)  the Depositor has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(iii)  the execution and delivery by the Depositor of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties or the articles of incorporation or by-laws of the Depositor, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(iv)  the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(v)  this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(vi)  there are no actions, suits or proceedings pending or, to the knowledge of the Depositor, threatened against the Depositor, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will if determined adversely to the Depositor materially and adversely affect the Depositor’s ability to enter into this Agreement or perform its obligations under this Agreement; and the Depositor is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

(vii)  The Depositor has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and it has been subject to such filing requirements for the past 90 days; and

(viii)  immediately prior to the transfer and assignment to the Trustee, each Mortgage Note and each Mortgage were not subject to an assignment or pledge, and the Depositor had good and marketable title to and was the sole owner thereof and had full right to transfer and sell such Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

Section 2.07  Purposes and Powers of the Trust.

The purpose of the common law trust, as created hereunder, is to engage in the following activities:

(a)           acquire and hold the Mortgage Loans and the other assets of the Trust Fund and the proceeds therefrom;

(b)           to issue the Certificates sold to the Depositor in exchange for the Mortgage Loans;

(c)           to make payments on the Certificates;

(d)           to engage in those activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(e)           subject to compliance with this Agreement, to engage in such other activities as may be required in connection with conservation of the Trust Fund and the making of distributions to the Certificateholders.

The trust is hereby authorized to engage in the foregoing activities.  The trust shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement while any Certificate is outstanding.

Section 2.08  Delivery of Opinion of Counsel in Connection with Substitutions and Purchases.

Notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which default is not reasonably foreseeable, no repurchase or substitution pursuant to Sections 2.02, 2.03 or 2.04 shall be made unless the Seller delivers to the Trustee an Opinion of Counsel, addressed to the Trustee, to the effect that such repurchase or substitution would not (i) result in the imposition of the tax on “prohibited transactions” of REMIC I, REMIC II or REMIC III, or contributions after the Startup Date, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively, or (ii) cause any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that any Certificates are outstanding. Any Mortgage Loan as to which repurchase or substitution was delayed pursuant to this paragraph shall be repurchased or the substitution therefor shall occur (subject to compliance with Sections 2.02, 2.03 or 2.04) upon the earlier of (a) the occurrence of a default or default becoming reasonably foreseeable with respect to such Mortgage Loan and (b) receipt by the Trustee of an Opinion of Counsel addressed to the Trustee to the effect that such repurchase or substitution, as applicable, will not result in the events described in clause (i) or clause (ii) of the preceding sentence.

Section 2.09  Conveyance of the Group III Subsequent Mortgage Loans.

(a)           Subject to the conditions set forth in paragraph (b) below, in consideration of the Trustee’s delivery on the Subsequent Transfer Dates to or upon the written order of the Depositor of all or a portion of the balance of funds in the Group III Pre-Funding Account, the Depositor shall, on such Subsequent Transfer Date, sell, transfer, assign, set over and convey without recourse to the Trust Fund (subject to the other terms and provisions of this Agreement) all its right, title and interest in and to (i) the Group III Subsequent Mortgage Loans identified on the Mortgage Loan Schedule attached to the Subsequent Transfer Instrument delivered by the Depositor on such Subsequent Transfer Date, (ii) all interest accruing thereon on and after the Subsequent Cut-off Date and all collections in respect of interest and principal due after the Subsequent Cut-off Date and (iii) all items with respect to such Group III Subsequent Mortgage Loans to be delivered pursuant to Section 2.01 and the other items in the related Mortgage Files; provided, however, that the Seller reserves and retains all right, title and interest in and to principal received and interest accruing on such Group III Subsequent Mortgage Loans prior to the Subsequent Cut-off Date. The transfer to the Trustee for deposit in Loan Group III by the Depositor of the Group III Subsequent Mortgage Loans identified on the Mortgage Loan Schedule shall be absolute and is intended by the Depositor, the Seller, the Master Servicer, the Trustee and the Certificateholders to constitute and to be treated as a sale of the Group III Subsequent Mortgage Loans by the Depositor to the Trust. The related Mortgage File for each Group III Subsequent Mortgage Loan shall be delivered to the Custodian, on behalf of the Trustee, as its agent, at least three Business Days prior to the Subsequent Transfer Date.

The purchase price paid by the Trustee, from amounts released from the Group III Pre-Funding Account shall be 100% of the aggregate Scheduled Principal Balance of the Group III Subsequent Mortgage Loans so transferred (as identified on the Mortgage Loan Schedule provided by the Depositor). This Agreement shall constitute a fixed price purchase contract in accordance with Section 860G(a)(3)(A)(ii) of the Code.

(b)           The Depositor shall transfer to the Trustee for deposit in Loan III, the Group III Subsequent Mortgage Loans, and the other property and rights related thereto as described in paragraph (a) above, and the Trustee, shall release funds from the Group III Pre-Funding Account only upon the satisfaction of each of the following conditions on or prior to the Subsequent Transfer Date:

(i)           the Depositor shall have delivered to the Trustee a duly executed Subsequent Transfer Instrument, which shall include a Mortgage Loan Schedule listing the III Subsequent Mortgage Loans, and the Seller shall cause to be delivered a computer file containing such Mortgage Loan Schedule to the Trustee and the Master Servicer at least three Business Days prior to the related Subsequent Transfer Date;

(ii)           as of the Subsequent Transfer Date, as evidenced by delivery of the Subsequent Transfer Instrument, substantially in the form of Exhibit Q, the Depositor shall not be insolvent nor shall it have been rendered insolvent by such transfer nor shall it be aware of any pending insolvency with respect to it:

(iii)           such sale and transfer shall not result in a material adverse tax consequence to the Trust or the Certificateholders;

(iv)           the Group III Pre-Funding Period shall not have terminated;

(v)           the Depositor shall not have selected the Group III Subsequent Mortgage Loans in a manner that it believed to be adverse to the interests of the Certificateholders;

(vi)           the Depositor shall have received an acknowledgment from each Rating Agency that the conveyance of the Group III Subsequent Mortgage Loans does not result in a reduction or withdrawal of any ratings assigned to the Group III Certificates by the Rating Agencies, provided that, in the case of S&P, such acknowledgement shall be a written acknowledgement;

(vii) the Trustee and the Rating Agencies are provided with an Opinion of Counsel, at the expense of the Depositor, stating that each REMIC in the Trust Fund is and shall continue to qualify as a REMIC following the transfer of the Group III Subsequent Mortgage Loans, to be delivered as provided pursuant to this Section 2.09;

(viii) the Rating Agencies and the Trustee are provided with an Opinion of Counsel, at the expense of the Depositor, confirming that the transfer of the Group III Subsequent Mortgage Loans conveyed on such Subsequent Transfer Date is a true sale, to be delivered as provided pursuant to this Section 2.09;

(ix)           the Depositor shall have furnished to the related Servicer, no later than three Business Days prior to the Subsequent Transfer Date, (x) if the servicer or servicers of such Subsequent Mortgage Loans are existing Servicers, then a written acknowledgement of each such Servicer that it is servicing such Group III Subsequent Mortgage Loans pursuant to the related Servicing Agreement, or (y) if the servicer or servicers are not existing Servicers, then a Servicing Agreement and Assignment, Assumption and Recognition Agreement with respect to such servicer or servicers in form and substance reasonably satisfactory to the Master Servicer; and

 (x)           the Depositor shall have delivered to the Trustee a Subsequent Transfer Instrument confirming the satisfaction of the conditions precedent specified in this Section 2.09 and, pursuant to the Subsequent Transfer Instrument, assigned to the Trustee without recourse for the benefit of the Group III Certificateholders all the right, title and interest of the Depositor, in, to and under the Subsequent Mortgage Loan Purchase Agreement, to the extent of the Group III Subsequent Mortgage Loans.

(c)           The Trustee shall be entitled to rely upon the confirmation made by the Depositor pursuant to the related Subsequent Transfer Instrument and the Opinions of Counsel delivered pursuant to clauses (b)(vii) and (viii) above in determining that the condition precedents are met for the release of funds from the Group III Pre-Funding Account.

ARTICLE III
ADMINISTRATION AND MASTER SERVICING OF MORTGAGE LOANS; SECURITIES AND EXCHANGE COMMISSION REPORTING

Section 3.01  Master Servicer.

The Master Servicer shall, from and after the Closing Date, supervise, monitor and oversee the obligation of the Servicers to service and administer their respective Mortgage Loans in accordance with the terms of the applicable Servicing Agreements and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with each Servicer as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by each Servicer and shall cause each Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Servicer under its applicable Servicing Agreement. The Master Servicer shall independently and separately monitor each Servicer’s servicing activities with respect to each related Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Servicers’ and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide a report in the form of a computer readable magnetic tape (or by such other means as the Master Servicer and the Trustee may agree from time to time) containing such data and information, as agreed to by the Master Servicer and the Trustee such as to permit the Trustee to prepare the statements specified in Section 6.04 by 12:00 p.m. Central Standard Time on the 5th Business Day prior to each Distribution Date, and prepare any other information and statements required to be forwarded by the Master Servicer hereunder; provided, however, in no event shall the Master Servicer be required to provide such information to the Trustee earlier than 12:00 p.m. Central Standard Time on the 19th calendar day of the month. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicers to the Master Servicer pursuant to the applicable Servicing Agreements. The Master Servicer shall be entitled to conclusively rely on the Mortgage Loan data provided by the related Servicer and shall have no liability for any errors in such Mortgage Loan data.

In addition to the foregoing, in connection with a modification of any Mortgage Loan by a Servicer, if the Master Servicer is unable to enforce the obligations of the Servicer with respect to such modification, the Master Servicer shall notify the Depositor of such Servicer’s failure to comply with the terms of the Servicing Agreement. If the Servicing Agreement requires the approval of the Master Servicer for a modification to a Mortgage Loan, the Master Servicer shall approve such modification if, based upon its receipt of written notification from the related Servicer outlining the terms of such modification and appropriate supporting documentation, the Master Servicer determines that the modification is permitted under the terms of the Servicing Agreement and that any conditions to such modification set forth in the Servicing Agreement have been satisfied.  Furthermore, if the Servicing Agreement requires the oversight and monitoring of loss mitigation measures with respect to the related Mortgage Loans, the Master Servicer will monitor any loss mitigation procedure or recovery action related to a defaulted Mortgage Loan (to the extent it receives notice of such from the related Servicer) and confirm that such loss mitigation procedure or recovery action is initiated, conducted and concluded in accordance with any timeframes and any other requirements set forth in the Servicing Agreement, and the Master Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

In connection with any such Servicing Modification, the related Servicer may reimburse itself from the Trust for any outstanding Advances and Servicing Advances at the time of the modification to the extent interest and principal is forgiven or Servicing Advances are reimbursed. Any such reimbursement shall occur during the same calendar month as the Servicing Modification, and, to the extent such Advance or Servicing Advance is forgiven, any such reimbursement will be treated as a Realized Loss which will be incurred on the Distribution Date related to the calendar month during which the Servicing Modification occurred. To the extent Advances and Servicing Advances or other amounts owed the Servicer are capitalized, the related Servicer may reimburse itself from such arrearages on a first priority basis.

The Trustee shall furnish the Servicers and the Master Servicer, upon written request from a servicing officer, with any powers of attorney and other documents in form as provided to it necessary or appropriate to enable the Servicers and the Master Servicer to service and administer the related Mortgage Loans and REO Property.

The Trustee or the related Custodian on its behalf or the related Servicer shall provide access to the records and documentation in the possession of the related Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the related Custodian or the related Servicer; provided, however, that, unless otherwise required by law, the Trustee, the related Custodian, or the related Servicer, shall not be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee or the related Custodian, on its behalf, or the related Servicer, shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s, the related Custodian’s or the related Servicer’s actual costs.

The Trustee shall execute upon the related Servicer’s written instruction (which includes the documents to be signed) and deliver to the related Servicer and the Master Servicer, any court pleadings, requests for trustee’s sale or other appropriate documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 3.02  REMIC-Related Covenants.

For as long as each REMIC shall exist, the Trustee shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee shall comply with any directions of the Depositor, the related Servicer or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account (except as otherwise expressly permitted by this Agreement) unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion addressed to the Trustee; or (c) acquire any assets for any REMIC (except as otherwise expressly permitted by this Agreement) other than any REO Property after the Startup Day without receipt of a REMIC Opinion.

Section 3.03  Monitoring of Servicers.

(a)  The Master Servicer shall be responsible for reporting to the Trustee and the Depositor the non-compliance by each Servicer with its duties under the related Servicing Agreement. In the review of each Servicer’s activities, the Master Servicer may rely upon an officer’s certificate of the Servicer (or similar document signed by an officer of the Servicer) with regard to such Servicer’s compliance with the terms of its Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer should be terminated in accordance with its Servicing Agreement, or that a notice should be sent pursuant to such Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate.

The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Servicer under the related Servicing Agreement, and shall, in the event that the related Servicer fails to perform its obligations in accordance with the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Servicer thereunder and act as successor servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there shall be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. Such enforcement, including, without limitation, the legal prosecution of claims, termination of the related Servicing Agreement and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, subject to its right of reimbursement pursuant to the provisions of this Agreement or the related Servicing Agreement, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action.  Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of the Master Servicer unless the Trustee has not been able to find a successor servicer or a successor master servicer.

(b)  To the extent that the costs and expenses of the Master Servicer or the Trustee, as applicable, related to any termination of a Servicer, or the enforcement or prosecution or related claims, rights or remedies or the appointment of a successor servicer or the transfer and assumption of servicing by the Master Servicer with respect to any Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of a Servicer as a result of an event of default by such Servicer and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such costs and expenses from the Distribution Account, pursuant to Section 4.05.

(c)  The Master Servicer shall require each Servicer to comply with the remittance requirements and other obligations set forth in the related Servicing Agreements.

(d)  If the Master Servicer acts as Servicer, it will not assume liability for the representations and warranties of the Servicer, if any, that it replaces.

Section 3.04  Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 3.05  Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article X hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds and Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 3.03, shall not permit any Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, may cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action would not cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any REMIC. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer or any Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the applicable Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer or any Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 9.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not, except in those instances where it is taking action in the name of the Trust, be deemed to be the agent of the Trust.

Section 3.06  Due-on-Sale Clauses; Assumption Agreements.

To the extent provided in the applicable Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Servicers to enforce such clauses in accordance with the applicable Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with the applicable Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with the applicable Servicing Agreement.

Section 3.07  Release of Mortgage Files.

(a)  Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by any Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Servicer will, if required under the applicable Servicing Agreement (or if the Servicer does not, the Master Servicer may), promptly furnish to the related Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit D-1 or Exhibit D-2, as applicable, (or as otherwise provided in the related Custodial Agreement) hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the applicable Servicer pursuant to Section 4.01 or by the applicable Servicer pursuant to its Servicing Agreement have been or will be so deposited) and shall request that the related Custodian, on behalf of the Trustee, deliver to the applicable Servicer the related Mortgage File. Upon receipt of such certification and request, the related Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the applicable Servicer and the Trustee and the related Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, each Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the Protected Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with the applicable Servicing Agreement, upon written instruction from such Servicer or the Master Servicer, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by a Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The related Custodian, on behalf of the Trustee, shall, upon the request of a Servicer or the Master Servicer, and delivery to the related Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit D-1 or Exhibit D-2, as applicable, (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Servicer or the Master Servicer, as applicable. Such trust receipt shall obligate the Servicer or the Master Servicer to return the Mortgage File to the related Custodian on behalf of the Trustee, when the need therefor by the Servicer or the Master Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the related Custodian, on behalf of the Trustee, to the Servicer or the Master Servicer.

Section 3.08  Documents, Records and Funds in Possession of Master Servicer To Be Held for Trustee.

(a)  The Master Servicer and each Servicer (to the extent required by the related Servicing Agreement) shall transmit to the Trustee or the related Custodian on its behalf such documents and instruments coming into the possession of the Master Servicer or such Servicer from time to time as are required by the terms hereof, or in the case of the Servicers, the applicable Servicing Agreement, to be delivered to the Trustee or the related Custodian on its behalf. Any funds received by the Master Servicer or by a Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer or by a Servicer as Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the Master Servicer’s right to retain or withdraw from the Master Servicer Collection Account, the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of each Servicer to retain its Servicing Fee and other amounts as provided in the applicable Servicing Agreement. The Master Servicer and each Servicer shall provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b)  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer and each Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer under this Agreement or the applicable Servicing Agreement.

Section 3.09  Standard Hazard Insurance and Flood Insurance Policies.

(a)  For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Servicers under the related Servicing Agreements to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of the related Servicing Agreements. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in the applicable Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b)  Pursuant to Section 4.01 and 4.02, any amounts collected by the Servicers or the Master Servicer, or by any Servicer, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with the applicable Servicing Agreement) shall be deposited into the Master Servicer Collection Account, subject to withdrawal pursuant to Section 4.03. Any cost incurred by the Master Servicer or any Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer or such Servicer pursuant to Section 4.03.

Section 3.10  Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in the applicable Servicing Agreement) cause the related Servicer to prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to a Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Master Servicer Collection Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property, which repair or restoration the owner of such Mortgaged Property or EMC, as applicable, has agreed to make as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 3.11  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Master Servicer shall not take, or authorize any Servicer (to the extent such action is prohibited under the applicable Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer or such Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause each Servicer (to the extent required under the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not authorize any Servicer (to the extent required under the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b)  The Master Servicer agrees to present, or to cause each Servicer (to the extent required under the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Section 4.01 and 4.04, any amounts collected by the Master Servicer or any Servicer under any Primary Mortgage Insurance Policies shall be deposited in the Master Servicer Collection Account, subject to withdrawal pursuant to Sections 4.03.

Section 3.12  Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the related Custodian, on behalf of the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, on behalf of the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the related Custodian, on behalf of the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 3.13  Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause each Servicer (to the extent required under the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with the applicable Servicing Agreement.

Section 3.14  Compensation for the Master Servicer.

The Master Servicer will be entitled to all income and gain realized from any investment of funds in the Master Servicer Collection Account, for the performance of its activities hereunder.  The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 3.15  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in the applicable Servicing Agreement, cause the applicable Servicer to sell any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall cause the applicable Servicer to protect and conserve, such REO Property in the manner and to the extent required by the applicable Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Master Servicer shall, to the extent required by the related Servicing Agreement, cause the applicable Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the related Protected Account.

(c)  The Master Servicer and the applicable Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Monthly Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Monthly Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d)  To the extent provided in the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the applicable Servicer as provided above, subject to approval by the Master Servicer, shall be deposited in the related Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Master Servicer for deposit into the Master Servicer Collection Account on the next succeeding Servicer Remittance Date.

Section 3.16  Annual Statement as to Compliance.

(a)  The Master Servicer and the Trustee shall deliver (or otherwise make available) to the Depositor and the Trustee not later than March 15th of each calendar year beginning in 2008, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of each such party during the preceding calendar year and of its performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the cure provisions thereof.  Such Annual Statement of Compliance shall contain no restrictions or limitations on its use.  The Master Servicer shall enforce the obligations of each Servicer, to the extent set forth in the related Servicing Agreement, to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor and the Trustee as described above as and when required with respect to the Master Servicer. In the event that certain servicing responsibilities with respect to any Mortgage Loan have been delegated by the Master Servicer, the Trustee or a Servicer to a subservicer or subcontractor, each such entity shall cause such subservicer or subcontractor (and with respect to each Servicer, the Master Servicer shall enforce the obligation of such Servicer to the extent required under the related Servicing Agreement) to deliver a similar Annual Statement of Compliance by such subservicer or subcontractor to the Depositor and the Trustee as described above as and when required with respect to the Master Servicer or the related Servicer (as the case may be). The Master Servicer shall deliver to the Trustee any such Annual Statement of Compliance received from a Servicer or any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, within ten Business Days of such receipt but in no event later than the 15th day of March for each year for which a Report on Form 10-K is required to be filed with respect to the Trust Fund.

(b)  Failure of the Master Servicer to comply with this Section 3.16 (including with respect to the timeframes required herein) shall be deemed an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  Failure of the Trustee to comply with this Section 3.16 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default and the Trustee at the written direction of the Depositor shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same.  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 3.17  Assessments of Compliance and Attestation Reports.

Pursuant to Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, each of the Master Servicer, the Trustee and the Custodians (to the extent set forth in this Section) (each, an “Attesting Party”) shall deliver (or otherwise make available) to the Master Servicer, the Trustee and the Depositor on or before March 15th of each calendar year beginning in 2008, a report regarding such Attesting Party’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria during the preceding calendar year.  The Assessment of Compliance, as set forth in Regulation AB, must contain the following:

(a)           A statement by an authorized officer of such Attesting Party of its authority and responsibility for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b)           A statement by an authorized officer that such Attesting Party used the Servicing Criteria attached as Exhibit M hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the related Attesting Party;

(c)           An assessment by such officer of the related Attesting Party’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d)           A statement that a registered public accounting firm has issued an attestation report on the related Attesting Party’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e)           A statement as to which of the Servicing Criteria, if any, are not applicable to the related Attesting Party, which statement shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving such Attesting Party, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit M hereto which are indicated as applicable to the related Attesting Party.

On or before March 15th of each calendar year beginning in 2008, each Attesting Party shall furnish to the Master Servicer, the Depositor and the Trustee a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the related Attesting Party, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Master Servicer shall enforce the obligation of each Servicer to deliver to the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided in the related Servicing Agreement.  In addition, each of the Master Servicer and the Trustee shall cause, and the Master Servicer shall enforce the obligation (as and when provided in the related Servicing Agreement) of each Servicer to cause, any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer or the Trustee, as applicable, to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, Master Servicer or Securities Trustee, as applicable, to deliver to the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided under the term of the related Servicing Agreement. Pursuant to each of the Servicing Agreements, the related Servicer, or any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, is obligated to provide such Assessment of Compliance and Attestation Report on the 1st of March and in no event later than the 15th of March each year that the related Mortgage Loans are serviced under the applicable Servicing Agreement.  The Master Servicer shall deliver to the Trustee any such Assessment of Compliance and Attestation Report received from a Servicer or any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, within two business days of such receipt but in no event later than two Business Days following the 15th day of March for each year for which a Report on Form 10-K is required to be filed with respect to the Trust Fund.  Such Assessment of Compliance, as to any subservicer or subcontractor, shall at a minimum address the applicable Servicing Criteria specified on Exhibit M hereto which are indicated as applicable to any “primary servicer” to the extent such subservicer or subcontractor is performing any servicing function for the party who engages it and to the extent such party is not itself addressing the Servicing Criteria related to such servicing function in its own Assessment of Compliance.  The Trustee shall confirm that each of the Assessments of Compliance delivered to it, taken as a whole, address all of the Servicing Criteria and taken individually address the Servicing Criteria for each party as set forth in Exhibit M and notify the Depositor of any exceptions. Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance and Attestation Report is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

The Custodians shall deliver to the Master Servicer, the Trustee and the Depositor an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit M hereto which are indicated as applicable to a “custodian”.  Notwithstanding the foregoing, an Assessment of Compliance or Attestation Report is not required to be delivered by any Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

Failure of the Master Servicer to comply with this Section 3.17 (including with respect to the timeframes required herein) shall, upon written notice from the Trustee at the written direction of the Depositor, constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  Failure of the Trustee to comply with this Section 3.17 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, upon written notice from the Trustee at the written direction of the Depositor, constitute a default and the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 3.18  Reports Filed with Securities and Exchange Commission.

(a)           (i) (A) Within 15 days after each Distribution Date, the Trustee shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a Distribution Report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Trustee to the Certificateholders for such Distribution Date; provided that, the Trustee shall have received no later than five (5) calendar days after the related Distribution Date, all information required to be provided to the Trustee as described in clause (a)(iv) below.  Any disclosure that is in addition to the Monthly Statement and that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit N to the Trustee and the Depositor and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit N) and approval.

(B) Within five (5) calendar days after the related Distribution Date, (i) the parties set forth in Exhibit N shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iv) below, to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Subject to the foregoing, the Trustee has no duty under this Agreement to monitor or enforce the performance by the other parties listed on Exhibit O of their duties under this paragraph or to proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this Section.

(C) After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor (in the case of any Additional 10-D Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review.  Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (provided that, the Trustee forwards a copy of the Form 10-D no later than the 10th calendar after the Distribution Date), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D.  In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-D is in final form and the Trustee may proceed with obtaining the execution of and filing the Form 10-D.  No later than the 13th calendar day after the related Distribution Date, a duly authorized officer of the Master Servicer shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee.  If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee shall follow the procedures set forth in Section 3.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website identified in Section 6.04 a final executed copy of each Form 10-D filed by the Trustee.  The signing party for the Master Servicer can be contacted as set forth in Section 12.07. Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to the questions should be “no”.  The Trustee shall be entitled to rely on the representations in Section 2.06(vii) and in any such notice in preparing, executing and/or filing any such report.  The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 3.18(a)(i) and (v) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections.  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from a party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(ii) (A) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Trustee shall prepare and file, at the direction of the Depositor, on behalf of the Trust, any Form 8-K, as required by the Exchange Act; provided that, the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit N to the Trustee and the Depositor and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit N) and approval.

(B) For so long as the Trust is subject to the Exchange Act reporting requirements, no later than the close of business on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth in Exhibit N shall be required pursuant to Section 3.18(a)(iv) below to provide, and the Master Servicer will enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide,  to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, and (ii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

(C) After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor and the Master Servicer for review.  No later than the close of business New York City time on the 3rd Business Day after the Reportable Event, a duly authorized officer of the Master Servicer shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee.  Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event (provided that, the Trustee forwards a copy of the Form 8-K no later than noon New York time on the third Business Day after the Reportable Event), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K.  In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 8-K is in final form and the Trustee may proceed with obtaining the execution of and filing the Form 8-K.  If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee shall follow the procedures set forth in Section 3.18(a)(v)(B).  Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall, make available on its internet website a final executed copy of each Form 8-K filed by the Trustee.  The signing party at the Master Servicer can be contacted as set forth in Section 12.07.  The parties to this Agreement acknowledge that the performance by Master Servicer and the Trustee of their respective duties under this Section 3.18(a)(ii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 3.18(a)(ii).  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party hereto needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(iii) (A) Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act.  Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable timeframes set forth in this Agreement, (I) an annual compliance statement for each Servicer, the Master Servicer, the Trustee and any subservicer or subcontractor, as applicable, as described under Section 3.16, (II)(A) the annual reports on assessment of compliance with Servicing Criteria for the Master Servicer, each Servicer, each subservicer and subcontractor participating in the servicing function, the Trustee and the Custodians, as described under Section 3.17, and (B) if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (III)(A) the registered public accounting firm attestation report for the Master Servicer, each Servicer, the Trustee, each subservicer, each subcontractor, as applicable, and the Custodians, as described under Section 3.17, and (B) if any registered public accounting firm attestation report described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (IV) a Sarbanes-Oxley Certification as described in Section 3.18 (a)(iii)(D) below (provided, however, that the Trustee, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (I) through (IV) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit N to the Trustee and the Depositor and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit N) and approval.

(B) No later than March 15th of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, (i) the parties set forth in Exhibit N shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iv) below to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K.  The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

(C) After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor (only in the case where such Form 10-K includes Additional Form 10-K Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review.  Within three Business Days after receipt of such copy, but no later than March 25th (provided that, the Trustee forwards a copy of the Form 10-K no later than the third Business Day prior to March 25th), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K.  In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-K is in final form and the Trustee may proceed with obtaining the execution of and filing the Form 10-K.  No later than the close of business Eastern Standard time on the 4th Business Day prior to the 10-K Filing Deadline, an officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee.  If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 3.18(a)(v)(B).  Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website a final executed copy of each Form 10-K filed by the Trustee.  The signing party for the Master Servicer can be contacted as set forth in Section 12.07.  Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  The Depositor shall notify the Trustee in writing, no later than March 15th of each year in which the Trust is subject to the requirements of the Exchange Act with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”.  The Trustee shall be entitled to rely on the representations in Section 2.06(vii) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 3.18(a)(iv) and (v) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections and Sections 3.16 and Section 3.17.  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Master Servicer’s or the Trustee’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(D) Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act which shall be signed by the Certifying Person and delivered to the Trustee no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act.  The Master Servicer shall cause any Servicer, and any subservicer or subcontractor engaged by it to provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 10th of each year in which the Trust is subject to the reporting requirements of the Exchange Act (or such other date specified in the related Servicing Agreement) and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit L, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  In addition, the Trustee shall sign a Back-Up Certification substantially in the form of Exhibit L; provided, however, that the Trustee shall not be required to undertake an analysis of any accountant’s report attached as an exhibit to the Form 10-K.  An officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust.  Such officer of the Certifying Person can be contacted as set forth in Section 12.07.

(iv) With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Trustee’s obligation to include such Additional Information in the applicable Exchange Act Report is subject to receipt from the entity that is indicated in Exhibit N as the responsible party for providing that information, if other than the Trustee, as and when required as described in Section 3.18(a)(i) through (iii) above.  Such Additional Disclosure shall be accompanied by a notice substantially in the form of Exhibit O.  Each of the Master Servicer, the Seller, the Trustee and the Depositor hereby agrees to notify and provide, and the Master Servicer agrees to enforce the obligations (to the extent provided in the related Servicing Agreement) of each Servicer to notify and provide, to the extent known to the Master Servicer, the Seller, the Trustee and the Depositor all Additional Disclosure relating to the Trust Fund, with respect to which such party is indicated in Exhibit N as the responsible party for providing that information.  The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Disclosure information pursuant to this Section.

So long as the Depositor is subject to the filing requirements of the Exchange Act with respect to the Trust Fund, the Trustee shall notify the Depositor of any bankruptcy or receivership with respect to the Trustee or of any proceedings of the type described under Item 1117 of Regulation AB that have occurred as of the related Due Period, together with a description thereof, no later than the date on which such information is required of other parties hereto as set forth under this Section 3.18.  In addition, the Trustee shall notify the Depositor of any affiliations or relationships that develop after the Closing Date between the Trustee and the Depositor, the Seller, the Master Servicer or the Custodians of the type described under Item 1119 of Regulation AB, together with a description thereof, no later than March 15 of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008. Should the identification of any of the Depositor, the Seller, the Trustee, the Master Servicer or the Custodians change, the Depositor shall promptly notify the Trustee in writing.

(v) (A) On or prior to January 30th of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B) In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee shall promptly notify the Depositor and the Master Servicer.  In the case of Form 10-D and 10-K, the Depositor, the Master Servicer and the Trustee shall cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act.  In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D.  In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, and such amendment relates to any Additional Disclosure, the Trustee shall notify the Depositor and the parties affected thereby and such parties will cooperate to prepare any necessary Form 8-K/A, 10-DA or 10-KA.  Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an appropriate officer of the Master Servicer.  The parties hereto acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under this Section 3.18(a)(v) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer and the Depositor timely performing their duties under this Section.  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

The Depositor agrees to promptly furnish to the Trustee, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Trustee reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Trustee shall have no responsibility to file any items other than those specified in this Section 3.18; provided, however, the Trustee shall cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act.  Fees and expenses incurred by the Trustee in connection with this Section 3.18 shall not be reimbursable from the Trust Fund.

(b)           The Trustee shall indemnify and hold harmless the Depositor and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Trustee’s obligations under Sections 3.16, 3.17 and 3.18 or the Trustee’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Trustee shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Trustee on its behalf or on behalf of any subservicer or subcontractor engaged by the Trustee pursuant to Section 3.16, 3.17 or 3.18 (the “Trustee Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Trustee Information and not to any other information communicated in connection with the Certificates, without regard to whether the Trustee Information or any portion thereof is presented together with or separately from such other information.

The Depositor shall indemnify and hold harmless the Trustee and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under Sections 3.16, 3.17 and 3.18 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Depositor shall indemnify and hold harmless the Master Servicer, the Trustee and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Additional Disclosure provided by the Depositor that is required to be filed pursuant to this Section 3.18 (the “Depositor Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Depositor Information that is required to be filed and not to any other information communicated in connection with the Certificates, without regard to whether the Depositor Information or any portion thereof is presented together with or separately from such other information.

The Master Servicer shall indemnify and hold harmless the Trustee and the Depositor and each of its respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Master Servicer under Sections 3.16, 3.17 and 3.18 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith.  In addition, the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Master Servicer on its behalf or on behalf of any subservicer or subcontractor engaged by the Master Servicer pursuant to Section 3.16, 3.17 or 3.18 (the “Master Servicer Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Master Servicer Information and not to any other information communicated in connection with the Certificates, without regard to whether the Master Servicer Information or any portion thereof is presented together with or separately from such other information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, the Trustee or the Master Servicer, as applicable, then the defaulting party, in connection with any conduct for which it is providing indemnification under this Section 3.18(c), agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

The indemnification provisions set forth in this Section 3.18(c) shall survive the termination of this Agreement or the termination of any party to this Agreement.

(c)           Failure of the Master Servicer to comply with this Section 3.18 (including with respect to the timeframes required herein) shall, upon written notice from the Trustee at the written direction of the Depositor, constitute an Event of Default, and the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  Failure of the Trustee to comply with this Section 3.18 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, upon written notice from the Trustee at the written direction of the Depositor, constitute a default and the Trustee at the written direction of the Depositor shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary. In connection with the termination of the Master Servicer or the Trustee pursuant to this Section 3.18(d), the Trustee shall be entitled to reimbursement of all costs and expenses associated with such termination to the extent set forth in Section 9.05.  Notwithstanding anything to the contrary in this Agreement, no Event of Default by the Master Servicer or default by the Trustee shall have occurred with respect to any failure to properly prepare, execute and/or timely file any report on Form 8-K, Form 10-D or Form 10-K, any Form 15 or Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from the Master Servicer’s or the Trustee’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file any such report, Form or amendment, and does not result from its own negligence, bad faith or willful misconduct.

 (e)           Notwithstanding the provisions of Section 12.02, this Section 3.18 may be amended without the consent of the Certificateholders.

(f)           Any report, notice or notification to be delivered by the Master Servicer or the Trustee to the Depositor pursuant to this Section 3.18, may be delivered via email to RegABNotifications@bear.com or, in the case of a notification, telephonically by calling Reg AB Compliance Manager at 212-272-7525.

Section 3.19  UCC.

The Depositor shall file any financing statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 3.20  Optional Purchase of Defaulted Mortgage Loans.

(a)  With respect to any Mortgage Loan which as of the first day of a Fiscal Quarter is Delinquent in payment by 90 days or more or is an REO Property, EMC shall have the right, but not the obligation, to purchase such Mortgage Loan from the Trust at a price equal to the Purchase Price; provided however (i) that such Mortgage Loan is still 90 days or more Delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter.  This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more Delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter. This right may be assigned by EMC to a third party, including a holder of a Class of Certificates.

In addition, EMC shall have the right, but not the obligation, to purchase any Mortgage Loan from the Trust for which (i) the initial Scheduled Payment due to the Seller or (ii) the initial Scheduled Payment due to the Trust becomes thirty (30) days Delinquent; provided however, such optional purchase shall be exercised no later than the 270thday after such Mortgage Loan is subject to such optional purchase.Such purchase shall be made at a price equal to the Purchase Price. This right may be assigned by EMC to a third party, including a holder of a Class of Certificates.

(b)  If at any time EMC remits to the Master Servicer a payment for deposit in the Master Servicer Collection Account covering the amount of the Purchase Price for any Mortgage Loan purchased pursuant to clause (a), and EMC provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Master Servicer Collection Account, then the Trustee shall execute the assignment of such Mortgage Loan prepared and delivered to the Trustee, at the request of EMC, without recourse, representation or warranty, to EMC which shall succeed to all of the Trustee’s right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto.  Such assignment shall be an assignment outright and not for security.  EMC will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

Section 3.21  Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.16, 3.17 and 3.18 of this Agreement is to facilitate compliance by the Seller, the Depositor, the Trustee and the Master Servicer with the provisions of Regulation AB.  Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance provided by the Commission in respect of the requirements of Regulation AB, (c) the parties shall comply with reasonable requests made by the Seller, the Depositor, the Master Servicer or the Trustee for delivery of additional or different information as the Seller, the Depositor, the Master Servicer or the Trustee may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the obligations of the parties to this transaction as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

ARTICLE IV
ACCOUNTS

Section 4.01  Protected Accounts.

(a)  The Master Servicer shall enforce the obligation of each Servicer to establish and maintain a Protected Account in accordance with the applicable Servicing Agreement, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within 48 hours (or as of such other time specified in the related Servicing Agreement) of receipt, all collections of principal and interest on any Mortgage Loan and any REO Property received by a Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, and advances made from the Servicer’s own funds (less servicing compensation as permitted by the applicable Servicing Agreement in the case of any Servicer) and all other amounts to be deposited in the Protected Account. The Servicer is hereby authorized to make withdrawals from and deposits to the related Protected Account for purposes required or permitted by this Agreement and the related Servicing Agreement. To the extent provided in the related Servicing Agreement, the Protected Account shall be held by a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Certificateholders.

(b)  To the extent provided in the related Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of Certificateholders and, except as provided in the preceding paragraph, not commingled with any other funds.  Such Permitted Investments shall mature, or shall be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Distribution Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 4.01 shall be paid to the related Servicer under the applicable Servicing Agreement, and the risk of loss of moneys required to be distributed to the Certificateholders resulting from such investments shall be borne by and be the risk of the related Servicer. The related Servicer (to the extent provided in the Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Certificateholders.

(c)  To the extent provided in the related Servicing Agreement and subject to this Article IV, on or before each Servicer Remittance Date, the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Accounts and shall immediately deposit or cause to be deposited in the Master Servicer Collection Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date) with respect to each Loan Group:

(i)  Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by such Servicer pursuant to its Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising its Servicing Fee or any fees with respect to any lender-paid primary mortgage insurance policy;

(ii)  Full Principal Prepayments and any Liquidation Proceeds received by such Servicer with respect to the Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising its Servicing Fee;

(iii)  Partial Principal Prepayments received by such Servicer for the Mortgage Loans in the related Prepayment Period; and

(iv)  Any amount to be used as a Monthly Advance or any Compensating Interest Payments.

(d)  Withdrawals may be made from an Account only to make remittances or reimbursements as provided in Section 4.01(c), 4.03, 4.04 and 4.05; to reimburse the Master Servicer or a Servicer for Monthly Advances which have been recovered by subsequent collections from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of this Agreement in accordance with Section 10.01. As provided in Sections 4.01(a) and 4.03 certain amounts otherwise due to the Servicers may be retained by them and need not be deposited in the Master Servicer Collection Account.

Section 4.02  Master Servicer Collection Account.

The Master Servicer shall establish and maintain in the name of the Trustee, for the benefit of the Holders of the Certificates, the Master Servicer Collection Account as a segregated trust account or accounts. The Master Servicer Collection Account shall be an Eligible Account. The Master Servicer will deposit in the Master Servicer Collection Account as identified by the Master Servicer and as received by the Master Servicer, the following amounts:

(i)  any amounts withdrawn from a Protected Account;

(ii)  any Advance and any Compensating Interest Payments;

(iii)  any Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer which were not deposited in a Protected Account;

(iv)  The Purchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 hereof, any amounts which are to be treated pursuant to Section 2.04 of this Agreement as the payment of a Purchase Price in connection with the tender of a Substitute Mortgage Loan by the Seller, the Purchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 3.20, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 10.01;

(v)  any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(vi)  any other amounts received by or on behalf of the Master Servicer or the Trustee and required to be deposited in the Master Servicer Collection Account pursuant to this Agreement.

All amounts deposited to the Master Servicer Collection Account shall be held by the Master Servicer in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Master Servicer Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (i) prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges need not be credited by the Master Servicer or the related Servicer to the Protected Account or the Master Servicer Collection Account, as applicable.  Reconciliations will be prepared for the Master Servicing Collection Account within 45 calendar days after the bank statement cut-off date. In the event that the Master Servicer shall deposit or cause to be deposited in the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

Section 4.03  Permitted Withdrawals From the Master Servicer Collection Account.

The Master Servicer may from time to time make withdrawals from the Master Servicer Collection Account for the following purposes:

(i)  to reimburse the Master Servicer or the related Servicer for any Advance or Servicing Advance of its own funds, the right of the Master Servicer or related Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Advance or Servicing Advance was made;

(ii)  to reimburse the Master Servicer or the related Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer or the related Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an uninsured cause or in connection with the liquidation of such Mortgage Loan;

(iii)  to reimburse the Master Servicer or the related Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer or the related Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (x) of this Subsection (a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(iv)  to reimburse the Master Servicer or a Servicer for advances of funds pursuant to this Agreement or the related Servicing Agreement, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late recoveries of the payments for which such advances were made;

(v)  to reimburse the Master Servicer or a Servicer for any Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Advance or advance has not been reimbursed pursuant to clauses (i) through (iv);

(vi)  to pay the Master Servicer as set forth in Section 3.14;

(vii)  to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 3.03, 7.04(c) and (d) and 12.03 or otherwise reimbursable to it pursuant to this Agreement;

(viii)  to pay to the related Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the related Servicer;

(ix)  to reimburse or pay the related Servicer any such amounts as are due thereto under this Agreement or the related Servicing Agreement and have not been retained by or paid to the related Servicer, to the extent provided herein and in the related Servicing Agreement;

(x)  the Purchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to Section 2.02 or 2.03, any amounts which are to be treated pursuant to Section 4.05 of this Agreement as the payment of such a Purchase Price, the Purchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 3.20, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Seller or its designee pursuant to Section 10.01;

(xi)  any amounts required to be deposited with respect to losses on investments of deposits in the Master Servicer Collection Account; and

(xii)           any unreimbursed Capitalization Reimbursement Amount.

No later than noon New York time on the Distribution Account Deposit Date for each Distribution Date, the Master Servicer shall transfer all amounts on deposit in the account with respect to the related Distribution Date, less all permitted reimbursements to the Servicer and the Master Servicer and the Servicing Fees and Lender-Paid PMI Fees for such Distribution Date, to the Trustee for deposit in the Distribution Account.

The Master Servicer will, from time to time on demand of a Servicer or the Trustee, make or cause to be made such withdrawals or transfers from the account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the account pursuant to Section 10.01 and remove amounts from time to time deposited in error.

In addition, prior to noon New York time on the Business Day prior to each Distribution Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Master Servicer Collection Account pursuant to subclauses (i) through (iv), inclusive, and (vi) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Master Servicer Collection Account.

Section 4.04  Distribution Account.

(a)  The Trustee shall establish and maintain, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts. The Distribution Account shall be an Eligible Account. The Master Servicer or Servicers, as the case may be, will remit to the Trustee for deposit in the Distribution Account, the following amounts:

(b)  All amounts deposited to the Distribution Account shall be held by the Trustee in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (i) prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges and (ii) the items enumerated in Subsections 4.05(a)(i), (ii), (iii) and (iv), need not be credited by the Master Servicer or the related Servicer to the Distribution Account. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(c)  The Distribution Account shall constitute a trust account of the Trust Fund segregated on the books of the Trustee and held by the Trustee in trust in its Corporate Trust Office, and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Trustee (whether made directly, or indirectly through a liquidator or receiver of the Trustee). The Distribution Account shall be an Eligible Account. The amount at any time credited to the Distribution Account may be invested in the name of the Trustee, in such Permitted Investments as may be selected by the Trustee or deposited in demand deposits with such depository institutions as may be selected by the Trustee, provided that time deposits of such depository institutions would be a Permitted Investment. All Permitted Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the next succeeding Distribution Date if the obligor for such Permitted Investment is the Trustee or, if such obligor is any other Person, the Business Day preceding such Distribution Date. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Trustee. The Trustee shall be permitted to receive distribution of all investment earnings from the Distribution Account earned on funds on deposit in the Distribution Account. If there is any loss on a Permitted Investment or demand deposit, the Trustee, as trustee, shall deposit such amount in the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Trustee shall take such action as may be necessary to ensure that the Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Trustee) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

(d)  In addition, on the Closing Date the Depositor shall deposit $200 into the Distribution Account which shall be paid to the holders of the Class R Certificates on the first Distribution Date in accordance with Section 6.01.

Section 4.05  Permitted Withdrawals and Transfers from the Distribution Account.

(a)  The Trustee will make such withdrawals or transfers from the Distribution Account for the following purposes:

(i)  to reimburse the Trustee or the Custodians for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement;

(ii)  to pay the Trustee compensation as set forth in Section 9.05;

(iii)  to remove amounts deposited in error;

(iv)  to clear and terminate the Distribution Account pursuant to Section 10.01; and

(b)  On each Distribution Date, the Trustee shall distribute the Available Funds to the extent on deposit in the Distribution Account for each Loan Group to the Holders of the Certificates in accordance with distribution instructions provided to it by the Trustee no later than two Business Days prior to such Distribution Date (if the Trustee and the Trustee are not the same entity) and determined by the Trustee in accordance with Section 6.01.

Section 4.06  Group III Pre-Funding Account.

(a)           No later than the Closing Date, the Trustee shall establish and maintain in the name of the Trustee a segregated trust account or sub-account of a trust account, which shall be titled “Group III Pre-Funding Account, Wells Fargo Bank, N.A., as trustee for the benefit of the holders of Structured Asset Mortgage Investments II Inc., Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5” (the “Group III Pre-Funding Account”). The Group III Pre-Funding Account shall be an Eligible Account or a sub account of an Eligible Account. The Trustee, promptly upon receipt, shall deposit in the Group III Pre-Funding Account and retain therein the Group III Pre-Funded Amount remitted on the Closing Date to the Trustee by the Depositor. Funds deposited in the Group III Pre-Funding Account shall be held in trust by the Trustee for the Holders of the Group III Certificates for the uses and purposes set forth herein.

(b)           The Trustee shall invest funds deposited in the Group III Pre-Funding Account as directed by the Depositor or its designee in writing in Permitted Investments with a maturity date no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, or, if no written direction is received by the Trustee from the Depositor, then funds in such account shall remain uninvested. For federal income tax purposes, the Depositor or its designee shall be the owner of the Group III Pre-Funding Account and shall report all items of income, deduction, gain or loss arising therefrom. All income and gain realized from investment of funds deposited in the Group III Pre-Funding Account shall be transferred to the Group III Interest Coverage Account on the Business Day immediately preceding each Distribution Date. Any such income and gain remaining in the Group III Interest Coverage Account at the end of the Group III Pre-Funding Period shall be remitted by the Trustee to the Depositor pursuant to Section 4.07(d). The Depositor or its designee shall deposit in the Group III Pre-Funding Account the amount of any net loss incurred in respect of any such Permitted Investment immediately upon realization of such loss without any right of reimbursement therefor. At no time will the Group III Pre-Funding Account be an asset of any REMIC created hereunder. Amounts on deposit in the Group III Pre-Funding Account shall be withdrawn by the Trustee as follows, unless otherwise directed by the Depositor:

(i)           On any Subsequent Transfer Date, the Trustee shall withdraw from the Group III Pre-Funded Amount an amount equal to 100% of the Scheduled Principal Balances of the Group III Subsequent Mortgage Loans, (as identified on the Mortgage Loan Schedule provided by the Depositor) transferred and assigned to the Trustee for deposit in Loan Group III, on such Subsequent Transfer Date and remit such amount to the Depositor;

(ii)           If the amount on deposit in the Group III Pre-Funding Account (exclusive of investment income) has not been reduced to zero by the close of business on the date of termination of the Group III Pre-Funding Period, then at the close of business on such date, the Trustee shall deposit into the Distribution Account with respect to Group III Available Funds, any amounts remaining in the Group III Pre-Funding Account related to Loan Group III, (exclusive of investment income) for distribution in accordance with Section 6.01;

(iii)           To withdraw any amount not required to be deposited in the Group III Pre-Funding Account or deposited therein in error; and

(iv)           Upon the earliest of (i) the reduction of the Schedule Principal Balances of the Group III Mortgage Loans to zero or (ii) the termination of this Agreement with respect to Loan Group III in accordance with Section 10.01, to withdraw any amount remaining on deposit in the Group III Pre-Funding Account, first, for deposit in the Distribution Account for payment to the Group III Certificateholders then entitled to distributions in respect of principal until the Certificate Principal Balance of the Group III Certificates has been reduced to zero, and second, for payment to the Depositor of any remaining amount.

Withdrawals pursuant to clauses (i), (ii) and (iv) shall be treated as contributions of cash to REMIC I on the date of withdrawal.

Section 4.07  Group IIII Interest Coverage Account.

(a)           No later than the Closing Date, the Trustee shall establish and maintain in the name of the Trustee a segregated trust account or a sub-account of a trust account, which shall be titled “Group III Interest Coverage Account, Wells Fargo Bank, N.A., as trustee for the benefit of the holders of Structured Asset Mortgage Investments II Inc., Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5” (the “Group III Interest Coverage Account”). The Group III Interest Coverage Account shall be an Eligible Account or a sub-account of an Eligible Account. The Trustee shall, promptly upon receipt, deposit in the Group III Interest Coverage Account and retain therein the Group III Initial Interest Coverage Deposit remitted on the Closing Date to the Trustee by the Depositor and all income and gain realized from investment of funds deposited in the Group III Pre-Funding Account pursuant to Section 4.06(b). Funds deposited in the Group III Interest Coverage Account shall be held in trust by the Trustee for the Group III Certificateholders for the uses and purposes set forth herein.

(b)           For federal income tax purposes, the Depositor shall be the owner of the Group III Interest Coverage Account and shall report all items of income, deduction, gain or loss arising therefrom. At no time will the Group III Interest Coverage Account be an asset of any REMIC created hereunder. All income and gain realized from investment of funds deposited in the Group III Interest Coverage Account, which investment shall be made solely upon the written direction of the Depositor, shall be for the sole and exclusive benefit of the Depositor and shall be remitted at the direction of the Depositor by the Trustee to the Depositor no later than the first Business Day following receipt of such income and gain by the Trustee.  In the absence of such direction, the income and gain shall remain in the Group III Interest Coverage Account and shall be remitted at the direction of the Depositor or at the end of the Group III Pre-Funding Period as excess proceeds, as applicable. If no written direction with respect to such investment shall be received by the Trustee from the Depositor, then funds in such Account shall remain uninvested. The Depositor shall deposit in the Group III Interest Coverage Account the amount of any net loss incurred in respect of any such Permitted Investment immediately upon realization of such loss and any additional amounts necessary to make payments pursuant to paragraph (c) below to the extent amounts on deposit in the Group III Interest Coverage Account are insufficient.

(c)           On each Distribution Date during the Group III Pre-Funding Period and on the day of termination of the Group III Pre-Funding Period, the Trustee shall withdraw from the Group III Interest Coverage Account and deposit in the Distribution Account an amount equal to the Group III Interest Coverage Distribution Amount for such Distribution Date. Such withdrawal and deposit shall be treated as a contribution of cash by the Depositor to REMIC I on the date thereof. Immediately following any such withdrawal and deposit, and immediately following the conveyance of any Group IIII Subsequent Mortgage Loan to the Trust on any Subsequent Transfer Date, the Trustee shall, at the request of the Depositor, withdraw from the Group III Interest Coverage Account and remit to the Depositor or its designee an amount equal to the excess, if any, of the amount remaining in such Group III Interest Coverage Account over the amount that would be required to be withdrawn therefrom (assuming sufficient funds therein) pursuant to the second preceding sentence on each subsequent Distribution Date, if any, that will occur during the Group III Pre-Funding Period or on the day of termination of the Group III Pre-Funding Period if no Group IIII Subsequent Mortgage Loan were acquired by the Trust Fund after the end of the Prepayment Period relating to the current Distribution Date or the Distribution Date following the end of the Group III Pre-Funding Period, as applicable. On the day of termination of the Group III Pre-Funding Period, the Trustee shall withdraw from the Group III Interest Coverage Account and remit to the Depositor or its designee the amount remaining in such Group III Interest Coverage Account after payment of the amount required to be withdrawn therefrom pursuant to the third preceding sentence on the day of termination of the Group III Pre-Funding Period.

(d)           Upon the earliest of (i) the Distribution Date immediately following the end of the Group III Pre-Funding Period, (ii) the reduction of the Certificate Principal Balance of the Group III Certificates to zero and (iii) the termination of this Agreement in accordance with Section 10.01, any amount remaining on deposit in the Group III Interest Coverage Account after distributions pursuant to paragraph (c) above shall be withdrawn by the Trustee and paid to the Depositor or its designee.

ARTICLE V
CERTIFICATES

Section 5.01  Certificates.

(a)  The Depository and the Issuing Entity have entered into a Depository Agreement dated as of the Closing Date (the “Depository Agreement”). Except for the Residual Certificates, the Private Certificates and the Individual Certificates and as provided in Subsection 5.01(b), the Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of such Certificates may not be transferred by Trustee except to a successor to the Depository; (ii) ownership and transfers of registration of such Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iii) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (iv) the Trustee shall deal with the Depository as representative of such Certificate Owners of the respective Class of Certificates for purposes of exercising the rights of Certificateholders under this Agreement, and requests and directions for and votes of such representative shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (v) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants.

(b)  The Residual Certificates and the Private Certificates are initially Physical Certificates. If at any time the Holders of all of the Certificates of one or more such Classes request that the Trustee cause such Class to become Global Certificates, the Trustee and the Depositor will take such action as may be reasonably required to cause the Depository to accept such Class or Classes for trading if it may legally be so traded.

All transfers by Certificate Owners of such respective Classes of Book-Entry Certificates and any Global Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

(c)  If (i)(A) the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository and (B) the Trustee or the Depositor is unable to locate a qualified successor within 30 days or (ii) the Depositor at its option advises the Trustee in writing that it elects to terminate the book-entry system through the Depository, the Trustee, as agent of the Depositor, shall request that the Depository notify all Certificate Owners of the occurrence of any such event and of the availability of definitive, fully registered Certificates to Certificate Owners requesting the same. Upon surrender to the Trustee, as agent of the Depositor, of the Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Trustee shall issue the definitive Certificates. Neither the Depositor nor the Trustee shall be liable for any delay in delivery of any instructions required under this section and may conclusively rely on, and shall be protected in relying on, such instructions.

In addition, if an Event of Default has occurred and is continuing, each Certificate Owner materially adversely affected thereby may at its option request a definitive Certificate evidencing such Certificate Owner’s Fractional Undivided Interest in the related Class of Certificates.  In order to make such request, such Certificate Owner shall, subject to the rules and procedures of the Depository, provide the Depository or the related Depository Participant with directions for the Trustee to exchange or cause the exchange of the Certificate Owner’s interest in such Class of Certificates for an equivalent Fractional Undivided Interest in fully registered definitive form.  Upon receipt by the Trustee of instructions from the Depository directing the Trustee to effect such exchange (such instructions to contain information regarding the Class of Certificates and the Current Principal Amount being exchanged, the Depository Participant account to be debited with the decrease, the registered holder of and delivery instructions for the definitive Certificate, and any other information reasonably required by the Trustee), (i) the Trustee shall instruct the Depository to reduce the related Depository Participant’s account by the aggregate Current Principal Amount of the definitive Certificate, (ii) the Trustee shall execute, authenticate and deliver, in accordance with the registration and delivery instructions provided by the Depository, a definitive Certificate evidencing such Certificate Owner’s Fractional Undivided Interest in such Class of Certificates and (iii) the Trustee shall execute and authenticate a new Book-Entry Certificate reflecting the reduction in the Current Principal Amount of such Class of Certificates by the amount of the definitive Certificates.

(d)           (i)           REMIC I will be evidenced by (x) the REMIC I Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the “regular interests” in REMIC I and have the initial principal amounts and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(i) and (y) the Class R-I Certificates, which are hereby designated as representing the sole class of “residual interests” in REMIC I.

The REMIC I Regular Interests and the Class R-I Certificates will have the following designations, initial principal amounts and Pass-Through Rates:

REMIC I Interest	Initial Principal Amount	Pass-Through Rate	Related Loan Group

I-Sub	$264.96	(1)	Loan Group I
I-Grp	$7,063.76	(2)	Loan Group I
II-Sub	$425.16	(1)	Loan Group II
II-Grp	$11,335.96	(3)	Loan Group II
III-Sub	$817.06	(1)	Loan Group III
III-Grp	$21,786.86	(4)	Loan Group III
ZZZ	$401,824,112.21	(1)	Loan Group I through Loan Group III
R-II/R-III	$100.00	0.00%	N/A
Class R-I	$50.00	0.00%	N/A
______________________
(1)           The weighted average of the Net Rates of the Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date.

(2)           The weighted average of the Net Rates of the Group I Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date.

(3)           The weighted average of the Net Rates of the Group II Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date.

(4)           The weighted average of the Net Rates of the Group III Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date.

Interest shall be payable from amounts received on the Mortgage Loans to the REMIC I Regular Interests at the applicable Pass-Through Rates on the related Uncertificated Principal Balances. On the Distribution Date in September 2007, REMIC I Regular Interest R-II/R-III will be paid $100 in reduction of its Uncertificated Principal Balance from the Class R-II Deposit and the Class R-III Deposit held in the Distribution Account.   Distributions of principal shall be deemed to be made from amounts received on the Mortgage Loans to the REMIC I Regular Interests, first, so as to keep the Uncertificated Principal Balance of each REMIC I Regular Interest ending with the designation “Grp” equal to 0.01% of the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.01% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group over (y) the aggregate Current Principal Amount of the Senior Certificates in the Certificate Group for the related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and third, any remaining principal to REMIC I Regular Interest ZZZ. Realized Losses on the Mortgage Loans shall be applied after all distributions have been made on each Distribution Date, first, so as to keep the Uncertificated Principal Balance of each REMIC I Regular Interest ending with the designation “Grp” equal to 0.01% of the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.01% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group over (y) the Current Principal Amount of the Senior Certificates in the Certificate Group for the related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses on the Mortgage Loans shall be allocated to REMIC I Regular Interest ZZZ.

The aggregate amount of any Net Interest Shortfalls and interest portion of Realized Losses related to the Mortgage Loans for any Distribution Date shall be allocated to accrued interest payable to the REMIC I Regular Interests, pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

(ii)           REMIC II will be evidenced by (x) the REMIC II Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the “regular interests” in REMIC II and have the initial principal amounts and (other than REMIC II Regular Interest R-III) accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(ii) and (y) the Class R-II Certificates, which are hereby designated as representing the sole class of “residual interests” in REMIC II.

The REMIC II Regular Interests and the Class R-II Certificates will have the following designations, initial principal amounts and Pass Through Rates:

Designation	Initial Principal Amount	Pass-Through Rate

I-A-1	$62,690,000.00	(1)
I-A-2	$5,298,000.00	(1)
II-A-1	$100,606,000.00	(2)
II-A-2	$8,502,000.00	(2)
III-A-1	$185,188,000.00	(3)
III-A-2	$24,510,000.00	(3)
R-III	$50.00	0.00%
Class R-II	$50.00	0.00%
B-1	$6,027,000.00	(4)
B-2	$3,416,000.00	(4)
B-3	$1,407,000.00	(4)
B-4	$2,008,000.00	(4)
B-5	$1,407,000.00	(4)
B-6	$806,805.97	(4)

(1)           A variable Pass-Through Rate equal to the weighted average of the Pass-Through Rate on REMIC I Regular Interest I-Grp, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interest immediately preceding the related Distribution Date.

(2)           A variable Pass-Through Rate equal to the weighted average of the Pass-Through Rate on REMIC I Regular Interest II-Grp, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interest immediately preceding the related Distribution Date.

(3)           A variable Pass-Through Rate equal to the weighted average of the Pass-Through Rate on REMIC I Regular Interest III-Grp, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interest immediately preceding the related Distribution Date.

(4)           A variable Pass-Through Rate equal to the weighted average of the Pass-Through Rates on REMIC I Regular Interests I-Sub, II-Sub and III-Sub, weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately preceding the related Distribution Date, provided that for purposes of calculating such weighted average, the Pass-Through Rate of each such REMIC I Regular Interest shall be subject to a cap and a floor equal to the Pass-Through Rate of the REMIC I Regular Interest from the related Loan Group ending with the designation “Grp”.

Principal shall be payable to, and shortfalls, losses and prepayments are allocable to, the REMIC II Regular Interests as such amounts are payable and allocable to the Corresponding Certificates; provided that, solely for purposes of the foregoing, any shortfalls or losses allocable to the Class III-X-1 Certificates shall be deemed to be allocated entirely to the Class III-A-1 Certificates and Class III-A-2 Certificates on a pro rata basis. Interest shall be payable to the REMIC II Regular Interests at the Pass-Through Rate for each such REMIC II Regular Interest on each such REMIC II Regular Interest’s Uncertificated Principal Balance.

 (iii)           The Classes of the Regular Certificates, each of which shall represent a “regular interest” in REMIC III, and the Class R-I, Class R-II and Class R-III Certificates, each of which shall represent the sole class of “residual interests” in REMIC I, REMIC II and REMIC III, respectively, shall have the following designations, initial principal amounts and Pass-Through Rates:

Designation	Initial Principal Amount	Pass-Through Rate
I-A-1	$62,690,000.00	(1)
I-A-2	$5,298,000.00	(1)
II-A-1	$100,606,000.00	(2)
II-A-2	$8,502,000.00	(2)
III-A-1	$185,188,000.00	(3)
III-A-2	$24,510,000.00	(3)
III-X-1	(4)	(5)
R-I	$50.00	(6)
R-II	$50.00	(6)
R-III	$50.00	(6)
B-1	$6,027,000.00	(7)
B-2	$3,416,000.00	(7)
B-3	$1,407,000.00	(7)
B-4	$2,008,000.00	(7)
B-5	$1,407,000.00	(7)
B-6	$806,805.97	(7)

(1)           The Class I-A-1 Certificates and Class I-A-2 Certificates will bear interest at a variable Pass-Through Rate equal to the weighted average of the Net Rates of the Group I Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date.  For federal income tax purposes the Class I-A-1 Certificates and Class I-A-2 Certificates will bear interest at a rate equivalent to the foregoing, calculated using the weighted average of the Pass-Through Rates on REMIC II Regular Interests I-A-1 and I-A-2, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date, in place of the weighted average of the Net Rates of the Group I Mortgage Loans.

(2)  The Class II-A-1 Certificates and Class II-A-2 Certificates will bear interest at a variable Pass-Through Rate equal to the weighted average of the Net Rates of the Group II Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date.  For federal income tax purposes the Class II-A-1 Certificates and Class II-A-2 Certificates will bear interest at a rate equivalent to the foregoing, calculated using the weighted average of the Pass-Through Rates on REMIC II Regular Interests II-A-1 and II-A-2, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date, in place of the weighted average of the Net Rates of the Group II Mortgage Loans.

(3)           On or prior to the Distribution Date in July 2017, the Class III-A-1 Certificates and Class III-A-2 Certificates will bear interest at a variable Pass-Through Rate equal to the weighted average of the Net Rates of the Group III Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date, minus 0.271% per annum. After the Distribution Date in July 2017, the Class III-A-1 Certificates and Class III-A-2 Certificates will bear interest at a variable Pass-Through Rate equal to the weighted average of the Net Rates of the Group III Mortgage Loans, weighted on the basis of the respective Scheduled Principal Balances of each such Mortgage Loan as of the beginning of the Due Period immediately preceding the related Distribution Date. During each such period, for federal income tax purposes the Class III-A-1 Certificates and Class III-A-2 Certificates will bear interest at a rate equivalent to the foregoing, calculated using the weighted average of the Pass-Through Rates on REMIC II Regular Interests III-A-1 and III-A-2, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date, in place of the weighted average of the Net Rates of the Group III Mortgage Loans.

(4)           As described in the definition of Notional Amount herein.

(5)           On or prior to the Distribution Date in July 2017, the Class III-X-1 Certificates will bear interest at a fixed Pass-Through Rate equal to 0.271% per annum on a notional balance equal to the aggregate Current Principal Amount of the Class III-A-1 Certificates and Class III-A-2 Certificates.  After the Distribution Date in July 2017, the Class III-1X-1 Certificates will not bear any interest.  For federal income tax purposes, the Class III-X-1 Certificates will bear interest at a rate equivalent to the foregoing, expressed as (i) for any Distribution Date in or prior to July 2017, the excess, if any, of (x) the weighted average of the Pass-Through Rates on REMIC II Regular Interests III-A-1 and III-A-2, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date, over (y) the excess, if any, of (1) the weighted average of the Pass-Through Rates on REMIC II Regular Interests III-A-1 and III-A-2, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date, over (2) 0.271% per annum, and (ii) for any Distribution Date after July 2017, the excess, if any, of (A) the weighted average of the Pass-Through Rates on REMIC II Regular Interests III-A-1 and III-A-2, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date, over (B) the weighted average of the Pass-Through Rates on REMIC II Regular Interests III-A-1 and III-A-2, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date.

 (6)          The Class R-I, Class R-II and Class R-III Certificates will not bear interest.

(7)           The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will each bear interest at a variable Pass-Through Rate equal to the weighted average of the weighted average of the Net Rates of the Mortgage Loans in Loan Group I, Loan  Group II and Loan Group III, weighted in proportion to the results of subtracting from the aggregate Scheduled Principal Balance of the Mortgage Loans of each such Loan Group, the aggregate Current Principal Amount of the related Class or Classes of Senior Certificates. For federal income tax purposes such Certificates will bear interest at a rate equivalent to the foregoing, expressed as the weighted average of the Pass-Through Rates on REMIC II Regular Interests B-1, B-2, B-3, B-4, B-5 and B-6, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date.

(e)  For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date in the Trust Fund has been designated as the “latest possible maturity date” for the REMIC I Regular Interests, REMIC II Regular Interests and the Certificates (other than the Class R Certificates).

(f)  With respect to each Distribution Date, each Class of Certificates shall accrue interest during the related Interest Accrual Period. With respect to each Distribution Date and each such Class of Certificates, interest shall be calculated, on the basis of a 360-day year comprised of twelve 30-day months, based upon the respective Pass-Through Rate set forth, or determined as provided, above and the Current Principal Amount (or Notional Amount in the case of the Interest Only Certificates) of such Class applicable to such Distribution Date.

(g)  The Certificates shall be substantially in the forms set forth in Exhibits A-1, A-2 and A-3. On original issuance, the Trustee, shall sign, countersign and shall deliver them at the direction of the Depositor. Pending the preparation of definitive Certificates of any Class, the Trustee may sign and countersign temporary Certificates that are printed, lithographed or typewritten, in authorized denominations for Certificates of such Class, substantially of the tenor of the definitive Certificates in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers or authorized signatories executing such Certificates may determine, as evidenced by their execution of such Certificates. If temporary Certificates are issued, the Depositor will cause definitive Certificates to be prepared without unreasonable delay. After the preparation of definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the Corporate Trust Office of the Trustee, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Trustee shall sign and countersign and deliver in exchange therefor a like aggregate principal amount, in authorized denominations for such Class, of definitive Certificates of the same Class. Until so exchanged, such temporary Certificates shall in all respects be entitled to the same benefits as definitive Certificates.

(h)  Each Class of Book-Entry Certificates will be registered as a single Certificate of such Class held by a nominee of the Depository or the DTC Custodian, and beneficial interests will be held by investors through the book-entry facilities of the Depository in minimum denominations of, in the case of the Offered Certificates (other than the Residual Certificates), $100,000 and in each case increments of $1.00 in excess thereof, except that one Certificate of each such Class may be issued in a different amount so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Trustee shall execute and countersign Physical Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of such Class on the Closing Date. The Private Certificates shall be issued in certificated fully-registered form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess thereof, except that one Private Certificate of each Class may be issued in a different amount so that the sum of the denominations of all outstanding Private Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date.  The Residual Certificates shall each be issued in certificated fully-registered form, each, in the denomination of $50.  Each Class of Global Certificates, if any, shall be issued in fully registered form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess thereof, except that one Certificate of each Class may be in a different denomination so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Trustee shall execute and countersign (i) in the case of each Class of Offered Certificates, the Certificate in the entire Current Principal Amount of the respective Class and (ii) in the case of each Class of Private Certificates, Individual Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of each such respective Class on the Closing Date. The Certificates referred to in clause (i) and if at any time there are to be Global Certificates, the Global Certificates shall be delivered by the Depositor to the Depository or pursuant to the Depository’s instructions, shall be delivered by the Depositor on behalf of the Depository to and deposited with the DTC Custodian. The Trustee shall sign the Certificates by facsimile or manual signature and countersign them by manual signature by one or more authorized signatories, each of whom shall be Responsible Officers of the Trustee or its agent. A Certificate bearing the manual and facsimile signatures of individuals who were the authorized signatories of the Trustee or its agent at the time of issuance shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to hold such positions prior to the delivery of such Certificate.

(i)  No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the manually executed countersignature of the Trustee or its agent, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates issued on the Closing Date shall be dated the Closing Date. All Certificates issued thereafter shall be dated the date of their countersignature.

(j)  The Closing Date is hereby designated as the “startup” day of each REMIC within the meaning of Section 860G(a)(9) of the Code.

(k)  For federal income tax purposes, each REMIC shall have a tax year that is a calendar year and shall report income on an accrual basis.

(l)  The Trustee shall cause each REMIC to timely elect to be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of any Trust established hereby shall be resolved in a manner that preserves the validity of such elections.

(m)  The following legend shall be placed on the Residual Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE TRUSTEE WITH AN OPINION OF COUNSEL ADDRESSED TO THE DEPOSITOR, TRUSTEE AND MASTER SERVICER AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE.

The following legend shall be placed upon the Private Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.

Section 5.02  Registration of Transfer and Exchange of Certificates.

(a)  The Trustee shall maintain at its Corporate Trust Office a Certificate Register in which, subject to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

(b)  Subject to Subsection 5.01(a) and, in the case of any Global Certificate or Physical Certificate upon the satisfaction of the conditions set forth below, upon surrender for registration of transfer of any Certificate at any office or agency of the Trustee maintained for such purpose, the Trustee shall sign, countersign and shall deliver, in the name of the designated transferee or transferees, a new Certificate of a like Class and aggregate Fractional Undivided Interest, but bearing a different number.

(c)  By acceptance of an Individual Certificate, whether upon original issuance or subsequent transfer, each holder of such a Certificate acknowledges the restrictions on the transfer of such Certificate set forth in the Securities Legend and agrees that it will transfer such a Certificate only as provided herein. In addition to the provisions of Subsection 5.02(h), the following restrictions shall apply with respect to the transfer and registration of transfer of an Individual Certificate to a transferee that takes delivery in the form of an Individual Certificate:

(i)  The Trustee shall register the transfer of an Individual Certificate if the requested transfer is being made to a transferee who has provided the Trustee with a Rule 144A Certificate or comparable evidence as to its QIB status.

(ii)  The Trustee shall register the transfer of any Individual Certificate if (x) the transferor has advised the Trustee in writing that the Certificate is being transferred to an Institutional Accredited Investor; and (y) prior to the transfer the transferee furnishes to the Trustee an Investment Letter (and the Trustee shall be fully protected in so doing), provided that, if based upon an Opinion of Counsel addressed to the Trustee to the effect that the delivery of (x) and (y) above are not sufficient to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Trustee shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of an Individual Certificate as shall be set forth in such Opinion of Counsel.

(d)  Subject to Subsection 5.02(h), so long as a Global Certificate of such Class is outstanding and is held by or on behalf of the Depository, transfers of beneficial interests in such Global Certificate, or transfers by holders of Individual Certificates of such Class to transferees that take delivery in the form of beneficial interests in the Global Certificate, may be made only in accordance with this Subsection 5.02(d) and in accordance with the rules of the Depository:

(i)  In the case of a beneficial interest in the Global Certificate being transferred to an Institutional Accredited Investor, such transferee shall be required to take delivery in the form of an Individual Certificate or Certificates and the Trustee shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(ii).

(ii)  In the case of a beneficial interest in a Class of Global Certificates being transferred to a transferee that takes delivery in the form of an Individual Certificate or Certificates of such Class, except as set forth in clause (i) above, the Trustee shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(i).

(iii)  In the case of an Individual Certificate of a Class being transferred to a transferee that takes delivery in the form of a beneficial interest in a Global Certificate of such Class, the Trustee shall register such transfer if the transferee has provided the Trustee with a Rule 144A Certificate or comparable evidence as to its QIB status.

(iv)  No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in the Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class; provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB.

(e)  Subject to Subsection 5.02(h), an exchange of a beneficial interest in a Global Certificate of a Class for an Individual Certificate or Certificates of such Class, an exchange of an Individual Certificate or Certificates of a Class for a beneficial interest in the Global Certificate of such Class and an exchange of an Individual Certificate or Certificates of a Class for another Individual Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificate of such Class, so long as such Certificate is outstanding and is held by or on behalf of the Depository) may be made only in accordance with this Subsection 5.02(e) and in accordance with the rules of the Depository:

(i)  A holder of a beneficial interest in a Global Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

(ii)  A holder of an Individual Certificate or Certificates of a Class may exchange such Certificate or Certificates for a beneficial interest in the Global Certificate of such Class if such holder furnishes to the Trustee a Rule 144A Certificate or comparable evidence as to its QIB status.

(iii)  A holder of an Individual Certificate of a Class may exchange such Certificate for an equal aggregate principal amount of Individual Certificates of such Class in different authorized denominations without any certification.

(f)  (i)           Upon acceptance for exchange or transfer of an Individual Certificate of a Class for a beneficial interest in a Global Certificate of such Class as provided herein, the Trustee shall cancel such Individual Certificate and shall (or shall request the Depository to) endorse on the schedule affixed to the applicable Global Certificate (or on a continuation of such schedule affixed to the Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and an increase in the certificate balance of the Global Certificate equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

(ii)  Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate of a Class for an Individual Certificate of such Class as provided herein, the Trustee shall (or shall request the Depository to) endorse on the schedule affixed to such Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and a decrease in the certificate balance of such Global Certificate equal to the certificate balance of such Individual Certificate issued in exchange therefor or upon transfer thereof.

(g)  The Securities Legend shall be placed on any Individual Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate.

(h)  Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the holder of any Individual Certificate may transfer or exchange the same in whole or in part (in an initial certificate balance equal to the minimum authorized denomination set forth in Section 5.01(g) above or any integral multiple of $1.00 in excess thereof) by surrendering such Certificate at the Trustee Office, or at the office of any transfer agent, together with an executed instrument of assignment and transfer satisfactory in form and substance to the Trustee in the case of transfer and a written request for exchange in the case of exchange. The holder of a beneficial interest in a Global Certificate may, subject to the rules and procedures of the Depository, cause the Depository (or its nominee) to notify the Trustee in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Following a proper request for transfer or exchange, the Trustee shall, within five Business Days of such request made at the Corporate Trust Office, sign, countersign and deliver at the Corporate Trust Office, to the transferee (in the case of transfer) or holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or holder (in the case of exchange) to such address as the transferee or holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Fractional Undivided Interest and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office by the registered holder in person, or by a duly authorized attorney-in-fact.

(i)  At the option of the Certificateholders, Certificates may be exchanged for other Certificates of authorized denominations of a like Class and aggregate Fractional Undivided Interest, upon surrender of the Certificates to be exchanged at the Corporate Trust Office; provided, however, that no Certificate may be exchanged for new Certificates unless the original Fractional Undivided Interest represented by each such new Certificate (i) is at least equal to the minimum authorized denomination or (ii) is acceptable to the Depositor as indicated to the Trustee in writing. Whenever any Certificates are so surrendered for exchange, the Trustee shall sign, countersign and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(j)  If the Trustee so requires, every Certificate presented or surrendered for transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer, with a signature guarantee, in form satisfactory to the Trustee, duly executed by the holder thereof or his or her attorney duly authorized in writing.

(k)  No service charge shall be made for any transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(l)  The Trustee shall cancel all Certificates surrendered for transfer or exchange but shall retain such Certificates in accordance with its standard retention policy or for such further time as is required by the record retention requirements of the Securities Exchange Act of 1934, as amended, and thereafter may destroy such Certificates.

Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates.

(a)  If (i) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee such security or indemnity as it may require to save it harmless, and (iii) the Trustee  has not received notice that such Certificate has been acquired by a third Person, the Trustee  shall sign, countersign and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and Fractional Undivided Interest but in each case bearing a different number. The mutilated, destroyed, lost or stolen Certificate shall thereupon be canceled of record by the Trustee  and shall be of no further effect and evidence no rights.

(b)  Upon the issuance of any new Certificate under this Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any duplicate Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04  Persons Deemed Owners.

Prior to due presentation of a Certificate for registration of transfer, the Depositor or the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 6.01 and for all other purposes whatsoever. Neither the Depositor, the Trustee nor any agent of the Depositor or the Trustee shall be affected by notice to the contrary. No Certificate shall be deemed duly presented for a transfer effective on any Record Date unless the Certificate to be transferred is presented no later than the close of business on the third Business Day preceding such Record Date.

Section 5.05  Transfer Restrictions on Residual Certificates.

(a)  No transfer, sale or other disposition of a Residual Certificate (including a beneficial interest therein) may be made unless, prior to the transfer, sale or other disposition of a Residual Certificate, (1) the proposed transferee (including the initial purchasers thereof) delivers to the Trustee and the Depositor an affidavit and agreement in the form attached hereto as Exhibit E-1 stating, among other things, that as of the date of such transfer such transferee is a Permitted Transferee and a United States Person and that such transferee is not acquiring such Residual Certificate for the account of any Person who is not a Permitted Transferee or a United States Person (a “Transferee Affidavit”), and (2) the proposed transferor delivers to the Trustee and the Depositor an affidavit in the form attached hereto as Exhibit E-2 to the effect that it has no knowledge that the statements made by the proposed transferee in any such Transferee Affidavit are false (a “Transferor Affidavit”). The Tax Matters Person shall not consent to a transfer of a Residual Certificate if it has actual knowledge that any statement made in the Transferee Affidavit or Transferor Affidavit issued pursuant to the preceding sentence is not true. Notwithstanding any transfer, sale or other disposition of a Residual Certificate to any Person who is not a Permitted Transferee or a United States Person, such transfer, sale or other disposition shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Holder of a Residual Certificate for any purpose hereunder, including, but not limited to, the receipt of distributions thereon. If any purported transfer shall be in violation of the provisions of this Subsection 5.05(a), then the prior Holder thereof shall, upon discovery that the transfer of such Residual Certificate was not in fact permitted by this Subsection 5.05(a), be restored to all rights as a Holder thereof retroactive to the date of the purported transfer. None of the Trustee or the Depositor shall be under any liability to any Person for any registration or transfer of a Residual Certificate that is not permitted by this Subsection 5.05(a) or for making payments due on such Residual Certificate to the purported Holder thereof or taking any other action with respect to such purported Holder under the provisions of this Agreement so long as the related Transferee Affidavit and Transferor Affidavit referred to above were received with respect to such transfer, and the Trustee and the Depositor, as applicable, had no knowledge that they were untrue. The prior Holder shall be entitled to recover from any purported Holder of a Residual Certificate that was in fact not a permitted transferee under this Subsection 5.05(a) at the time it became a Holder all payments made on such Residual Certificate. Each Holder of a Residual Certificate, by acceptance thereof, shall be deemed for all purposes to have consented to the provisions of this Section 5.05 and to any amendment of this Agreement deemed necessary (whether as a result of new legislation or otherwise) by counsel of the Tax Matters Person, the Trustee or the Depositor to ensure that the Residual Certificates are not transferred to any Person who is not a Permitted Transferee or a United States Person and that any transfer of such Residual Certificates will not cause the imposition of a tax upon the Trust or cause any REMIC to fail to qualify as a REMIC.

(b)  The Residual Certificates (including a beneficial interest therein) may not be purchased by or transferred to any Person who is not a United States Person.

(c)  By accepting a Residual Certificate, the purchaser thereof agrees to be a Tax Matters Person, and appoints the Trustee to act as its agent with respect to all matters concerning the tax obligations of the Trust.

Section 5.06  Restrictions on Transferability of Certificates.

(a)  No offer, sale, transfer or other disposition (including pledge) of any Certificate shall be made by any Holder thereof unless registered under the Securities Act, or an exemption from the registration requirements of the Securities Act and any applicable state securities or “Blue Sky” laws is available and the prospective transferee (other than the Depositor) of such Certificate signs and delivers to the Trustee an Investment Letter, if the transferee is an Institutional Accredited Investor, in the form set forth as Exhibit F-l hereto, or a Rule 144A Certificate, if the transferee is a QIB, in the form set forth as Exhibit F-2 hereto. Notwithstanding the provisions of the immediately preceding sentence, no restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in any Certificate that is a Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB. In the case of a proposed transfer of any Certificate to a transferee other than a QIB, the Trustee may require an Opinion of Counsel addressed to the Trustee that such transaction is exempt from the registration requirements of the Securities Act. The cost of such opinion shall not be an expense of the Trustee or the Trust Fund.

(b)  The Private Certificates shall each bear a Securities Legend.

Section 5.07  ERISA Restrictions.

(a)  Subject to the provisions of subsection (b), no Residual Certificates or Private Certificates may be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, unless the proposed transferee provides either (i) the Trustee, with an Opinion of Counsel addressed to the Depositor, the Master Servicer and the Trustee (upon which they may rely) which is satisfactory to the Trustee, which opinion will not be at the expense of the Depositor, the Master Servicer or the Trustee, that the purchase of such Certificates by or on behalf of such Plan is permissible under applicable law, will not constitute or result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement or (ii) in the case of the Private Certificates, a representation or certification to the Trustee (upon which the Trustee is authorized to rely) to the effect that the proposed transfer and holding of such a Certificate and the servicing, management and operation of the Trust: (I) will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which is not covered under an individual or class prohibited transaction exemption including but not limited to Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 84-14 (Class Exemption for Plan Asset Transactions Determined by Independent Qualified Professional Asset Managers); PTCE 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds); PTCE 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts), PTCE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts), and PTCE 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Asset Managers and (II) will not subject the Depositor, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

(b)  Any Person acquiring an interest in a Global Certificate which is a Private Certificate, by acquisition of such Certificate, shall be deemed to have represented to the Trustee that either: (i) it is not acquiring an interest in such Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, or (ii) the transfer and holding of an interest in such Certificate to that Person and the subsequent servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, PTCE 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (II) will not subject the Depositor, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

(c)  Each beneficial owner of a Class B-1, Class B-2 or Class B-3 Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with “Plan Assets” within the meaning of Department of Labor Regulation Section 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA, (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time (the “Exemption”), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P, Moody’s, Fitch, Dominion Bond Rating Service Limited (known as DBRS Limited) or Dominion Bond Rating Service, Inc. (know as DBRS, Inc.), and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

(d)  Neither the Master Servicer nor the Trustee will be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to the Global Certificates. Any attempted or purported transfer of any Certificate in violation of the provisions of Subsections (a), (b) or (c) above shall be void ab initio and such Certificate shall be considered to have been held continuously by the prior permitted Certificateholder. Any transferor of any Certificate in violation of such provisions, shall indemnify and hold harmless the Trustee and the Master Servicer from and against any and all liabilities, claims, costs or expenses incurred by the Trustee or the Master Servicer as a result of such attempted or purported transfer. The Trustee shall not be liable for transfer of any such Global Certificates in or through book-entry facilities of any Depository or between or among Depository Participants or Certificate Owners made in violation of the transfer restrictions set forth herein.

Section 5.08  Rule 144A Information.

For so long as any Certificates are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, (1) the Depositor will provide or cause to be provided to any holder of such Certificates and any prospective purchaser thereof designated by such a holder, upon the request of such holder or prospective purchaser, the information required to be provided to such holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (2) the Depositor shall update such information from time to time in order to prevent such information from becoming false and misleading and will take such other actions as are necessary to ensure that the safe harbor exemption from the registration requirements of the Securities Act under Rule 144A is and will be available for resales of such Certificates conducted in accordance with Rule 144A.

ARTICLE VI
PAYMENTS TO CERTIFICATEHOLDERS

Section 6.01  Distributions on the Certificates.

(a)  Interest and principal (as applicable) on the Certificates (other than the Residual Certificates) will be distributed monthly on each Distribution Date, commencing in September 2007, in an amount equal to the related Available Funds on deposit in the Distribution Account for such Distribution Date.  In addition, on the Distribution Date occurring in September 2007, the Class R-I Deposit will be distributed to the Holders of the Class R-I Certificates, the Class R-II Deposit will be distributed to the Holders of the Class R-II Certificates and the Class R-III Deposit will be distributed to the Holders of the Class R-III Certificates.  On each Distribution Date, the Available Funds on deposit in the Distribution Account shall be distributed as follows:

(i)  With respect to the Group I Certificates:

(A)           on each Distribution Date, the Group I Available Funds will be distributed to the Group I Senior Certificates as follows:

first, to the Class I-A-1 Certificates and Class I-A-2 Certificates, on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date. As described below, accrued interest on the Class I-A-1 Certificates and Class I-A-2 Certificates is subject to reduction in the event of certain Net Interest Shortfalls allocable thereto;

second, to the Class I-A-1 Certificates and Class I-A-2 Certificates, on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group I Available Funds; and

third, to the Class I-A-1 Certificates and Class I-A-2 Certificates, on a pro rata basis, in reduction of the Current Principal Amounts thereof, the Senior Optimal Principal Amount for the Group I Senior Certificates for such Distribution Date, to the extent of remaining Group I Available Funds, until the Current Principal Amounts of such Classes have been reduced to zero.

(B)           on each Distribution Date, the Group II Available Funds will be distributed to the Group II Senior Certificates as follows:

first, to the Class II-A-1 Certificates and Class II-A-2 Certificates, on a pro rata basis, the Accrued Certificate Interest on such Class for such Distribution Date. As described below, accrued interest on the Class II-A-1 Certificates and Class II-A-2 Certificates is subject to reduction in the event of certain Net Interest Shortfalls allocable thereto;

second, to the Class II-A-1 Certificates and Class II-A-2 Certificates, on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group II Available Funds; and

third, to the Class II-A-1 Certificates and Class II-A-2 Certificates, on a pro rata basis, in reduction of the Current Principal Amounts thereof, the Senior Optimal Principal Amount for the Group II Senior Certificates for such Distribution Date, to the extent of remaining Group II Available Funds, until the Current Principal Amounts of such Classes have been reduced to zero.

(C)           on each Distribution Date, the Group III Available Funds will be distributed to the Group III Senior Certificates as follows:

first, to the Class III-A-1, Class III-A-2 and Class III-X-1 Certificates, on a pro rata basis, the Accrued Certificate Interest on such Class for such Distribution Date. As described below, accrued interest on the Class III-A-1, Class III-A-2 and Class III-X-1 Certificates is subject to reduction in the event of certain Net Interest Shortfalls allocable thereto;

second, to the Class III-A-1, Class III-A-2 and Class III-X-1 Certificates, on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group III Available Funds; and

third, to the Class III-A-1 Certificates and Class III-A-2 Certificates on a pro rata basis, in reduction of the Current Principal Amount thereof, the Group III Senior Optimal Principal Amount for such Distribution Date to the extent of remaining Group III Available Funds,

(C)           Except as provided in clauses (D) and (E) below, on each Distribution Date on or prior to the Cross-Over Date, an amount equal to the sum of any remaining Group I Available Funds, Group II Available Funds and Group III Available Funds after the distributions in clauses (A) and (B) above will be distributed sequentially, in the following order, to the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates, in each case up to an amount equal to and in the following order: (A) the Accrued Certificate Interest thereon for such Distribution Date, (B) any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates and (C) such Class’s Allocable Share for such Distribution Date, in each case, to the extent of remaining Group I Available Funds, Group II Available Funds and Group III Available Funds.

(D)           On each Distribution Date prior to the Cross-Over Date but after the reduction of the Current Principal Amount of all of the Senior Certificates of a Certificate Group to zero, the remaining Class or Classes of Senior Certificates in the remaining Certificate Groups will be entitled to receive in reduction of their Current Principal Amounts, pro rata based upon their Current Principal Amounts immediately prior to such Distribution Date, in addition to any Principal Prepayments related to such remaining Senior Certificates’ respective Loan Group allocated to such Senior Certificates, 100% of the Principal Prepayments on any Mortgage Loan in the Loan Group relating to the Class or Classes of Senior Certificates of the fully repaid Certificate Group; provided, however, that if (A) the weighted average of the Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans Delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%, then the additional allocation of Principal Prepayments to the Senior Certificates in accordance with this clause (D) will not be made and 100% of the Principal Prepayments on any Mortgage Loan in the Loan Group relating to the fully repaid Class or Classes of  Senior Certificates will be allocated to the Subordinate Certificates.

 (E)           If  on any Distribution Date on which the aggregate Current Principal Amount of the Group I, Group II or Group III Senior Certificates would be greater than the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group and any Subordinate Certificates are still outstanding, in each case after giving effect to distributions to be made on such Distribution Date, (A) 100% of amounts otherwise allocable to the Subordinate Certificates in respect of principal will be distributed to the Group I, Group II or Group III Senior Certificates, as applicable, pro rata, based upon their Current Principal Amounts immediately prior to such Distribution Date in reduction of the Current Principal Amounts thereof, until the aggregate Current Principal Amount of such Class or Classes of Senior Certificates is an amount equal to the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group, and (B) the Accrued Certificate Interest otherwise allocable to the Subordinate Certificates on such Distribution Date will be reduced, if necessary, and distributed to such Class or Classes of Senior Certificates in an amount equal to the Accrued Certificate Interest for such Distribution Date on the excess of (x) the aggregate Current Principal Amount of such Class or Classes of Senior Certificates over (y) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group. Any such reduction in the Accrued Certificate Interest on the Subordinate Certificates will be allocated in reverse order of the Subordinate Certificates numerical designations, commencing with the Class B-6 Certificates.

(F)           If, after distributions have been made pursuant to priorities first and second of clauses (A) and (B) above on any Distribution Date, the remaining Group I, Group II or Group III Available Funds are less than the Group I, Group II and Group III Senior Optimal Principal Amounts, as applicable, the Senior Optimal Principal Amount for such Loan Group shall be reduced, and such remaining Available Funds will be distributed on the related Senior Certificates, on a pro rata basis, on the basis of such reduced amount..

(G)           On each Distribution Date, any Available Funds remaining after payment of interest and principal to the Classes of Certificates entitled thereto, as described above, will be distributed to the Class R-I Certificates; provided that if on any Distribution Date there are any Group I, Group II and Group III Available Funds remaining after payment of interest and principal to a Class or Classes of Certificates entitled thereto, such amounts will be distributed to the other Classes of Senior Certificates, pro rata, based upon their Current Principal Amounts, until all amounts due to all Classes of Senior Certificates have been paid in full, before any amounts are distributed to the Class R-I Certificates.

(b)  For any Distribution Date, “pro rata” distributions among Classes of Certificates in respect of Accrued Certificate Interest or unpaid Accrued Certificate Interest will be made in proportion to the amount of Accrued Certificate Interest or unpaid Accrued Certificate Interest, respectively, due on such Classes for such Distribution Date.  For any Distribution Date, “pro rata” distributions among Classes of Certificates in respect of principal will be made in proportion to the Current Principal Amount of such Classes immediately prior to such Distribution Date.

(c)  No Accrued Certificate Interest will be payable with respect to any Class of Certificates after the Distribution Date on which the Current Principal Amount of such Certificate has been reduced to zero.

(d)  If on any Distribution Date the Available Funds for the Senior Certificates in any Certificate Group is less than the Accrued Certificate Interest on the related Senior Certificates for such Distribution Date prior to reduction for related Net Interest Shortfalls and the interest portion of related Realized Losses, the shortfall will be allocated among the holders of each Class of Senior Certificates in such Certificate Group in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfalls and/or Realized Losses for such Distribution Date. In addition, the amount of any interest shortfalls will constitute unpaid Accrued Certificate Interest and will be distributable to holders of the Certificates of the related Classes entitled to such amounts on subsequent Distribution Dates, to the extent of the applicable related Available Funds after current interest distributions as required herein. Any such amounts so carried forward will not bear interest. Shortfalls in interest payments will not be offset by a reduction in the servicing compensation of the Master Servicer or otherwise, except to the extent of applicable Compensating Interest Payments.

(e)  The expenses and fees of the Trust shall be paid by each of the REMICs, to the extent that such expenses relate to the assets of each of such respective REMICs, and all other expenses and fees of the Trust shall be paid pro rata by each of the REMICs.

Section 6.02  Allocation of Losses.

(a)  On or prior to each Determination Date, the Master Servicer shall determine the amount of any Realized Loss in respect of each Mortgage Loan that occurred during the immediately preceding calendar month, based on information provided by the related Servicer.

(b)  With respect to any Certificates on any Distribution Date, the principal portion of each Realized Loss on a Mortgage Loan shall be allocated as follows:

first, to the Class B-6 Certificates until the Current Principal Amount thereof has been reduced to zero;

second, to the Class B-5 Certificates until the Current Principal Amount thereof has been reduced to zero;

third, to the Class B-4 Certificates until the Current Principal Amount thereof has been reduced to zero;

fourth, to the Class B-3 Certificates until the Current Principal Amount thereof has been reduced to zero;

fifth, to the Class B-2 Certificates until the Current Principal Amount thereof has been reduced to zero; and

sixth, to the Class B-1 Certificates until the Current Principal Amount thereof has been reduced to zero.

seventh, thereafter, the principal portion of Realized Losses if such loss is to (a) a Group I Mortgage Loan, the loss will be allocated first to the Class I-A-2 Certificates until the Current Principal Amount thereof has been reduced to zero, and then to the Class I-A-1 Certificates; (b) a Group II Mortgage Loan, the loss will be allocated first, to the Class II-A-2 Certificates, until the Current Principal Amount thereof has been reduced to zero, and then to the Class II-A-1 Certificates; and (c) a Group III Mortgage Loan, the loss will be allocated first, to the III-A-2 Certificates until the Current Principal Amount thereof has been reduced to zero, and then to the Class III-A-1 Certificates.

(c)  Notwithstanding the foregoing clause (b), no such allocation of any Realized Loss shall be made on a Distribution Date to any Class of Certificates to the extent that such allocation would result in the reduction of the aggregate Current Principal Amount of all the Certificates (other than the Class R Certificates) as of such Distribution Date, after giving effect to all distributions and prior allocations of Realized Losses on the Mortgage Loans on such date, to an amount less than the aggregate Scheduled Principal Balance of all of the Mortgage Loans as of the first day of the month of such Distribution Date (such limitation, the “Loss Allocation Limitation”).

(d)  Any Realized Losses allocated to a Class of Certificates shall be allocated among the Certificates of such Class in proportion to their respective Current Principal Amounts. Any allocation of Realized Losses shall be accomplished by reducing the Current Principal Amount of the related Certificates on the related Distribution Date.

(e)  Realized Losses shall be allocated on the Distribution Date in the month following the month in which such loss was incurred and, in the case of the principal portion thereof, after giving effect to distributions made on such Distribution Date.

(f)  On each Distribution Date, the Trustee shall determine and notify the Trustee  of the Subordinate Certificate Writedown Amount. Any Subordinate Certificate Writedown Amount shall effect a corresponding reduction in the Current Principal Amount of (i) if prior to the Cross-Over Date, the Current Principal Amounts of the Subordinate Certificates, in the reverse order of their numerical Class designations and (ii) from and after the Cross-Over Date, the Senior Certificates, in accordance with priorities set forth in clause (b) above, which reduction shall occur on such Distribution Date after giving effect to distributions made on such Distribution Date.

(g)  Any Net Interest Shortfall will be allocated among the Classes of Certificates (other than the Residual Certificates) in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfall for such Distribution Date. The interest portion of any Realized Losses with respect to the Mortgage Loans occurring on or prior to the Cross-Over Date will not be allocated among any Certificates, but will reduce the amount of Available Funds on the related Distribution Date. As a result of the subordination of the Subordinate Certificates in right of distribution, such Realized Losses on the Mortgage Loans will be borne by the Subordinate Certificates, in inverse order of their numerical Class designations. Following the Cross-Over Date, the interest portion of Realized Losses on the Mortgage Loans will be allocated to the Senior Certificates in the manner described in the first sentence of this clause (g).

(h)  In addition, in the event that the Master Servicer receives any Subsequent Recoveries from a Servicer, the Master Servicer shall deposit such funds into the Master Servicer Collection Account pursuant to Section 4.03.  If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Current Principal Amount of the Class of Subordinate Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Subordinate Certificates pursuant to this Section 6.02. The amount of any remaining Subsequent Recoveries will be applied to sequentially increase the Current Principal Amount of the Subordinate Certificates, beginning with the Class of Subordinate Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to such Class of Certificates pursuant to this Section 6.02. Holders of such Certificates will not be entitled to any payment in respect of current interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Current Principal Amount of each Subordinate Certificate of such Class in accordance with its respective Fractional Undivided Interest.

Section 6.03  Payments.

(a)  On each Distribution Date, other than the final Distribution Date, Trustee shall distribute to each Certificateholder of record as of the immediately preceding Record Date the Certificateholder’s pro rata share of its Class (based on the aggregate Fractional Undivided Interest represented by such Holder’s Certificates) of all amounts required to be distributed on such Distribution Date to such Class, based on information provided to the Trustee. The Trustee shall calculate the amount to be distributed to each Class and, based on such amounts, the Trustee shall determine the amount to be distributed to each Certificateholder. All of the Trustee’s calculations of payments shall be based solely on information provided to the Trustee by the Master Servicer. The Trustee shall not be required to confirm, verify or recompute any such information but shall be entitled to rely conclusively on such information.

(b)  Payment of the above amounts to each Certificateholder shall be made (i) by check mailed to each Certificateholder entitled thereto at the address appearing in the Certificate Register or (ii) upon receipt by the Trustee on or before the fifth Business Day preceding the Record Date of written instructions from a Certificateholder by wire transfer to a United States dollar account maintained by the payee at any United States depository institution with appropriate facilities for receiving such a wire transfer; provided, however, that the final payment in respect of each Class of Certificates will be made only upon presentation and surrender of such respective Certificates at the office or agency of the Trustee specified in the notice to Certificateholders of such final payment.

Section 6.04  Statements to Certificateholders.

(a)  Concurrently with each distribution to Certificateholders, Trustee shall make available to the parties hereto and each Certificateholder via the Trustee’s internet website as set forth below, the following information, expressed with respect to clauses (i) through (vii) in the aggregate and as a Fractional Undivided Interest representing an initial Current Principal Amount of $1,000, or in the case of the Residual Certificates, an initial Current Principal Amount of $50:

(i)  the Current Principal Amount of each Class of Certificates immediately prior to such Distribution Date;

(ii)  the amount of the distribution allocable to principal on each applicable Class of Certificates;

(iii)  the aggregate amount of interest accrued at the related Pass-Through Rate with respect to each Class during the related Interest Accrual Period;

(iv)  the Net Interest Shortfall and any other adjustments to interest at the related Pass-Through Rate necessary to account for any difference between interest accrued and aggregate interest distributed with respect to each Class of Certificates;

(v)  the amount of the distribution allocable to interest on each Class of Certificates;

(vi)  the Pass-Through Rates for each Class of Certificates with respect to such Distribution Date;

(vii)  the Current Principal Amount of each Class of Certificates after such Distribution Date;

(viii)  the amount of any Monthly Advances, Compensating Interest Payments and outstanding unreimbursed advances by the Master Servicer or the Servicer included in such distribution separately stated for each Loan Group;

(ix)  the aggregate amount of any Realized Losses (listed separately for each category of Realized Loss and for each Loan Group) during the related calendar month and cumulatively since the Cut-off Date and the amount and source (separately identified) of any distribution in respect thereof included in such distribution;

(x)  with respect to each Mortgage Loan which incurred a Realized Loss during the related Prepayment Period, (i) the loan number, (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, (ii) the Scheduled Principal Balance of such Mortgage Loan as of the beginning of the related Due Period, (iii) the Net Liquidation Proceeds with respect to such Mortgage Loan and (iv) the amount of the Realized Loss with respect to such Mortgage Loan;

(xi)  with respect to each Loan Group, the amount of Scheduled Principal and Principal Prepayments, (including but separately identifying the principal amount of Principal Prepayments, Insurance Proceeds, the purchase price in connection with the purchase of Mortgage Loans, cash deposits in connection with substitutions of Mortgage Loans and Net Liquidation Proceeds) and the number and principal balance of Mortgage Loans purchased or substituted for during the relevant period and cumulatively since the Cut-off Date;

(xii)  the number of Mortgage Loans (excluding REO Property) in each Loan Group remaining in the Trust Fund as of the end of the related Prepayment Period;

(xiii)  information for each Loan Group and in the aggregate regarding any Mortgage Loan delinquencies as of the end of the related calendar month, including the aggregate number and aggregate Outstanding Principal Balance of Mortgage Loans using the MBA method of calculation (a) Delinquent 30 to 59 days on a contractual basis, (b) Delinquent 60 to 89 days on a contractual basis, and (c) Delinquent 90 or more days on a contractual basis, in each case as of the close of business on the last Business Day of the immediately preceding month;

(xiv)  for each Loan Group, the number of Mortgage Loans in the foreclosure process as of the end of the related Due Period and the aggregate Outstanding Principal Balance of such Mortgage Loans;

(xv)  for each Loan Group, the number and aggregate Outstanding Principal Balance of all Mortgage Loans as to which the Mortgaged Property was REO Property as of the end of the related Due Period;

(xvi)  the book value (the sum of (A) the Outstanding Principal Balance of the Mortgage Loan, (B) accrued interest through the date of foreclosure and (C) foreclosure expenses) of any REO Property in each Loan Group; provided that, in the event that such information is not available to the Trustee on the Distribution Date, such information shall be furnished promptly after it becomes available;

(xvii)  the amount of Realized Losses allocated to each Class of Certificates since the prior Distribution Date and in the aggregate for all prior Distribution Dates; and

(xviii)  the Average Loss Severity Percentage for each Loan Group;

(xix)  the aggregate amount withdrawn from the Group III Pre-Funding Account and the Group III Interest Coverage Account pursuant to Section 4.06 and Section 4.07, respectively, prior to a Distribution Date, the amount remaining on deposit in the Group III Pre-Funding Account (exclusive of investment income) and in the Group III Interest Coverage Account (exclusive of investment income), following such Distribution Date, and the amount withdrawn from the Group III Pre-Funding Account and used to buy Group III Subsequent Mortgage Loans prior to such Distribution Date; and

(xx)  the then applicable Group I, Group II and Group III Senior Percentage, Group I, Group II and Group III Senior Prepayment Percentage, Group I, Group II and Group III Subordinate Percentage and Group I, Group II and Group III Subordinate Prepayment Percentage.

The information set forth above shall be calculated or reported, as the case may be, by the Trustee, based solely on, and to the extent of, information provided to the Trustee by the Master Servicer. The Trustee may conclusively rely on such information and shall not be required to confirm, verify or recalculate any such information.

The Trustee may make available each month, to any interested party, the monthly statement to Certificateholders via the Trustee’s website initially located at “www.ctslink.com.” Assistance in using the website can be obtained by calling the Trustee’s customer service desk at (866) 846-4526. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Trustee’s customer service desk and indicating such. The Trustee shall have the right to change the way such reports are distributed in order to make such distribution more convenient and/or more accessible to the parties, and the Trustee shall provide timely and adequate notification to all parties regarding any such change.

(b)  By April 30 of each year beginning in 2008, the Trustee will furnish such report to each Holder of the Certificates of record at any time during the prior calendar year as to the aggregate of amounts reported pursuant to subclauses (a)(ii) and (a)(v) above with respect to the Certificates, plus information, upon request, with respect to the amount of servicing compensation and such other customary information as the Trustee may determine to be necessary and/or to be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such Holders to prepare their tax returns for such calendar year. Such obligations shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to the requirements of the Code.

Section 6.05  Monthly Advances.

The Master Servicer shall cause the related Servicer to remit any Advance required pursuant to the terms of the related Servicing Agreement. The related Servicer shall be obligated to make any such Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the related Servicer shall have determined that it has made a Nonrecoverable Advance or that a proposed Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the related Servicer shall deliver (i) to the Master Servicer for the benefit of the Certificateholders funds constituting the remaining portion of such Advance, if applicable, and (ii) to the Depositor, the Master Servicer, each Rating Agency and the Trustee an Officer’s Certificate setting forth the basis for such determination. Subject to the Master Servicer’s recoverability determination, in the event that a Servicer fails to make a required Advance, the Master Servicer, as successor servicer, shall be required to remit the amount of such Advance to the Master Servicer Collection Account in accordance with Section 4.03.  If the Master Servicer was required to make an Advance but failed to do so, the Trustee, upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall appoint a successor master servicer who will make such Advance, or the Trustee as successor master servicer shall be required to remit the amount of such Advance to the Distribution Account, unless the Trustee in its capacity as successor master servicer shall have determined that such Advance is a Nonrecoverable Advance.
Section 6.06  Compensating Interest Payments.

The Master Servicer shall cause each Servicer under the related Servicing Agreement to remit any required Compensating Interest Payments to the Distribution Account on the Remittance Date.

ARTICLE VII
THE MASTER SERVICER

Section 7.01  Liabilities of the Master Servicer.

The Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 7.02  Merger or Consolidation of the Master Servicer.

(a)  The Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b)  Any Person into which the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 7.03  Indemnification of the Trustee and the Master Servicer.

(a)  The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Servicing Agreements, the Assignment Agreements or the Certificates or the powers of attorney delivered by the Trustee hereunder (i) related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Trustee shall have given the Master Servicer and the Depositor written notice thereof promptly after a Responsible Officer of the Trustee shall have with respect to such claim or legal action actual knowledge thereof. The Master Servicer’s failure to receive any such notice shall not affect the Trustee’s right to indemnification hereunder, except to the extent the Master Servicer is materially prejudiced  by such failure to give notice. This indemnity shall survive the resignation or removal of the Trustee or the Master Servicer and the termination of this Agreement.

(b)  The Depositor will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise covered by the Master Servicer’s indemnification pursuant to Subsection (a) above.

Section 7.04  Limitations on Liability of the Master Servicer and Others.

Subject to the obligation of the Master Servicer to indemnify the Indemnified Persons pursuant to Section 7.03:

(a)  Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Indemnified Persons, the Depositor, the Trust Fund or the Certificateholders for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b)  The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c)  The Master Servicer, the Custodians and any director, officer, employee or agent of the Master Servicer or the Custodians, shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Certificates or any Servicing Agreement (except to the extent that the Master Servicer or the Trustee, as the case may be, is indemnified by the Servicer thereunder), other than (i) any such loss, liability or expense related to the Master Servicer's failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement), or to the related Custodian's failure to perform its duties under the related Custodial Agreement, respectively, or (ii) any such loss, liability or expense incurred by reason of the Master Servicer's or the Custodian's willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or under the Custodial Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or under the related Custodial Agreement, as applicable.

(d)  The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, with the consent of the Trustee (which consent shall not be unreasonably withheld), undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor out of the Distribution Account as provided by Section 4.05. Nothing in this Subsection 7.04(d) shall affect the Master Servicer’s obligation to supervise, or to take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Subsection 3.01(a).

(e)  In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

(f)  The Master Servicer shall not be liable for any acts or omissions of any Servicers, except as otherwise expressly provided herein.

Section 7.05  Master Servicer Not to Resign.

Except as provided in Section 7.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Independent Counsel addressed to the Trustee to such effect delivered to the Trustee. No such resignation by the Master Servicer shall become effective until EMC or the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with Section 8.02 hereof. The Trustee shall notify the Rating Agencies of the resignation of the Master Servicer.

Section 7.06  Successor Master Servicer.

In connection with the appointment of any successor master servicer or the assumption of the duties of the Master Servicer, EMC or the Trustee may make arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as EMC or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single-family mortgage loans. Notwithstanding the foregoing, the compensation payable to a successor master servicer may not exceed the compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act as Master Servicer hereunder.

Section 7.07  Sale and Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which shall be qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $15,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; and (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Independent Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement.  No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

ARTICLE VIII
DEFAULT

Section 8.01  Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and only with respect to the defaulting Master Servicer:

(i)           any failure by the Master Servicer to remit to the Trustee any amounts received or collected by the Master Servicer in respect of the Mortgage Loans and required to be remitted by it (other than any  Monthly Advance) pursuant to this Agreement, which failure shall continue unremedied for one Business Day after the date on which written notice of such failure shall have been given to the Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(ii)           The Master Servicer fails to observe or perform in any material respect any other material covenants and agreements set forth in this Agreement to be performed by it, which covenants and agreements materially affect the rights of Certificateholders, and such failure continues unremedied for a period of 60 days after the date on which written notice of such failure, properly requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and the Trustee by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund; or

(iii)           There is entered against the Master Servicer a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days, or an involuntary case is commenced against the Master Servicer under any applicable insolvency or reorganization statute and the petition is not dismissed within 60 days after the commencement of the case; or

(iv)           The Master Servicer consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or substantially all of its property; or the Master Servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(v)           The Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 7.05 or 7.07; or

(vi)           The Master Servicer fails to deposit, or cause to be deposited, in the Distribution Account any Monthly Advance required to be made by the Master Servicer (other than a Nonrecoverable Advance) by the close of business on the Business Day prior to the related Distribution Date.

In each and every such case, so long as such Event of Default with respect to the Master Servicer shall not have been remedied, either the Trustee or the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the principal of the Trust Fund, by notice in writing to the Master Servicer (and to the Trustee if given by such Certificateholders), with a copy to the Rating Agencies, and with the consent of EMC, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Mortgage Loans and/or the REO Property serviced by the Master Servicer and the proceeds thereof. Upon the receipt by the Master Servicer of the written notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates, the Mortgage Loans, REO Property or under any other related agreements (but only to the extent that such other agreements relate to the Mortgage Loans or related REO Property) shall, subject to Section 8.02, automatically and without further action pass to and be vested in the Trustee in its capacity as successor master servicer pursuant to this Section 8.01; and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer agrees to cooperate with the Trustee in its capacity as successor master servicer (or such other successor master servicer as may be appointed hereunder) in effecting the termination of the Master Servicer’s rights and obligations hereunder, including, without limitation, the transfer to the Trustee in its capacity as successor master servicer (or such other successor master servicer as may be appointed hereunder) of (i) the property and amounts which are then or should be part of the Trust or which thereafter become part of the Trust; and (ii) originals or copies of all documents of the Master Servicer reasonably requested by the Trustee in its capacity as successor master servicer (or such other successor master servicer as may be appointed hereunder) to enable it to assume the Master Servicer’s duties thereunder. In addition to any other amounts which are then, or, notwithstanding the termination of its activities under this Agreement, may become payable to the Master Servicer under this Agreement, the Master Servicer shall be entitled to receive, out of any amount received on account of a Mortgage Loan or related REO Property, that portion of such payments which it would have received as reimbursement under this Agreement if notice of termination had not been given. The termination of the rights and obligations of the Master Servicer shall not affect any obligations incurred by the Master Servicer prior to such termination.  The Trustee shall promptly notify the Trustee in writing of the occurrence of an Event of Default under clauses (i) or (vi) above.

Notwithstanding the foregoing, if an Event of Default described in clause (vi) of this Section 8.01 shall occur and the Trustee fails to make such Advance described in clause (vi) of Section 8.01, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Certificateholder or to reimbursement of Monthly Advances and other advances of its own funds, and the Trustee in its capacity as successor master servicer (or such other successor master servicer as may be appointed hereunder) shall act as provided in Section 8.02 to carry out the duties of the Master Servicer, including the obligation to make any Monthly Advance  the nonpayment of which was an Event of Default described in clause (vi) of this Section 8.01. Any such action taken by the Trustee in its capacity as successor master servicer (or such other successor master servicer as may be appointed hereunder) must be prior to the distribution on the relevant Distribution Date.

Section 8.02  Trustee to Act; Appointment of Successor.

(a)  Upon the receipt by the Master Servicer of a notice of termination pursuant to Section 8.01 or an Opinion of Independent Counsel pursuant to Section 7.05 to the effect that the Master Servicer is legally unable to act or to delegate its duties to a Person which is legally able to act, the Trustee shall automatically become the successor in all respects to the Master Servicer in its capacity under this Agreement and the transactions set forth or provided for herein and shall thereafter have all of the rights and powers of, and be subject to all the responsibilities, duties, liabilities and limitations on liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof; provided, however, that the Trustee in its capacity as successor master servicer shall have no obligation whatsoever with respect to any liability (other than advances deemed recoverable and not previously made) incurred by the Master Servicer at or prior to the time of termination. As compensation therefor, but subject to Section 7.06, the Trustee in its capacity as successor master servicer shall be entitled to compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act hereunder, except for those amounts due the Master Servicer as reimbursement permitted under this Agreement for advances previously made or expenses previously incurred. Notwithstanding the above, the Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution which is a Fannie Mae- or Freddie Mac-approved servicer, and with respect to a successor to the Master Servicer only, having a net worth of not less than $15,000,000, as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder; provided, that the Trustee shall obtain a letter from each Rating Agency that the ratings, if any, on each of the Certificates will not be lowered as a result of the selection of the successor to the Master Servicer. Pending appointment of a successor to the Master Servicer hereunder, the Trustee in its capacity as successor master servicer shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that the provisions of Section 7.06 shall apply, the compensation shall not be in excess of that which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, and that such successor shall undertake and assume the obligations of the Trustee to pay compensation to any third Person acting as an agent or independent contractor in the performance of master servicing responsibilities hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b)  If the Trustee shall succeed to any duties of the Master Servicer respecting the Mortgage Loans as provided herein, it shall do so in a separate capacity and not in its capacity as Trustee and, accordingly, the provisions of Article IX shall be inapplicable to the Trustee in its duties as the successor to the Master Servicer in the servicing of the Mortgage Loans (although such provisions shall continue to apply to the Trustee in its capacity as Trustee); the provisions of Article VII, however, shall apply to it in its capacity as successor master servicer.

Section 8.03  Notification to Certificateholders.

Upon any termination or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to the Rating Agencies.

Section 8.04  Waiver of Defaults.

The Trustee shall transmit by mail to all Certificateholders, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default. The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund may, on behalf of all Certificateholders, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made any required distribution on the Certificates, which default may only be waived by Holders of Certificates evidencing Fractional Undivided Interests aggregating 100% of the Trust Fund. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

Section 8.05  List of Certificateholders.

Upon written request of three or more Certificateholders of record, for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, the Trustee will afford such Certificateholders access during business hours to the most recent list of Certificateholders held by the Trustee. The Depositor and the Certificateholders, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

ARTICLE IX
CONCERNING THE TRUSTEE

Section 9.01  Duties of Trustee.

(a)  The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and subject to Section 8.02(b) use the same degree of care and skill in its exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs.

(b)  Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee pursuant to any provision of this Agreement, the Trustee shall examine them to determine whether they are in the form required by this Agreement; provided, however, that the Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished hereunder; provided, further, that the Trustee shall not be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c)  On each Distribution Date, the Trustee shall make monthly distributions and the final distribution to the Certificateholders from funds in the Distribution Account as provided in Sections 6.01 and 10.01 herein based solely on the report of the Trustee.

(d)  No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)  Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of its respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

(ii)  The Trustee shall not be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)  The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund, if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or other power conferred upon the Trustee under this Agreement;

(iv)  The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee’s Corporate Trust Office shall have actual knowledge thereof. In the absence of such notice, the Trustee may conclusively assume there is no such default or Event of Default;

(v)  The Trustee shall not in any way be liable by reason of any insufficiency in any Account held by or in the name of Trustee unless it is determined by a court of competent jurisdiction that the Trustee’s gross negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Trustee is obligor and has defaulted thereon);

(vi)  Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee  has been advised of the likelihood of such loss or damage and regardless of the form of action;

(vii)  Neither the Depositor or the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another and

(viii)  The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under the Servicing Agreements, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement.

(e)  All funds received by the Master Servicer and the Trustee and required to be deposited in the Distribution Account, Group III Interest Coverage Account and the Group III Pre-Funding Account pursuant to this Agreement will be promptly so deposited by the Master Servicer and the Trustee.

(f)  Except for those actions that the Trustee is required to take hereunder, the Trustee shall not have any obligation or liability to take any action or to refrain from taking any action hereunder in the absence of written direction as provided hereunder.

Section 9.02  Certain Matters Affecting the Trustee.

Except as otherwise provided in Section 9.01:

(i)  The Trustee may rely and shall be protected in acting or refraining from acting in reliance on any resolution, certificate of the Depositor, the Master Servicer, a Servicer or a Custodian certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  The Trustee may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii)  The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(iv)  Prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred, the Trustee shall not be liable in its individual capacity for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund and provided that the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement. The Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the Certificateholders requesting the investigation;

(vi)  The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any agent to perform its custodial functions with respect to the Mortgage Files or Trustee functions under this Agreement without the express written consent of the Master Servicer, which consent will not be unreasonably withheld. The Trustee shall not be liable or responsible for the misconduct or negligence of any of the Trustee’s agents or attorneys or a custodian or Trustee appointed hereunder by the Trustee with due care and, when required, with the consent of the Master Servicer;

(vii)  Should the Trustee deem the nature of any action required on its part, other than a payment or transfer under Subsection 4.01(b) or Section 4.02, to be unclear, the Trustee  may require prior to such action that it be provided by the Depositor with reasonable further instructions;

(viii)  The right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be accountable for other than its negligence or willful misconduct in the performance of any such act;

(ix)  The Trustee shall not be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in Subsection 9.07; and

(x)  The Trustee shall not have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Seller pursuant to this Agreement or the Mortgage Loan Purchase Agreement, as applicable, or the eligibility of any Mortgage Loan for purposes of this Agreement.

Section 9.03  Trustee Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature and countersignature of the Trustee on the Certificates) shall be taken as the statements of the Depositor, and neither the Trustee, or the Custodians on its behalf, shall have any responsibility for their correctness. The Trustee does not make any representation as to the validity or sufficiency of the Certificates (other than the signature and countersignature of the Trustee on the Certificates) or of any Mortgage Loan except as expressly provided in Sections 2.02 and 2.05 hereof; provided, however, that the foregoing shall not relieve the Trustee, or the Custodians on its behalf, of the obligation to review the Mortgage Files pursuant to Sections 2.02 and 2.04. The signature and countersignature of the Trustee (or countersignature of its agent) on the Certificates shall be solely in its capacity as Trustee and shall not constitute the Certificates an obligation of the Trustee in any other capacity. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. Subject to the provisions of Section 2.05, the Trustee shall not be responsible for the legality or validity of this Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. The Trustee shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders, under this Agreement. The Trustee shall not have any responsibility for filing any financing statement or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement.

Section 9.04  Trustee May Own Certificates.

The Trustee in its individual capacity or in any capacity other than as Trustee hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not Trustee and may otherwise deal with the parties hereto.

Section 9.05  Trustee’s Fees and Expenses.

The Trustee shall be entitled to the Trustee Fee and investment income on funds in the Distribution Account as compensation for its activities under this Agreement. The fees and expenses of the Trustee shall be paid in accordance with a side letter agreement with the Trustee and at the expense of the Trustee. In addition, the Trustee will be entitled to recover from the Distribution Account pursuant to Section 4.05(a)(ii) all reasonable out-of-pocket expenses, disbursements and advances and the expenses of the Trustee in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) or incurred or made by the Trustee  in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the Certificateholders. If funds in the Distribution Account are insufficient therefor, the Trustee shall recover such expenses from the Depositor and the Depositor hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 9.06  Eligibility Requirements for Trustee.

The Trustee and any successor Trustee shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of such state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $40,000,000 or, in the case of a successor trustee, $50,000,000, subject to supervision or examination by federal or state authority and, in the case of the Trustee, rated “BBB” or higher by S&P with respect to their long-term rating and rated “BBB” or higher by S&P and “Baa2” or higher by Moody’s with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor trustee other than pursuant to Section 9.10, rated in one of the two highest long-term debt categories of, or otherwise acceptable to, each of the Rating Agencies. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 9.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 9.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 9.08.

Section 9.07  Insurance.

The Trustee, at its own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a “Financial Institution Bond” and/or a “Bankers’ Blanket Bond”). All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee as to the Trustee’s compliance with this Section 9.07 shall be furnished to any Certificateholder upon reasonable written request.

Section 9.08  Resignation and Removal of the Trustee.

(a)  The Trustee may at any time resign and be discharged from the Trust hereby created by giving written notice thereof to the Depositor and the Master Servicer, with a copy to the Rating Agencies. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning Trustee, the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning may petition any court of competent jurisdiction for the appointment of a successor trustee.

(b)  If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 9.06 and shall fail to resign after written request therefor by the Depositor or if at any time the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor shall promptly remove the Trustee and appoint a successor Trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to the Trustee so removed, the successor trustee.

(c)  The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund may at any time remove the Trustee and appoint a successor Trustee by written instrument or instruments, in quadruplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, the Master Servicer and the Trustee (if the Trustee is removed) and the successor so appointed.  In the event that the Trustee is removed by the Holders of Certificates in accordance with this Section 9.08(c), the Holders of such Certificates shall be responsible for paying any compensation payable to a successor trustee, in excess of the amount paid to the predecessor Trustee.

(d)  No resignation or removal of the Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 9.08 shall become effective except upon appointment of and acceptance of such appointment by the successor Trustee as provided in Section 9.09.

Section 9.09  Successor Trustee.

(a)  Any successor trustee appointed as provided in Section 9.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor Trustee an instrument accepting such appointment hereunder. The resignation or removal of the predecessor Trustee shall then become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein. The predecessor Trustee shall, after payment of its outstanding fees and expenses, promptly deliver to the successor Trustee all assets and records of the Trust held by it hereunder, and the Depositor and the predecessor Trustee  shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee all such rights, powers, duties and obligations.

(b)  No successor trustee shall accept appointment as provided in this Section 9.09 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 9.06.

(c)  Upon acceptance of appointment by a successor trustee as provided in this Section 9.09, the successor trustee shall mail notice of the succession of such trustee hereunder to all Certificateholders at their addresses as shown in the Certificate Register and to the Rating Agencies.  The Depositor shall cause such notice to be mailed at the expense of the Trust Fund.

Section 9.10  Merger or Consolidation of Trustee.

Any state bank or trust company or national banking association into which the Trustee may be merged or converted or with which it may be consolidated or any state bank or trust company or national banking association resulting from any merger, conversion or consolidation to which the shall be a party, or any state bank or trust company or national banking association succeeding to all or substantially all of the corporate trust business of the Trustee shall be the successor of the Trustee hereunder, provided such state bank or trust company or national banking association shall be eligible under the provisions of Section 9.06. Such succession shall be valid without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.11  Appointment of Co-Trustee or Separate Trustee.

(a)  Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust or property constituting the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee and the Depositor to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 9.11, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.

(b)  If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a written request so to do, the Trustee shall have the power to make such appointment without the Depositor.

(c)  No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 9.06 hereunder and no notice to Certificateholders of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 9.08 hereof.

(d)  In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 9.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee and required to be conferred on such co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(e)  Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article IX. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(f)  To the extent not prohibited by law, any separate trustee or co-trustee may, at any time, request the Trustee, its agent or attorney-in-fact, with full power and authority, to do any lawful act under or with respect to this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

(g)  No trustee under this Agreement shall be personally liable by reason of any act or omission of another trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee.

Section 9.12  Federal Information Returns and Reports to Certificateholders; REMIC Administration.

(a)  For federal income tax purposes, the taxable year of each REMIC shall be a calendar year, and the Trustee shall maintain or cause the maintenance of the books of each such REMIC on the accrual method of accounting.

(b)  The Trustee shall prepare and file or cause to be filed with the Internal Revenue Service, and the Trustee shall sign, federal tax information returns or elections required to be made hereunder with respect to each REMIC, the Trust Fund, if applicable, and the Certificates containing such information and at the times and in the manner as may be required by the Code or applicable Treasury regulations and the Trustee shall deliver (or otherwise make available) to each Holder of Certificates at any time during the calendar year for which such returns or reports are made such statements or information at the times and in the manner as may be required thereby, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using a constant prepayment assumption of 25% CPR). The Trustee will apply for an Employee Identification Number from the Internal Revenue Service under Form SS-4 or any other acceptable method for all tax entities. In connection with the foregoing, the Trustee shall timely prepare and file, and the Trustee shall, sign Internal Revenue Service Form 8811, which shall provide the name and address of the person at the Trustee who can be contacted to obtain information required to be reported to the holders of regular interests in each REMIC (the “REMIC Reporting Agent”). The Trustee shall make elections to treat each REMIC as a REMIC (which elections shall apply to the taxable period ending December 31, 2007 and each calendar year thereafter) in such manner as the Code or applicable Treasury regulations may prescribe, and as described by the Trustee. The Trustee shall sign all tax information returns filed pursuant to this Section and any other returns as may be required by the Code. The Holder of the Class R-I Certificate is hereby designated as the “Tax Matters Person” (within the meaning of Treasury Regulation Section 1.860F-4(d)) for REMIC I, the Holder of the Class R-II Certificate is hereby designated as the “Tax Matters Person” for REMIC II, and the Holder of the Class R-III Certificate is hereby designated as the “Tax Matters Person” for REMIC III. The Trustee is hereby designated and appointed as the agent of each such Tax Matters Person. Any Holder of a Residual Certificate will by acceptance thereof appoint the Trustee as agent and attorney-in-fact for the purpose of acting as Tax Matters Person for each REMIC during such time as the Trustee does not own any such Residual Certificate. In the event that the Code or applicable Treasury regulations prohibit the Trustee from signing tax or information returns or other statements, or the Trustee from acting as agent for the Tax Matters Person, the Trustee shall take whatever action that in its sole good faith judgment is necessary for the proper filing of such information returns or for the provision of a Tax Matters Person, including designation of the Holder of a Residual Certificate to sign such returns or act as Tax Matters Person.  Each Holder of a Residual Certificate shall be bound by this Section.

(c)  The Trustee shall provide upon request and receipt of reasonable compensation, such information as required in Section 860D(a)(6)(B) of the Code to the Internal Revenue Service, to any Person purporting to transfer a Residual Certificate to a Person other than a transferee permitted by Section 5.05(b), and to any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate, organization described in Section 1381 of the Code, or nominee holding an interest in a pass-through entity described in Section 860E(e)(6) of the Code, any record holder of which is not a transferee permitted by Section 5.05(b) (or which is deemed by statute to be an entity with a disqualified member).

(d)  The Trustee shall prepare and file or cause to be filed, and the Trustee shall sign any state income tax returns required under Applicable State Law with respect to each REMIC or the Trust Fund.

(e)  Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of, or in respect of, interest or original issue discount on the Mortgage Loans that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee withholds any amount from payments of, or in respect of, interest or original issue discount or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall, together with its monthly report to such Certificateholders, indicate such amount withheld.

(f)  The Trustee agree to indemnify the Trust Fund and the Depositor for any taxes and costs including, without limitation, any reasonable attorneys fees imposed on or incurred by the Trust Fund, the Depositor or the Master Servicer, as a result of a breach of the Trustee’s covenants and the Trustee’s covenants, respectively, set forth in this Section 9.12; provided, however, such liability and obligation to indemnify in this paragraph shall not be joint and several, and the Trustee shall not be liable or be obligated to indemnify the Trust Fund for the failure by the other to perform any duty under this Agreement or the breach by the other of any covenant in this Agreement. In the event that any liable party hereto fails to honor its obligations under the preceding sentences, or taxes imposed on the Trust Fund are not otherwise paid, such taxes shall be paid, first, with amounts otherwise to be distributed to the Class R Certificates, based on the REMIC to which the tax relates, and second, with amounts otherwise to be distributed to the Holders of the following other Certificates in the following order of priority: first, to the Class B-6 Certificates, second, to the Class B-5 Certificates, third, to the Class B-4 Certificates, fourth, to the Class B-3 Certificates, fifth, to the Class B-2 Certificates, sixth, to the Class B-1 Certificates, and seventh, to the Senior Certificates (on a pro rata basis based on the amounts to be distributed). Notwithstanding anything to the contrary contained herein, to the extent that such tax is payable by the Holder of any such Certificates, the Trustee is hereby authorized to retain on any Distribution Date, from the Holders of the related Class R Certificates (and, if necessary, from the Holders of the other relevant Certificates in the priority specified in the preceding sentences), funds otherwise distributable to such Holders in an amount sufficient to pay such tax. The Trustee shall include in its monthly statement amounts allocated to the relevant Certificates, taking into account the priorities described in the second and third preceding sentences. The Trustee shall promptly notify in writing the party liable for any such tax of the amount thereof and the due date for the payment thereof.

ARTICLE X
TERMINATION

Section 10.01  Termination Upon Repurchase by the Depositor or its Designee or Liquidation of the Mortgage Loans.

(a)  Subject to Section 10.02, the respective obligations and responsibilities of the Depositor, the Master Servicer and the Trustee created hereby, other than the obligation of the Trustee  to make payments to Certificateholders as hereinafter set forth shall terminate upon:

(i)  the repurchase by or at the direction of the Depositor or its designee of  all of the Mortgage Loans in such Loan Group and all related REO Property remaining in the Trust at a price (in each case, the “Termination Purchase Price”) equal to the sum of (a) 100% of the Outstanding Principal Balance of each such Mortgage Loan (other than any such Mortgage Loan related to REO Property) as of the date of repurchase, net of the principal portion of any unreimbursed Monthly Advances on the Mortgage Loans made by the purchaser, together with interest at the applicable Mortgage Interest Rate accrued but unpaid to, but not including, the first day of the month of repurchase, (b) the appraised value of any related REO Property, less the good faith estimate of the Depositor of liquidation expenses to be incurred in connection with its disposal thereof (but not more than the Outstanding Principal Balance of the related Mortgage Loan, together with interest at the applicable Mortgage Interest Rate accrued on that balance but unpaid to, but not including, the first day of the month of repurchase), such appraisal to be calculated by an appraiser mutually agreed upon by the Depositor and the Trustee at the expense of the Depositor, (c) unreimbursed out-of pocket costs of the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Monthly Advances, made on the Mortgage Loans prior to the exercise of such repurchase right and (d) any unreimbursed costs and expenses of the Trustee payable pursuant to Section 9.05; or

(ii)  the later of the making of the final payment or other liquidation, or any advance with respect thereto, of the last Mortgage Loan remaining in the Trust Fund related or the disposition of all property acquired with respect to any related Mortgage Loan; provided, however, that in the event that an advance has been made, but not yet recovered, at the time of such termination, the Person having made such advance shall be entitled to receive, notwithstanding such termination, any payments received subsequent thereto with respect to which such advance was made; or

(iii)  the payment to the related Certificateholders of all amounts required to be paid to them pursuant to this Agreement.

(b)  In no event, however, shall the Trust created hereby continue beyond the earlier of (i) the related latest possible maturity date specified in Section 5.01(c) and (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date of this Agreement.

(c)  The right of the Depositor or its designee to repurchase all the assets of the Trust Fund as described in Subsection 10.01(a)(i) above is conditioned upon (i) such purchase occurring after the Distribution Date on which the aggregate Scheduled Principal Balance of the related Mortgage Loans (including, in the case of Loan Group III, the Group III Subsequent Mortgage Loans) is less than 10% of the sum of  the aggregate Scheduled Principal Balance of the Mortgage Loans (plus the Group III Pre-Funded Amount, in the case of Loan Group III) as of the Cut-off Date, or (ii) the Depositor making a determination, based upon an Opinion of Counsel addressed to the Depositor and the Trustee, that the REMIC status of REMIC I, REMIC II or REMIC III has been lost or that a substantial risk exists that such REMIC status will be lost for the then-current taxable year. At any time thereafter, in the case of (i) or (ii) above, the Depositor may elect to terminate REMIC I, REMIC II or REMIC III at any time, and upon such election, the Depositor or its designee, shall repurchase all the assets of the Trust Fund described in Subsection 10.01(a)(i) above and in accordance with Section 10.02.

(d)  The Trustee shall give notice of any termination to the Certificateholders, with a copy to the Master Servicer, the Trustee and the Rating Agencies, upon which the Certificateholders shall surrender their Certificates to the Trustee  for payment of the final distribution and cancellation. Such notice shall be given by letter, mailed not earlier than the l5th day and not later than the 25th day of the month next preceding the month of such final distribution, and shall specify (i) the Distribution Date upon which final payment of the Certificates will be made upon presentation and surrender of the Certificates at the office of the Trustee therein designated, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Trustee therein specified.

(e)  If the option of the Depositor to repurchase or cause the repurchase of all the assets in the Trust Fund as described in Subsection 10.01(a)(i) above, is exercised, the Depositor and/or its designee shall deliver to the Trustee for deposit in the Distribution Account, by the Business Day prior to the applicable Distribution Date, an amount equal to the Termination Purchase Price. Upon presentation and surrender of the related Certificates by the related Certificateholders, the Trustee shall distribute to such Certificateholders as directed by the Trustee in writing an amount determined as follows: with respect to each Certificate (other than the Class R Certificates), the outstanding Current Principal Amount, plus with respect to each Certificate (other than the Class R Certificates), one month’s interest thereon at the applicable Pass-Through Rate; and with respect to the related Class R Certificates, the percentage interest evidenced thereby multiplied by the difference, if any, between the above described repurchase price for the related Loan Group and the aggregate amount to be distributed to the Holders of the related Certificates (other than the Class R Certificates). If the proceeds with respect to the Mortgage Loans of a Loan Group are not sufficient to pay all of the related Senior Certificates of the related Certificate Group in full, any such deficiency shall be allocated first, to the related Subordinate Certificates, in inverse order of their numerical designation and then to the related Senior Certificates of the related Certificate Group on a pro rata basis. Upon deposit of the Termination Purchase Price and following such final Distribution Date, the Trustee or the related Custodian, on its behalf, shall release promptly to the Depositor and/or its designee the related Mortgage Files for the remaining related Mortgage Loans, and the related portions of the Accounts with respect thereto shall terminate, subject to the Trustee’s obligation to hold any amounts payable to the Certificateholders in trust without interest pending final distributions pursuant to Subsection 10.01(g). Any other amounts remaining in the Accounts will belong to the Depositor.

(f)  Upon the presentation and surrender of the Certificates, the Trustee shall distribute to the remaining Certificateholders, pursuant to the written direction of the Trustee and in accordance with their respective interests, all distributable amounts remaining in the Distribution Account. Upon deposit by the Master Servicer of such distributable amounts, and following such final Distribution Date, the Trustee shall release promptly to the Depositor or its designee the Mortgage Files for the remaining Mortgage Loans, and the Distribution Account shall terminate, subject to the Trustee’s obligation to hold any amounts payable to the Certificateholders in trust without interest pending final distributions pursuant to this Subsection 10.01(f).

(g)  If not all of the Certificateholders shall surrender their Certificates for cancellation within six months after the time specified in the above-mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice, not all the Certificates shall have been surrendered for cancellation, the Trustee may take appropriate steps, or appoint any agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain subject to this Agreement.

Section 10.02  Additional Termination Requirements.

(a)  If the option of the Depositor to repurchase all of the Mortgage Loans under Subsection 10.01(a)(i) above is exercised, the Trust Fund and each REMIC shall be terminated in accordance with the following additional requirements, unless the Trustee has been furnished with an Opinion of Counsel addressed to the Trustee to the effect that the failure of the Trust to comply with the requirements of this Section 10.02 will not (i) result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code on any REMIC or (ii) cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(i)  within 90 days prior to the final Distribution Date, at the written direction of the Depositor, the Trustee, as agent for the respective Tax Matters Persons, shall adopt a plan of complete liquidation of each related REMIC provided to it by the Depositor and shall satisfy all of the requirements of a “qualified liquidation” under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel obtained at the expense of such Holder; and

(ii)  the Depositor shall notify the Trustee at the commencement of such 90-day liquidation period and, at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell or otherwise dispose of all of the related remaining assets of the Trust Fund in accordance with the terms hereof.

(b)  By their acceptance of the Residual Certificates, the Holders thereof hereby (i) agree to adopt such a plan of complete liquidation of the related REMIC upon the written request of the Depositor, and to take such action in connection therewith as may be reasonably requested by the Depositor, and (ii) appoint the Depositor as their attorney-in-fact, with full power of substitution, for purposes of adopting such a plan of complete liquidation. The Trustee shall adopt such plan of liquidation by filing the appropriate statement on the final tax return of each REMIC. Upon complete liquidation or final distribution of all of the assets of the Trust Fund, the Trust Fund and each REMIC shall terminate.

ARTICLE XI
[RESERVED]

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.01  Intent of Parties.

The parties intend that each of REMIC I, REMIC II and REMIC III shall be treated as a REMIC for federal income tax purposes and that the provisions of this Agreement should be construed in furtherance of this intent.

Section 12.02  Amendment.

(a)  This Agreement may be amended from time to time by the Depositor, the Master Servicer and the Trustee, without notice to or the consent of any of the Certificateholders, to cure any ambiguity, to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions herein or therein, to comply with any changes in the Code, to revise any provisions to reflect the obligations of the parties to this agreement as they relate to Regulation AB to change the manner in which the Distribution Account or any Protected account is maintained or to make such other provisions with respect to matters or questions arising under this Agreement shall not be inconsistent with any other provisions of this Agreement if such action shall not, as evidenced by an Opinion of Independent Counsel, addressed to the Trustee adversely affect in any material respect the interests of any Certificateholder provided that, any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates or if the purpose of such amendment is to conform to the language in the Prospectus Supplement.

Notwithstanding the foregoing, without the consent of the Certificateholders, the parties hereto may at any time and from time to time amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary or appropriate to maintain the qualification of the Trust Fund as REMIC I, REMIC II and REMIC III for federal income tax purposes or to avoid or minimize the risk of the imposition of any tax on REMIC I, REMIC II or REMIC III pursuant to the Code that would be a claim against any such REMIC at any time prior to the final redemption of the Certificates, provided that the Trustee has been provided an Opinion of Counsel addressed to the Trustee, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or appropriate to maintain such qualification or to avoid or minimize the risk of the imposition of such a tax. Notwithstanding the foregoing, no amendment under this paragraph (a) shall cause any REMIC to fail to qualify as a REMIC for federal income tax purposes, as evidenced by an Opinion of Independent Counsel addressed to the Trustee which shall be provided to the Trustee other than at the Trustee’s expense.

(b)  This Agreement may also be amended from time to time by the Master Servicer, the Depositor and the Trustee, with the consent of the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund or of the applicable Class or Classes, if such amendment affects only such Class or Classes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) reduce the aforesaid percentage of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all Certificates then outstanding, or (iii) cause any REMIC to fail to qualify as a REMIC for federal income tax purposes, as evidenced by an Opinion of Independent Counsel addressed to the Trustee which shall be provided to the Trustee other than at the Trustee’s expense. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.02(b), Certificates registered in the name of or held for the benefit of the Depositor, the Master Servicer, or the Trustee or any Affiliate thereof shall be entitled to vote their Fractional Undivided Interests with respect to matters affecting such Certificates.

(c)  Promptly after the execution of any such amendment, the Trustee shall furnish a copy of such amendment or written notification of the substance of such amendment to each Certificateholder, with a copy to the Rating Agencies and the Custodians.

(d)  In the case of an amendment under Subsection 12.02(b) above, it shall not be necessary for the Certificateholders to approve the particular form of such an amendment. Rather, it shall be sufficient if the Certificateholders approve the substance of the amendment. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

(e)  Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely upon an Opinion of Counsel addressed to the Trustee stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent to such amendment have been satisfied. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s or the Trustee’s own respective rights, duties or immunities under this Agreement.

Section 12.03  Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Depositor shall effect such recordation, at the expense of the Trust upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

Section 12.04  Limitation on Rights of Certificateholders.

(a)  The death or incapacity of any Certificateholder shall not terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)  Except as expressly provided in this Agreement, no Certificateholders shall have any right to vote or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to establish the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third Person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)  No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon, under or with respect to this Agreement against the Depositor, the Trustee, the Master Servicer or any successor to any such parties unless (i) such Certificateholder previously shall have given to the Trustee a written notice of a continuing default, as herein provided, (ii) the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs and expenses and liabilities to be incurred therein or thereby, and (iii) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

(d)  No one or more Certificateholders shall have any right by virtue of any provision of this Agreement to affect the rights of any other Certificateholders or to obtain or seek to obtain priority or preference over any other such Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.04, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 12.05  Acts of Certificateholders.

(a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is expressly required, to the Depositor. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the Depositor, if made in the manner provided in this Section 12.05.

(b)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority. The fact and date of the execution of any such instrument or writing, or the authority of the individual executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)  The ownership of Certificates (notwithstanding any notation of ownership or other writing on such Certificates, except an endorsement in accordance with Section 5.02 made on a Certificate presented in accordance with Section 5.04) shall be proved by the Certificate Register, and neither the Trustee, the Depositor, the Master Servicer nor any successor to any such parties shall be affected by any notice to the contrary.

(d)  Any request, demand, authorization, direction, notice, consent, waiver or other action of the holder of any Certificate shall bind every future holder of the same Certificate and the holder of every Certificate issued upon the registration of transfer or exchange thereof, if applicable, or in lieu thereof with respect to anything done, omitted or suffered to be done by the Trustee, the Depositor, the Master Servicer or any successor to any such party in reliance thereon, whether or not notation of such action is made upon such Certificates.

(e)  In determining whether the Holders of the requisite percentage of Certificates evidencing Fractional Undivided Interests have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Certificates owned by the Trustee, the Depositor, the Master Servicer or any Affiliate thereof shall be disregarded, except as otherwise provided in Section 12.02(b) and except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Certificates which have been pledged in good faith to the Trustee, the Depositor, the Master Servicer or any Affiliate thereof may be regarded as outstanding if the pledgor establishes to the satisfaction of the Trustee the pledgor’s right to act with respect to such Certificates and that the pledgor is not an Affiliate of the Trustee, the Depositor, or the Master Servicer, as the case may be.

Section 12.06  Governing Law.

THIS AGREEMENT AND THE CERTIFICATES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, WHICH THE PARTIES HERETO EXPRESSLY RELY UPON IN THE CHOICE OF SUCH LAW AS THE GOVERNING LAW HEREUNDER) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 12.07  Notices.

All demands and notices hereunder shall be in writing and shall be deemed given when delivered at (including delivery by facsimile) or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, to (i) in the case of the Depositor, 383 Madison Avenue, New York, New York 10179, Attention: Vice President-Servicing, telecopier number: (212) 272-5591, or to such other address as may hereafter be furnished to the other parties hereto in writing; (ii) in the case of the Trustee, at its Corporate Trust Office, or such other address as may hereafter be furnished to the other parties hereto in writing; (iii) in the case of the Seller, EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (469-759-4714), attention: President or General Counsel, (iii) in the case of the Master Servicer, EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (214) 626-4889), attention: Michelle Viner or such other address as may be hereafter furnished to the other parties hereto by the Master Servicer in writing; or (iv) in the case of the Rating Agencies, Fitch, Inc., One State Street Plaza, New York, NY 10004 and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, or such other address as may hereafter be furnished to the other parties hereto in writing. Any notice delivered to the Depositor, the Master Servicer or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice.

Section 12.08  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severed from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

Section 12.09  Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 12.10  Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 12.11  Counterparts.

This Agreement may be executed in two or more counterparts each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument.

Section 12.12  Notice to Rating Agencies.

The article and section headings herein are for convenience of reference only, and shall not limited or otherwise affect the meaning hereof. The Trustee shall promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

1.           Any material change or amendment to this Agreement or the Servicing Agreements;

2.           The occurrence of any Event of Default that has not been cured;

3.           The resignation or termination of the Master Servicer or the Trustee;

4.           The repurchase or substitution of Mortgage Loans;

5.           The final payment to Certificateholders; and

6.           Any change in the location of the Distribution Account.

IN WITNESS WHEREOF, the Depositor, the Trustee and the Master Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By:	/s/ Joseph T. Jurkowski
Name: Joseph T. Jurkowski
Title: Vice President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Benjamin F. Jordan
Name:Benjamin F. Jordan
Title: Assistant Vice President

EMC MORTGAGE CORPORATION, as Master Servicer and Seller

By:	/s/ Debbie Pratt
Name: Debbie Pratt
Title: Executive Vice President

Accepted and Agreed as to
Sections 2.01, 2.02, 2.03, 2.04 and 9.09(c)

in its capacity as Seller

EMC MORTGAGE CORPORATION,

By:	/s/ Jenna Kemp
Name: Jenna Kemp
Title: Executive Vice President

STATE OF NEW YORK                     )
) ss.:
COUNTY OF NEW YORK	)

On the 31st day of August 2007 before me, a notary public in and for said State, personally appeared ___________________________, known to me to be a Vice President of Structured Asset Mortgage Investments II Inc., the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
) ss.:
COUNTY OF HOWARD	)

On the 31st day of August 2007 before me, a notary public in and for said State, personally appeared ________________________, known to me to be a Vice President of Wells Fargo Bank, N.A., the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
) ss.:
COUNTY OF DALLAS	)
On the 31st day of August 2007 before me, a notary public in and for said State, personally appeared ______________________, known to me to be a _____________________________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
) ss.:
COUNTY OF DALLAS	)
On the 31st day of August 2007 before me, a notary public in and for said State, personally appeared ________________________, known to me to be a __________________________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES AND CLASS X CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

[FOR THE CLASS [_-A-_] CERTIFICATES] [THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No. 1	[Variable] [Pass-Through Rate:%]

Class [_-A-_] [III-X-1] Senior

Date of Pooling and Servicing Agreement and Cut-off Date: August 1, 2007	Aggregate Initial [Current Principal] [Notional] Amount of this Senior Certificate as of the Cut-off Date: $[_____________]

First Distribution Date: September 25, 2007	Initial [Current Principal] [Notional] Amount of this Senior Certificate as of the Cut-off Date: $[_____________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [____________]

Assumed Final Distribution Date: August 25, 2047

BEAR STEARNS ARM TRUST 2007-5
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2007-5

evidencing a fractional undivided interest in the distributions allocable to the Class [_-[A]-_] [III-X-1] Certificates with respect to a Trust Fund consisting primarily of a pool of adjustable rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) primarily consisting of adjustable rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC, as Master Servicer and seller, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the [Current Principal] [Notional] Amount hereof at a per annum rate equal to the Pass-Through Rate as described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest [and principal], if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the [Current Principal] [Notional] Amount of this Class of Certificates will be reduced to zero.  [For the Class X Certificates: [The Class III-X-1 Certificates have no Current Principal Amount.]

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial [Current Principal] [Notional] Amount of this Certificate is set forth above. [For the Class A Certificates: [The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”), issued in sixteen Classes. The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to related Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the “latest possible maturity date” for the Certificates (other than the Class R Certificates) specified in Section 5.01(d) of the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August 31, 2007	WELLS FARGO BANK, N.A. Not in its individual capacity but solely as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class [_-A-_] [III-X-1]  Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. Authorized signatory of Wells Fargo Bank N.A., not in its individual capacity but solely as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2

FORM OF CLASS  B CERTIFICATES

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES [AND] [THE CLASS B-1 CERTIFICATES][,] [AND] [THE CLASS B-2 CERTIFICATES][,] [AND] [THE CLASS B-3 CERTIFICATES][,] [AND] [THE CLASS B-4 CERTIFICATES][,] [AND] [THE CLASS B-5 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND ANY REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

[FOR CLASS B-1, CLASS B-2 AND CLASS B-3] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO. ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[FOR CLASS B-1, CLASS B-2 AND CLASS B-3] [EACH BENEFICIAL OWNER OF THIS CERTIFICATE OR ANY INTEREST HEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.07 OF THE  AGREEMENT.]

[FOR CLASS B-4, CLASS B-5 AND CLASS B-6] [THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.]

[FOR CLASS B-4, CLASS B-5 AND CLASS B-6] [THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE TRUSTEE, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.]

Certificate No. 1	Variable Pass-Through Rate

Class B-[_] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: August 1, 2007	Aggregate Initial Current Principal Amount of this Subordinate Certificate as of the Cut-off Date: $[_________]

First Distribution Date: September 25, 2007	Initial Current Principal Amount of this Subordinate Certificate as of the Cut-off Date: $[_________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [____________]

Assumed Final Distribution Date: August 25, 2047

BEAR STEARNS ARM TRUST 2007-5
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2007-5

evidencing a fractional undivided interest in the distributions allocable to the Class B-[_] Certificates with respect to a Trust Fund consisting primarily of a pool of adjustable rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [Cede & Co.][ Bear, Stearns Securities Corp.] is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) primarily consisting of adjustable rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC, as Master Servicer and seller, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate as described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

[For Class B-4, Class B-5 and Class B-6] [No transfer of this Class B-[_] Certificate will be made unless such transfer is (i) exempt from the registration requirements of the Securities act of 1933, as amended, and any applicable state securities laws or is made in accordance with said Act and laws and (ii) made in accordance with Section 5.02 of the Agreement.  In the event that such transfer is to be made the Trustee shall register such transfer if, (i) made to a transferee who has provided the Trustee with evidence as to its QIB status; or (ii) (A) the transferor has advised the Trustee in writing that the Certificate is being transferred to an Institutional Accredited Investor and (B) prior to such transfer the transferee furnishes to the Trustee an Investment Letter; provided that if based upon an Opinion of Counsel to the effect that (A) and (B) above are not sufficient to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Trustee shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of this Certificate as shall be set forth in such Opinion of Counsel.]

[For Class B-1, Class B-2 and Class B-3] [Each beneficial owner of this Certificate or any interest herein shall be deemed to have made the representations set forth in Section 5.07 of the Agreement.]

[For Class B-4, Class B-5 and Class B-6] [This Certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the transferee certifies or represents that the proposed transfer and holding of a Certificate and the servicing, management and operation of the trust and its assets: (i) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (ii) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee, which will be deemed represented by an owner of a Book-Entry Certificate or a Global Certificate or unless the opinion specified in section 5.07 of the Agreement is provided.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”), issued in sixteen Classes. The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the “latest possible maturity date” for the Certificates (other than the Class R Certificates) specified in Section 5.01(d) of the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August 31, 2007	WELLS FARGO BANK, N.A. Not in its individual capacity but solely as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class B-[_] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. Authorized signatory of Wells Fargo Bank, N.A., not in its individual capacity but solely as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-3

FORM OF CLASS R CERTIFICATES

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON, A PUBLICLY TRADED PARTNERSHIP OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE TRUSTEE WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE DEPOSITOR, THE TRUSTEE AND THE MASTER SERVICER AND ON WHICH THEY MAY RELY (WHICH SHALL NOT BE AT THE EXPENSE OF THE TRUSTEE) WHICH IS ACCEPTABLE TO THE TRUSTEE, THAT THE PURCHASE OF THIS CERTIFICATE WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE SELLER, THE MASTER SERVICER, ANY SERVICER OR THE TRUSTEE.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE DEPOSITOR AND THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS’ COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER SECTION 775(a) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) SUCH TRANSFEREE IS A UNITED STATES PERSON UNDER SECTION 7701 OF THE CODE, (3) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX AND (4) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.  NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.  EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No. 1

Class R-[_]

Date of Pooling and Servicing Agreement and Cut-off Date: August 1, 2007	Aggregate Initial Current Principal Amount of this Certificate as of the Cut-off Date: $[___________]

First Distribution Date: September 25, 2007	Initial Current Principal Amount of this Certificate as of the Cut-off Date: $[_________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [_____________]

Assumed Final Distribution Date: August 25, 2047

BEAR STEARNS ARM TRUST 2007-5
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2007-5

evidencing a fractional undivided interest in the distributions allocable to the Class R-[_] Certificates with respect to a Trust Fund consisting primarily of a pool of adjustable rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) primarily consisting of adjustable rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC, as Master Servicer and seller, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to the Depositor and the Trustee of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

This certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the proposed transferee provides the Trustee with an opinion of counsel for the benefit of the Depositor, Master Servicer and the Trustee and on which they may rely (which shall not be at the expense of the Trustee) which is acceptable to the Trustee, that the purchase of this Certificate will not result in or constitute a nonexempt prohibited transaction, is permissible under applicable law and will not give rise to any additional obligations on the part of the Seller, the Master Servicer, any Servicer or the Trustee.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”), issued in sixteen Classes. The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the “latest possible maturity date” for the Certificates (other than the Class R Certificates) specified in Section 5.01(d) of the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: August 31, 2007	WELLS FARGO BANK, N.A. Not in its individual capacity but solely as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class R-[_] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. Authorized signatory of Wells Fargo Bank, N.A., not in its individual capacity but solely as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B

MORTGAGE LOAN SCHEDULE

                LOAN_SEQ                        PREFUND_GROUP                                              MAIN_GROUP1                                          GROUPS                                     ORIGINATOR                                                      SERVICER_NAME                                                      CITY1                                                                                     ZIP_CODE                        STATE                                                  ISSUE_DATE                                        NOTE_DATE1                                           FIRST_PAY_DATE                                         STATED_MAT
                --------                        -------------                                              -----------                                          ------                                     ----------                                                      -------------                                                      -----                                                                                     --------                        -----                                                  ----------                                        ----------                                           --------------                                         ----------
                       1                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WEST HILLS                                                                                   91307                        CA                                                       20070801                                          20070731                                                 20070901                                           20370801
                       2                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        VENTURA                                                                                      93004                        CA                                                       20070901                                          20070803                                                 20071001                                           20370901
                       3                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        THOUSAND OAKS                                                                                91362                        CA                                                       20070901                                          20070802                                                 20071001                                           20370901
                       4                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ASHBURN                                                                                      20148                        VA                                                       20070801                                          20070712                                                 20070901                                           20370801
                       5                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PALO ALTO                                                                                    94306                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                       6                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FREMONT                                                                                      94538                        CA                                                       20070701                                          20070607                                                 20070801                                           20370701
                       7                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA ANA                                                                                    92706                        CA                                                       20070701                                          20070608                                                 20070801                                           20370701
                       8                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BRENTWOOD                                                                                    94513                        CA                                                       20070701                                          20070607                                                 20070801                                           20370701
                       9                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BURSON                                                                                       95225                        CA                                                       20070701                                          20070601                                                 20070801                                           20370701
                      10                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PLAYA DEL REY                                                                                90293                        CA                                                       20070701                                          20070614                                                 20070801                                           20370701
                      11                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95125                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                      12                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92114                        CA                                                       20070501                                          20070424                                                 20070601                                           20370501
                      13                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO SANTA FE                                                                              92067                        CA                                                       20070501                                          20070423                                                 20070601                                           20370501
                      14                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ARCADIA                                                                                      91006                        CA                                                       20070501                                          20070417                                                 20070601                                           20370501
                      15                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92883                        CA                                                       20070601                                          20070427                                                 20070701                                           20370601
                      16                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GLENDALE                                                                                     91208                        CA                                                       20070601                                          20070511                                                 20070701                                           20370601
                      17                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROSEVILLE                                                                                    95747                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                      18                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHINO HILLS                                                                                  91709                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                      19                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92009                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                      20                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FALLBROOK                                                                                    92028                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                      21                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DUBLIN                                                                                       94568                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                      22                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEDONA                                                                                       86351                        AZ                                                       20070901                                          20070731                                                 20071001                                           20370901
                      23                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NORWALK                                                                                      90650                        CA                                                       20070701                                          20070625                                                 20070801                                           20370701
                      24                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WOODBRIDGE                                                                                   22192                        VA                                                       20070801                                          20070724                                                 20070901                                           20370801
                      25                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        OXNARD                                                                                       93030                        CA                                                       20070901                                          20070801                                                 20071001                                           20370901
                      26                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TUCSON                                                                                       85745                        AZ                                                       20070801                                          20070709                                                 20070901                                           20370801
                      27                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ANAHEIM                                                                                      92804                        CA                                                       20070801                                          20070725                                                 20070901                                           20370801
                      28                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        YORBA LINDA                                                                                  92887                        CA                                                       20070701                                          20070621                                                 20070801                                           20370701
                      29                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CANYON COUNTRY                                                                               91387                        CA                                                       20070801                                          20070725                                                 20070901                                           20370801
                      30                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SCOTTSDALE                                                                                   85259                        AZ                                                       20070701                                          20070625                                                 20070801                                           20370701
                      31                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TEMECULA                                                                                     92592                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                      32                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAS VEGAS                                                                                    89117                        NV                                                       20070701                                          20070611                                                 20070801                                           20370701
                      33                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHESTER                                                                                      21619                        MD                                                       20070801                                          20070705                                                 20070901                                           20370801
                      34                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GREEN OAKS                                                                                   60048                        IL                                                       20070801                                          20070717                                                 20070901                                           20370801
                      35                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LINCOLN                                                                                      95648                        CA                                                       20070701                                          20070612                                                 20070801                                           20370701
                      36                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FRESNO                                                                                       93730                        CA                                                       20070801                                          20070702                                                 20070901                                           20370801
                      37                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAS VEGAS                                                                                    89135                        NV                                                       20070801                                          20070727                                                 20070901                                           20370801
                      38                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DOWNEY                                                                                       90240                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                      39                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN CLEMENTE                                                                                 92673                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                      40                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE FOREST                                                                                  92630                        CA                                                       20070801                                          20070724                                                 20070901                                           20370801
                      41                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NORWALK                                                                                      90650                        CA                                                       20070801                                          20070724                                                 20070901                                           20370801
                      42                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HAMILTON                                                                                      8690                        NJ                                                       20070801                                          20070717                                                 20070901                                           20370801
                      43                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FREMONT                                                                                      94538                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                      44                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARBONDALE                                                                                   81623                        CO                                                       20070801                                          20070726                                                 20070901                                           20370801
                      45                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GOLDEN                                                                                       80401                        CO                                                       20070701                                          20070625                                                 20070801                                           20370701
                      46                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  91343                        CA                                                       20070601                                          20070604                                                 20070701                                           20370601
                      47                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  91607                        CA                                                       20070701                                          20070626                                                 20070801                                           20370701
                      48                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NAPLES                                                                                       34113                        FL                                                       20070801                                          20070719                                                 20070901                                           20370801
                      49                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LORTON                                                                                       22079                        VA                                                       20070701                                          20070629                                                 20070801                                           20370701
                      50                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DANBURY                                                                                       6811                        CT                                                       20070801                                          20070724                                                 20070901                                           20370801
                      51                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DOWNEY                                                                                       90241                        CA                                                       20070801                                          20070717                                                 20070901                                           20370801
                      52                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MOUNT LAUREL                                                                                  8054                        NJ                                                       20070801                                          20070720                                                 20070901                                           20370801
                      53                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAINT HELENA                                                                                 94574                        CA                                                       20070801                                          20070710                                                 20070901                                           20370801
                      54                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ORANGE                                                                                       92867                        CA                                                       20070801                                          20070705                                                 20070901                                           20370801
                      55                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PASADENA                                                                                     91106                        CA                                                       20070801                                          20070724                                                 20070901                                           20370801
                      56                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BIG SKY                                                                                      59716                        MT                                                       20070901                                          20070730                                                 20071001                                           20370901
                      57                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DUBLIN                                                                                       94568                        CA                                                       20070401                                          20070322                                                 20070501                                           20370401
                      58                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SIMI VALLEY                                                                                  93063                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                      59                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92880                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                      60                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHANDLER                                                                                     85249                        AZ                                                       20070701                                          20070608                                                 20070801                                           20370701
                      61                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HUNTINGTON BEACH                                                                             92648                        CA                                                       20070801                                          20070710                                                 20070901                                           20370801
                      62                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA CLARITA                                                                                91355                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                      63                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROCKLIN                                                                                      95677                        CA                                                       20070801                                          20070709                                                 20070901                                           20370801
                      64                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA BARBARA                                                                                93101                        CA                                                       20070801                                          20070719                                                 20070901                                           20370801
                      65                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALISO VIEJO                                                                                  92656                        CA                                                       20070801                                          20070710                                                 20070901                                           20370801
                      66                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROSAMOND                                                                                     93560                        CA                                                       20070601                                          20060407                                                 20070701                                           20370601
                      67                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        KAILUA KONA                                                                                  96740                        HI                                                       20070801                                          20070711                                                 20070901                                           20370801
                      68                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PHOENIX                                                                                      85016                        AZ                                                       20070801                                          20070718                                                 20070901                                           20370801
                      69                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90049                        CA                                                       20070801                                          20070710                                                 20070901                                           20370801
                      70                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FRANKLIN                                                                                     37064                        TN                                                       20070801                                          20070731                                                 20070901                                           20370801
                      71                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HAYDEN LAKE                                                                                  83835                        ID                                                       20070701                                          20060726                                                 20070801                                           20370701
                      72                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DENVER                                                                                       80207                        CO                                                       20070601                                          20061109                                                 20070701                                           20370601
                      73                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MILPITAS                                                                                     95035                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                      74                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TRABUCO CANYON                                                                               92678                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                      75                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90042                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                      76                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAWNDALE                                                                                     90260                        CA                                                       20070801                                          20070718                                                 20070901                                           20370801
                      77                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95148                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                      78                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        OCEANSIDE                                                                                    92057                        CA                                                       20070801                                          20070725                                                 20070901                                           20370801
                      79                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FORT LAUDERDALE                                                                              33301                        FL                                                       20070801                                          20070711                                                 20070901                                           20370801
                      80                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        STEVENSON RANCH                                                                              91381                        CA                                                       20070701                                          20070626                                                 20070801                                           20370701
                      81                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ELK GROVE                                                                                    95757                        CA                                                       20070801                                          20070710                                                 20070901                                           20370801
                      82                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GLEN ELLYN                                                                                   60137                        IL                                                       20070801                                          20070730                                                 20070901                                           20370801
                      83                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95132                        CA                                                       20070801                                          20070727                                                 20070901                                           20370801
                      84                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LONG BEACH TOWNSHIP                                                                           8008                        NJ                                                       20070801                                          20070720                                                 20070901                                           20370801
                      85                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEW YORK                                                                                     10025                        NY                                                       20070901                                          20070802                                                 20071001                                           20370901
                      86                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHULA VISTA                                                                                  91915                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                      87                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SARATOGA                                                                                     95070                        CA                                                       20070801                                          20070727                                                 20070901                                           20370801
                      88                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CITY OF PERRIS                                                                               92571                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                      89                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WOODBRIDGE                                                                                   22191                        VA                                                       20070801                                          20070717                                                 20070901                                           20370801
                      90                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92107                        CA                                                       20070701                                          20070601                                                 20070801                                           20370701
                      91                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CULVER CITY                                                                                  90230                        CA                                                       20070801                                          20070709                                                 20070901                                           20370801
                      92                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COSTA MESA                                                                                   92627                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                      93                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAGUNA BEACH                                                                                 92651                        CA                                                       20070801                                          20070714                                                 20070901                                           20370801
                      94                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FOLSOM                                                                                       95630                        CA                                                       20070801                                          20070718                                                 20070901                                           20370801
                      95                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FOLSOM                                                                                       95630                        CA                                                       20070801                                          20070713                                                 20070901                                           20370801
                      96                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE FOREST                                                                                  92630                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                      97                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FULLERTON                                                                                    92833                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                      98                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        STUDIO CITY                                                                                  91602                        CA                                                       20070801                                          20070717                                                 20070901                                           20370801
                      99                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MARLBORO TOWNSHIP                                                                             7746                        NJ                                                       20070801                                          20070724                                                 20070901                                           20370801
                     100                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PEACHTREE CITY                                                                               30269                        GA                                                       20070901                                          20070802                                                 20071001                                           20370901
                     101                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FALLBROOK                                                                                    92028                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     102                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GREAT FALLS                                                                                  22066                        VA                                                       20070701                                          20070629                                                 20070801                                           20370701
                     103                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROSEVILLE                                                                                    95747                        CA                                                       20070701                                          20070613                                                 20070801                                           20370701
                     104                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GLENN DALE                                                                                   20769                        MD                                                       20070801                                          20070706                                                 20070901                                           20370801
                     105                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BOTHELL                                                                                      98021                        WA                                                       20070801                                          20070711                                                 20070901                                           20370801
                     106                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HOMEWOOD                                                                                     60430                        IL                                                       20070801                                          20070724                                                 20070901                                           20370801
                     107                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SOUTH JORDAN                                                                                 84095                        UT                                                       20070801                                          20070710                                                 20070901                                           20370801
                     108                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FAIRFAX                                                                                      22032                        VA                                                       20070801                                          20070713                                                 20070901                                           20370801
                     109                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LADERA RANCH                                                                                 92694                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                     110                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BIG BEAR LAKE                                                                                92315                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                     111                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        REDWOOD CITY                                                                                 94065                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                     112                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MILFORD                                                                                      48381                        MI                                                       20070801                                          20070716                                                 20070901                                           20370801
                     113                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WATSONVILLE                                                                                  95076                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                     114                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MIRAMAR                                                                                      33027                        FL                                                       20070801                                          20070720                                                 20070901                                           20370801
                     115                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LEMONT                                                                                       60439                        IL                                                       20070801                                          20070724                                                 20070901                                           20370801
                     116                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        VACAVILLE                                                                                    95688                        CA                                                       20070701                                          20070619                                                 20070801                                           20370701
                     117                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DANA POINT                                                                                   92629                        CA                                                       20070801                                          20070706                                                 20070901                                           20370801
                     118                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CLAREMONT                                                                                    91711                        CA                                                       20070801                                          20070709                                                 20070901                                           20370801
                     119                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COLLEYVILLE                                                                                  76034                        TX                                                       20070801                                          20070713                                                 20070901                                           20370801
                     120                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BERMUDA DUNES                                                                                92203                        CA                                                       20070801                                          20070720                                                 20070901                                           20370801
                     121                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN MARCOS                                                                                   92078                        CA                                                       20070801                                          20070628                                                 20070901                                           20370801
                     122                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAMMAMISH                                                                                    98075                        WA                                                       20070801                                          20070712                                                 20070901                                           20370801
                     123                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92131                        CA                                                       20070801                                          20070711                                                 20070901                                           20370801
                     124                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ATLANTA                                                                                      30317                        GA                                                       20070701                                          20070628                                                 20070801                                           20370701
                     125                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BETHLEHEM                                                                                    18020                        PA                                                       20070801                                          20070713                                                 20070901                                           20370801
                     126                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95136                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                     127                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ISSAQUAH                                                                                     98029                        WA                                                       20070801                                          20070723                                                 20070901                                           20370801
                     128                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92109                        CA                                                       20070701                                          20070622                                                 20070801                                           20370701
                     129                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA ANA                                                                                    92701                        CA                                                       20070801                                          20070718                                                 20070901                                           20370801
                     130                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FULLERTON                                                                                    92835                        CA                                                       20070801                                          20070705                                                 20070901                                           20370801
                     131                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN RAMON                                                                                    94583                        CA                                                       20070801                                          20070701                                                 20070901                                           20370801
                     132                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NAMPA                                                                                        83687                        ID                                                       20070701                                          20070628                                                 20070801                                           20370701
                     133                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        OAKLEY                                                                                       94561                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     134                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BREA                                                                                         92821                        CA                                                       20070701                                          20070620                                                 20070801                                           20370701
                     135                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BERMUDA DUNES                                                                                92203                        CA                                                       20070801                                          20070706                                                 20070901                                           20370801
                     136                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHICAGO                                                                                      60615                        IL                                                       20070801                                          20070727                                                 20070901                                           20370801
                     137                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COLORADO SPRINGS                                                                             80921                        CO                                                       20070801                                          20070706                                                 20070901                                           20370801
                     138                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAMMAMISH                                                                                    98074                        WA                                                       20070701                                          20070702                                                 20070801                                           20370701
                     139                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WELLESLEY                                                                                     2481                        MA                                                       20070701                                          20070706                                                 20070801                                           20370701
                     140                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DRAPER                                                                                       84020                        UT                                                       20070801                                          20070727                                                 20070901                                           20370801
                     141                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA CLARITA                                                                                91350                        CA                                                       20070701                                          20070706                                                 20070801                                           20370701
                     142                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92879                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     143                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA BARBARA                                                                                93101                        CA                                                       20070701                                          20070620                                                 20070801                                           20370701
                     144                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SUNNYVALE                                                                                    94086                        CA                                                       20070801                                          20070725                                                 20070901                                           20370801
                     145                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FREMONT                                                                                      94538                        CA                                                       20070801                                          20070705                                                 20070901                                           20370801
                     146                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN LEANDRO                                                                                  94578                        CA                                                       20070801                                          20070702                                                 20070901                                           20370801
                     147                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MANALAPAN                                                                                     7726                        NJ                                                       20070701                                          20070620                                                 20070801                                           20370701
                     148                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA ROSA BEACH                                                                             32459                        FL                                                       20070801                                          20070712                                                 20070901                                           20370801
                     149                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FAIRFIELD                                                                                     6824                        CT                                                       20070701                                          20070628                                                 20070801                                           20370701
                     150                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GLEN ELLYN                                                                                   60137                        IL                                                       20070801                                          20070727                                                 20070901                                           20370801
                     151                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        EUGENE                                                                                       97404                        OR                                                       20070801                                          20070711                                                 20070901                                           20370801
                     152                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        IRVINE                                                                                       92603                        CA                                                       20070801                                          20070702                                                 20070901                                           20370801
                     153                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHARLESTOWN                                                                                   2129                        MA                                                       20070701                                          20070627                                                 20070801                                           20370701
                     154                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WESTON                                                                                       33327                        FL                                                       20070801                                          20070710                                                 20070901                                           20370801
                     155                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BOISE                                                                                        83703                        ID                                                       20070801                                          20070709                                                 20070901                                           20370801
                     156                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        INDIAN ROCKS BEACH                                                                           33785                        FL                                                       20070801                                          20070726                                                 20070901                                           20370801
                     157                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEWARK                                                                                       94560                        CA                                                       20070801                                          20070629                                                 20070901                                           20370801
                     158                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HERNDON                                                                                      20171                        VA                                                       20070701                                          20070703                                                 20070801                                           20370701
                     159                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NAPA                                                                                         94558                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                     160                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SHERMAN OAKS                                                                                 91403                        CA                                                       20070901                                          20070724                                                 20071001                                           20370901
                     161                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BIG BEAR CITY                                                                                92314                        CA                                                       20070801                                          20070703                                                 20070901                                           20370801
                     162                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PENRYN                                                                                       95663                        CA                                                       20070801                                          20070711                                                 20070901                                           20370801
                     163                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PORTLAND                                                                                     97221                        OR                                                       20070801                                          20070726                                                 20070901                                           20370801
                     164                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SACRAMENTO                                                                                   95833                        CA                                                       20070501                                          20070423                                                 20070601                                           20370501
                     165                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PATTERSON                                                                                    95363                        CA                                                       20070401                                          20070327                                                 20070501                                           20370401
                     166                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        INGLEWOOD                                                                                    90305                        CA                                                       20070601                                          20070601                                                 20070701                                           20370601
                     167                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CALABASAS                                                                                    91302                        CA                                                       20070401                                          20070316                                                 20070501                                           20370401
                     168                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Chatham                                                                                       7928                        NJ                                                       20070801                                          20070716                                                 20070901                                           20370801
                     169                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Sparks                                                                                       89436                        NV                                                       20070801                                          20070711                                                 20070901                                           20370801
                     170                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        STUDIO CITY                                                                                  91604                        CA                                                       20070901                                          20070809                                                 20071001                                           20370901
                     171                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PAUMA VALLEY                                                                                 92061                        CA                                                       20070801                                          20070709                                                 20070901                                           20370801
                     172                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ORLANDO                                                                                      32819                        FL                                                       20070701                                          20050822                                                 20070801                                           20370701
                     173                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DANBURY                                                                                       6811                        CT                                                       20070701                                          20070126                                                 20070801                                           20370701
                     174                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LEWISVILLE                                                                                   75056                        TX                                                       20070801                                          20070725                                                 20070901                                           20370801
                     175                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MADISON                                                                                      35758                        AL                                                       20070701                                          20070625                                                 20070801                                           20370701
                     176                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA ROSA VALLEY                                                                            93012                        CA                                                       20070901                                          20070802                                                 20071001                                           20370901
                     177                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WEST HILLS                                                                                   91307                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                     178                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHULA VISTA                                                                                  91914                        CA                                                       20070901                                          20070808                                                 20071001                                           20370901
                     179                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        VENTURA                                                                                      93003                        CA                                                       20070801                                          20070709                                                 20070901                                           20370801
                     180                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN CARLOS                                                                                   94070                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                     181                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AUSTIN                                                                                       78735                        TX                                                       20070901                                          20070811                                                 20071001                                           20370901
                     182                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE ARROWHEAD                                                                               92352                        CA                                                       20070901                                          20070808                                                 20071001                                           20370901
                     183                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALTADENA                                                                                     91001                        CA                                                       20070701                                          20070612                                                 20070801                                           20470701
                     184                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GLENDALE                                                                                     91206                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                     185                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MARGATE                                                                                       8402                        NJ                                                       20070801                                          20070706                                                 20070901                                           20370801
                     186                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALPHARETTA                                                                                   30004                        GA                                                       20070901                                          20070814                                                 20071001                                           20370901
                     187                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CAMINO                                                                                       95709                        CA                                                       20070701                                          20070605                                                 20070801                                           20370701
                     188                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FALLBROOK                                                                                    92028                        CA                                                       20070801                                          20070718                                                 20070901                                           20370801
                     189                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        STEAMBOAT SPRINGS                                                                            80487                        CO                                                       20070801                                          20070703                                                 20070901                                           20370801
                     190                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA FE                                                                                     87506                        NM                                                       20070801                                          20070705                                                 20070901                                           20370801
                     191                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEWPORT BEACH                                                                                92663                        CA                                                       20070901                                          20070803                                                 20071001                                           20370901
                     192                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92117                        CA                                                       20070701                                          20070614                                                 20070801                                           20370701
                     193                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CAMBRIA                                                                                      93428                        CA                                                       20070701                                          20070619                                                 20070801                                           20370701
                     194                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PINECREST                                                                                    33156                        FL                                                       20070701                                          20070627                                                 20070801                                           20370701
                     195                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FAIR LAWN                                                                                     7410                        NJ                                                       20070801                                          20070710                                                 20070901                                           20370801
                     196                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SCOTTSDALE                                                                                   85255                        AZ                                                       20070801                                          20070701                                                 20070901                                           20370801
                     197                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SPRINGFIELD                                                                                  22153                        VA                                                       20070701                                          20070705                                                 20070801                                           20370701
                     198                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Plano                                                                                        75025                        TX                                                       20070901                                          20070810                                                 20071001                                           20370901
                     199                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA CLARITA CANYON COUN                                                                    91351                        CA                                                       20070801                                          20070723                                                 20070901                                           20370801
                     200                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WOODLAND HILLS                                                                               91364                        CA                                                       20070901                                          20070808                                                 20071001                                           20370901
                     201                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WEST LAKELAND                                                                                55082                        MN                                                       20070801                                          20070719                                                 20070901                                           20370801
                     202                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CULVER CITY                                                                                  90232                        CA                                                       20070901                                          20070806                                                 20071001                                           20370901
                     203                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEWARK                                                                                       94560                        CA                                                       20070901                                          20070802                                                 20071001                                           20370901
                     204                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEW YORK                                                                                     10028                        NY                                                       20070801                                          20070726                                                 20070901                                           20370801
                     205                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHULA VISTA                                                                                  91914                        CA                                                       20070901                                          20070807                                                 20071001                                           20370901
                     206                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90013                        CA                                                       20070801                                          20070727                                                 20070901                                           20370801
                     207                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90025                        CA                                                       20070801                                          20070725                                                 20070901                                           20370801
                     208                        Prefund                                                    GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAFAYETTE                                                                                    80026                        CO                                                       20070901                                          20070810                                                 20071001                                           20370901
                     209                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        PARKER                                                                                       80134                        CO                                                       20070601                                          20070511                                                 20070701                                           20370601
                     210                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        EL CAJON                                                                                     92021                        CA                                                       20070601                                          20070502                                                 20070701                                           20370601
                     211                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        LOS ANGELES                                                                                  90045                        CA                                                       20070601                                          20070504                                                 20070701                                           20370601
                     212                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        RESEDA                                                                                       91335                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     213                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        CENTENNIAL                                                                                   80112                        CO                                                       20070601                                          20070509                                                 20070701                                           20370601
                     214                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        VISTA                                                                                        92084                        CA                                                       20070601                                          20070511                                                 20070701                                           20370601
                     215                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        FRESNO                                                                                       93727                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     216                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        ESCONDIDO                                                                                    92029                        CA                                                       20070601                                          20070508                                                 20070701                                           20370601
                     217                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        LUTZ                                                                                         33549                        FL                                                       20070601                                          20070510                                                 20070701                                           20370601
                     218                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        OCEANSIDE                                                                                    92056                        CA                                                       20070601                                          20070507                                                 20070701                                           20370601
                     219                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        BOULDER                                                                                      80302                        CO                                                       20070601                                          20070510                                                 20070701                                           20370601
                     220                        Non-Prefund                                                GI. SS                                               G01                                        EMCFLOW                                                         EMCMORTGAGE                                                        MONTEREY PARK                                                                                91754                        CA                                                       20070701                                          20070618                                                 20070801                                           20370701
                     221                        Non-Prefund                                                GI. SS                                               G01                                        EMCFLOW                                                         EMCMORTGAGE                                                        LOS ANGELES                                                                                  90019                        CA                                                       20070701                                          20070615                                                 20070801                                           20370701
                     222                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92126                        CA                                                       20070701                                          20070613                                                 20070801                                           20370701
                     223                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ARLINGTON                                                                                    22205                        VA                                                       20070701                                          20070627                                                 20070801                                           20370701
                     224                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        REDWOOD CITY                                                                                 94062                        CA                                                       20070701                                          20070531                                                 20070801                                           20370701
                     225                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SUNNYVALE                                                                                    94086                        CA                                                       20070701                                          20070606                                                 20070801                                           20370701
                     226                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHANTILLY                                                                                    20151                        VA                                                       20070701                                          20070625                                                 20070801                                           20370701
                     227                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BURBANK                                                                                      91506                        CA                                                       20070801                                          20070712                                                 20070901                                           20370801
                     228                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NAPA                                                                                         94559                        CA                                                       20070701                                          20070615                                                 20070801                                           20370701
                     229                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98136                        WA                                                       20070701                                          20070614                                                 20070801                                           20370701
                     230                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ARNOLD                                                                                       21012                        MD                                                       20070701                                          20070629                                                 20070801                                           20370701
                     231                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98199                        WA                                                       20070701                                          20070608                                                 20070801                                           20370701
                     232                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GLENDALE                                                                                     91214                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     233                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MOUNTAIN VIEW                                                                                94040                        CA                                                       20070701                                          20070621                                                 20070801                                           20370701
                     234                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA PALMA                                                                                     90623                        CA                                                       20070701                                          20070618                                                 20070801                                           20370701
                     235                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MEDINA                                                                                       55340                        MN                                                       20070701                                          20070622                                                 20070801                                           20370701
                     236                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN CLEMENTE                                                                                 92673                        CA                                                       20070701                                          20070626                                                 20070801                                           20370701
                     237                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92008                        CA                                                       20070301                                          20070208                                                 20070401                                           20370301
                     238                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FRANKFORT                                                                                    60423                        IL                                                       20070701                                          20060420                                                 20070801                                           20370701
                     239                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98118                        WA                                                       20070701                                          20060731                                                 20070801                                           20370701
                     240                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BEND                                                                                         97701                        OR                                                       20070701                                          20060914                                                 20070801                                           20370701
                     241                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHESTER                                                                                      96020                        CA                                                       20070801                                          20070720                                                 20070901                                           20370801
                     242                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92880                        CA                                                       20070801                                          20070716                                                 20070901                                           20370801
                     243                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RENO                                                                                         89502                        NV                                                       20070801                                          20070717                                                 20070901                                           20370801
                     244                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COLORADO SPRINGS                                                                             80919                        CO                                                       20070501                                          20070501                                                 20070601                                           20370501
                     245                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BOULDER                                                                                      80301                        CO                                                       20070701                                          20070629                                                 20070801                                           20370701
                     246                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SALINAS                                                                                      93908                        CA                                                       20070601                                          20070502                                                 20070701                                           20370601
                     247                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HONOLULU                                                                                     96821                        HI                                                       20070601                                          20070525                                                 20070701                                           20370601
                     248                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHANDLER                                                                                     85248                        AZ                                                       20070601                                          20070503                                                 20070701                                           20370601
                     249                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HERNDON                                                                                      20171                        VA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     250                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEW CANAAN                                                                                    6840                        CT                                                       20070601                                          20070511                                                 20070701                                           20370601
                     251                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BELMONT                                                                                       2478                        MA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     252                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DALY CITY                                                                                    94015                        CA                                                       20070601                                          20070508                                                 20070701                                           20370601
                     253                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHULA VISTA                                                                                  91914                        CA                                                       20070601                                          20070502                                                 20070701                                           20370601
                     254                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ANNAPOLIS                                                                                    21403                        MD                                                       20070601                                          20070516                                                 20070701                                           20370601
                     255                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GAITHERSBURG                                                                                 20878                        MD                                                       20070601                                          20070511                                                 20070701                                           20370601
                     256                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LADY LAKE                                                                                    32162                        FL                                                       20070601                                          20070516                                                 20070701                                           20370601
                     257                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WOODLAND HILLS                                                                               91367                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     258                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HENDERSON                                                                                    89012                        NV                                                       20070601                                          20070508                                                 20070701                                           20370601
                     259                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MIAMI                                                                                        33193                        FL                                                       20070601                                          20070503                                                 20070701                                           20370601
                     260                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GILROY                                                                                       95020                        CA                                                       20070601                                          20070504                                                 20070701                                           20370601
                     261                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BRISTOW                                                                                      20136                        VA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     262                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE LOTAWANA                                                                                64086                        MO                                                       20070601                                          20070503                                                 20070701                                           20370601
                     263                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TORRANCE                                                                                     90505                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     264                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA FE                                                                                     87501                        NM                                                       20070601                                          20070515                                                 20070701                                           20470601
                     265                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHANDLER                                                                                     85248                        AZ                                                       20070601                                          20070517                                                 20070701                                           20370601
                     266                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AMESBURY                                                                                      1913                        MA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     267                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LEAWOOD                                                                                      66211                        KS                                                       20070601                                          20070519                                                 20070701                                           20370601
                     268                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MANTECA                                                                                      95336                        CA                                                       20070601                                          20070516                                                 20070701                                           20370601
                     269                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BELLINGHAM                                                                                   98225                        WA                                                       20070701                                          20070601                                                 20070801                                           20370701
                     270                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RENO                                                                                         89509                        NV                                                       20070601                                          20070522                                                 20070701                                           20370601
                     271                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LONG BEACH                                                                                   90807                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     272                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92011                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     273                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN LUIS OBISPO                                                                              93401                        CA                                                       20070701                                          20070607                                                 20070801                                           20370701
                     274                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AURORA                                                                                       80016                        CO                                                       20070701                                          20070606                                                 20070801                                           20370701
                     275                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALPHARETTA                                                                                   30004                        GA                                                       20070501                                          20070410                                                 20070601                                           20370501
                     276                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        OXNARD AREA                                                                                  93035                        CA                                                       20070601                                          20070501                                                 20070701                                           20370601
                     277                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        VALENCIA AREA                                                                                91381                        CA                                                       20070501                                          20070501                                                 20070601                                           20370501
                     278                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PORT ST JOE                                                                                  32456                        FL                                                       20070501                                          20070425                                                 20070601                                           20370501
                     279                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FAIR OAKS                                                                                    95628                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     280                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE FOREST                                                                                  92630                        CA                                                       20070601                                          20070521                                                 20070701                                           20370601
                     281                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROLLING HILLS ESTATES                                                                        90274                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     282                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BUCKINGHAM                                                                                   18934                        PA                                                       20070701                                          20070607                                                 20070801                                           20370701
                     283                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SPRINGBORO                                                                                   45066                        OH                                                       20070601                                          20070601                                                 20070701                                           20370601
                     284                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SOUTH PASADENA                                                                               91030                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     285                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90065                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     286                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BIG SKY                                                                                      59716                        MT                                                       20070601                                          20070606                                                 20070701                                           20370601
                     287                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AZUSA                                                                                        91702                        CA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     288                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95136                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     289                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SCITUATE                                                                                      2066                        MA                                                       20070701                                          20070601                                                 20070801                                           20370701
                     290                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AMENIA                                                                                       12501                        NY                                                       20070601                                          20070525                                                 20070701                                           20370601
                     291                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LONG BEACH                                                                                   90803                        CA                                                       20070701                                          20070601                                                 20070801                                           20370701
                     292                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90047                        CA                                                       20070701                                          20070531                                                 20070801                                           20370701
                     293                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        REDONDO BEACH                                                                                90278                        CA                                                       20070601                                          20070531                                                 20070701                                           20370601
                     294                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HARTSDALE                                                                                    10530                        NY                                                       20070601                                          20070530                                                 20070701                                           20370601
                     295                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROHNERT PARK                                                                                 94928                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     296                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MURRIETA                                                                                     92562                        CA                                                       20070701                                          20070531                                                 20070801                                           20370701
                     297                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NORTH CALDWELL                                                                                7006                        NJ                                                       20070601                                          20070531                                                 20070701                                           20370601
                     298                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MCLEAN                                                                                       22101                        VA                                                       20070701                                          20070607                                                 20070801                                           20370701
                     299                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEASIDE                                                                                      93955                        CA                                                       20070701                                          20070530                                                 20070801                                           20370701
                     300                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CLAREMONT                                                                                    91711                        CA                                                       20070701                                          20070601                                                 20070801                                           20370701
                     301                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAYTON                                                                                       84040                        UT                                                       20070601                                          20070605                                                 20070701                                           20370601
                     302                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95124                        CA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     303                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ACAMPO                                                                                       95220                        CA                                                       20070601                                          20070501                                                 20070701                                           20370601
                     304                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NAPA                                                                                         94558                        CA                                                       20070601                                          20070516                                                 20070701                                           20370601
                     305                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEDONA                                                                                       86336                        AZ                                                       20070601                                          20070524                                                 20070701                                           20370601
                     306                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92011                        CA                                                       20070601                                          20070521                                                 20070701                                           20370601
                     307                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LANGLEY                                                                                      98260                        WA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     308                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHANDLER                                                                                     85226                        AZ                                                       20070601                                          20070509                                                 20070701                                           20370601
                     309                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TORRANCE                                                                                     90505                        CA                                                       20070601                                          20070511                                                 20070701                                           20370601
                     310                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PARAMOUNT                                                                                    90723                        CA                                                       20070601                                          20070503                                                 20070701                                           20370601
                     311                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98109                        WA                                                       20070601                                          20070516                                                 20070701                                           20370601
                     312                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CAMPTON                                                                                       3223                        NH                                                       20070701                                          20070608                                                 20070801                                           20370701
                     313                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        IRVINE                                                                                       92620                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     314                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE WORTH                                                                                   33467                        FL                                                       20070701                                          20070604                                                 20070801                                           20370701
                     315                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PORTLAND                                                                                     97219                        OR                                                       20070701                                          20070524                                                 20070801                                           20370701
                     316                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SALINAS                                                                                      93901                        CA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     317                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95126                        CA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     318                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHICAGO                                                                                      60605                        IL                                                       20070601                                          20070529                                                 20070701                                           20370601
                     319                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  91342                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     320                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DALLAS                                                                                       75244                        TX                                                       20070701                                          20070607                                                 20070801                                           20370701
                     321                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HALEIWA                                                                                      96712                        HI                                                       20070701                                          20070606                                                 20070801                                           20370701
                     322                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SARATOGA                                                                                     95070                        CA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     323                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHICAGO                                                                                      60641                        IL                                                       20070601                                          20070515                                                 20070701                                           20370601
                     324                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WATSONVILLE                                                                                  95076                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     325                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHULA VISTA                                                                                  91915                        CA                                                       20070601                                          20070427                                                 20070701                                           20370601
                     326                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        QUEEN CREEK                                                                                  85242                        AZ                                                       20070601                                          20070518                                                 20070701                                           20370601
                     327                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BRENTWOOD                                                                                    94513                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     328                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BETHESDA                                                                                     20817                        MD                                                       20070601                                          20070518                                                 20070701                                           20370601
                     329                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        EL DORADO HILLS                                                                              95762                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     330                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LEESBURG                                                                                     20176                        VA                                                       20070601                                          20070516                                                 20070701                                           20370601
                     331                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        EL SOBRANTE                                                                                  94803                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     332                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TUCSON                                                                                       85749                        AZ                                                       20070601                                          20070518                                                 20070701                                           20370601
                     333                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PAWLEYS ISLAND                                                                               29585                        SC                                                       20070601                                          20070518                                                 20070701                                           20370601
                     334                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        EDISON                                                                                        8820                        NJ                                                       20070601                                          20070517                                                 20070701                                           20370601
                     335                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MISSION VIEJO                                                                                92691                        CA                                                       20070601                                          20070502                                                 20070701                                           20370601
                     336                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA CANADA FLINTRIDGE                                                                         91011                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     337                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO SANTA MARGARITA                                                                       92688                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     338                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CANTON                                                                                       30115                        GA                                                       20070601                                          20070511                                                 20070701                                           20370601
                     339                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COLLEYVILLE                                                                                  76034                        TX                                                       20070601                                          20070517                                                 20070701                                           20370601
                     340                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PLANTATION                                                                                   33325                        FL                                                       20070601                                          20070515                                                 20070701                                           20370601
                     341                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        OXNARD                                                                                       93030                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     342                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        STERLING                                                                                     20164                        VA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     343                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEWPORT BEACH                                                                                92625                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     344                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MOORESVILLE                                                                                  28117                        NC                                                       20070501                                          20070504                                                 20070601                                           20370501
                     345                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SIMI VALLEY                                                                                  93065                        CA                                                       20070601                                          20070501                                                 20070701                                           20370601
                     346                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PARAMUS                                                                                       7652                        NJ                                                       20070601                                          20070511                                                 20070701                                           20370601
                     347                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        VALLEJO                                                                                      94591                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     348                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PARK CITY                                                                                    84060                        UT                                                       20070601                                          20070525                                                 20070701                                           20370601
                     349                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92879                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     350                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MIAMI                                                                                        33133                        FL                                                       20070601                                          20070511                                                 20070701                                           20370601
                     351                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92131                        CA                                                       20070601                                          20070504                                                 20070701                                           20370601
                     352                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE BARRINGTON                                                                              60010                        IL                                                       20070501                                          20070430                                                 20070601                                           20370501
                     353                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHESAPEAKE                                                                                   23322                        VA                                                       20070601                                          20070530                                                 20070701                                           20370601
                     354                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DIAMOND BAR                                                                                  91765                        CA                                                       20070501                                          20070426                                                 20070601                                           20370501
                     355                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FREMONT                                                                                      94536                        CA                                                       20070601                                          20070511                                                 20070701                                           20370601
                     356                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DOWNEY                                                                                       90242                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     357                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AUBURN                                                                                       95602                        CA                                                       20070601                                          20070516                                                 20070701                                           20370601
                     358                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ANGWIN                                                                                       94508                        CA                                                       20070601                                          20070426                                                 20070701                                           20370601
                     359                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO SANTA FE                                                                              92067                        CA                                                       20070601                                          20070521                                                 20070701                                           20370601
                     360                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92009                        CA                                                       20070601                                          20070516                                                 20070701                                           20370601
                     361                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ISSAQUAH                                                                                     98029                        WA                                                       20070601                                          20070516                                                 20070701                                           20370601
                     362                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92101                        CA                                                       20070601                                          20070427                                                 20070701                                           20370601
                     363                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CAMBRIA                                                                                      93428                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     364                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA MONICA                                                                                 90403                        CA                                                       20070601                                          20070427                                                 20070701                                           20370601
                     365                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALPINE                                                                                       91901                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     366                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROCKVILLE                                                                                    20850                        MD                                                       20070601                                          20070529                                                 20070701                                           20370601
                     367                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BEDFORD                                                                                       3110                        NH                                                       20070601                                          20070511                                                 20070701                                           20370601
                     368                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MISSION VIEJO                                                                                92692                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     369                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DENVER                                                                                       80209                        CO                                                       20070501                                          20070424                                                 20070601                                           20370501
                     370                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA BARBARA                                                                                93110                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     371                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PLAYA VISTA                                                                                  90094                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     372                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ENGLEWOOD                                                                                    80112                        CO                                                       20070601                                          20070510                                                 20070701                                           20370601
                     373                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92130                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     374                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WALNUT CREEK                                                                                 94598                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     375                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        UNIVERSITY PLACE                                                                             98467                        WA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     376                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN CLEMENTE                                                                                 92673                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     377                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MINNEAPOLIS                                                                                  55408                        MN                                                       20070501                                          20070427                                                 20070601                                           20370501
                     378                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHULA VISTA                                                                                  91913                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     379                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PASADENA                                                                                     91103                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     380                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COLORADO SPRINGS                                                                             80907                        CO                                                       20070601                                          20070502                                                 20070701                                           20370601
                     381                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DANVILLE                                                                                     94506                        CA                                                       20070601                                          20070426                                                 20070701                                           20370601
                     382                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SALEM                                                                                        97306                        OR                                                       20070501                                          20070420                                                 20070601                                           20370501
                     383                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BRASELTON                                                                                    30517                        GA                                                       20070401                                          20070315                                                 20070501                                           20370401
                     384                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SILVERDALE                                                                                   98383                        WA                                                       20070501                                          20070430                                                 20070601                                           20370501
                     385                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SNOHOMISH                                                                                    98290                        WA                                                       20070501                                          20070426                                                 20070601                                           20370501
                     386                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92011                        CA                                                       20070501                                          20070417                                                 20070601                                           20370501
                     387                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN CLEMENTE                                                                                 92673                        CA                                                       20070601                                          20070507                                                 20070701                                           20370601
                     388                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ORANGE                                                                                       92865                        CA                                                       20070501                                          20070426                                                 20070601                                           20370501
                     389                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHICAGO                                                                                      60614                        IL                                                       20070601                                          20070508                                                 20070701                                           20370601
                     390                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PICO RIVERA                                                                                  90660                        CA                                                       20070601                                          20070427                                                 20070701                                           20370601
                     391                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA HABRA                                                                                     90631                        CA                                                       20070501                                          20070405                                                 20070601                                           20370501
                     392                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DUBLIN AREA                                                                                  94568                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     393                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALPINE                                                                                       84004                        UT                                                       20070601                                          20070515                                                 20070701                                           20370601
                     394                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALDIE                                                                                        20105                        VA                                                       20070501                                          20070412                                                 20070601                                           20370501
                     395                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        KINGWOOD                                                                                     77345                        TX                                                       20070601                                          20070509                                                 20070701                                           20370601
                     396                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92880                        CA                                                       20070401                                          20070319                                                 20070501                                           20370401
                     397                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CLARKSBURG                                                                                   20871                        MD                                                       20070401                                          20070318                                                 20070501                                           20370401
                     398                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90026                        CA                                                       20070501                                          20070426                                                 20070601                                           20370501
                     399                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA CLARITA                                                                                91355                        CA                                                       20070601                                          20070426                                                 20070701                                           20370601
                     400                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA MONICA                                                                                 90403                        CA                                                       20070501                                          20070419                                                 20070601                                           20370501
                     401                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAS VEGAS                                                                                    89131                        NV                                                       20070501                                          20070418                                                 20070601                                           20370501
                     402                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        EVERETT                                                                                      98205                        WA                                                       20070501                                          20070424                                                 20070601                                           20370501
                     403                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BOTHELL                                                                                      98021                        WA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     404                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GRAHAM                                                                                       98338                        WA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     405                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HUNTINGTON BEACH                                                                             92649                        CA                                                       20070601                                          20070507                                                 20070701                                           20370601
                     406                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CALABASAS                                                                                    91302                        CA                                                       20070501                                          20070406                                                 20070601                                           20370501
                     407                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SOUTH YARMOUTH                                                                                2664                        MA                                                       20070601                                          20070511                                                 20070701                                           20370601
                     408                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GATLINBURG                                                                                   37738                        TN                                                       20070601                                          20070525                                                 20070701                                           20370601
                     409                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GATLINBURG                                                                                   37738                        TN                                                       20070601                                          20070530                                                 20070701                                           20370601
                     410                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAS VEGAS                                                                                    89183                        NV                                                       20070501                                          20070413                                                 20070601                                           20370501
                     411                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90035                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     412                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BIRMINGHAM                                                                                   48009                        MI                                                       20070601                                          20070530                                                 20070701                                           20370601
                     413                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA JOLLA                                                                                     92037                        CA                                                       20070501                                          20070420                                                 20070601                                           20370501
                     414                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        IRVINE                                                                                       92618                        CA                                                       20070501                                          20070424                                                 20070601                                           20370501
                     415                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEW YORK                                                                                     10021                        NY                                                       20070601                                          20070529                                                 20070701                                           20370601
                     416                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WINTER GARDEN                                                                                34787                        FL                                                       20070601                                          20070531                                                 20070701                                           20370601
                     417                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PASADENA                                                                                     91105                        CA                                                       20070501                                          20070417                                                 20070601                                           20370501
                     418                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NAPERVILLE                                                                                   60540                        IL                                                       20070501                                          20070427                                                 20070601                                           20370501
                     419                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BURBANK                                                                                      91504                        CA                                                       20070601                                          20070503                                                 20070701                                           20370601
                     420                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAS VEGAS                                                                                    89178                        NV                                                       20070501                                          20070413                                                 20070601                                           20370501
                     421                        Non-Prefund                                                GI. SS                                               G02                                        EMCFLOW                                                         EMCMORTGAGE                                                        MOUNT PLEASANT                                                                               29466                        SC                                                       20070501                                          20070413                                                 20070601                                           20370501
                     422                        Non-Prefund                                                GI. SS                                               G02                                        BSRM                                                            EMCMORTGAGE                                                        West Jordan                                                                                  84088                        UT                                                       20070801                                          20070702                                                 20070901                                           20370801
                     423                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Treasure Island                                                                              33706                        FL                                                       20070701                                          20070629                                                 20070801                                           20370701
                     424                        Non-Prefund                                                GI. SS                                               G03                                        BSRM                                                            EMCMORTGAGE                                                        Corona                                                                                       92882                        CA                                                       20070701                                          20070627                                                 20070801                                           20370701
                     425                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Minden                                                                                       89423                        NV                                                       20070701                                          20070613                                                 20070801                                           20370701
                     426                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Long Valley                                                                                   7853                        NJ                                                       20070701                                          20070625                                                 20070801                                           20370701
                     427                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        TARZANA                                                                                      91335                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     428                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Oxnard                                                                                       93035                        CA                                                       20070701                                          20070612                                                 20070801                                           20370701
                     429                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHINO HILLS                                                                                  91709                        CA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     430                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN CARLOS                                                                                   94070                        CA                                                       20070701                                          20070613                                                 20070801                                           20370701
                     431                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MIAMI                                                                                        33138                        FL                                                       20070701                                          20070613                                                 20070801                                           20370701
                     432                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORSICANA                                                                                    75109                        TX                                                       20070701                                          20070613                                                 20070801                                           20370701
                     433                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO CUCAMONGA                                                                             91739                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     434                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WESTON                                                                                       33327                        FL                                                       20070701                                          20070614                                                 20070801                                           20370701
                     435                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        REDMOND                                                                                      98053                        WA                                                       20070701                                          20070612                                                 20070801                                           20370701
                     436                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        OAKLAND                                                                                      94611                        CA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     437                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CAMARILLO                                                                                    93012                        CA                                                       20070701                                          20070613                                                 20070801                                           20370701
                     438                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PARAMUS                                                                                       7652                        NJ                                                       20070701                                          20070613                                                 20070801                                           20370701
                     439                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ANTIOCH                                                                                      94531                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     440                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA BARBARA                                                                                93105                        CA                                                       20070701                                          20070613                                                 20070801                                           20370701
                     441                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN RAFAEL                                                                                   94903                        CA                                                       20070701                                          20070608                                                 20070801                                           20370701
                     442                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90065                        CA                                                       20070701                                          20070608                                                 20070801                                           20370701
                     443                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COOS BAY                                                                                     97420                        OR                                                       20070601                                          20070523                                                 20070701                                           20370601
                     444                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CAPE CORAL                                                                                   33914                        FL                                                       20070701                                          20070613                                                 20070801                                           20370701
                     445                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MILLBRAE                                                                                     94030                        CA                                                       20070701                                          20070613                                                 20070801                                           20370701
                     446                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ELMWOOD PARK                                                                                  7407                        NJ                                                       20070701                                          20070611                                                 20070801                                           20370701
                     447                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LEESBURG                                                                                     20175                        VA                                                       20070701                                          20070612                                                 20070801                                           20370701
                     448                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PALM DESERT                                                                                  92260                        CA                                                       20070701                                          20070614                                                 20070801                                           20370701
                     449                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA CLARA                                                                                  95051                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     450                        Non-Prefund                                                GI. SS                                               G02                                        BSRM                                                            EMCMORTGAGE                                                        Citrus Heights                                                                               95610                        CA                                                       20070901                                          20070807                                                 20071001                                           20370901
                     451                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Cottage Grove                                                                                55016                        MN                                                       20070801                                          20070725                                                 20070901                                           20370801
                     452                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Anaheim                                                                                      92806                        CA                                                       20070901                                          20070801                                                 20071001                                           20370901
                     453                        Non-Prefund                                                GI. SS                                               G02                                        BSRM                                                            EMCMORTGAGE                                                        Oceanside                                                                                    92056                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                     454                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        ASHBURN                                                                                      20147                        VA                                                       20070801                                          20070726                                                 20070901                                           20370801
                     455                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        IRVING                                                                                       75038                        TX                                                       20070801                                          20070731                                                 20070901                                           20370801
                     456                        Non-Prefund                                                GI. SS                                               G03                                        BSRM                                                            EMCMORTGAGE                                                        Sherman Oaks                                                                                 91403                        CA                                                       20070801                                          20070726                                                 20070901                                           20370801
                     457                        Non-Prefund                                                GI. SS                                               G02                                        BSRM                                                            EMCMORTGAGE                                                        Placerville                                                                                  95667                        CA                                                       20070801                                          20070720                                                 20070901                                           20370801
                     458                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        NEWBURYPORT                                                                                   1950                        MA                                                       20061101                                          20061013                                                 20061201                                           20361101
                     459                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        BELLEVUE                                                                                     98008                        WA                                                       20070601                                          20070507                                                 20070701                                           20370601
                     460                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        SAMMAMISH                                                                                    98074                        WA                                                       20070601                                          20070503                                                 20070701                                           20370601
                     461                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        HIGHAND                                                                                      84003                        UT                                                       20070601                                          20070509                                                 20070701                                           20370601
                     462                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        CHEVY CHASE                                                                                  20815                        MD                                                       20070601                                          20070510                                                 20070701                                           20370601
                     463                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        BELLEVUE                                                                                     98006                        WA                                                       20070601                                          20070508                                                 20070701                                           20370601
                     464                        Non-Prefund                                                GI. SS                                               G01                                        TAYLOR BEAN                                                     EMCMORTGAGE                                                        RIVERSIDE                                                                                    92507                        CA                                                       20070501                                          20070426                                                 20070601                                           20370501
                     465                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Upland                                                                                       91786                        CA                                                       20070801                                          20070720                                                 20070901                                           20370801
                     466                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Windsor Mill                                                                                 21244                        MD                                                       20070801                                          20070720                                                 20070901                                           20370801
                     467                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        La Mirada                                                                                    90638                        CA                                                       20070801                                          20070723                                                 20070901                                           20370801
                     468                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Baltimore                                                                                    21231                        MD                                                       20070801                                          20070720                                                 20070901                                           20370801
                     469                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Santa Rosa                                                                                   95401                        CA                                                       20070801                                          20070713                                                 20070901                                           20370801
                     470                        Non-Prefund                                                GI. SS                                               G02                                        BSRM                                                            EMCMORTGAGE                                                        Fountain Hills                                                                               85268                        AZ                                                       20070901                                          20070807                                                 20071001                                           20370901
                     471                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Minden                                                                                       89423                        NV                                                       20070801                                          20070713                                                 20070901                                           20370801
                     472                        Non-Prefund                                                GI. SS                                               G01                                        BSRM                                                            EMCMORTGAGE                                                        Fairfax                                                                                      22030                        VA                                                       20070801                                          20070710                                                 20070901                                           20370801
                     473                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        YUCAIPA                                                                                      92399                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     474                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO SANTA MARGARITA                                                                       92688                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     475                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BOYNE CITY                                                                                   49712                        MI                                                       20070601                                          20070525                                                 20070701                                           20370601
                     476                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SPRING VALLEY                                                                                91977                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     477                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FOSTER CITY                                                                                  94404                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     478                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN FRANCISCO                                                                                94112                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     479                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ALAMITOS AREA                                                                            90720                        CA                                                       20070701                                          20070514                                                 20070801                                           20370701
                     480                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TIERRA VERDE                                                                                 33715                        FL                                                       20070601                                          20070524                                                 20070701                                           20370601
                     481                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TUCSON                                                                                       85730                        AZ                                                       20070601                                          20070523                                                 20070701                                           20370601
                     482                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA HABRA HEIGHTS                                                                             90631                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     483                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ARLINGTON                                                                                    22207                        VA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     484                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SONOMA                                                                                       95476                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     485                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FONTANA                                                                                      92336                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     486                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA MONICA                                                                                 90405                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     487                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN FRANCISCO                                                                                94123                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     488                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WESTON                                                                                       33327                        FL                                                       20070601                                          20070525                                                 20070701                                           20370601
                     489                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98119                        WA                                                       20070601                                          20070521                                                 20070701                                           20370601
                     490                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALPHARETTA                                                                                   30022                        GA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     491                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92008                        CA                                                       20070601                                          20070530                                                 20070701                                           20370601
                     492                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GOLD CANYON                                                                                  85218                        AZ                                                       20070601                                          20070523                                                 20070701                                           20370601
                     493                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS GATOS                                                                                    95030                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     494                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95120                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     495                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        UNIVERSITY PARK                                                                              75225                        TX                                                       20070601                                          20070525                                                 20070701                                           20370601
                     496                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ENCINITAS                                                                                    92024                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     497                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92127                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     498                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ORANGE                                                                                       92869                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     499                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        IRVINE                                                                                       92603                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     500                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MILPITAS                                                                                     95035                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     501                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AUBURN                                                                                       95602                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     502                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARMEL                                                                                       93923                        CA                                                       20070601                                          20070530                                                 20070701                                           20370601
                     503                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LADERA RANCH                                                                                 92694                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     504                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HIGHLAND PARK                                                                                60035                        IL                                                       20070201                                          20070131                                                 20070301                                           20370201
                     505                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95124                        CA                                                       20070401                                          20070321                                                 20070501                                           20370401
                     506                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MOORESVILLE                                                                                  28117                        NC                                                       20070501                                          20070504                                                 20070601                                           20370501
                     507                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SCOTTSDALE                                                                                   85262                        AZ                                                       20070201                                          20070116                                                 20070301                                           20370201
                     508                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MIAMI                                                                                        33176                        FL                                                       20070601                                          20070515                                                 20070701                                           20370601
                     509                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MARTINEZ                                                                                     94553                        CA                                                       20070501                                          20070424                                                 20070601                                           20370501
                     510                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95133                        CA                                                       20070601                                          20070508                                                 20070701                                           20370601
                     511                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92882                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     512                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CLOSTER                                                                                       7624                        NJ                                                       20070601                                          20070521                                                 20070701                                           20370601
                     513                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA CANADA FLINTRIDGE                                                                         91011                        CA                                                       20070601                                          20070508                                                 20070701                                           20370601
                     514                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAMMAMISH                                                                                    98074                        WA                                                       20070601                                          20070521                                                 20070701                                           20370601
                     515                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LEMONT                                                                                       60439                        IL                                                       20070601                                          20070518                                                 20070701                                           20370601
                     516                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DUBLIN                                                                                       94568                        CA                                                       20070401                                          20070326                                                 20070501                                           20370401
                     517                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MEDFORD                                                                                       2155                        MA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     518                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92883                        CA                                                       20070601                                          20070430                                                 20070701                                           20370601
                     519                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEWTOWN                                                                                       6482                        CT                                                       20070601                                          20070501                                                 20070701                                           20370601
                     520                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        JACKSON                                                                                      38305                        TN                                                       20070501                                          20070426                                                 20070601                                           20370501
                     521                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MERCER ISLAND                                                                                98040                        WA                                                       20070601                                          20070504                                                 20070701                                           20370601
                     522                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHICAGO                                                                                      60656                        IL                                                       20070601                                          20070524                                                 20070701                                           20370601
                     523                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92129                        CA                                                       20070601                                          20070521                                                 20070701                                           20370601
                     524                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAVANNAH                                                                                     31401                        GA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     525                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PALM SPRINGS                                                                                 92264                        CA                                                       20070601                                          20070518                                                 20070701                                           20370601
                     526                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FRISCO                                                                                       75034                        TX                                                       20070601                                          20070515                                                 20070701                                           20370601
                     527                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92115                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     528                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RIVERSIDE                                                                                    92506                        CA                                                       20070601                                          20070502                                                 20070701                                           20370601
                     529                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SOUTH SAN FRANCISCO                                                                          94080                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     530                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARBONDALE                                                                                   81623                        CO                                                       20070601                                          20070509                                                 20070701                                           20370601
                     531                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN RAMON                                                                                    94582                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     532                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ANNA MARIA                                                                                   34216                        FL                                                       20070601                                          20070524                                                 20070701                                           20370601
                     533                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        IRVINE                                                                                       92618                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     534                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        EL SOBRANTE                                                                                  94803                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     535                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        TOWNSHIP OF MEDFORD                                                                           8055                        NJ                                                       20070601                                          20070519                                                 20070701                                           20370601
                     536                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BEL AIR                                                                                      21015                        MD                                                       20070501                                          20070427                                                 20070601                                           20370501
                     537                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CORONA                                                                                       92881                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     538                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SARASOTA                                                                                     34239                        FL                                                       20070601                                          20070517                                                 20070701                                           20370601
                     539                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PARRISH                                                                                      34219                        FL                                                       20070601                                          20070514                                                 20070701                                           20370601
                     540                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FREMONT                                                                                      94536                        CA                                                       20070601                                          20070514                                                 20070701                                           20370601
                     541                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  91367                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     542                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90018                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     543                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GRANTS PASS                                                                                  97527                        OR                                                       20070601                                          20070507                                                 20070701                                           20370601
                     544                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MIDLOTHIAN                                                                                   23112                        VA                                                       20070701                                          20070530                                                 20070801                                           20370701
                     545                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO MIRAGE                                                                                92270                        CA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     546                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BALA CYNWYD                                                                                  19004                        PA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     547                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COVINA                                                                                       91724                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     548                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAS VEGAS                                                                                    89144                        NV                                                       20070601                                          20070524                                                 20070701                                           20370601
                     549                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO CUCAMONGA                                                                             91739                        CA                                                       20070701                                          20070523                                                 20070801                                           20370701
                     550                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DANA POINT                                                                                   92629                        CA                                                       20070601                                          20070517                                                 20070701                                           20370601
                     551                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MARLBORO TOWNSHI                                                                              7746                        NJ                                                       20070601                                          20070530                                                 20070701                                           20370601
                     552                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN LUIS OBISPO                                                                              93405                        CA                                                       20070701                                          20070531                                                 20070801                                           20370701
                     553                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        GIG HARBOR                                                                                   98335                        WA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     554                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HUNTINGTON BEACH                                                                             92648                        CA                                                       20070601                                          20070507                                                 20070701                                           20370601
                     555                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ORLANDO                                                                                      32836                        FL                                                       20070601                                          20070523                                                 20070701                                           20370601
                     556                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DANVILLE                                                                                     94526                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     557                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PASADENA                                                                                     91105                        CA                                                       20070701                                          20070601                                                 20070801                                           20370701
                     558                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CUTLER BAY                                                                                   33157                        FL                                                       20070601                                          20070523                                                 20070701                                           20370601
                     559                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA CANADA FLINTRIDGE                                                                         91011                        CA                                                       20070601                                          20070508                                                 20070701                                           20370601
                     560                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MISSION VIEJO                                                                                92691                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     561                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA MESA                                                                                      91941                        CA                                                       20070601                                          20070508                                                 20070701                                           20370601
                     562                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CONCORD                                                                                       1742                        MA                                                       20070601                                          20070601                                                 20070701                                           20370601
                     563                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FREMONT                                                                                      94536                        CA                                                       20070701                                          20070529                                                 20070801                                           20370701
                     564                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA BARBARA                                                                                93103                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     565                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WALNUT CREEK                                                                                 94597                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     566                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WALNUT CREEK                                                                                 94597                        CA                                                       20070601                                          20070510                                                 20070701                                           20370601
                     567                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95148                        CA                                                       20070601                                          20070504                                                 20070701                                           20370601
                     568                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        EL DORADO HILLS                                                                              95762                        CA                                                       20070701                                          20070524                                                 20070801                                           20370701
                     569                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BALTIMORE                                                                                    21219                        MD                                                       20070701                                          20070604                                                 20070801                                           20370701
                     570                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        DALY CITY                                                                                    94014                        CA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     571                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90043                        CA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     572                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES (                                                                                91306                        CA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     573                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92124                        CA                                                       20070601                                          20070531                                                 20070701                                           20370601
                     574                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HERMOSA BEACH                                                                                90254                        CA                                                       20070601                                          20070531                                                 20070701                                           20370601
                     575                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN RAMON                                                                                    94582                        CA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     576                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE STEVENS                                                                                 98258                        WA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     577                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90025                        CA                                                       20070701                                          20070531                                                 20070801                                           20370701
                     578                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        BANNER ELK                                                                                   28604                        NC                                                       20070501                                          20070418                                                 20070601                                           20370501
                     579                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LINCOLN                                                                                      95648                        CA                                                       20070501                                          20070409                                                 20070601                                           20370501
                     580                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NEWTON                                                                                        2468                        MA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     581                        Non-Prefund                                                GI. SS                                               G01                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        AREA OF HARBOR CITY                                                                          90710                        CA                                                       20070501                                          20070413                                                 20070601                                           20370501
                     582                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WASHINGTON                                                                                   20002                        DC                                                       20070301                                          20070228                                                 20070401                                           20370301
                     583                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAGUNA NIGEL                                                                                 92677                        CA                                                       20070601                                          20070509                                                 20070701                                           20370601
                     584                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        JACKSON                                                                                      83001                        WY                                                       20070601                                          20070512                                                 20070701                                           20370601
                     585                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHANDLER                                                                                     85249                        AZ                                                       20070601                                          20070525                                                 20070701                                           20370601
                     586                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CHATHAM                                                                                       2633                        MA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     587                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92103                        CA                                                       20070701                                          20070607                                                 20070801                                           20370701
                     588                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MAHOPAC                                                                                      10541                        NY                                                       20070701                                          20070601                                                 20070801                                           20370701
                     589                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HOLLISTER                                                                                    95023                        CA                                                       20070701                                          20070605                                                 20070801                                           20470701
                     590                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MINOCQUA                                                                                     54548                        WI                                                       20070701                                          20070605                                                 20070801                                           20370701
                     591                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN FRANCISCO                                                                                94117                        CA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     592                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98115                        WA                                                       20070701                                          20070607                                                 20070801                                           20370701
                     593                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAS VEGAS                                                                                    89144                        NV                                                       20070701                                          20070615                                                 20070801                                           20370701
                     594                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ATLANTA                                                                                      30342                        GA                                                       20070701                                          20070615                                                 20070801                                           20370701
                     595                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WOODINVILLE                                                                                  98072                        WA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     596                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CAMPBELL                                                                                     95008                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     597                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        RANCHO CUCAMONGA                                                                             91739                        CA                                                       20070701                                          20070601                                                 20070801                                           20370701
                     598                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NORTH WILDWOOD                                                                                8260                        NJ                                                       20070601                                          20070530                                                 20070701                                           20370601
                     599                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ENCINITAS                                                                                    92024                        CA                                                       20070601                                          20070511                                                 20070701                                           20370601
                     600                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ESCONDIDO                                                                                    92026                        CA                                                       20070601                                          20070530                                                 20070701                                           20370601
                     601                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAKE ELSINORE                                                                                92532                        CA                                                       20070601                                          20070504                                                 20070701                                           20370601
                     602                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HALF MOON BAY                                                                                94019                        CA                                                       20070701                                          20070601                                                 20070801                                           20370701
                     603                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ROSWELL                                                                                      30075                        GA                                                       20070601                                          20070524                                                 20070701                                           20370601
                     604                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98144                        WA                                                       20070701                                          20070607                                                 20070801                                           20370701
                     605                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LAWRENCEVILLE                                                                                 8648                        NJ                                                       20070701                                          20070611                                                 20070801                                           20370701
                     606                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90049                        CA                                                       20070701                                          20070606                                                 20070801                                           20470701
                     607                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MIAMI                                                                                        33133                        FL                                                       20070701                                          20070611                                                 20070801                                           20370701
                     608                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LA JOLLA                                                                                     92037                        CA                                                       20070701                                          20070607                                                 20070801                                           20370701
                     609                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        PALOS VERDES ESTATES                                                                         90274                        CA                                                       20070701                                          20070612                                                 20070801                                           20370701
                     610                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  90042                        CA                                                       20070701                                          20070608                                                 20070801                                           20370701
                     611                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NORTH HOLLYWOOD                                                                              91606                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     612                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARLSBAD                                                                                     92009                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     613                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN DIEGO                                                                                    92126                        CA                                                       20070701                                          20070606                                                 20070801                                           20370701
                     614                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ALPINE                                                                                       91901                        CA                                                       20070701                                          20070609                                                 20070801                                           20370701
                     615                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        IRVINE                                                                                       92620                        CA                                                       20070701                                          20070604                                                 20070801                                           20370701
                     616                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        WESTMINSTER                                                                                  92683                        CA                                                       20070601                                          20070522                                                 20070701                                           20370601
                     617                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        KULA                                                                                         96790                        HI                                                       20070601                                          20070522                                                 20070701                                           20370601
                     618                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        MISSION VIEJO                                                                                92692                        CA                                                       20070601                                          20070525                                                 20070701                                           20370601
                     619                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        HINSDALE                                                                                     60521                        IL                                                       20070701                                          20070615                                                 20070801                                           20370701
                     620                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        CARMEL                                                                                       46032                        IN                                                       20070701                                          20070614                                                 20070801                                           20370701
                     621                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        ENUMCLAW                                                                                     98022                        WA                                                       20070701                                          20070615                                                 20070801                                           20370701
                     622                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SEATTLE                                                                                      98136                        WA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     623                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        NORWALK                                                                                      90650                        CA                                                       20070701                                          20070608                                                 20070801                                           20370701
                     624                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SANTA BARBARA                                                                                93103                        CA                                                       20070701                                          20070611                                                 20070801                                           20370701
                     625                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        OAKLAND                                                                                      94611                        CA                                                       20070701                                          20070608                                                 20070801                                           20370701
                     626                        Non-Prefund                                                GI. SS                                               G03                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        SAN JOSE                                                                                     95127                        CA                                                       20070701                                          20070606                                                 20070801                                           20370701
                     627                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LEWES                                                                                        19958                        DE                                                       20070601                                          20070518                                                 20070701                                           20370601
                     628                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        LOS ANGELES                                                                                  91367                        CA                                                       20070601                                          20070523                                                 20070701                                           20370601
                     629                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        COSTA MESA                                                                                   92627                        CA                                                       20070601                                          20070529                                                 20070701                                           20370601
                     630                        Non-Prefund                                                GI. SS                                               G02                                        COUNTRYWIDE                                                     COUNTRYWIDE                                                        FRISCO                                                                                       75034                        TX                                                       20070701                                          20070614                                                 20070801                                           20370701

                LOAN_SEQ                                    PAID_TO                        AM_TYPE                                            BALLOON                                                                STATED_ORIGINAL_TERM                                          AMORT_TERM1                                                STATED_REM_TERM                                              ORIGINAL_BALANCE                                               CURRENT_BALANCE                        LIEN                                                             SR_LIEN_BALANCE                                            JR_LIEN_BALANCE                                         SALES_PRICE                                       APPRAISAL
                --------                                    -------                        -------                                            -------                                                                --------------------                                          -----------                                                ---------------                                              ----------------                                               ---------------                        ----                                                             ---------------                                            ---------------                                         -----------                                       ---------
                       1                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     532500.00                                                     506468.29                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       710000.00
                       2                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     648915.00                                                     617192.25                        First Lien                                                                  0.00                                                       0.00                                           811144.00                                       812000.00
                       3                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     652000.00                                                     620126.44                        First Lien                                                                  0.00                                                   81500.00                                           815000.00                                       815000.00
                       4                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     508000.00                                                     483166.00                        First Lien                                                                  0.00                                                   95205.46                                           635975.00                                       689000.00
                       5                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     600000.00                                                     599999.13                        First Lien                                                                  0.00                                                  249900.00                                                0.00                                      1400000.00
                       6                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     656000.00                                                     656000.00                        First Lien                                                                  0.00                                                   81918.00                                           820000.00                                       820000.00
                       7                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     999000.00                                                     999000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1275000.00
                       8                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     493617.00                                                     493617.00                        First Lien                                                                  0.00                                                  123404.40                                           617022.00                                       617022.00
                       9                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     637500.00                                                     637500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       850000.00
                      10                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     431920.00                                                     431920.00                        First Lien                                                                  0.00                                                  107980.00                                           539900.00                                       539900.00
                      11                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     490000.00                                                     490000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       850000.00
                      12                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                       0.00                                           550000.00                                       550000.00
                      13                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                       0.00                                          1700000.00                                      1750000.00
                      14                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2015000.00
                      15                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                  110000.00                                                0.00                                       550000.00
                      16                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     888000.00                                                     888000.00                        First Lien                                                                  0.00                                                  222000.00                                          1110000.00                                      1110000.00
                      17                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     479992.00                                                     479992.00                        First Lien                                                                  0.00                                                  119998.00                                           599990.00                                       666000.00
                      18                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     657000.00                                                     657000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       875000.00
                      19                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                   62500.00                                                0.00                                       625000.00
                      20                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     680000.00                                                     680000.00                        First Lien                                                                  0.00                                                       0.00                                           850000.00                                       860000.00
                      21                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     752000.00                                                     751900.00                        First Lien                                                                  0.00                                                  136018.00                                                0.00                                       940000.00
                      22                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     650000.00                                                     618224.21                        First Lien                                                                  0.00                                                       0.00                                           840000.00                                       845000.00
                      23                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     497000.00                                                     472703.74                        First Lien                                                                  0.00                                                   62013.40                                                0.00                                       622000.00
                      24                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     624000.00                                                     593495.24                        First Lien                                                                  0.00                                                  117000.00                                                0.00                                       780000.00
                      25                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     524000.00                                                     498383.82                        First Lien                                                                  0.00                                                   65500.00                                           655000.00                                       715000.00
                      26                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     448000.00                                                     426099.15                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       602000.00
                      27                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     476000.00                                                     452730.34                        First Lien                                                                  0.00                                                   59500.00                                           595000.00                                       595000.00
                      28                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     548000.00                                                     521210.56                        First Lien                                                                  0.00                                                   95009.50                                                0.00                                       685000.00
                      29                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     528000.00                                                     502188.28                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       660000.00
                      30                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     613000.00                                                     583032.99                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1175000.00
                      31                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     807000.00                                                     767549.13                        First Lien                                                                  0.00                                                  200100.00                                                0.00                                      1150000.00
                      32                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     920000.00                                                     875025.03                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1150000.00
                      33                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     576000.00                                                     547841.76                        First Lien                                                                  0.00                                                  144000.00                                           720000.00                                       735000.00
                      34                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     900000.00                                                     856002.75                        First Lien                                                                  0.00                                                       0.00                                          1330000.00                                      1350000.00
                      35                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     650000.00                                                     618224.21                        First Lien                                                                  0.00                                                  200005.00                                           850000.00                                       850000.00
                      36                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     550000.00                                                     523112.79                        First Lien                                                                  0.00                                                       0.00                                          1250000.00                                      1250000.00
                      37                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     640000.00                                                     608713.07                        First Lien                                                                  0.00                                                  120000.00                                           800000.00                                       810000.00
                      38                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     780000.00                                                     741869.05                        First Lien                                                                  0.00                                                   97500.00                                           975000.00                                      1075000.00
                      39                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     728000.00                                                     692411.11                        First Lien                                                                  0.00                                                   91000.00                                           910000.00                                       910000.00
                      40                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     455200.00                                                     432947.17                        First Lien                                                                  0.00                                                  113800.00                                           569000.00                                       605000.00
                      41                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     480000.00                                                     456534.80                        First Lien                                                                  0.00                                                   46500.00                                                0.00                                       600000.00
                      42                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     461600.00                                                     439034.30                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       580000.00
                      43                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     489600.00                                                     465665.50                        First Lien                                                                  0.00                                                   41983.20                                                0.00                                       612000.00
                      44                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     680000.00                                                     646757.63                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       850000.00
                      45                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     600000.00                                                     570165.01                        First Lien                                                                  0.00                                                   75000.00                                                0.00                                       750000.00
                      46                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     584000.00                                                     555450.67                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       730000.00
                      47                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     632000.00                                                     601104.15                        First Lien                                                                  0.00                                                   79000.00                                           790000.00                                       790000.00
                      48                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     773000.00                                                     735211.25                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       975000.00
                      49                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     447200.00                                                     425338.26                        First Lien                                                                  0.00                                                   83844.82                                           560460.00                                       561000.00
                      50                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     670000.00                                                     637246.49                        First Lien                                                                  0.00                                                       0.00                                           890000.00                                       890000.00
                      51                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     616000.00                                                     585886.33                        First Lien                                                                  0.00                                                  154000.00                                           770000.00                                       770000.00
                      52                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     549464.00                                                     522603.00                        First Lien                                                                  0.00                                                   68683.00                                           686830.00                                       690000.00
                      53                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     650000.00                                                     618224.21                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      4200000.00
                      54                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     852000.00                                                     810349.27                        First Lien                                                                  0.00                                                  106500.00                                                0.00                                      1065000.00
                      55                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     520000.00                                                     494579.37                        First Lien                                                                  0.00                                                       0.00                                           650000.00                                       650000.00
                      56                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     780000.00                                                     741869.05                        First Lien                                                                  0.00                                                   97500.00                                           975000.00                                       980000.00
                      57                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                     436000.00                                                     436000.00                        First Lien                                                                  0.00                                                  109000.00                                           545000.00                                       545000.00
                      58                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     466000.00                                                     465838.78                        First Lien                                                                  0.00                                                   89176.00                                                0.00                                       710000.00
                      59                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     468280.00                                                     468214.08                        First Lien                                                                  0.00                                                   99509.50                                           585350.00                                       585500.00
                      60                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     752000.00                                                     715237.85                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       940000.00
                      61                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1500000.00                                                    1426671.25                        First Lien                                                                  0.00                                                  246000.00                                                0.00                                      2000000.00
                      62                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     480000.00                                                     456534.80                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       600000.00
                      63                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     480000.00                                                     456534.80                        First Lien                                                                  0.00                                                   60000.00                                           600000.00                                       600000.00
                      64                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     588500.00                                                     559730.69                        First Lien                                                                  0.00                                                       0.00                                           958500.00                                       979500.00
                      65                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     431920.00                                                     410805.23                        First Lien                                                                  0.00                                                   53990.00                                           539900.00                                       540000.00
                      66                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     620000.00                                                     589690.78                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       760000.00
                      67                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     800050.00                                                     760938.89                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1200000.00
                      68                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     500000.00                                                     475557.08                        First Lien                                                                  0.00                                                  105633.75                                           637500.00                                       650000.00
                      69                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     650000.00                                                     618224.21                        First Lien                                                                  0.00                                                  199985.00                                          1850000.00                                      1850000.00
                      70                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     772000.00                                                     734260.14                        First Lien                                                                  0.00                                                       0.00                                           965000.00                                       965000.00
                      71                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     994083.70                                                     945487.09                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1900000.00
                      72                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500682.00                                                     476205.74                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       635000.00
                      73                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     559200.00                                                     531863.04                        First Lien                                                                  0.00                                                       0.00                                           699000.00                                       745000.00
                      74                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     552000.00                                                     525015.02                        First Lien                                                                  0.00                                                   69000.00                                           690000.00                                       690000.00
                      75                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     464000.00                                                     441316.97                        First Lien                                                                  0.00                                                   40020.00                                                0.00                                       580000.00
                      76                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     452000.00                                                     429903.60                        First Lien                                                                  0.00                                                   56500.00                                                0.00                                       565000.00
                      77                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1000000.00                                                     951114.17                        First Lien                                                                  0.00                                                  215055.00                                          1350000.00                                      1350000.00
                      78                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     608000.00                                                     578277.41                        First Lien                                                                  0.00                                                  150024.00                                                0.00                                       760000.00
                      79                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     660000.00                                                     627735.35                        First Lien                                                                  0.00                                                       0.00                                           825000.00                                      1100000.00
                      80                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     932000.00                                                     886438.40                        First Lien                                                                  0.00                                                  233000.00                                          1165000.00                                      1165000.00
                      81                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     620000.00                                                     589690.78                        First Lien                                                                  0.00                                                   34022.50                                                0.00                                       775000.00
                      82                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     800000.00                                                     760891.33                        First Lien                                                                  0.00                                                       0.00                                          1065000.00                                      1080000.00
                      83                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     656000.00                                                     623930.89                        First Lien                                                                  0.00                                                  164000.00                                           820000.00                                       850000.00
                      84                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     460000.00                                                     437512.52                        First Lien                                                                  0.00                                                       0.00                                           658000.00                                       658000.00
                      85                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     688000.00                                                     654366.55                        First Lien                                                                  0.00                                                       0.00                                           860000.00                                       860000.00
                      86                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     562368.00                                                     534876.17                        First Lien                                                                  0.00                                                   67554.46                                           702960.00                                       706000.00
                      87                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     799600.00                                                     760510.89                        First Lien                                                                  0.00                                                       0.00                                           999500.00                                       999500.00
                      88                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     419500.00                                                     398992.39                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       500000.00
                      89                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     437500.00                                                     416112.45                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       585000.00
                      90                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     848000.00                                                     806544.81                        First Lien                                                                  0.00                                                  106000.00                                          1060000.00                                      1065000.00
                      91                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     613600.00                                                     583603.65                        First Lien                                                                  0.00                                                       0.00                                           767000.00                                       767000.00
                      92                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     612000.00                                                     582081.87                        First Lien                                                                  0.00                                                   76423.50                                                0.00                                       765000.00
                      93                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     685000.00                                                     651513.21                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1825000.00
                      94                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     524400.00                                                     498764.27                        First Lien                                                                  0.00                                                       0.00                                           655500.00                                       656000.00
                      95                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     500000.00                                                     475557.08                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       900000.00
                      96                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     570000.00                                                     542135.08                        First Lien                                                                  0.00                                                       0.00                                           770000.00                                       770000.00
                      97                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     436000.00                                                     414685.78                        First Lien                                                                  0.00                                                   81750.00                                           545000.00                                       550000.00
                      98                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     668304.00                                                     635633.40                        First Lien                                                                  0.00                                                       0.00                                           835380.00                                       875000.00
                      99                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     704000.00                                                     669584.37                        First Lien                                                                  0.00                                                   88000.00                                           880000.00                                       880000.00
                     100                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     451920.00                                                     429827.51                        First Lien                                                                  0.00                                                   84735.00                                           564900.00                                       572000.00
                     101                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     524000.00                                                     498383.82                        First Lien                                                                  0.00                                                   65500.00                                           655000.00                                       655000.00
                     102                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     594000.00                                                     564961.82                        First Lien                                                                  0.00                                                       0.00                                           742500.00                                       750000.00
                     103                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     452500.00                                                     430379.16                        First Lien                                                                  0.00                                                  113125.00                                           565625.00                                       596000.00
                     104                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     456000.00                                                     456000.00                        First Lien                                                                  0.00                                                  114000.00                                                0.00                                       570000.00
                     105                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     479960.00                                                     479960.00                        First Lien                                                                  0.00                                                  119990.00                                           599950.00                                       599950.00
                     106                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     437500.00                                                     437500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       625000.00
                     107                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     450300.00                                                     450300.00                        First Lien                                                                  0.00                                                   84378.71                                           562900.00                                       565000.00
                     108                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     486000.00                                                     486000.00                        First Lien                                                                  0.00                                                       0.00                                           540000.00                                       555000.00
                     109                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     460000.00                                                     460000.00                        First Lien                                                                  0.00                                                   86250.00                                           575000.00                                       575000.00
                     110                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     950000.00                                                     950000.00                        First Lien                                                                  0.00                                                       0.00                                          1282050.00                                      1282050.00
                     111                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     745750.00                                                     745750.00                        First Lien                                                                  0.00                                                       0.00                                           975000.00                                       975000.00
                     112                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     756000.00                                                     756000.00                        First Lien                                                                  0.00                                                   94500.00                                           945000.00                                       945000.00
                     113                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     447920.00                                                     447920.00                        First Lien                                                                  0.00                                                   55990.00                                           559900.00                                       559900.00
                     114                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       920000.00
                     115                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1159650.00                                                    1159650.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1650000.00
                     116                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     751920.00                                                     751920.00                        First Lien                                                                  0.00                                                       0.00                                           939900.00                                       939900.00
                     117                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                  142032.00                                           880000.00                                       880000.00
                     118                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     540000.00                                                     540000.00                        First Lien                                                                  0.00                                                       0.00                                           675000.00                                       675000.00
                     119                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     473000.00                                                     473000.00                        First Lien                                                                  0.00                                                       0.00                                           698000.00                                       700000.00
                     120                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     600000.00                                                     600000.00                        First Lien                                                                  0.00                                                   40000.00                                           800000.00                                       835000.00
                     121                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     520000.00                                                     520000.00                        First Lien                                                                  0.00                                                       0.00                                           670000.00                                       670000.00
                     122                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     999999.00                                                     999999.00                        First Lien                                                                  0.00                                                  100134.50                                          1355000.00                                      1355000.00
                     123                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     704000.00                                                     704000.00                        First Lien                                                                  0.00                                                       0.00                                           880000.00                                       880000.00
                     124                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     499776.00                                                     499776.00                        First Lien                                                                  0.00                                                  124944.00                                           657600.00                                       670000.00
                     125                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     450000.00                                                     450000.00                        First Lien                                                                  0.00                                                       0.00                                           585000.00                                       590000.00
                     126                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     438400.00                                                     438400.00                        First Lien                                                                  0.00                                                  109600.00                                           548000.00                                       548000.00
                     127                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     960000.00                                                     960000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1200000.00
                     128                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     648000.00                                                     648000.00                        First Lien                                                                  0.00                                                  121500.00                                           810000.00                                       810000.00
                     129                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     455000.00                                                     455000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       650000.00
                     130                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     795000.00                                                     795000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1700000.00
                     131                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     532000.00                                                     532000.00                        First Lien                                                                  0.00                                                       0.00                                           665000.00                                       665000.00
                     132                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     795000.00                                                     794395.07                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1100000.00
                     133                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     437576.00                                                     437576.00                        First Lien                                                                  0.00                                                   54587.61                                           546970.00                                       590000.00
                     134                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     422100.00                                                     422100.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       600000.00
                     135                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     583573.00                                                     583573.00                        First Lien                                                                  0.00                                                       0.00                                           729467.00                                       730000.00
                     136                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     604000.00                                                     604000.00                        First Lien                                                                  0.00                                                       0.00                                           755000.00                                       755000.00
                     137                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     510673.88                                                     510673.88                        First Lien                                                                  0.00                                                   63834.20                                           638342.00                                       670000.00
                     138                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                   62500.00                                           625000.00                                       625000.00
                     139                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     910000.00                                                     910000.00                        First Lien                                                                  0.00                                                   85000.00                                          1137500.00                                      1150000.00
                     140                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     592800.00                                                     592800.00                        First Lien                                                                  0.00                                                   74100.00                                           742558.00                                       741000.00
                     141                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     431892.00                                                     431892.00                        First Lien                                                                  0.00                                                  107973.00                                           539865.00                                       550000.00
                     142                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     479992.00                                                     479992.00                        First Lien                                                                  0.00                                                   59999.00                                           599990.00                                       620000.00
                     143                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1100000.00                                                    1100000.00                        First Lien                                                                  0.00                                                       0.00                                          2125000.00                                      2200000.00
                     144                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     608000.00                                                     608000.00                        First Lien                                                                  0.00                                                       0.00                                           760000.00                                       760000.00
                     145                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     462188.00                                                     462188.00                        First Lien                                                                  0.00                                                   57773.50                                           577735.00                                       578000.00
                     146                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     469730.00                                                     469730.00                        First Lien                                                                  0.00                                                  144988.00                                                0.00                                       670000.00
                     147                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     508000.00                                                     508000.00                        First Lien                                                                  0.00                                                       0.00                                           635000.00                                       639000.00
                     148                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     999999.00                                                     999999.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1558000.00
                     149                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     712000.00                                                     712000.00                        First Lien                                                                  0.00                                                       0.00                                           890000.00                                       890000.00
                     150                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     475000.00                                                     475000.00                        First Lien                                                                  0.00                                                       0.00                                           746250.00                                       747000.00
                     151                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     438000.00                                                     438000.00                        First Lien                                                                  0.00                                                       0.00                                           547500.00                                       548000.00
                     152                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     444000.00                                                     444000.00                        First Lien                                                                  0.00                                                       0.00                                           555000.00                                       570000.00
                     153                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     467200.00                                                     466745.91                        First Lien                                                                  0.00                                                   58400.00                                           584000.00                                       590000.00
                     154                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     560000.00                                                     560000.00                        First Lien                                                                  0.00                                                       0.00                                           700000.00                                       714000.00
                     155                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     600000.00                                                     600000.00                        First Lien                                                                  0.00                                                       0.00                                           850000.00                                       864000.00
                     156                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     552000.00                                                     552000.00                        First Lien                                                                  0.00                                                  138000.00                                           690000.00                                       690000.00
                     157                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     484000.00                                                     484000.00                        First Lien                                                                  0.00                                                   90750.00                                                0.00                                       605000.00
                     158                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                   93750.00                                                0.00                                       625000.00
                     159                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     491200.00                                                     491200.00                        First Lien                                                                  0.00                                                   92100.00                                           614000.00                                       620000.00
                     160                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     616000.00                                                     616000.00                        First Lien                                                                  0.00                                                   77000.00                                           770000.00                                       770000.00
                     161                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     497600.00                                                     497600.00                        First Lien                                                                  0.00                                                   62200.00                                           622000.00                                       622000.00
                     162                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     480000.00                                                     480000.00                        First Lien                                                                  0.00                                                       0.00                                           600000.00                                       600000.00
                     163                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     561600.00                                                     561600.00                        First Lien                                                                  0.00                                                   70200.00                                           702000.00                                       707000.00
                     164                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     435000.00                                                     435000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       501000.00
                     165                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                     484372.00                                                     484371.99                        First Lien                                                                  0.00                                                  121093.20                                           605466.00                                       606000.00
                     166                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     629500.00                                                     629500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       810000.00
                     167                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                    1605000.00                                                    1602900.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2800000.00
                     168                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1071000.00                                                    1071000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1650000.00
                     169                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     209900.00                                                     209900.00                        First Lien                                                                  0.00                                                       0.00                                           299900.00                                       306000.00
                     170                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1024000.00                                                     973940.91                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1620000.00
                     171                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     608000.00                                                     578277.41                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       760000.00
                     172                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     700497.57                                                     666253.16                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       885000.00
                     173                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     584131.14                                                     555575.40                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       627500.00
                     174                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     630819.00                                                     599980.89                        First Lien                                                                  0.00                                                  118278.60                                           788524.00                                       790000.00
                     175                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     536000.00                                                     509797.19                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       670000.00
                     176                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     972000.00                                                     924482.97                        First Lien                                                                  0.00                                                  121500.00                                          1215000.00                                      1215000.00
                     177                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     464000.00                                                     441316.97                        First Lien                                                                  0.00                                                       0.00                                           580000.00                                       600000.00
                     178                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     508000.00                                                     483166.00                        First Lien                                                                  0.00                                                   32258.00                                                0.00                                       635000.00
                     179                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     660000.00                                                     627735.35                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       830000.00
                     180                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     592000.00                                                     563059.59                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       740000.00
                     181                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     656000.00                                                     623930.89                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       820000.00
                     182                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     635000.00                                                     603957.50                        First Lien                                                                  0.00                                                  111930.00                                                0.00                                      1300000.00
                     183                                   20070801                        ARMS                                               No                                                                                      480                                                  480                                                            479                                                     436000.00                                                     414484.51                        First Lien                                                                  0.00                                                  109000.00                                           545000.00                                       600000.00
                     184                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     620000.00                                                     589690.78                        First Lien                                                                  0.00                                                       0.00                                           775000.00                                       775000.00
                     185                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     500000.00                                                     475557.08                        First Lien                                                                  0.00                                                  224940.00                                                0.00                                      1150000.00
                     186                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     495000.00                                                     470801.51                        First Lien                                                                  0.00                                                       0.00                                           645000.00                                       660000.00
                     187                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     450000.00                                                     428001.38                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       505000.00
                     188                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     432000.00                                                     410881.32                        First Lien                                                                  0.00                                                   81000.00                                                0.00                                       540000.00
                     189                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1298000.00                                                    1234546.19                        First Lien                                                                  0.00                                                       0.00                                          1845000.00                                      2140000.00
                     190                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1224450.00                                                    1164591.74                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2200000.00
                     191                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     600000.00                                                     570668.50                        First Lien                                                                  0.00                                                       0.00                                          3762500.00                                      3765000.00
                     192                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     520000.00                                                     494579.37                        First Lien                                                                  0.00                                                   97500.00                                                0.00                                       650000.00
                     193                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     500000.00                                                     475557.08                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1725000.00
                     194                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1567000.00                                                    1490395.90                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2750000.00
                     195                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     520000.00                                                     494579.37                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       650000.00
                     196                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     895050.00                                                     851294.74                        First Lien                                                                  0.00                                                       0.00                                          1118835.00                                      1125000.00
                     197                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     465000.00                                                     442268.09                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       600000.00
                     198                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     224750.00                                                     224750.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       284000.00
                     199                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     436000.00                                                     414685.78                        First Lien                                                                  0.00                                                       0.00                                           545000.00                                       545000.00
                     200                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     532500.00                                                     506468.29                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       730000.00
                     201                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     631500.00                                                     600628.60                        First Lien                                                                  0.00                                                   81035.00                                                0.00                                       950000.00
                     202                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     787500.00                                                     749002.41                        First Lien                                                                  0.00                                                  157500.00                                          1050000.00                                      1050000.00
                     203                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     596000.00                                                     566864.04                        First Lien                                                                  0.00                                                  115990.50                                                0.00                                       795000.00
                     204                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     977550.00                                                     929761.66                        First Lien                                                                  0.00                                                       0.00                                          1330000.00                                      1450000.00
                     205                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     575000.00                                                     546890.65                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       725000.00
                     206                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     616000.00                                                     585886.33                        First Lien                                                                  0.00                                                       0.00                                           770000.00                                       770000.00
                     207                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     535200.00                                                     509036.30                        First Lien                                                                  0.00                                                  133800.00                                           669000.00                                       675000.00
                     208                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     929000.00                                                     883585.06                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1350000.00
                     209                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     455700.00                                                     455200.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       600000.00
                     210                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     608000.00                                                     608000.00                        First Lien                                                                  0.00                                                   76000.00                                                0.00                                       760000.00
                     211                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                   60000.00                                                0.00                                       820000.00
                     212                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     528000.00                                                     528000.00                        First Lien                                                                  0.00                                                   99000.00                                                0.00                                       660000.00
                     213                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     381500.00                                                     380808.40                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       545000.00
                     214                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     224000.00                                                     224000.00                        First Lien                                                                  0.00                                                   28000.00                                                0.00                                       280000.00
                     215                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     165000.00                                                     165000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       220000.00
                     216                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     686000.00                                                     686000.00                        First Lien                                                                  0.00                                                  100000.00                                                0.00                                       900000.00
                     217                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     455000.00                                                     454929.97                        First Lien                                                                  0.00                                                  110000.00                                                0.00                                       810000.00
                     218                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     342000.00                                                     342000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       440000.00
                     219                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     465000.00                                                     465000.00                        First Lien                                                                  0.00                                                       0.00                                           644500.00                                       645000.00
                     220                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     606400.00                                                     605915.07                        First Lien                                                                  0.00                                                   40000.00                                           758000.00                                       758000.00
                     221                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     492000.00                                                     492000.00                        First Lien                                                                  0.00                                                   61500.00                                           615000.00                                       625000.00
                     222                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     526000.00                                                     525500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       715000.00
                     223                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     615200.00                                                     615200.00                        First Lien                                                                  0.00                                                       0.00                                           769000.00                                       780000.00
                     224                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     649350.00                                                     649256.07                        First Lien                                                                  0.00                                                  249050.70                                           999000.00                                       999000.00
                     225                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     575900.00                                                     575900.00                        First Lien                                                                  0.00                                                       0.00                                           719934.00                                       729934.00
                     226                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       705000.00
                     227                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     521000.00                                                     521000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       760000.00
                     228                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     445800.00                                                     445800.00                        First Lien                                                                  0.00                                                   55670.87                                           557266.00                                       570000.00
                     229                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     700000.00                                                     700000.00                        First Lien                                                                  0.00                                                       0.00                                           940000.00                                       950000.00
                     230                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1060000.00                                                    1060000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2675000.00
                     231                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                       0.00                                           550000.00                                       620000.00
                     232                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     660000.00                                                     660000.00                        First Lien                                                                  0.00                                                   65010.00                                           825000.00                                       825000.00
                     233                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     440000.00                                                     439602.23                        First Lien                                                                  0.00                                                       0.00                                           690000.00                                       690000.00
                     234                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     576000.00                                                     575479.29                        First Lien                                                                  0.00                                                   72000.00                                           720000.00                                       720000.00
                     235                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     625000.00                                                     625000.00                        First Lien                                                                  0.00                                                       0.00                                          1125000.00                                      1190000.00
                     236                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     642907.00                                                     642907.00                        First Lien                                                                  0.00                                                       0.00                                           857210.00                                       857500.00
                     237                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            355                                                     464800.00                                                     464750.96                        First Lien                                                                  0.00                                                   58100.00                                           581000.00                                       581000.00
                     238                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     473573.22                                                     473573.22                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       630000.00
                     239                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     599880.00                                                     599880.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       750000.00
                     240                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     746898.91                                                     746873.35                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1200000.00
                     241                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     673500.00                                                     673500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2300000.00
                     242                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     544000.00                                                     544000.00                        First Lien                                                                  0.00                                                  102000.00                                           680000.00                                       680000.00
                     243                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     431400.00                                                     431400.00                        First Lien                                                                  0.00                                                       0.00                                           686652.00                                       688000.00
                     244                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     516000.00                                                     516000.00                        First Lien                                                                  0.00                                                       0.00                                           645000.00                                       670000.00
                     245                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     500400.00                                                     500400.00                        First Lien                                                                  0.00                                                   62487.45                                           625500.00                                       630000.00
                     246                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                  249980.00                                                0.00                                      1450000.00
                     247                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     649000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1100000.00
                     248                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     548000.00                                                     548000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       685000.00
                     249                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     544000.00                                                     544000.00                        First Lien                                                                  0.00                                                       0.00                                           680000.00                                       687000.00
                     250                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     890000.00                                                     890000.00                        First Lien                                                                  0.00                                                       0.00                                          1112500.00                                      1150000.00
                     251                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     568000.00                                                     567998.15                        First Lien                                                                  0.00                                                  105887.00                                           710000.00                                       710000.00
                     252                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     664000.00                                                     664000.00                        First Lien                                                                  0.00                                                  166000.00                                           830000.00                                       830000.00
                     253                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     704000.00                                                     704000.00                        First Lien                                                                  0.00                                                   80960.00                                                0.00                                       880000.00
                     254                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     580000.00                                                     580000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       725000.00
                     255                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     680000.00                                                     680000.00                        First Lien                                                                  0.00                                                       0.00                                           850000.00                                       850000.00
                     256                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     740000.00                                                     740000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       950000.00
                     257                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     648500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1100000.00
                     258                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       933900.00
                     259                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     452800.00                                                     452800.00                        First Lien                                                                  0.00                                                       0.00                                           566000.00                                       575000.00
                     260                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       640000.00
                     261                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     435950.00                                                     435950.00                        First Lien                                                                  0.00                                                  108943.50                                           544990.00                                       545000.00
                     262                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     441000.00                                                     440098.56                        First Lien                                                                  0.00                                                       0.00                                           630000.00                                       650000.00
                     263                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     580000.00                                                     580000.00                        First Lien                                                                  0.00                                                       0.00                                           725000.00                                       725000.00
                     264                                   20070801                        ARMS                                               No                                                                                      480                                                  480                                                            478                                                     610000.00                                                     610000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       900000.00
                     265                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                   48950.00                                                0.00                                       550000.00
                     266                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     550001.00                                                     550001.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       750000.00
                     267                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     827000.00                                                     827000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1400000.00
                     268                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     449120.00                                                     449099.52                        First Lien                                                                  0.00                                                       0.00                                           561400.00                                       561500.00
                     269                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     436000.00                                                     436000.00                        First Lien                                                                  0.00                                                       0.00                                           545000.00                                       555000.00
                     270                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     511000.00                                                     510991.77                        First Lien                                                                  0.00                                                  168390.00                                                0.00                                       900000.00
                     271                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     776000.00                                                     769944.05                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       980000.00
                     272                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     715000.00                                                     715000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1200000.00
                     273                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     930000.00                                                     930000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1200000.00
                     274                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     553480.00                                                     553480.00                        First Lien                                                                  0.00                                                       0.00                                           691850.00                                       725000.00
                     275                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     880000.00                                                     880000.00                        First Lien                                                                  0.00                                                  181560.00                                                0.00                                      1200000.00
                     276                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     568000.00                                                     568000.00                        First Lien                                                                  0.00                                                  123187.20                                           768000.00                                       768000.00
                     277                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     524000.00                                                     523400.00                        First Lien                                                                  0.00                                                   83512.50                                                0.00                                       655000.00
                     278                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1650000.00
                     279                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     508000.00                                                     508000.00                        First Lien                                                                  0.00                                                   63500.00                                                0.00                                       635000.00
                     280                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     499966.53                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1125000.00
                     281                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     620000.00                                                     620000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       775000.00
                     282                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1931250.00                                                    1931250.00                        First Lien                                                                  0.00                                                       0.00                                          2575000.00                                      2600000.00
                     283                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     692000.00                                                     692000.00                        First Lien                                                                  0.00                                                  105270.50                                                0.00                                       865000.00
                     284                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     612000.00                                                     612000.00                        First Lien                                                                  0.00                                                   50000.00                                                0.00                                       765000.00
                     285                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     653000.00                                                     653000.00                        First Lien                                                                  0.00                                                  123997.50                                                0.00                                       825000.00
                     286                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     660000.00                                                     660000.00                        First Lien                                                                  0.00                                                       0.00                                           825000.00                                       855000.00
                     287                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     479200.00                                                     479200.00                        First Lien                                                                  0.00                                                   89850.00                                           599000.00                                       620000.00
                     288                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     469459.00                                                     469459.00                        First Lien                                                                  0.00                                                   58990.92                                           587559.00                                       587559.00
                     289                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     600000.00                                                     599416.84                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       862000.00
                     290                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                   62510.00                                                0.00                                       950000.00
                     291                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     815000.00                                                     814744.79                        First Lien                                                                  0.00                                                       0.00                                          1140000.00                                      1140000.00
                     292                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     460000.00                                                     460000.00                        First Lien                                                                  0.00                                                   41975.00                                                0.00                                       575000.00
                     293                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     728000.00                                                     727000.00                        First Lien                                                                  0.00                                                       0.00                                           910000.00                                       927000.00
                     294                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     552000.00                                                     552000.00                        First Lien                                                                  0.00                                                   58029.00                                           690000.00                                       690000.00
                     295                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     420000.00                                                     420000.00                        First Lien                                                                  0.00                                                   78750.00                                                0.00                                       525000.00
                     296                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     492000.00                                                     491510.21                        First Lien                                                                  0.00                                                  123000.00                                                0.00                                       615000.00
                     297                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     989000.00                                                     989000.00                        First Lien                                                                  0.00                                                  131040.00                                          1400000.00                                      1444900.00
                     298                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                       0.00                                          1900000.00                                      1904000.00
                     299                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     760000.00                                                     760000.00                        First Lien                                                                  0.00                                                       0.00                                          1000000.00                                      1000000.00
                     300                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                   82500.00                                           550000.00                                       550000.00
                     301                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     664000.00                                                     664000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       830000.00
                     302                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     600000.00                                                     600000.00                        First Lien                                                                  0.00                                                       0.00                                           880000.00                                       880000.00
                     303                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                       0.00                                           625000.00                                       625000.00
                     304                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     697500.00                                                     697500.00                        First Lien                                                                  0.00                                                       0.00                                           997500.00                                      1000000.00
                     305                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1260000.00
                     306                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     574000.00                                                     573389.53                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       740000.00
                     307                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     489600.00                                                     489599.79                        First Lien                                                                  0.00                                                       0.00                                           612000.00                                       650000.00
                     308                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     436000.00                                                     436000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       545000.00
                     309                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     552000.00                                                     552000.00                        First Lien                                                                  0.00                                                  103500.00                                           690000.00                                       690000.00
                     310                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     420000.00                                                     420000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       560000.00
                     311                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     526240.00                                                     526240.00                        First Lien                                                                  0.00                                                       0.00                                           657800.00                                       658000.00
                     312                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     536000.00                                                     535992.51                        First Lien                                                                  0.00                                                   67000.00                                           670000.00                                       670000.00
                     313                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     429936.00                                                     429936.00                        First Lien                                                                  0.00                                                   53742.00                                           537420.00                                       538000.00
                     314                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     800000.00                                                     800000.00                        First Lien                                                                  0.00                                                       0.00                                          1000000.00                                      1025000.00
                     315                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     492000.00                                                     492000.00                        First Lien                                                                  0.00                                                   61500.00                                           615000.00                                       615000.00
                     316                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     656000.00                                                     656000.00                        First Lien                                                                  0.00                                                   84214.00                                                0.00                                       820000.00
                     317                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     642000.00                                                     642000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       980000.00
                     318                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     608000.00                                                     607999.11                        First Lien                                                                  0.00                                                   76000.00                                           760000.00                                       760000.00
                     319                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     487000.00                                                     486974.32                        First Lien                                                                  0.00                                                   75500.00                                                0.00                                       625000.00
                     320                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     876937.00                                                     876937.00                        First Lien                                                                  0.00                                                       0.00                                          1169250.00                                      1180000.00
                     321                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     759200.00                                                     759200.00                        First Lien                                                                  0.00                                                  142350.00                                           949000.00                                       949000.00
                     322                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     749000.00                                                     748823.02                        First Lien                                                                  0.00                                                       0.00                                          1070000.00                                      1070000.00
                     323                                   20071001                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1000000.00                                                     999378.66                        First Lien                                                                  0.00                                                  200070.00                                          1710000.00                                      1720000.00
                     324                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     520000.00                                                     520000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       750000.00
                     325                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     592000.00                                                     592000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       790000.00
                     326                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     488000.00                                                     488000.00                        First Lien                                                                  0.00                                                   61000.00                                                0.00                                       610000.00
                     327                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     424000.00                                                     424000.00                        First Lien                                                                  0.00                                                   74995.00                                                0.00                                       530000.00
                     328                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     760000.00                                                     757891.49                        First Lien                                                                  0.00                                                       0.00                                           950000.00                                       950000.00
                     329                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1032000.00
                     330                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     640000.00                                                     640000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       800000.00
                     331                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     538000.00                                                     537000.77                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       680000.00
                     332                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     762000.00                                                     762000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1233000.00
                     333                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     745000.00                                                     744870.49                        First Lien                                                                  0.00                                                   49929.00                                                0.00                                      1335000.00
                     334                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     643400.00                                                     643400.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       850000.00
                     335                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     584000.00                                                     584000.00                        First Lien                                                                  0.00                                                   73000.00                                           730000.00                                       730000.00
                     336                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     725000.00                                                     723000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2000000.00
                     337                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     600000.00                                                     597408.80                        First Lien                                                                  0.00                                                   57000.00                                                0.00                                       750000.00
                     338                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     720000.00                                                     720000.00                        First Lien                                                                  0.00                                                   90000.00                                           900000.00                                       995000.00
                     339                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     686400.00                                                     686400.00                        First Lien                                                                  0.00                                                  171600.00                                           858000.00                                       900000.00
                     340                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     620000.00                                                     620000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       775000.00
                     341                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     472000.00                                                     472000.00                        First Lien                                                                  0.00                                                   59000.00                                           590000.00                                       600000.00
                     342                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     424000.00                                                     424000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       530000.00
                     343                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     865000.00                                                     865000.00                        First Lien                                                                  0.00                                                       0.00                                          1265000.00                                      1265000.00
                     344                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     582000.00                                                     581999.76                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       776000.00
                     345                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     642737.00                                                     642737.00                        First Lien                                                                  0.00                                                       0.00                                           803422.00                                       804000.00
                     346                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     660000.00                                                     660000.00                        First Lien                                                                  0.00                                                   82500.00                                           825000.00                                       860000.00
                     347                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     688000.00                                                     687870.00                        First Lien                                                                  0.00                                                   85976.00                                                0.00                                       880000.00
                     348                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     696000.00                                                     696000.00                        First Lien                                                                  0.00                                                  130500.00                                           870000.00                                       900000.00
                     349                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     623807.00                                                     623807.00                        First Lien                                                                  0.00                                                   77975.90                                           779759.00                                       780000.00
                     350                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     608000.00                                                     608000.00                        First Lien                                                                  0.00                                                       0.00                                           760000.00                                       840000.00
                     351                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     600000.00                                                     598830.70                        First Lien                                                                  0.00                                                       0.00                                          1120000.00                                      1155000.00
                     352                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     832000.00                                                     661279.62                        First Lien                                                                  0.00                                                  104000.00                                          1040000.00                                      1040000.00
                     353                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     516000.00                                                     514988.09                        First Lien                                                                  0.00                                                       0.00                                           645000.00                                       660000.00
                     354                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                    1376894.00                                                    1370975.99                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      3300000.00
                     355                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     960000.00                                                     960000.00                        First Lien                                                                  0.00                                                   35040.00                                                0.00                                      1200000.00
                     356                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     960000.00                                                     960000.00                        First Lien                                                                  0.00                                                       0.00                                          1200000.00                                      1200000.00
                     357                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     648763.30                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2500000.00
                     358                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1100000.00
                     359                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1699000.00                                                    1695272.16                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2500000.00
                     360                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     747000.00                                                     745033.34                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1050000.00
                     361                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       720000.00
                     362                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     608000.00                                                     608000.00                        First Lien                                                                  0.00                                                       0.00                                           760000.00                                       760000.00
                     363                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     620000.00                                                     620000.00                        First Lien                                                                  0.00                                                       0.00                                           775000.00                                       775000.00
                     364                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                   55546.74                                          1320000.00                                      1319400.00
                     365                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     720000.00                                                     720000.00                        First Lien                                                                  0.00                                                  135000.00                                           900000.00                                       910000.00
                     366                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     720000.00                                                     720000.00                        First Lien                                                                  0.00                                                   90000.00                                           900000.00                                       900000.00
                     367                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     701575.00                                                     701575.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       950000.00
                     368                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     604000.00                                                     604000.00                        First Lien                                                                  0.00                                                  147980.00                                                0.00                                       755000.00
                     369                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                    2400000.00                                                    2400000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      3700000.00
                     370                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     860000.00                                                     859767.08                        First Lien                                                                  0.00                                                  107500.00                                          1075000.00                                      1075000.00
                     371                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     953512.00                                                     953512.00                        First Lien                                                                  0.00                                                  119189.00                                          1191890.00                                      1193224.00
                     372                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     637443.00                                                     637443.00                        First Lien                                                                  0.00                                                  119520.60                                           796804.00                                       800000.00
                     373                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     619360.00                                                     619360.00                        First Lien                                                                  0.00                                                       0.00                                           774200.00                                       785000.00
                     374                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     700000.00                                                     700000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       875000.00
                     375                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     780000.00                                                     780000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       975000.00
                     376                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                       0.00                                          1316425.00                                      1317000.00
                     377                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     464000.00                                                     464000.00                        First Lien                                                                  0.00                                                   96039.30                                           581000.00                                       582000.00
                     378                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     430320.00                                                     430300.00                        First Lien                                                                  0.00                                                  107580.00                                           537900.00                                       538000.00
                     379                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     618640.00                                                     618640.00                        First Lien                                                                  0.00                                                       0.00                                           773300.00                                       790000.00
                     380                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     792000.00                                                     792000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       990000.00
                     381                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     807300.00                                                     807300.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1050000.00
                     382                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     652800.00                                                     652800.00                        First Lien                                                                  0.00                                                   81600.00                                                0.00                                       816000.00
                     383                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                    1050000.00                                                    1049999.63                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1500000.00
                     384                                   20071001                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     487950.00                                                     487950.00                        First Lien                                                                  0.00                                                   91431.50                                           609950.00                                       610000.00
                     385                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     464000.00                                                     464000.00                        First Lien                                                                  0.00                                                  116000.00                                           580000.00                                       580000.00
                     386                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     702000.00                                                     700741.57                        First Lien                                                                  0.00                                                       0.00                                           950000.00                                       950000.00
                     387                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     734250.00                                                     734250.00                        First Lien                                                                  0.00                                                       0.00                                           979000.00                                      1000000.00
                     388                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     421600.00                                                     421600.00                        First Lien                                                                  0.00                                                  105400.00                                           527000.00                                       548000.00
                     389                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     487600.00                                                     487600.00                        First Lien                                                                  0.00                                                   60950.00                                           609500.00                                       610000.00
                     390                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     544000.00                                                     544000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       680000.00
                     391                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     705600.00                                                     703431.07                        First Lien                                                                  0.00                                                       0.00                                           882210.00                                       935000.00
                     392                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     510000.00                                                     509975.00                        First Lien                                                                  0.00                                                   65040.30                                                0.00                                       663000.00
                     393                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     477496.00                                                     476542.92                        First Lien                                                                  0.00                                                       0.00                                           596870.00                                       597000.00
                     394                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     493600.00                                                     493600.00                        First Lien                                                                  0.00                                                   61638.30                                           617000.00                                       665000.00
                     395                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     530000.00                                                     528886.86                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       775000.00
                     396                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                     540792.00                                                     540792.00                        First Lien                                                                  0.00                                                  109172.39                                           675990.00                                       676000.00
                     397                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                     634380.00                                                     634380.00                        First Lien                                                                  0.00                                                  158595.00                                           792975.00                                       795000.00
                     398                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     645000.00                                                     645000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       860000.00
                     399                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     495000.00                                                     495000.00                        First Lien                                                                  0.00                                                       0.00                                           665000.00                                       665000.00
                     400                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     633600.00                                                     632100.00                        First Lien                                                                  0.00                                                       0.00                                           792000.00                                       795000.00
                     401                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     550000.00                                                     549099.43                        First Lien                                                                  0.00                                                       0.00                                           710231.00                                       710500.00
                     402                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     430000.00                                                     429800.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       555000.00
                     403                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     507960.00                                                     507960.00                        First Lien                                                                  0.00                                                   63495.00                                           634950.00                                       651000.00
                     404                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                   71476.60                                                0.00                                       962000.00
                     405                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     580000.00                                                     580000.00                        First Lien                                                                  0.00                                                  145000.00                                           725000.00                                       725000.00
                     406                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                    1496000.00                                                    1496000.00                        First Lien                                                                  0.00                                                  280500.00                                          1870000.00                                      1870000.00
                     407                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                       0.00                                           625000.00                                       630000.00
                     408                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     519840.00                                                     519840.00                        First Lien                                                                  0.00                                                   64980.00                                                0.00                                       700000.00
                     409                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     519920.00                                                     519920.00                        First Lien                                                                  0.00                                                   64900.00                                           649900.00                                       700000.00
                     410                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     510853.00                                                     510710.73                        First Lien                                                                  0.00                                                  127709.93                                           643051.00                                       680000.00
                     411                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     725000.00                                                     725000.00                        First Lien                                                                  0.00                                                       0.00                                          1025000.00                                      1025000.00
                     412                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     529056.00                                                     529056.00                        First Lien                                                                  0.00                                                   66132.10                                           661321.00                                       665000.00
                     413                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1250000.00
                     414                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     642246.00                                                     640271.96                        First Lien                                                                  0.00                                                   80280.80                                           802808.00                                       803000.00
                     415                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1444000.00                                                    1444000.00                        First Lien                                                                  0.00                                                  180500.00                                          1805000.00                                      1860000.00
                     416                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1120000.00                                                    1120000.00                        First Lien                                                                  0.00                                                  140000.00                                          1400000.00                                      1400000.00
                     417                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                    1500000.00                                                    1500000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      2850000.00
                     418                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     654000.00                                                     654000.00                        First Lien                                                                  0.00                                                   81750.00                                           817500.00                                       820000.00
                     419                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     599200.00                                                     599200.00                        First Lien                                                                  0.00                                                       0.00                                           749000.00                                       749000.00
                     420                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     496600.00                                                     496600.00                        First Lien                                                                  0.00                                                   61954.64                                           620788.00                                       623000.00
                     421                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     680000.00                                                     680000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       909000.00
                     422                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     240000.00                                                     240000.00                        First Lien                                                                  0.00                                                   15000.00                                                0.00                                       300000.00
                     423                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     708000.00                                                     708000.00                        First Lien                                                                  0.00                                                   88500.00                                           885000.00                                       899900.00
                     424                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     340000.00                                                     340000.00                        First Lien                                                                  0.00                                                   63750.00                                           425000.00                                       495000.00
                     425                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     640000.00                                                     640000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       800000.00
                     426                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     520300.00                                                     520300.00                        First Lien                                                                  0.00                                                  164001.00                                                0.00                                       732000.00
                     427                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     480000.00                                                     480000.00                        First Lien                                                                  0.00                                                   59950.00                                           600000.00                                       615000.00
                     428                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1200000.00                                                    1200000.00                        First Lien                                                                  0.00                                                   47000.00                                                0.00                                      1600000.00
                     429                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     480000.00                                                     480000.00                        First Lien                                                                  0.00                                                   90000.00                                           600000.00                                       600000.00
                     430                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     860000.00                                                     860000.00                        First Lien                                                                  0.00                                                       0.00                                          1075000.00                                      1075000.00
                     431                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     853000.00                                                     853000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1200000.00
                     432                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     553380.00                                                     553380.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       730000.00
                     433                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     588000.00                                                     588000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       735000.00
                     434                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     760000.00                                                     760000.00                        First Lien                                                                  0.00                                                   95000.00                                           950000.00                                       970000.00
                     435                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     660000.00                                                     660000.00                        First Lien                                                                  0.00                                                  195035.00                                           950000.00                                       950000.00
                     436                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     704000.00                                                     704000.00                        First Lien                                                                  0.00                                                   88000.00                                           880000.00                                       880000.00
                     437                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     640000.00                                                     640000.00                        First Lien                                                                  0.00                                                   80000.00                                                0.00                                       800000.00
                     438                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     850000.00                                                     850000.00                        First Lien                                                                  0.00                                                  162450.00                                                0.00                                      1125000.00
                     439                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     500000.00                                                     498568.39                        First Lien                                                                  0.00                                                   58000.00                                                0.00                                       625000.00
                     440                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     716000.00                                                     716000.00                        First Lien                                                                  0.00                                                  179000.00                                           895000.00                                       895000.00
                     441                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     460000.00                                                     460000.00                        First Lien                                                                  0.00                                                   57500.00                                                0.00                                       575000.00
                     442                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     470000.00                                                     470000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       650000.00
                     443                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       740000.00
                     444                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1200000.00                                                    1198888.56                        First Lien                                                                  0.00                                                   75000.00                                                0.00                                      1500000.00
                     445                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1250000.00
                     446                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     479200.00                                                     479188.66                        First Lien                                                                  0.00                                                   59900.00                                           599000.00                                       600000.00
                     447                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     570000.00                                                     570000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       764000.00
                     448                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     504000.00                                                     504000.00                        First Lien                                                                  0.00                                                   46998.00                                                0.00                                       630000.00
                     449                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     488000.00                                                     488000.00                        First Lien                                                                  0.00                                                   91500.00                                           610000.00                                       610000.00
                     450                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     352000.00                                                     352000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       440000.00
                     451                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                   93750.00                                                0.00                                       625000.00
                     452                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     576000.00                                                     576000.00                        First Lien                                                                  0.00                                                   72000.00                                                0.00                                       725000.00
                     453                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     407000.00                                                     407000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       700000.00
                     454                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     720000.00                                                     720000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       900000.00
                     455                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     999999.00                                                     999999.00                        First Lien                                                                  0.00                                                       0.00                                          1259000.00                                      1260000.00
                     456                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     742000.00                                                     742000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       930000.00
                     457                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     253500.00                                                     253500.00                        First Lien                                                                  0.00                                                       0.00                                           390000.00                                       400000.00
                     458                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            351                                                     563500.00                                                     558226.91                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       725000.00
                     459                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     648671.34                        First Lien                                                                  0.00                                                  143000.00                                           835000.00                                       835000.00
                     460                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     540000.00                                                     540000.00                        First Lien                                                                  0.00                                                       0.00                                           675000.00                                       675000.00
                     461                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1120000.00                                                    1120000.00                        First Lien                                                                  0.00                                                  200000.00                                          1400000.00                                      1462000.00
                     462                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                  175000.00                                                0.00                                      1100000.00
                     463                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     536000.00                                                     534878.08                        First Lien                                                                  0.00                                                       0.00                                           670000.00                                       678000.00
                     464                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     209500.00                                                     209133.90                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       350000.00
                     465                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     536000.00                                                     536000.00                        First Lien                                                                  0.00                                                  100500.00                                           670000.00                                       674000.00
                     466                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     208050.00                                                     208050.00                        First Lien                                                                  0.00                                                       0.00                                           219000.00                                       222000.00
                     467                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     549000.00                                                     549000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       610000.00
                     468                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     253000.00                                                     253000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       316500.00
                     469                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     376000.00                                                     376000.00                        First Lien                                                                  0.00                                                   41000.00                                                0.00                                       470000.00
                     470                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                    1205000.00                                                    1205000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1740000.00
                     471                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     308800.00                                                     308800.00                        First Lien                                                                  0.00                                                   57900.00                                                0.00                                       386000.00
                     472                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            360                                                     668500.00                                                     668500.00                        First Lien                                                                  0.00                                                  144818.00                                                0.00                                       915000.00
                     473                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     639200.00                                                     639200.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       814500.00
                     474                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     492000.00                                                     492000.00                        First Lien                                                                  0.00                                                       0.00                                           615000.00                                       615000.00
                     475                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     649000.00                        First Lien                                                                  0.00                                                  124012.00                                           860000.00                                       975000.00
                     476                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     435000.00                                                     435000.00                        First Lien                                                                  0.00                                                   53955.00                                                0.00                                       545000.00
                     477                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     960000.00                                                     960000.00                        First Lien                                                                  0.00                                                   84000.00                                                0.00                                      1200000.00
                     478                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     680000.00                                                     680000.00                        First Lien                                                                  0.00                                                   85000.00                                                0.00                                       850000.00
                     479                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                          1170000.00                                      1180000.00
                     480                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     592000.00                                                     591900.00                        First Lien                                                                  0.00                                                       0.00                                           740000.00                                       765000.00
                     481                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     680000.00                                                     680000.00                        First Lien                                                                  0.00                                                  156984.00                                                0.00                                       930000.00
                     482                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     700000.00                                                     700000.00                        First Lien                                                                  0.00                                                  200000.00                                                0.00                                      1000000.00
                     483                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     638520.00                                                     638512.14                        First Lien                                                                  0.00                                                  149981.00                                                0.00                                       830000.00
                     484                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     592000.00                                                     591982.00                        First Lien                                                                  0.00                                                   56980.00                                                0.00                                       740000.00
                     485                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     475000.00                                                     475000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       635000.00
                     486                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     711000.00                                                     711000.00                        First Lien                                                                  0.00                                                       0.00                                           889000.00                                       889000.00
                     487                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     732000.00                                                     732000.00                        First Lien                                                                  0.00                                                  137250.00                                           915000.00                                       915000.00
                     488                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       900000.00
                     489                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     532500.00                                                     532500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       710000.00
                     490                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     773000.00                                                     773000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1120000.00
                     491                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     590000.00                                                     590000.00                        First Lien                                                                  0.00                                                  147500.00                                           737500.00                                       737500.00
                     492                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     905000.00                                                     905000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1260000.00
                     493                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     670000.00                                                     669847.31                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       900000.00
                     494                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     721500.00                                                     721500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       940000.00
                     495                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     845000.00                                                     845000.00                        First Lien                                                                  0.00                                                       0.00                                          1276000.00                                      1300000.00
                     496                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1231500.00                                                    1231500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1550000.00
                     497                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1181250.00                                                    1181250.00                        First Lien                                                                  0.00                                                       0.00                                          1575000.00                                      1575000.00
                     498                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     980000.00                                                     980000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1225000.00
                     499                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     700000.00                                                     205166.37                        First Lien                                                                  0.00                                                       0.00                                          2340000.00                                      2340000.00
                     500                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     660000.00                                                     660000.00                        First Lien                                                                  0.00                                                   67980.00                                                0.00                                       825000.00
                     501                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     600000.00                                                     600000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       840000.00
                     502                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     580000.00                                                     580000.00                        First Lien                                                                  0.00                                                       0.00                                           725000.00                                       725000.00
                     503                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     508000.00                                                     507999.58                        First Lien                                                                  0.00                                                  127000.00                                           635000.00                                       635000.00
                     504                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            354                                                    1000000.00                                                     999682.29                        First Lien                                                                  0.00                                                  299970.00                                          1650000.00                                      1650000.00
                     505                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                     999000.00                                                     799595.74                        First Lien                                                                  0.00                                                       0.00                                          1350000.00                                      1350000.00
                     506                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     784000.00                                                     784000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1140170.00
                     507                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            354                                                     417500.00                                                     417488.72                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       825000.00
                     508                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     560000.00                                                     560000.00                        First Lien                                                                  0.00                                                       0.00                                           700000.00                                       700000.00
                     509                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     430000.00                                                     428739.77                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       615000.00
                     510                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     600000.00                                                     600000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       900000.00
                     511                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     584000.00                                                     584000.00                        First Lien                                                                  0.00                                                       0.00                                           730000.00                                       730000.00
                     512                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     999999.00                                                     999999.00                        First Lien                                                                  0.00                                                       0.00                                          1350000.00                                      1350000.00
                     513                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1218750.00                                                    1218750.00                        First Lien                                                                  0.00                                                       0.00                                          1625000.00                                      1700000.00
                     514                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     688000.00                                                     688000.00                        First Lien                                                                  0.00                                                   84710.00                                           860000.00                                       860000.00
                     515                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     448000.00                                                     448000.00                        First Lien                                                                  0.00                                                   56000.00                                                0.00                                       560000.00
                     516                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            356                                                     435050.00                                                     435050.00                        First Lien                                                                  0.00                                                   81472.18                                           543873.00                                       544000.00
                     517                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     840000.00                                                     840000.00                        First Lien                                                                  0.00                                                       0.00                                          1050000.00                                      1050000.00
                     518                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     476044.00                                                     476044.00                        First Lien                                                                  0.00                                                       0.00                                           595055.00                                       595500.00
                     519                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     430000.00                                                     430000.00                        First Lien                                                                  0.00                                                  199990.00                                                0.00                                       700000.00
                     520                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     504000.00                                                     504000.00                        First Lien                                                                  0.00                                                       0.00                                           630000.00                                       637000.00
                     521                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1030000.00
                     522                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     568000.00                                                     568000.00                        First Lien                                                                  0.00                                                  142000.00                                           710000.00                                       710000.00
                     523                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     554000.00                                                     554000.00                        First Lien                                                                  0.00                                                   53530.25                                           692500.00                                       693000.00
                     524                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                           913750.00                                       915000.00
                     525                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     513500.00                                                     511645.50                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       714000.00
                     526                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     520000.00                                                     520000.00                        First Lien                                                                  0.00                                                  130000.00                                           650000.00                                       650000.00
                     527                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     437000.00                                                     437000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       555000.00
                     528                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     430500.00                                                     430500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       820000.00
                     529                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     488000.00                                                     488000.00                        First Lien                                                                  0.00                                                   61000.00                                           610000.00                                       610000.00
                     530                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     470000.00                                                     470000.00                        First Lien                                                                  0.00                                                   81872.00                                                0.00                                       680000.00
                     531                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                  157411.17                                                0.00                                      1286039.00
                     532                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     860000.00                                                     860000.00                        First Lien                                                                  0.00                                                       0.00                                          1075000.00                                      1100000.00
                     533                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     850000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                          1300000.00                                      1300000.00
                     534                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     540000.00                                                     540000.00                        First Lien                                                                  0.00                                                   92002.50                                                0.00                                       675000.00
                     535                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     607000.00                                                     607000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1100000.00
                     536                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     749850.00                                                     749850.00                        First Lien                                                                  0.00                                                   93737.30                                           937373.00                                       950000.00
                     537                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     584000.00                                                     584000.00                        First Lien                                                                  0.00                                                  146000.00                                                0.00                                       730000.00
                     538                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     420000.00                                                     420000.00                        First Lien                                                                  0.00                                                   52500.00                                           525000.00                                       525000.00
                     539                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     529000.00                                                     529000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       670000.00
                     540                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     510000.00                                                     510000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       680000.00
                     541                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     552000.00                                                     552000.00                        First Lien                                                                  0.00                                                  138000.00                                           690000.00                                       720000.00
                     542                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     550000.00                                                     550000.00                        First Lien                                                                  0.00                                                       0.00                                           740000.00                                       740000.00
                     543                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                   55000.00                                           550000.00                                       551000.00
                     544                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     504000.00                                                     504000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       630000.00
                     545                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    2000000.00                                                    2000000.00                        First Lien                                                                  0.00                                                  250000.00                                                0.00                                      2900000.00
                     546                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     620500.00                                                     619500.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       860000.00
                     547                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     439000.00                                                     439000.00                        First Lien                                                                  0.00                                                   65016.00                                                0.00                                       560000.00
                     548                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                  110000.00                                          1260000.00                                      1300000.00
                     549                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     625000.00                                                     625000.00                        First Lien                                                                  0.00                                                       0.00                                           821990.00                                       822000.00
                     550                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     900000.00                                                     899994.73                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1300000.00
                     551                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     541000.00                                                     541000.00                        First Lien                                                                  0.00                                                       0.00                                           741000.00                                       741000.00
                     552                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     622500.00                                                     622500.00                        First Lien                                                                  0.00                                                   97520.00                                                0.00                                       800000.00
                     553                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     639200.00                                                     639200.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       810000.00
                     554                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     525000.00                                                     525000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1100000.00
                     555                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     948000.00                                                     882874.67                        First Lien                                                                  0.00                                                       0.00                                          1185000.00                                      1190000.00
                     556                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     467500.00                                                     466692.71                        First Lien                                                                  0.00                                                   40014.50                                                0.00                                       955000.00
                     557                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     723200.00                                                     723200.00                        First Lien                                                                  0.00                                                   90400.00                                           904000.00                                       904000.00
                     558                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     800000.00                                                     800000.00                        First Lien                                                                  0.00                                                   12500.00                                                0.00                                      1000000.00
                     559                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     700000.00                                                     700000.00                        First Lien                                                                  0.00                                                  190971.00                                           990000.00                                       990000.00
                     560                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     532000.00                                                     530865.21                        First Lien                                                                  0.00                                                   99750.00                                                0.00                                       665000.00
                     561                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     763900.00                                                     763900.00                        First Lien                                                                  0.00                                                  190884.51                                           954900.00                                       955000.00
                     562                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1169000.00                                                    1169000.00                        First Lien                                                                  0.00                                                       0.00                                          1670000.00                                      1670000.00
                     563                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     530000.00                                                     530000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       760000.00
                     564                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1680000.00                                                    1680000.00                        First Lien                                                                  0.00                                                  273000.00                                                0.00                                      2240000.00
                     565                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     502000.00                                                     500519.14                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       744000.00
                     566                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     538000.00                                                     536976.38                        First Lien                                                                  0.00                                                  199998.00                                           738000.00                                       738000.00
                     567                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     612000.00                                                     612000.00                        First Lien                                                                  0.00                                                   76500.00                                           765000.00                                       765000.00
                     568                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     624000.00                                                     624000.00                        First Lien                                                                  0.00                                                   46020.00                                                0.00                                       780000.00
                     569                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     480000.00                                                     480000.00                        First Lien                                                                  0.00                                                  120000.00                                           600000.00                                       600000.00
                     570                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     520000.00                                                     520000.00                        First Lien                                                                  0.00                                                   97500.00                                           650000.00                                       650000.00
                     571                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     468800.00                                                     468800.00                        First Lien                                                                  0.00                                                  117200.00                                           586000.00                                       590000.00
                     572                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     480000.00                                                     480000.00                        First Lien                                                                  0.00                                                       0.00                                           600000.00                                       605000.00
                     573                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     569000.00                                                     569000.00                        First Lien                                                                  0.00                                                       0.00                                           769000.00                                       770000.00
                     574                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     956250.00                                                     956250.00                        First Lien                                                                  0.00                                                       0.00                                          1275000.00                                      1289000.00
                     575                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                  250015.00                                                0.00                                      1550000.00
                     576                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     464000.00                                                     464000.00                        First Lien                                                                  0.00                                                   58000.00                                           580000.00                                       580000.00
                     577                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     555200.00                                                     555200.00                        First Lien                                                                  0.00                                                   69400.00                                           694000.00                                       694000.00
                     578                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                       0.00                                           550000.00                                       558000.00
                     579                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                   55000.00                                           550000.00                                       550000.00
                     580                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     705600.00                                                     705600.00                        First Lien                                                                  0.00                                                       0.00                                           882000.00                                       915000.00
                     581                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            357                                                     448000.00                                                     446655.33                        First Lien                                                                  0.00                                                       0.00                                           640000.00                                       640000.00
                     582                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            355                                                     484000.00                                                     484000.00                        First Lien                                                                  0.00                                                  121000.00                                           605000.00                                       610000.00
                     583                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                    3000000.00                                                    3000000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      4700000.00
                     584                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     500000.00                                                     499999.70                        First Lien                                                                  0.00                                                       0.00                                          1165000.00                                      1275000.00
                     585                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     516450.00                                                     516450.00                        First Lien                                                                  0.00                                                   64557.20                                           645572.00                                       655000.00
                     586                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1990000.00                                                    1988156.87                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      4400000.00
                     587                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     423200.00                                                     423200.00                        First Lien                                                                  0.00                                                       0.00                                           529000.00                                       529000.00
                     588                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     440000.00                                                     440000.00                        First Lien                                                                  0.00                                                   25025.00                                                0.00                                       550000.00
                     589                                   20070801                        ARMS                                               No                                                                                      480                                                  480                                                            479                                                     454500.00                                                     454255.84                        First Lien                                                                  0.00                                                   40020.00                                                0.00                                       575000.00
                     590                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     472500.00                                                     472500.00                        First Lien                                                                  0.00                                                       0.00                                           630000.00                                       635000.00
                     591                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     668800.00                                                     668800.00                        First Lien                                                                  0.00                                                  125400.00                                           836000.00                                       836000.00
                     592                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     489600.00                                                     489600.00                        First Lien                                                                  0.00                                                   91800.00                                           612000.00                                       612000.00
                     593                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     695000.00                                                     695000.00                        First Lien                                                                  0.00                                                       0.00                                           895000.00                                       900000.00
                     594                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     892500.00                                                     892500.00                        First Lien                                                                  0.00                                                       0.00                                          1275000.00                                      1275000.00
                     595                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     736000.00                                                     736000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1450000.00
                     596                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     464800.00                                                     464409.51                        First Lien                                                                  0.00                                                  116200.00                                           581000.00                                       581000.00
                     597                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     447630.00                                                     447630.00                        First Lien                                                                  0.00                                                  111907.60                                           559538.00                                       560000.00
                     598                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     567950.00                                                     567950.00                        First Lien                                                                  0.00                                                       0.00                                           710000.00                                       720000.00
                     599                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     471200.00                                                     471200.00                        First Lien                                                                  0.00                                                       0.00                                           589000.00                                       589000.00
                     600                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     472000.00                                                     472000.00                        First Lien                                                                  0.00                                                       0.00                                           590000.00                                       590000.00
                     601                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     454000.00                                                     454000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       625000.00
                     602                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     637600.00                                                     637600.00                        First Lien                                                                  0.00                                                   40009.40                                                0.00                                       797000.00
                     603                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     446000.00                                                     446000.00                        First Lien                                                                  0.00                                                   89488.00                                                0.00                                       595000.00
                     604                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                      1000000.00
                     605                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     427200.00                                                     427200.00                        First Lien                                                                  0.00                                                   80100.00                                                0.00                                       534000.00
                     606                                   20070901                        ARMS                                               No                                                                                      480                                                  480                                                            479                                                     500000.00                                                     500000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       625000.00
                     607                                   20070901                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     624000.00                                                     624000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       800000.00
                     608                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     680000.00                                                     680000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       850000.00
                     609                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1261400.00                                                     817969.79                        First Lien                                                                  0.00                                                       0.00                                          1681875.00                                      1780000.00
                     610                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     486000.00                                                     486000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       620000.00
                     611                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     500000.00                                                     498917.55                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       625000.00
                     612                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     508000.00                                                     508000.00                        First Lien                                                                  0.00                                                   88011.00                                                0.00                                       635000.00
                     613                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     512000.00                                                     509280.00                        First Lien                                                                  0.00                                                   64000.00                                           640000.00                                       648000.00
                     614                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     502800.00                                                     502800.00                        First Lien                                                                  0.00                                                   31425.00                                                0.00                                       628500.00
                     615                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     650000.00                                                     650000.00                        First Lien                                                                  0.00                                                       0.00                                           850000.00                                       850000.00
                     616                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     452000.00                                                     452000.00                        First Lien                                                                  0.00                                                       0.00                                           565000.00                                       565000.00
                     617                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     708000.00                                                     707878.88                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       885000.00
                     618                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     940000.00                                                     940000.00                        First Lien                                                                  0.00                                                  159447.50                                                0.00                                      1175000.00
                     619                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     864000.00                                                     864000.00                        First Lien                                                                  0.00                                                  216000.00                                          1080000.00                                      1080000.00
                     620                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1112800.00                                                    1112800.00                        First Lien                                                                  0.00                                                  278200.00                                          1391000.00                                      1450000.00
                     621                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     620000.00                                                     619506.25                        First Lien                                                                  0.00                                                       0.00                                           985000.00                                      1000000.00
                     622                                   20070701                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                  195902.46                                          1299950.00                                      1300000.00
                     623                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     452000.00                                                     452000.00                        First Lien                                                                  0.00                                                  113000.00                                                0.00                                       565000.00
                     624                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                    1000000.00                                                    1000000.00                        First Lien                                                                  0.00                                                       0.00                                          1350000.00                                      1350000.00
                     625                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     804000.00                                                     804000.00                        First Lien                                                                  0.00                                                  100500.00                                          1005000.00                                      1005000.00
                     626                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     580000.00                                                     580000.00                        First Lien                                                                  0.00                                                   50025.00                                                0.00                                       725000.00
                     627                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     474588.00                                                     474588.00                        First Lien                                                                  0.00                                                       0.00                                           593235.00                                       685000.00
                     628                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     495000.00                                                     495000.00                        First Lien                                                                  0.00                                                       0.00                                                0.00                                       715000.00
                     629                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            358                                                     628656.00                                                     628654.74                        First Lien                                                                  0.00                                                  157164.00                                           785820.00                                       786000.00
                     630                                   20070801                        ARMS                                               No                                                                                      360                                                  360                                                            359                                                     603612.00                                                     603612.00                        First Lien                                                                  0.00                                                   75451.50                                           754515.00                                       769000.00

                LOAN_SEQ                                            LOAN_TO_VALUE                                        COMBO_LTV                        MI                                                     MTG_INS                                               MI_PCT                                                       CURRENT_GROSS_COUPON                                       SERV_FEE                                    MSERV                                LPMI                                          TRUSTEE_FEE                                       TOTAL_STRIP                                                    CURRENT_NET_COUPON                                     PAYMENT
                --------                                            -------------                                        ---------                        --                                                     -------                                               ------                                                       --------------------                                       --------                                    -----                                ----                                          -----------                                       -----------                                                    ------------------                                     -------
                       1                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2939.84
                       2                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3447.36
                       3                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3599.58
                       4                                                    79.88                                            94.85                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2645.83
                       5                                                    42.86                                            60.71                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2999.97
                       6                                                    80.00                                            89.99                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3279.91
                       7                                                    78.35                                            78.35                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     4995.00
                       8                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2622.34
                       9                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3320.31
                      10                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      7.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.685                                     2834.48
                      11                                                    57.65                                            57.65                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2552.08
                      12                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2062.50
                      13                                                    58.82                                            58.82                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     5312.50
                      14                                                    32.26                                            32.26                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3317.71
                      15                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2200.00
                      16                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     4995.00
                      17                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2549.96
                      18                                                    75.09                                            75.09                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3558.75
                      19                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2812.50
                      20                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3470.83
                      21                                                    80.00                                            94.47                        No MI                                                  NO MI                                                      0                                                                      5.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.935                                     3211.24
                      22                                                    77.38                                            77.38                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     4270.04
                      23                                                    79.90                                            89.87                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2692.08
                      24                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3492.60
                      25                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2947.50
                      26                                                    74.42                                            74.42                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2905.72
                      27                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2677.50
                      28                                                    80.00                                            93.87                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3139.58
                      29                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2695.00
                      30                                                    52.17                                            52.17                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3320.42
                      31                                                    70.17                                            87.57                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4455.31
                      32                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     5079.17
                      33                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3300.00
                      34                                                    67.67                                            67.67                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4968.75
                      35                                                    76.47                                           100.00                        No MI                                                  NO MI                                                      0                                                                      7.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.685                                     4265.63
                      36                                                    44.00                                            44.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3151.04
                      37                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      7.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.185                                     3933.33
                      38                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     4225.00
                      39                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4019.17
                      40                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2607.92
                      41                                                    80.00                                            87.75                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2600.00
                      42                                                    79.59                                            79.59                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2879.78
                      43                                                    80.00                                            86.86                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2754.00
                      44                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3683.33
                      45                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3841.87
                      46                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3041.67
                      47                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3423.33
                      48                                                    79.28                                            79.28                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     4348.13
                      49                                                    79.79                                            94.75                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2515.50
                      50                                                    75.28                                            75.28                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3629.17
                      51                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3336.67
                      52                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     3205.21
                      53                                                    15.48                                            15.48                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3317.71
                      54                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.060                                     5147.50
                      55                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3244.12
                      56                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4306.25
                      57                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      4.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.685                                     1771.25
                      58                                                    65.63                                            78.19                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2329.19
                      59                                                    80.00                                            97.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2632.77
                      60                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     4230.00
                      61                                                    75.00                                            87.30                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     8281.25
                      62                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     2800.00
                      63                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     2800.00
                      64                                                    61.40                                            61.40                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3187.71
                      65                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2429.55
                      66                                                    81.58                                            81.58                        Radian Guaranty                                        BPMI                                                      12                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3358.33
                      67                                                    66.67                                            66.67                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     4500.28
                      68                                                    78.43                                            95.00                        No MI                                                  NO MI                                                      0                                                                      7.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.060                                     3020.83
                      69                                                    35.14                                            45.95                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     4215.89
                      70                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      7.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.185                                     4744.58
                      71                                                    52.32                                            52.32                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     5281.07
                      72                                                    78.85                                            78.85                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2816.34
                      73                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3029.00
                      74                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2990.00
                      75                                                    80.00                                            86.90                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2658.33
                      76                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2495.42
                      77                                                    74.07                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     5833.33
                      78                                                    80.00                                            99.74                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3356.67
                      79                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3437.50
                      80                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      7.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.935                                     5533.75
                      81                                                    80.00                                            84.39                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3487.50
                      82                                                    75.12                                            75.12                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     4582.76
                      83                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3758.33
                      84                                                    69.91                                            69.91                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2587.50
                      85                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3798.33
                      86                                                    80.00                                            89.61                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2753.26
                      87                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      7.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.185                                     4914.21
                      88                                                    83.90                                            83.90                        MGIC                                                   BPMI                                                      12                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2184.90
                      89                                                    74.79                                            74.79                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2587.98
                      90                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.935                                     5035.00
                      91                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3323.67
                      92                                                    80.00                                            89.99                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     3570.00
                      93                                                    37.53                                            37.53                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     4329.67
                      94                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2949.75
                      95                                                    55.56                                            55.56                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3160.34
                      96                                                    74.03                                            74.03                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3206.25
                      97                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2452.50
                      98                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3759.21
                      99                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3813.33
                     100                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2494.98
                     101                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2838.33
                     102                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3403.13
                     103                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2309.64
                     104                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2807.67
                     105                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2549.79
                     106                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2506.51
                     107                                                    80.00                                            94.99                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2532.94
                     108                                                    90.00                                            90.00                        Republic MIC                                           BPMI                                                      25                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2784.38
                     109                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2443.75
                     110                                                    74.10                                            74.10                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     5244.79
                     111                                                    76.49                                            76.49                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     4194.84
                     112                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.310                                     4725.00
                     113                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2239.60
                     114                                                    70.65                                            70.65                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3385.42
                     115                                                    70.28                                            70.28                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     6523.03
                     116                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3837.93
                     117                                                    73.86                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3723.96
                     118                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3324.87
                     119                                                    67.77                                            67.77                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2835.87
                     120                                                    75.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3062.50
                     121                                                    77.61                                            77.61                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2545.83
                     122                                                    73.80                                            81.19                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     5208.33
                     123                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3740.00
                     124                                                    76.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2811.24
                     125                                                    76.92                                            76.92                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2734.25
                     126                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      7.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.185                                     2694.33
                     127                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      8.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 8.560                                     7000.00
                     128                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3307.50
                     129                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2369.79
                     130                                                    46.76                                            46.76                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4389.06
                     131                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2881.67
                     132                                                    72.27                                            72.27                        No MI                                                  NO MI                                                      0                                                                      7.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.185                                     5490.87
                     133                                                    80.00                                            89.98                        No MI                                                  NO MI                                                      0                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     1823.23
                     134                                                    70.35                                            70.35                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2374.31
                     135                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.935                                     2492.34
                     136                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3817.69
                     137                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2606.56
                     138                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2604.17
                     139                                                    80.00                                            87.47                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     4644.79
                     140                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3211.00
                     141                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2429.39
                     142                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2249.96
                     143                                                    51.76                                            51.76                        No MI                                                  NO MI                                                      0                                                                      5.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.060                                     4812.50
                     144                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2976.67
                     145                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2599.81
                     146                                                    70.11                                            91.75                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2446.51
                     147                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2381.25
                     148                                                    64.18                                            64.18                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     5104.16
                     149                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     3337.50
                     150                                                    63.65                                            63.65                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2721.35
                     151                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     2914.02
                     152                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2266.25
                     153                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2838.76
                     154                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3033.33
                     155                                                    70.59                                            70.59                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3125.00
                     156                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      7.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.435                                     3507.50
                     157                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      7.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.435                                     3075.42
                     158                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2656.25
                     159                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2660.67
                     160                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3208.33
                     161                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2747.17
                     162                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3033.93
                     163                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3503.65
                     164                                                    86.83                                            86.83                        United Guaranty                                        BPMI                                                      25                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     1812.50
                     165                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      4.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.685                                     1967.76
                     166                                                    77.72                                            77.72                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3278.65
                     167                                                    57.32                                            57.32                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     7346.63
                     168                                                    64.91                                            64.91                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.985                                     5689.69
                     169                                                    69.99                                            69.99                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.985                                     1115.10
                     170                                                    63.21                                            63.21                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     5333.33
                     171                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3230.00
                     172                                                    79.15                                            79.15                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3648.42
                     173                                                    93.09                                            93.09                        PMI                                                    BPMI                                                      30                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3346.58
                     174                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3154.10
                     175                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2847.50
                     176                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     5672.33
                     177                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2658.33
                     178                                                    80.00                                            85.08                        No MI                                                  NO MI                                                      0                                                                      7.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.435                                     3227.92
                     179                                                    79.52                                            79.52                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     3850.00
                     180                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      7.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.935                                     3515.00
                     181                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     4254.80
                     182                                                    48.85                                            57.46                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3638.02
                     183                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2437.03
                     184                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3229.17
                     185                                                    43.48                                            63.04                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2760.42
                     186                                                    76.74                                            76.74                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2835.94
                     187                                                    89.11                                            89.11                        Republic MIC                                           LPMI                                                      25                                                                      6.750                                          0.175                                    0.000                               0.490                                                0.015                                             0.680                                                                 6.070                                     2531.25
                     188                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     2520.00
                     189                                                    70.35                                            70.35                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     7301.25
                     190                                                    55.66                                            55.66                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     6887.53
                     191                                                    15.95                                            15.95                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3312.50
                     192                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     3033.33
                     193                                                    28.99                                            28.99                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2812.50
                     194                                                    56.98                                            56.98                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     8814.38
                     195                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2979.17
                     196                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     4102.31
                     197                                                    77.50                                            77.50                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2567.19
                     198                                                    79.14                                            79.14                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.860                                     1383.83
                     199                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2497.92
                     200                                                    72.95                                            72.95                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3050.78
                     201                                                    66.47                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3486.41
                     202                                                    75.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.060                                     4757.81
                     203                                                    74.97                                            89.56                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3414.58
                     204                                                    73.50                                            73.50                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     5396.89
                     205                                                    79.31                                            79.31                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2875.00
                     206                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3465.00
                     207                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2954.75
                     208                                                    68.81                                            68.81                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     5419.17
                     209                                                    75.95                                            75.95                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.360                                     2181.17
                     210                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.235                                     2850.00
                     211                                                    79.27                                            86.59                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.360                                     3656.25
                     212                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.860                                     2750.00
                     213                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     2411.31
                     214                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.235                                     1236.67
                     215                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.485                                      807.81
                     216                                                    76.22                                            87.33                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.610                                     3430.00
                     217                                                    56.17                                            69.75                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.360                                     2179.87
                     218                                                    77.73                                            77.73                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     1852.50
                     219                                                    72.15                                            72.15                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.860                                     2421.88
                     220                                                    80.00                                            85.28                        No MI                                                  NO MI                                                      0                                                                      7.125                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.735                                     4085.43
                     221                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.125                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.735                                     2921.25
                     222                                                    73.57                                            73.57                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2630.00
                     223                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3140.08
                     224                                                    65.00                                            89.93                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3517.31
                     225                                                    79.99                                            79.99                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     3359.42
                     226                                                    70.92                                            70.92                        No MI                                                  NO MI                                                      0                                                                      5.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.060                                     2187.50
                     227                                                    68.55                                            68.55                        No MI                                                  NO MI                                                      0                                                                      5.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.060                                     2279.38
                     228                                                    80.00                                            89.99                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2461.19
                     229                                                    74.47                                            74.47                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3937.50
                     230                                                    39.63                                            39.63                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     5631.25
                     231                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2337.50
                     232                                                    80.00                                            87.88                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3781.25
                     233                                                    63.77                                            63.77                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2781.10
                     234                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3640.71
                     235                                                    55.56                                            55.56                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2929.69
                     236                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3415.44
                     237                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2227.17
                     238                                                    75.17                                            75.17                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2663.85
                     239                                                    79.98                                            79.98                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3311.84
                     240                                                    62.24                                            62.24                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     3578.89
                     241                                                    29.28                                            29.28                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3577.97
                     242                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      5.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.935                                     2323.33
                     243                                                    62.83                                            62.83                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2246.88
                     244                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2526.25
                     245                                                    80.00                                            89.99                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2554.13
                     246                                                    68.97                                            86.21                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     5208.33
                     247                                                    59.09                                            59.09                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     3108.32
                     248                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2854.17
                     249                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2606.67
                     250                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     4820.83
                     251                                                    80.00                                            94.91                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3076.66
                     252                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3804.17
                     253                                                    80.00                                            89.20                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3666.67
                     254                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3141.67
                     255                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3470.83
                     256                                                    77.89                                            77.89                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3854.17
                     257                                                    59.09                                            59.09                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3373.32
                     258                                                    69.60                                            69.60                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3453.13
                     259                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2358.33
                     260                                                    78.12                                            78.12                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2447.92
                     261                                                    79.99                                            99.98                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     1998.10
                     262                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2608.68
                     263                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3020.83
                     264                                                    67.78                                            67.78                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2922.92
                     265                                                    80.00                                            88.90                        No MI                                                  NO MI                                                      0                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     1833.33
                     266                                                    73.33                                            73.33                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2750.01
                     267                                                    59.07                                            59.07                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     4048.85
                     268                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2479.31
                     269                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2497.92
                     270                                                    56.78                                            75.49                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2501.73
                     271                                                    79.18                                            79.18                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4010.13
                     272                                                    59.58                                            59.58                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3723.96
                     273                                                    77.50                                            77.50                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     4553.13
                     274                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3055.67
                     275                                                    73.33                                            88.46                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     5041.67
                     276                                                    73.96                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3135.83
                     277                                                    80.00                                            92.75                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2781.10
                     278                                                    39.39                                            39.39                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3723.96
                     279                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     2963.33
                     280                                                    44.44                                            44.44                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2603.86
                     281                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3358.33
                     282                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                    10259.77
                     283                                                    80.00                                            92.17                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3460.00
                     284                                                    80.00                                            86.54                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2996.25
                     285                                                    79.15                                            94.18                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3401.04
                     286                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3437.50
                     287                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2595.67
                     288                                                    79.90                                            89.94                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2542.90
                     289                                                    69.61                                            69.61                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3645.66
                     290                                                    68.42                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3656.25
                     291                                                    71.49                                            71.49                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4243.46
                     292                                                    80.00                                            87.30                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2395.83
                     293                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3778.46
                     294                                                    80.00                                            88.41                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2875.00
                     295                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2318.75
                     296                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2949.79
                     297                                                    70.64                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     4945.00
                     298                                                    52.63                                            52.63                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     5208.33
                     299                                                    76.00                                            76.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3958.33
                     300                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2337.50
                     301                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3665.83
                     302                                                    68.18                                            68.18                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3375.00
                     303                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2656.25
                     304                                                    69.92                                            69.92                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3487.50
                     305                                                    51.59                                            51.59                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3317.71
                     306                                                    77.57                                            77.57                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2807.22
                     307                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2754.00
                     308                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2180.00
                     309                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2760.00
                     310                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2100.00
                     311                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2740.83
                     312                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2903.29
                     313                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     1791.40
                     314                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3916.67
                     315                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2408.75
                     316                                                    80.00                                            90.27                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3348.33
                     317                                                    65.51                                            65.51                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3143.13
                     318                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3229.99
                     319                                                    77.92                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2485.64
                     320                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     4658.73
                     321                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     4349.58
                     322                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3822.12
                     323                                                    58.48                                            70.18                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     4580.49
                     324                                                    69.33                                            69.33                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2545.83
                     325                                                    74.94                                            74.94                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2898.33
                     326                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2745.00
                     327                                                    80.00                                            94.15                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2120.00
                     328                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     4026.30
                     329                                                    62.98                                            62.98                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3453.13
                     330                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3466.67
                     331                                                    79.12                                            79.12                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3356.42
                     332                                                    61.80                                            61.80                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3968.75
                     333                                                    55.81                                            59.55                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     4034.72
                     334                                                    75.69                                            75.69                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3418.06
                     335                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     2676.67
                     336                                                    36.25                                            36.25                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3840.94
                     337                                                    80.00                                            87.60                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3111.50
                     338                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3750.00
                     339                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3432.00
                     340                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3100.00
                     341                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2310.83
                     342                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2252.50
                     343                                                    68.38                                            68.38                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     4415.10
                     344                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     2667.50
                     345                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     3079.78
                     346                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3368.75
                     347                                                    78.18                                            87.95                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3869.15
                     348                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3697.50
                     349                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2924.10
                     350                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3103.33
                     351                                                    53.57                                            53.57                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3645.66
                     352                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     3168.63
                     353                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3177.10
                     354                                                    41.72                                            41.72                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     7817.85
                     355                                                    80.00                                            82.92                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     4900.00
                     356                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     4800.00
                     357                                                    26.00                                            26.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4002.16
                     358                                                    59.09                                            59.09                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3250.00
                     359                                                    67.96                                            67.96                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     9646.74
                     360                                                    71.14                                            71.14                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3725.17
                     361                                                    69.44                                            69.44                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2500.00
                     362                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3356.67
                     363                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3164.58
                     364                                                    75.79                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     4791.67
                     365                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3825.00
                     366                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3750.00
                     367                                                    73.85                                            73.85                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3800.20
                     368                                                    80.00                                            99.60                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3334.58
                     369                                                    64.86                                            64.86                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                    12250.00
                     370                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     4657.07
                     371                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     3972.97
                     372                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3585.62
                     373                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3290.35
                     374                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3645.83
                     375                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4062.50
                     376                                                    75.96                                            75.96                        No MI                                                  NO MI                                                      0                                                                      5.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.060                                     4375.00
                     377                                                    79.86                                            96.39                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     2126.67
                     378                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      4.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.685                                     1748.09
                     379                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3157.64
                     380                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4125.00
                     381                                                    76.89                                            76.89                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4204.69
                     382                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3738.93
                     383                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     5140.63
                     384                                                    80.00                                            94.99                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2490.58
                     385                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2610.00
                     386                                                    73.89                                            73.89                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3503.71
                     387                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3671.25
                     388                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     1976.25
                     389                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2488.79
                     390                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2606.67
                     391                                                    79.98                                            79.98                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     4173.89
                     392                                                    76.92                                            86.73                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2656.01
                     393                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2862.83
                     394                                                    80.00                                            89.99                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2365.17
                     395                                                    68.39                                            68.39                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3135.15
                     396                                                    80.00                                            96.15                        No MI                                                  NO MI                                                      0                                                                      3.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 3.685                                     1746.31
                     397                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      5.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.060                                     2775.41
                     398                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3560.94
                     399                                                    74.44                                            74.44                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2320.31
                     400                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3358.03
                     401                                                    77.44                                            77.44                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2860.85
                     402                                                    77.48                                            77.48                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2103.31
                     403                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2592.71
                     404                                                    67.57                                            75.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.810                                     3791.67
                     405                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3262.50
                     406                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     8415.00
                     407                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2656.25
                     408                                                    74.26                                            83.55                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2924.10
                     409                                                    80.00                                            89.99                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2978.71
                     410                                                    79.44                                            99.30                        No MI                                                  NO MI                                                      0                                                                      5.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.935                                     2180.87
                     411                                                    70.73                                            70.73                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3700.52
                     412                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2850.04
                     413                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     5416.67
                     414                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3799.13
                     415                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     6919.17
                     416                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     6065.90
                     417                                                    52.63                                            52.63                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     7812.50
                     418                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3270.00
                     419                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3120.83
                     420                                                    80.00                                            89.98                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2638.19
                     421                                                    74.81                                            74.81                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     3683.33
                     422                                                    80.00                                            85.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.235                                     1325.00
                     423                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.610                                     4130.00
                     424                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.735                                     1735.42
                     425                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.610                                     3733.33
                     426                                                    71.08                                            93.48                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.860                                     2709.90
                     427                                                    80.00                                            89.99                        No MI                                                  NO MI                                                      0                                                                      7.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.860                                     2900.00
                     428                                                    75.00                                            77.94                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.985                                     6375.00
                     429                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2650.00
                     430                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4747.92
                     431                                                    71.08                                            71.08                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4442.71
                     432                                                    75.81                                            75.81                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3054.54
                     433                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3000.29
                     434                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3958.33
                     435                                                    69.47                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3506.25
                     436                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3740.00
                     437                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3666.67
                     438                                                    75.56                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     4515.63
                     439                                                    80.00                                            89.28                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2596.69
                     440                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3802.72
                     441                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2587.50
                     442                                                    72.31                                            72.31                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2496.88
                     443                                                    67.57                                            67.57                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2500.00
                     444                                                    80.00                                            85.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     7486.44
                     445                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     5206.86
                     446                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2495.77
                     447                                                    74.61                                            74.61                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2909.38
                     448                                                    80.00                                            87.46                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2625.00
                     449                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2694.17
                     450                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      7.375                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.985                                     2163.34
                     451                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     2708.34
                     452                                                    79.45                                            89.38                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.985                                     3060.00
                     453                                                    58.14                                            58.14                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.985                                     2162.19
                     454                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     3900.00
                     455                                                    79.43                                            79.43                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.735                                     5104.17
                     456                                                    79.78                                            79.78                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     4019.17
                     457                                                    65.00                                            65.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.985                                     1346.72
                     458                                                    77.72                                            77.72                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.485                                     3333.32
                     459                                                    77.84                                            94.97                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.485                                     3845.00
                     460                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 4.860                                     2362.50
                     461                                                    80.00                                            94.29                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.485                                     6416.67
                     462                                                    59.09                                            75.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.485                                     3182.29
                     463                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.360                                     3127.95
                     464                                                    59.86                                            59.86                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.485                                     1023.88
                     465                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      7.000                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.610                                     3126.67
                     466                                                    95.00                                            95.00                        Republic MIC                                           BPMI                                                      30                                                                      6.625                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.235                                     1148.61
                     467                                                    90.00                                            90.00                        Republic MIC                                           BPMI                                                      25                                                                      7.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.860                                     3316.88
                     468                                                    79.94                                            79.94                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.360                                     1423.13
                     469                                                    80.00                                            88.72                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 5.860                                     1958.34
                     470                                                    69.25                                            69.25                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     6527.09
                     471                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.485                                     1769.17
                     472                                                    73.06                                            88.89                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.375                                    0.000                               0.000                                                0.015                                             0.390                                                                 6.110                                     3621.05
                     473                                                    78.48                                            78.48                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3262.58
                     474                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2665.00
                     475                                                    75.58                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3650.63
                     476                                                    79.82                                            89.72                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2446.88
                     477                                                    80.00                                            87.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     5400.00
                     478                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3470.83
                     479                                                    55.56                                            55.56                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3385.42
                     480                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3206.13
                     481                                                    73.12                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3754.17
                     482                                                    70.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     4010.42
                     483                                                    76.93                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3392.06
                     484                                                    80.00                                            87.70                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3083.15
                     485                                                    74.80                                            74.80                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2325.52
                     486                                                    79.98                                            79.98                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3480.94
                     487                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3965.00
                     488                                                    72.22                                            72.22                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3317.71
                     489                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2607.03
                     490                                                    69.02                                            69.02                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     4106.56
                     491                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3134.38
                     492                                                    71.83                                            71.83                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     5090.63
                     493                                                    74.44                                            74.44                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3349.23
                     494                                                    76.76                                            76.76                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3607.50
                     495                                                    66.22                                            66.22                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     4225.00
                     496                                                    79.45                                            79.45                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     6029.22
                     497                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     6152.34
                     498                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     4695.83
                     499                                                    29.91                                            29.91                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     1111.32
                     500                                                    80.00                                            88.24                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3506.25
                     501                                                    71.43                                            71.43                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3250.00
                     502                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3081.25
                     503                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2804.58
                     504                                                    60.61                                            78.79                        No MI                                                  NO MI                                                      0                                                                      7.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.435                                     6352.15
                     505                                                    74.00                                            74.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     4008.03
                     506                                                    68.76                                            68.76                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     4246.67
                     507                                                    50.61                                            50.61                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2174.42
                     508                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3091.67
                     509                                                    69.92                                            69.92                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2612.73
                     510                                                    66.67                                            66.67                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3125.00
                     511                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3102.50
                     512                                                    74.07                                            74.07                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     5000.00
                     513                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     6474.61
                     514                                                    80.00                                            89.85                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3655.00
                     515                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2426.67
                     516                                                    79.99                                            94.97                        No MI                                                  NO MI                                                      0                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     1812.71
                     517                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     4275.12
                     518                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2479.40
                     519                                                    61.43                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2150.00
                     520                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2467.50
                     521                                                    63.11                                            63.11                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3270.07
                     522                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      5.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.185                                     2544.17
                     523                                                    80.00                                            87.73                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2827.71
                     524                                                    71.14                                            71.14                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3182.29
                     525                                                    71.92                                            71.92                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3161.71
                     526                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2816.67
                     527                                                    78.74                                            78.74                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2182.12
                     528                                                    52.50                                            52.50                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     1973.13
                     529                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2440.00
                     530                                                    69.12                                            81.16                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2398.96
                     531                                                    77.76                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     5000.00
                     532                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4479.17
                     533                                                    65.38                                            65.38                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3172.50
                     534                                                    80.00                                            93.63                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2700.00
                     535                                                    55.18                                            55.18                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2845.31
                     536                                                    79.99                                            89.99                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4139.80
                     537                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3163.33
                     538                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      7.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.310                                     2625.00
                     539                                                    78.96                                            78.96                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2810.31
                     540                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2390.63
                     541                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2875.00
                     542                                                    74.32                                            74.32                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2750.00
                     543                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2245.83
                     544                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2835.00
                     545                                                    68.97                                            77.59                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                    10416.67
                     546                                                    72.15                                            72.15                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3092.67
                     547                                                    78.39                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2332.19
                     548                                                    79.37                                            88.10                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     4687.50
                     549                                                    76.03                                            76.03                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2929.69
                     550                                                    69.23                                            69.23                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     4406.20
                     551                                                    73.01                                            73.01                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2705.00
                     552                                                    77.81                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3307.03
                     553                                                    78.91                                            78.91                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     3196.00
                     554                                                    47.73                                            47.73                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2679.69
                     555                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4598.31
                     556                                                    48.95                                            53.14                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     3032.20
                     557                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3916.89
                     558                                                    80.00                                            81.25                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     4333.33
                     559                                                    70.71                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3572.92
                     560                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3232.49
                     561                                                    80.00                                            99.99                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     4058.22
                     562                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     5845.00
                     563                                                    69.74                                            69.74                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2760.42
                     564                                                    75.00                                            87.19                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     8750.00
                     565                                                    67.47                                            67.47                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3050.20
                     566                                                    72.90                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3312.56
                     567                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3251.25
                     568                                                    80.00                                            85.90                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2990.00
                     569                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2600.00
                     570                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      7.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.935                                     3087.50
                     571                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2685.83
                     572                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2600.00
                     573                                                    73.99                                            73.99                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3022.81
                     574                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     4681.64
                     575                                                    64.52                                            80.65                        No MI                                                  NO MI                                                      0                                                                      8.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.935                                     6770.83
                     576                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2658.33
                     577                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3007.33
                     578                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2108.33
                     579                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.310                                     2016.67
                     580                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3895.50
                     581                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2685.99
                     582                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2621.67
                     583                                                    63.83                                            63.83                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                    15937.50
                     584                                                    42.92                                            42.92                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     2447.92
                     585                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2689.84
                     586                                                    45.23                                            45.23                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                    12415.01
                     587                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2160.08
                     588                                                    80.00                                            84.55                        No MI                                                  NO MI                                                      0                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     1833.33
                     589                                                    79.04                                            86.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2421.97
                     590                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      5.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 4.810                                     1968.75
                     591                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     3553.00
                     592                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2550.00
                     593                                                    77.65                                            77.65                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3836.98
                     594                                                    70.00                                            70.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     4369.53
                     595                                                    50.76                                            50.76                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4063.33
                     596                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3053.41
                     597                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2331.41
                     598                                                    79.99                                            79.99                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     3076.40
                     599                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     2454.17
                     600                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2605.83
                     601                                                    72.64                                            72.64                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2553.75
                     602                                                    80.00                                            85.02                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     3520.08
                     603                                                    74.96                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2415.83
                     604                                                    65.00                                            65.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     3317.71
                     605                                                    80.00                                            95.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2269.50
                     606                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2656.25
                     607                                                    78.00                                            78.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3250.00
                     608                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3895.83
                     609                                                    75.00                                            75.00                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     4260.26
                     610                                                    78.39                                            78.39                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2430.00
                     611                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     2754.40
                     612                                                    80.00                                            93.86                        No MI                                                  NO MI                                                      0                                                                      6.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.560                                     2857.50
                     613                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2720.00
                     614                                                    80.00                                            85.00                        No MI                                                  NO MI                                                      0                                                                      6.375                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.185                                     2671.13
                     615                                                    76.47                                            76.47                        No MI                                                  NO MI                                                      0                                                                      6.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.060                                     3385.42
                     616                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     2589.58
                     617                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      5.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.685                                     3465.66
                     618                                                    80.00                                            93.57                        No MI                                                  NO MI                                                      0                                                                      7.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.060                                     5679.17
                     619                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.435                                     4770.00
                     620                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     6027.67
                     621                                                    62.94                                            62.94                        No MI                                                  NO MI                                                      0                                                                      5.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.435                                     2903.94
                     622                                                    76.93                                            92.00                        No MI                                                  NO MI                                                      0                                                                      7.625                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 7.435                                     6354.17
                     623                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     2448.33
                     624                                                    74.07                                            74.07                        No MI                                                  NO MI                                                      0                                                                      6.500                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.310                                     5416.67
                     625                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     4102.38
                     626                                                    80.00                                            86.90                        No MI                                                  NO MI                                                      0                                                                      6.875                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 6.685                                     3322.92
                     627                                                    80.00                                            80.00                        No MI                                                  NO MI                                                      0                                                                      6.125                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.935                                     2422.38
                     628                                                    69.23                                            69.23                        No MI                                                  NO MI                                                      0                                                                      6.000                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.810                                     2475.00
                     629                                                    80.00                                           100.00                        No MI                                                  NO MI                                                      0                                                                      5.250                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.060                                     2750.36
                     630                                                    80.00                                            90.00                        No MI                                                  NO MI                                                      0                                                                      5.750                                          0.175                                    0.000                               0.000                                                0.015                                             0.190                                                                 5.560                                     2892.31

                LOAN_SEQ                        PREPAY                                     PP_DESC                                                     BACK_RATIO                        PRODUCT                                                        IO_PERIOD                        INDEX                                                          RATE_FREQ                                      PAY_FREQ                                                  NEXT_RATE_ADJ_DATE1                                                NEXT_PAY_ADJ_DATE1                                    MARGIN                                         INIT_RATE_CAP                                           PER_RATE_CAP
                --------                        ------                                     -------                                                     ----------                        -------                                                        ---------                        -----                                                          ---------                                      --------                                                  -------------------                                                ------------------                                    ------                                         -------------                                           ------------
                       1                        No_PP                                      0MPP                                                             34.41                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                       2                        Prepay                                     12MPP                                                            46.00                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                       3                        No_PP                                      0MPP                                                             47.26                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                       4                        No_PP                                      0MPP                                                             44.95                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                       5                        No_PP                                      0MPP                                                             34.73                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                       6                        Prepay                                     12MPP                                                            41.53                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                       7                        Prepay                                     36MPP                                                            52.17                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                       8                        Prepay                                     36MPP                                                            50.61                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                       9                        No_PP                                      0MPP                                                             43.19                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      10                        Prepay                                     12MPP                                                            44.19                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      11                        No_PP                                      0MPP                                                             38.09                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      12                        Prepay                                     12MPP                                                            30.54                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                      13                        Prepay                                     12MPP                                                            39.69                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                      14                        Prepay                                     60MPP                                                            41.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                      15                        Prepay                                     36MPP                                                            28.00                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                      16                        No_PP                                      0MPP                                                             36.50                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                      17                        Prepay                                     12MPP                                                            40.20                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                      18                        No_PP                                      0MPP                                                             38.96                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                      19                        No_PP                                      0MPP                                                             34.49                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                      20                        No_PP                                      0MPP                                                             41.01                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      21                        No_PP                                      0MPP                                                             25.75                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                      22                        No_PP                                      0MPP                                                             40.42                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                      23                        Prepay                                     36MPP                                                            43.45                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      24                        Prepay                                     60MPP                                                            39.44                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      25                        Prepay                                     12MPP                                                            42.71                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                      26                        Prepay                                     36MPP                                                            16.47                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      27                        Prepay                                     12MPP                                                            25.53                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      28                        Prepay                                     36MPP                                                            52.77                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      29                        Prepay                                     12MPP                                                            39.25                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      30                        Prepay                                     36MPP                                                            48.05                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      31                        Prepay                                     12MPP                                                            34.25                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      32                        Prepay                                     12MPP                                                            48.32                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      33                        No_PP                                      0MPP                                                             54.07                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      34                        No_PP                                      0MPP                                                             35.46                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      35                        Prepay                                     36MPP                                                            41.88                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      36                        Prepay                                     12MPP                                                            38.79                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      37                        Prepay                                     12MPP                                                            37.39                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      38                        Prepay                                     60MPP                                                            40.04                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      39                        Prepay                                     12MPP                                                            28.53                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      40                        Prepay                                     12MPP                                                            40.34                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      41                        Prepay                                     60MPP                                                            45.16                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      42                        Prepay                                     60MPP                                                            37.66                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      43                        Prepay                                     60MPP                                                            35.85                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      44                        Prepay                                     12MPP                                                            37.79                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      45                        Prepay                                     60MPP                                                            41.70                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      46                        No_PP                                      0MPP                                                             46.96                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      47                        Prepay                                     36MPP                                                            42.64                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      48                        No_PP                                      0MPP                                                             35.28                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      49                        No_PP                                      0MPP                                                             34.85                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      50                        Prepay                                     12MPP                                                            21.80                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      51                        Prepay                                     36MPP                                                            44.85                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      52                        No_PP                                      0MPP                                                             36.97                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      53                        Prepay                                     60MPP                                                            51.32                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      54                        Prepay                                     12MPP                                                            40.86                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      55                        Prepay                                     12MPP                                                            32.03                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      56                        No_PP                                      0MPP                                                             33.05                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                      57                        No_PP                                      0MPP                                                             38.90                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120401                                                          20120501                                     2.250                                                 5.000                                                  2.000
                      58                        No_PP                                      0MPP                                                             44.42                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                      59                        Prepay                                     12MPP                                                            47.63                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                      60                        No_PP                                      0MPP                                                             37.21                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      61                        No_PP                                      0MPP                                                             36.71                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      62                        No_PP                                      0MPP                                                             46.76                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      63                        No_PP                                      0MPP                                                             35.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      64                        Prepay                                     12MPP                                                            28.03                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      65                        No_PP                                      0MPP                                                             50.98                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      66                        Prepay                                     36MPP                                                            43.19                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      67                        Prepay                                     36MPP                                                            33.45                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      68                        Prepay                                     60MPP                                                             9.60                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      69                        Prepay                                     12MPP                                                            36.21                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      70                        No_PP                                      0MPP                                                             39.19                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      71                        No_PP                                      0MPP                                                             50.94                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      72                        Prepay                                     36MPP                                                            42.13                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      73                        No_PP                                      0MPP                                                             33.64                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      74                        Prepay                                     12MPP                                                            29.57                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      75                        No_PP                                      0MPP                                                             33.51                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      76                        Prepay                                     12MPP                                                            42.64                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      77                        No_PP                                      0MPP                                                             41.29                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      78                        Prepay                                     36MPP                                                            52.59                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      79                        No_PP                                      0MPP                                                             54.27                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      80                        No_PP                                      0MPP                                                             49.48                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      81                        No_PP                                      0MPP                                                             46.14                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      82                        No_PP                                      0MPP                                                             29.46                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      83                        Prepay                                     12MPP                                                            44.17                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      84                        No_PP                                      0MPP                                                             31.76                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      85                        No_PP                                      0MPP                                                             24.30                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                      86                        No_PP                                      0MPP                                                             45.49                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      87                        No_PP                                      0MPP                                                             42.41                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      88                        Prepay                                     60MPP                                                            43.96                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      89                        No_PP                                      0MPP                                                             46.49                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      90                        Prepay                                     12MPP                                                            37.34                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                      91                        No_PP                                      0MPP                                                             49.07                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      92                        No_PP                                      0MPP                                                             43.91                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                      93                        Prepay                                     36MPP                                                            48.98                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      94                        Prepay                                     12MPP                                                            26.64                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      95                        Prepay                                     36MPP                                                            33.11                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      96                        No_PP                                      0MPP                                                             27.69                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      97                        Prepay                                     12MPP                                                            39.38                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      98                        Prepay                                     36MPP                                                            41.82                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                      99                        No_PP                                      0MPP                                                             44.63                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     100                        No_PP                                      0MPP                                                             30.08                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     101                        No_PP                                      0MPP                                                             48.89                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     102                        No_PP                                      0MPP                                                             54.38                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     103                        Prepay                                     12MPP                                                            41.16                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     104                        No_PP                                      0MPP                                                             44.96                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     105                        No_PP                                      0MPP                                                             43.88                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     106                        No_PP                                      0MPP                                                             53.78                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     107                        No_PP                                      0MPP                                                             52.00                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     108                        No_PP                                      0MPP                                                             47.06                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     109                        Prepay                                     60MPP                                                            44.13                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     110                        No_PP                                      0MPP                                                             29.67                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     111                        Prepay                                     12MPP                                                            41.57                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     112                        Prepay                                     12MPP                                                            42.57                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     113                        Prepay                                     12MPP                                                            46.85                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     114                        Prepay                                     60MPP                                                            27.94                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     115                        No_PP                                      0MPP                                                             41.88                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     116                        No_PP                                      0MPP                                                             47.86                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     117                        Prepay                                     12MPP                                                            39.26                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     118                        No_PP                                      0MPP                                                             32.65                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     119                        No_PP                                      0MPP                                                             51.30                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     120                        No_PP                                      0MPP                                                             38.31                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     121                        No_PP                                      0MPP                                                             48.28                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     122                        No_PP                                      0MPP                                                             41.15                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     123                        No_PP                                      0MPP                                                             41.37                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     124                        Prepay                                     12MPP                                                            44.31                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     125                        No_PP                                      0MPP                                                             30.32                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     126                        Prepay                                     12MPP                                                            31.09                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     127                        No_PP                                      0MPP                                                             52.26                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     128                        No_PP                                      0MPP                                                             47.29                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     129                        No_PP                                      0MPP                                                             45.17                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     130                        No_PP                                      0MPP                                                             46.49                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     131                        Prepay                                     12MPP                                                            39.41                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     132                        No_PP                                      0MPP                                                             43.85                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     133                        No_PP                                      0MPP                                                             41.84                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     134                        Prepay                                     12MPP                                                            40.80                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     135                        Prepay                                     12MPP                                                            35.78                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     136                        No_PP                                      0MPP                                                             15.60                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     137                        No_PP                                      0MPP                                                             35.84                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     138                        No_PP                                      0MPP                                                             30.81                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     139                        No_PP                                      0MPP                                                             45.29                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     140                        No_PP                                      0MPP                                                             24.75                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     141                        No_PP                                      0MPP                                                             37.35                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     142                        No_PP                                      0MPP                                                             36.82                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     143                        No_PP                                      0MPP                                                             42.65                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     144                        Prepay                                     12MPP                                                            52.52                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     145                        No_PP                                      0MPP                                                             42.53                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     146                        No_PP                                      0MPP                                                             49.05                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     147                        No_PP                                      0MPP                                                             37.30                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     148                        Prepay                                     12MPP                                                            31.78                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     149                        No_PP                                      0MPP                                                             37.29                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     150                        No_PP                                      0MPP                                                             18.63                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     151                        Prepay                                     36MPP                                                            41.93                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     152                        Prepay                                     12MPP                                                            41.71                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     153                        No_PP                                      0MPP                                                             51.12                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     154                        Prepay                                     36MPP                                                            24.31                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     155                        No_PP                                      0MPP                                                             41.95                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     156                        No_PP                                      0MPP                                                             47.10                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     157                        Prepay                                     12MPP                                                            41.54                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     158                        No_PP                                      0MPP                                                             37.62                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     159                        Prepay                                     12MPP                                                            27.88                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     160                        No_PP                                      0MPP                                                             39.32                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140901                                                          20141001                                     2.250                                                 5.000                                                  2.000
                     161                        Prepay                                     12MPP                                                            48.35                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     162                        No_PP                                      0MPP                                                             52.54                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     163                        Prepay                                     60MPP                                                            54.85                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     164                        No_PP                                      0MPP                                                             46.06                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     165                        No_PP                                      0MPP                                                             47.21                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120401                                                          20120501                                     2.250                                                 5.000                                                  2.000
                     166                        Prepay                                     12MPP                                                            23.55                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     167                        No_PP                                      0MPP                                                             54.81                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120401                                                          20120501                                     2.250                                                 5.000                                                  2.000
                     168                        No_PP                                      0MPP                                                             39.04                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     169                        Prepay                                     36MPP                                                            41.09                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     170                        No_PP                                      0MPP                                                             53.00                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     171                        Prepay                                     36MPP                                                            31.91                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     172                        Prepay                                     60MPP                                                            42.08                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     173                        No_PP                                      0MPP                                                             45.51                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     174                        No_PP                                      0MPP                                                             39.90                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     175                        No_PP                                      0MPP                                                             19.17                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     176                        Prepay                                     12MPP                                                            47.53                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     177                        Prepay                                     36MPP                                                            29.10                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     178                        No_PP                                      0MPP                                                             48.22                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     179                        Prepay                                     12MPP                                                            43.09                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     180                        No_PP                                      0MPP                                                             52.42                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     181                        Prepay                                     60MPP                                                            34.38                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     182                        No_PP                                      0MPP                                                             41.85                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     183                        No_PP                                      0MPP                                                             46.78                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     184                        Prepay                                     12MPP                                                            30.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     185                        No_PP                                      0MPP                                                             41.13                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     186                        No_PP                                      0MPP                                                             38.05                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     187                        Prepay                                     36MPP                                                            52.34                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.875                                                 5.000                                                  2.000
                     188                        Prepay                                     36MPP                                                            39.21                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     189                        Prepay                                     12MPP                                                            35.16                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     190                        No_PP                                      0MPP                                                             39.83                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     191                        No_PP                                      0MPP                                                             31.71                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     192                        Prepay                                     36MPP                                                            48.81                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     193                        Prepay                                     36MPP                                                            49.24                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     194                        Prepay                                     12MPP                                                            33.87                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     195                        No_PP                                      0MPP                                                             49.20                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     196                        No_PP                                      0MPP                                                             25.66                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     197                        Prepay                                     60MPP                                                            40.06                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     198                        No_PP                                      0MPP                                                             28.55                        5/6LIBOR                                                               0                        6 Mo Libor                                                             6                                             6                                                             20120901                                                          20121001                                     2.250                                                 5.000                                                  1.000
                     199                        Prepay                                     60MPP                                                            48.20                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     200                        Prepay                                     36MPP                                                            44.07                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     201                        No_PP                                      0MPP                                                             36.02                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     202                        Prepay                                     12MPP                                                            39.64                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     203                        Prepay                                     12MPP                                                            42.96                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     204                        Prepay                                     36MPP                                                            29.52                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     205                        No_PP                                      0MPP                                                             32.66                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     206                        Prepay                                     12MPP                                                            17.97                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     207                        Prepay                                     12MPP                                                            53.49                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  2.000
                     208                        No_PP                                      0MPP                                                             37.92                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170901                                                          20171001                                     2.250                                                 5.000                                                  2.000
                     209                        No_PP                                      0MPP                                                             32.90                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     210                        No_PP                                      0MPP                                                             31.60                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     211                        No_PP                                      0MPP                                                             36.80                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     212                        No_PP                                      0MPP                                                             42.40                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     213                        No_PP                                      0MPP                                                             36.90                        5/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     214                        No_PP                                      0MPP                                                             51.50                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     215                        No_PP                                      0MPP                                                             29.80                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     216                        No_PP                                      0MPP                                                             35.50                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     217                        No_PP                                      0MPP                                                             18.40                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     218                        No_PP                                      0MPP                                                             54.50                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     219                        No_PP                                      0MPP                                                             34.10                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     220                        Prepay                                     6MPP                                                             45.08                        5/6LIBOR                                                               0                        6 Mo Libor                                                             6                                             6                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  1.000
                     221                        No_PP                                      0MPP                                                             39.95                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120701                                                          20120801                                     2.750                                                 5.000                                                  2.000
                     222                        No_PP                                      0MPP                                                             54.41                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     223                        No_PP                                      0MPP                                                             37.21                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     224                        No_PP                                      0MPP                                                             46.52                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     225                        No_PP                                      0MPP                                                             42.93                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     226                        No_PP                                      0MPP                                                             51.10                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     227                        No_PP                                      0MPP                                                             42.97                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     228                        No_PP                                      0MPP                                                             49.96                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     229                        No_PP                                      0MPP                                                             46.24                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     230                        No_PP                                      0MPP                                                             42.90                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     231                        No_PP                                      0MPP                                                             48.86                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     232                        No_PP                                      0MPP                                                             46.02                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     233                        No_PP                                      0MPP                                                             46.55                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     234                        No_PP                                      0MPP                                                             32.18                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     235                        No_PP                                      0MPP                                                             54.93                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     236                        No_PP                                      0MPP                                                             37.89                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     237                        No_PP                                      0MPP                                                             42.37                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140301                                                          20140401                                     2.250                                                 5.000                                                  2.000
                     238                        No_PP                                      0MPP                                                             40.73                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     239                        No_PP                                      0MPP                                                             49.40                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     240                        No_PP                                      0MPP                                                             37.70                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     241                        Prepay                                     36MPP                                                            53.68                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     242                        No_PP                                      0MPP                                                             47.42                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     243                        No_PP                                      0MPP                                                             44.31                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  2.000
                     244                        No_PP                                      0MPP                                                             47.06                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140501                                                          20140601                                     2.250                                                 5.000                                                  2.000
                     245                        No_PP                                      0MPP                                                             34.19                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     246                        Prepay                                     12MPP                                                            40.90                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     247                        No_PP                                      0MPP                                                             33.25                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     248                        Prepay                                     12MPP                                                            27.97                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     249                        No_PP                                      0MPP                                                             41.62                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     250                        No_PP                                      0MPP                                                             38.57                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     251                        No_PP                                      0MPP                                                             47.00                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     252                        No_PP                                      0MPP                                                             40.20                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     253                        Prepay                                     60MPP                                                            32.01                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     254                        Prepay                                     12MPP                                                             8.59                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     255                        No_PP                                      0MPP                                                             27.05                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     256                        Prepay                                     36MPP                                                            37.23                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     257                        No_PP                                      0MPP                                                             31.00                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     258                        Prepay                                     60MPP                                                            33.89                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     259                        No_PP                                      0MPP                                                             38.69                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     260                        Prepay                                     12MPP                                                            42.84                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     261                        No_PP                                      0MPP                                                             42.68                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     262                        No_PP                                      0MPP                                                             37.08                        5/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     263                        No_PP                                      0MPP                                                             38.17                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     264                        Prepay                                     36MPP                                                            41.82                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     265                        No_PP                                      0MPP                                                             41.16                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     266                        No_PP                                      0MPP                                                             36.49                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     267                        No_PP                                      0MPP                                                             29.49                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     268                        No_PP                                      0MPP                                                             42.47                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     269                        No_PP                                      0MPP                                                             43.67                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  2.000
                     270                        No_PP                                      0MPP                                                             52.57                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     271                        No_PP                                      0MPP                                                             48.05                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     272                        Prepay                                     12MPP                                                            36.85                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     273                        No_PP                                      0MPP                                                             35.76                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  2.000
                     274                        No_PP                                      0MPP                                                             32.68                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  2.000
                     275                        Prepay                                     36MPP                                                            38.80                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     276                        No_PP                                      0MPP                                                             37.76                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     277                        Prepay                                     36MPP                                                            49.19                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     278                        No_PP                                      0MPP                                                             54.09                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     279                        No_PP                                      0MPP                                                             41.69                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     280                        No_PP                                      0MPP                                                             38.14                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     281                        No_PP                                      0MPP                                                             54.66                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     282                        No_PP                                      0MPP                                                             53.09                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     283                        Prepay                                     36MPP                                                            24.96                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     284                        Prepay                                     12MPP                                                            37.86                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     285                        No_PP                                      0MPP                                                             38.23                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     286                        No_PP                                      0MPP                                                             13.12                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     287                        No_PP                                      0MPP                                                             34.84                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     288                        No_PP                                      0MPP                                                             43.77                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     289                        No_PP                                      0MPP                                                             25.24                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     290                        No_PP                                      0MPP                                                             19.75                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     291                        Prepay                                     12MPP                                                            31.12                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     292                        No_PP                                      0MPP                                                             39.01                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     293                        No_PP                                      0MPP                                                             33.11                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     294                        Prepay                                     36MPP                                                            31.77                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     295                        No_PP                                      0MPP                                                             44.91                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     296                        Prepay                                     12MPP                                                            44.31                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     297                        Prepay                                     36MPP                                                            27.78                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     298                        No_PP                                      0MPP                                                             32.61                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     299                        Prepay                                     12MPP                                                            43.78                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     300                        Prepay                                     12MPP                                                            49.36                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     301                        Prepay                                     12MPP                                                            36.31                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     302                        No_PP                                      0MPP                                                             39.75                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     303                        No_PP                                      0MPP                                                             44.90                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     304                        No_PP                                      0MPP                                                             37.80                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     305                        No_PP                                      0MPP                                                             35.28                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     306                        No_PP                                      0MPP                                                             50.95                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     307                        No_PP                                      0MPP                                                             46.11                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     308                        Prepay                                     36MPP                                                            53.81                        7/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20140601                                                          20140701                                     2.250                                                 6.000                                                  2.000
                     309                        Prepay                                     12MPP                                                            48.42                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     310                        No_PP                                      0MPP                                                             35.07                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     311                        No_PP                                      0MPP                                                             38.29                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     312                        Prepay                                     60MPP                                                            46.90                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     313                        No_PP                                      0MPP                                                             32.15                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     314                        Prepay                                     12MPP                                                            37.09                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     315                        No_PP                                      0MPP                                                             26.08                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     316                        Prepay                                     12MPP                                                            43.53                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     317                        No_PP                                      0MPP                                                             33.30                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     318                        Prepay                                     12MPP                                                            38.86                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     319                        No_PP                                      0MPP                                                             40.43                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     320                        Prepay                                     60MPP                                                            52.79                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     321                        No_PP                                      0MPP                                                             31.78                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     322                        No_PP                                      0MPP                                                             37.44                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     323                        No_PP                                      0MPP                                                             41.01                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     324                        Prepay                                     12MPP                                                            48.00                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     325                        Prepay                                     36MPP                                                            34.20                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     326                        No_PP                                      0MPP                                                             47.18                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     327                        Prepay                                     12MPP                                                            31.44                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     328                        Prepay                                     12MPP                                                            43.83                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     329                        Prepay                                     36MPP                                                            34.92                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     330                        No_PP                                      0MPP                                                             44.02                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     331                        No_PP                                      0MPP                                                             37.10                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     332                        Prepay                                     60MPP                                                            38.09                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     333                        Prepay                                     12MPP                                                            30.94                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     334                        Prepay                                     36MPP                                                            36.20                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     335                        No_PP                                      0MPP                                                             37.11                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     336                        Prepay                                     36MPP                                                            18.53                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     337                        No_PP                                      0MPP                                                             35.51                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     338                        No_PP                                      0MPP                                                             38.20                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     339                        No_PP                                      0MPP                                                             37.60                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     340                        Prepay                                     12MPP                                                            38.61                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     341                        Prepay                                     12MPP                                                            44.61                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     342                        No_PP                                      0MPP                                                             39.27                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     343                        No_PP                                      0MPP                                                             43.62                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     344                        No_PP                                      0MPP                                                             33.70                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140501                                                          20140601                                     2.250                                                 5.000                                                  2.000
                     345                        No_PP                                      0MPP                                                             49.12                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     346                        No_PP                                      0MPP                                                             52.70                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     347                        Prepay                                     12MPP                                                            46.05                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     348                        No_PP                                      0MPP                                                             42.47                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     349                        Prepay                                     12MPP                                                            42.44                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     350                        Prepay                                     60MPP                                                            39.15                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     351                        No_PP                                      0MPP                                                             28.56                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     352                        No_PP                                      0MPP                                                             42.74                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     353                        No_PP                                      0MPP                                                             36.51                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     354                        No_PP                                      0MPP                                                             47.40                        5/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     355                        No_PP                                      0MPP                                                             39.26                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     356                        No_PP                                      0MPP                                                             44.95                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     357                        Prepay                                     36MPP                                                            15.17                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     358                        Prepay                                     60MPP                                                            30.85                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     359                        No_PP                                      0MPP                                                             42.52                        5/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     360                        Prepay                                     60MPP                                                            43.22                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     361                        Prepay                                     12MPP                                                            37.71                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     362                        Prepay                                     12MPP                                                            32.75                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     363                        Prepay                                     60MPP                                                            45.92                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     364                        No_PP                                      0MPP                                                             24.46                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     365                        Prepay                                     12MPP                                                            48.12                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     366                        Prepay                                     60MPP                                                            48.64                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     367                        Prepay                                     36MPP                                                            20.12                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     368                        Prepay                                     12MPP                                                            40.28                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     369                        No_PP                                      0MPP                                                             48.70                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     370                        No_PP                                      0MPP                                                             43.07                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     371                        Prepay                                     12MPP                                                            41.45                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     372                        Prepay                                     12MPP                                                            53.58                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     373                        No_PP                                      0MPP                                                             41.15                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     374                        Prepay                                     60MPP                                                            35.46                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     375                        No_PP                                      0MPP                                                             34.67                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     376                        No_PP                                      0MPP                                                             19.26                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     377                        No_PP                                      0MPP                                                             44.85                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     378                        Prepay                                     12MPP                                                            43.80                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     379                        Prepay                                     12MPP                                                            46.52                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     380                        No_PP                                      0MPP                                                             43.84                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     381                        Prepay                                     36MPP                                                            46.26                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     382                        No_PP                                      0MPP                                                             32.57                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     383                        No_PP                                      0MPP                                                             23.30                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120401                                                          20120501                                     2.250                                                 5.000                                                  2.000
                     384                        No_PP                                      0MPP                                                             49.99                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     385                        No_PP                                      0MPP                                                             44.77                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140501                                                          20140601                                     2.250                                                 5.000                                                  2.000
                     386                        No_PP                                      0MPP                                                             50.92                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     387                        Prepay                                     36MPP                                                            45.07                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     388                        No_PP                                      0MPP                                                             45.18                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     389                        No_PP                                      0MPP                                                             34.60                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     390                        No_PP                                      0MPP                                                             47.98                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     391                        Prepay                                     12MPP                                                            43.68                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     392                        No_PP                                      0MPP                                                             53.72                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     393                        No_PP                                      0MPP                                                             40.45                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     394                        No_PP                                      0MPP                                                             47.93                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140501                                                          20140601                                     2.250                                                 5.000                                                  2.000
                     395                        No_PP                                      0MPP                                                             24.19                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     396                        No_PP                                      0MPP                                                             48.79                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120401                                                          20120501                                     2.250                                                 5.000                                                  2.000
                     397                        No_PP                                      0MPP                                                             48.21                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120401                                                          20120501                                     2.250                                                 5.000                                                  2.000
                     398                        No_PP                                      0MPP                                                             43.81                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     399                        No_PP                                      0MPP                                                             51.48                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     400                        No_PP                                      0MPP                                                             21.88                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     401                        No_PP                                      0MPP                                                             32.14                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     402                        No_PP                                      0MPP                                                             37.19                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     403                        Prepay                                     12MPP                                                            42.53                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     404                        No_PP                                      0MPP                                                             46.28                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     405                        No_PP                                      0MPP                                                             34.70                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     406                        Prepay                                     36MPP                                                            35.50                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     407                        No_PP                                      0MPP                                                             44.50                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     408                        Prepay                                     12MPP                                                            47.40                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     409                        Prepay                                     12MPP                                                            23.40                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     410                        Prepay                                     12MPP                                                            42.14                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     411                        Prepay                                     12MPP                                                            45.61                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     412                        No_PP                                      0MPP                                                             43.09                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     413                        No_PP                                      0MPP                                                             29.63                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140501                                                          20140601                                     2.250                                                 5.000                                                  2.000
                     414                        No_PP                                      0MPP                                                             30.07                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     415                        No_PP                                      0MPP                                                             31.52                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     416                        No_PP                                      0MPP                                                             43.19                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     417                        No_PP                                      0MPP                                                             36.40                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     418                        No_PP                                      0MPP                                                             49.30                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     419                        Prepay                                     12MPP                                                            51.73                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     420                        No_PP                                      0MPP                                                             33.30                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     421                        No_PP                                      0MPP                                                             14.65                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140501                                                          20140601                                     2.250                                                 5.000                                                  2.000
                     422                        Prepay                                     12MPP                                                            46.89                        7/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  1.000
                     423                        Prepay                                     4MPP                                                             13.12                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  1.000
                     424                        Prepay                                     12MPP                                                            41.64                        10/6LIBOR IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  1.000
                     425                        No_PP                                      0MPP                                                             40.01                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  1.000
                     426                        No_PP                                      0MPP                                                             43.39                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  1.000
                     427                        Prepay                                     4MPP                                                             20.28                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  1.000
                     428                        Prepay                                     24MPP                                                            35.05                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120701                                                          20120801                                     2.250                                                 5.000                                                  1.000
                     429                        Prepay                                     12MPP                                                            33.14                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     430                        No_PP                                      0MPP                                                             49.91                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     431                        Prepay                                     60MPP                                                            41.45                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     432                        No_PP                                      0MPP                                                             41.22                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     433                        Prepay                                     12MPP                                                            39.66                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     434                        No_PP                                      0MPP                                                             36.90                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     435                        No_PP                                      0MPP                                                             51.93                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     436                        Prepay                                     12MPP                                                            40.50                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     437                        Prepay                                     36MPP                                                            37.40                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     438                        No_PP                                      0MPP                                                             22.04                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     439                        Prepay                                     60MPP                                                            35.87                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     440                        Prepay                                     12MPP                                                            31.17                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     441                        No_PP                                      0MPP                                                             15.27                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     442                        No_PP                                      0MPP                                                             22.96                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     443                        No_PP                                      0MPP                                                             38.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     444                        Prepay                                     60MPP                                                            42.33                        10/1CMT                                                                0                        1 YR CMT                                                              12                                            12                                                             20170701                                                          20170801                                     2.750                                                 5.000                                                  2.000
                     445                        Prepay                                     12MPP                                                            30.11                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     446                        Prepay                                     36MPP                                                            52.76                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     447                        No_PP                                      0MPP                                                             40.72                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     448                        Prepay                                     12MPP                                                            43.01                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     449                        No_PP                                      0MPP                                                             42.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     450                        Prepay                                     4MPP                                                             44.67                        7/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20140901                                                          20141001                                     2.250                                                 5.000                                                  1.000
                     451                        Prepay                                     36MPP                                                            38.17                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     452                        Prepay                                     36MPP                                                            41.05                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120901                                                          20121001                                     2.250                                                 5.000                                                  1.000
                     453                        Prepay                                     36MPP                                                            37.92                        7/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  1.000
                     454                        Prepay                                     24MPP                                                            38.50                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     455                        No_PP                                      0MPP                                                             25.01                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     456                        Prepay                                     12MPP                                                            37.60                        10/6LIBOR IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20170801                                                          20170901                                     2.250                                                 5.000                                                  1.000
                     457                        No_PP                                      0MPP                                                             49.95                        7/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20140801                                                          20140901                                     2.250                                                 5.000                                                  1.000
                     458                        No_PP                                      0MPP                                                             54.20                        5/1CMT                                                                 0                        1 YR CMT                                                              12                                            12                                                             20111101                                                          20111201                                     2.750                                                 5.000                                                  2.000
                     459                        No_PP                                      0MPP                                                             40.50                        5/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     460                        No_PP                                      0MPP                                                             35.80                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     461                        No_PP                                      0MPP                                                             36.00                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     462                        No_PP                                      0MPP                                                             33.20                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     463                        No_PP                                      0MPP                                                             19.40                        5/1CMT                                                                 0                        1 YR CMT                                                              12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     464                        No_PP                                      0MPP                                                             42.10                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     465                        Prepay                                     24MPP                                                            48.14                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     466                        No_PP                                      0MPP                                                             49.98                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     467                        Prepay                                     36MPP                                                            45.79                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     468                        Prepay                                     36MPP                                                            36.04                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     469                        No_PP                                      0MPP                                                             33.96                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     470                        Prepay                                     12MPP                                                            43.17                        7/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20140901                                                          20141001                                     2.250                                                 5.000                                                  1.000
                     471                        Prepay                                     36MPP                                                            41.71                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     472                        Prepay                                     12MPP                                                            47.93                        5/6LIBOR  IO                                                         120                        6 Mo Libor                                                             6                                             6                                                             20120801                                                          20120901                                     2.250                                                 5.000                                                  1.000
                     473                        No_PP                                      0MPP                                                             54.77                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     474                        No_PP                                      0MPP                                                             38.49                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     475                        No_PP                                      0MPP                                                             23.56                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     476                        No_PP                                      0MPP                                                             49.89                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     477                        No_PP                                      0MPP                                                             43.86                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     478                        Prepay                                     12MPP                                                            46.45                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     479                        No_PP                                      0MPP                                                             49.07                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     480                        Prepay                                     12MPP                                                            44.57                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     481                        Prepay                                     60MPP                                                            32.82                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     482                        No_PP                                      0MPP                                                             31.12                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     483                        No_PP                                      0MPP                                                             51.89                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     484                        Prepay                                     36MPP                                                            48.36                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     485                        No_PP                                      0MPP                                                             42.64                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     486                        No_PP                                      0MPP                                                             27.60                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     487                        No_PP                                      0MPP                                                             50.89                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     488                        Prepay                                     60MPP                                                            54.45                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     489                        No_PP                                      0MPP                                                             43.49                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     490                        No_PP                                      0MPP                                                             23.20                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     491                        Prepay                                     36MPP                                                            36.10                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     492                        Prepay                                     12MPP                                                             5.79                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     493                        Prepay                                     12MPP                                                            29.12                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     494                        Prepay                                     12MPP                                                            32.32                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     495                        No_PP                                      0MPP                                                             23.19                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     496                        Prepay                                     12MPP                                                            47.37                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     497                        Prepay                                     12MPP                                                            37.40                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     498                        No_PP                                      0MPP                                                             47.43                        5/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     499                        No_PP                                      0MPP                                                             41.90                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     500                        Prepay                                     12MPP                                                            45.91                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     501                        No_PP                                      0MPP                                                             30.37                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     502                        Prepay                                     12MPP                                                            37.98                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     503                        No_PP                                      0MPP                                                             41.78                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     504                        No_PP                                      0MPP                                                             44.62                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170201                                                          20170301                                     2.250                                                 5.000                                                  2.000
                     505                        No_PP                                      0MPP                                                             22.46                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170401                                                          20170501                                     2.250                                                 5.000                                                  2.000
                     506                        No_PP                                      0MPP                                                             43.20                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     507                        Prepay                                     60MPP                                                            25.97                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170201                                                          20170301                                     2.250                                                 5.000                                                  2.000
                     508                        Prepay                                     12MPP                                                            45.80                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     509                        No_PP                                      0MPP                                                             42.11                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     510                        No_PP                                      0MPP                                                             37.59                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     511                        No_PP                                      0MPP                                                             39.90                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     512                        No_PP                                      0MPP                                                             40.40                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     513                        Prepay                                     36MPP                                                            44.48                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     514                        No_PP                                      0MPP                                                             42.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     515                        No_PP                                      0MPP                                                             14.09                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     516                        No_PP                                      0MPP                                                             31.56                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140401                                                          20140501                                     2.250                                                 5.000                                                  2.000
                     517                        No_PP                                      0MPP                                                             47.81                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     518                        No_PP                                      0MPP                                                             49.61                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     519                        No_PP                                      0MPP                                                             41.19                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     520                        No_PP                                      0MPP                                                             35.00                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140501                                                          20140601                                     2.250                                                 5.000                                                  2.000
                     521                        No_PP                                      0MPP                                                             16.70                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     522                        No_PP                                      0MPP                                                             37.98                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     523                        Prepay                                     12MPP                                                            30.91                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     524                        No_PP                                      0MPP                                                             31.34                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     525                        Prepay                                     60MPP                                                             9.83                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     526                        No_PP                                      0MPP                                                             44.78                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     527                        Prepay                                     12MPP                                                            34.78                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     528                        Prepay                                     12MPP                                                            39.19                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     529                        No_PP                                      0MPP                                                             42.34                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     530                        Prepay                                     36MPP                                                            37.10                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     531                        Prepay                                     12MPP                                                            36.31                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     532                        Prepay                                     12MPP                                                            23.84                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     533                        No_PP                                      0MPP                                                             17.36                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     534                        No_PP                                      0MPP                                                             25.94                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     535                        No_PP                                      0MPP                                                             40.59                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     536                        No_PP                                      0MPP                                                             35.84                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170501                                                          20170601                                     2.250                                                 5.000                                                  2.000
                     537                        No_PP                                      0MPP                                                             35.81                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     538                        Prepay                                     60MPP                                                            44.70                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     539                        No_PP                                      0MPP                                                             36.82                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     540                        Prepay                                     12MPP                                                            40.75                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     541                        Prepay                                     12MPP                                                            49.48                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     542                        No_PP                                      0MPP                                                             30.47                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     543                        Prepay                                     12MPP                                                            47.68                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     544                        No_PP                                      0MPP                                                             38.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     545                        Prepay                                     12MPP                                                            36.90                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     546                        Prepay                                     60MPP                                                            30.78                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     547                        Prepay                                     60MPP                                                            47.14                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     548                        No_PP                                      0MPP                                                             36.50                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     549                        No_PP                                      0MPP                                                             33.71                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     550                        No_PP                                      0MPP                                                             37.49                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     551                        No_PP                                      0MPP                                                             31.40                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     552                        Prepay                                     12MPP                                                            44.07                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     553                        Prepay                                     60MPP                                                            51.81                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     554                        Prepay                                     60MPP                                                            49.87                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     555                        Prepay                                     36MPP                                                            27.65                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     556                        No_PP                                      0MPP                                                             30.05                        10/1CMT                                                                0                        1 YR CMT                                                              12                                            12                                                             20170601                                                          20170701                                     2.750                                                 5.000                                                  2.000
                     557                        Prepay                                     12MPP                                                            40.52                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     558                        Prepay                                     60MPP                                                            41.15                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     559                        Prepay                                     12MPP                                                            25.86                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     560                        Prepay                                     36MPP                                                            43.20                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     561                        Prepay                                     36MPP                                                            35.45                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     562                        No_PP                                      0MPP                                                             52.60                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     563                        Prepay                                     12MPP                                                            25.85                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     564                        No_PP                                      0MPP                                                             45.10                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     565                        No_PP                                      0MPP                                                             37.02                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     566                        Prepay                                     12MPP                                                            47.36                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     567                        No_PP                                      0MPP                                                             41.10                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     568                        Prepay                                     60MPP                                                            39.39                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     569                        Prepay                                     12MPP                                                            43.98                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     570                        No_PP                                      0MPP                                                             44.41                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     571                        Prepay                                     12MPP                                                            39.71                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     572                        Prepay                                     36MPP                                                            42.83                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     573                        No_PP                                      0MPP                                                             46.72                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     574                        No_PP                                      0MPP                                                             22.55                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     575                        No_PP                                      0MPP                                                             32.64                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     576                        No_PP                                      0MPP                                                             43.77                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     577                        Prepay                                     12MPP                                                            42.19                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     578                        No_PP                                      0MPP                                                             45.13                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     579                        No_PP                                      0MPP                                                             40.27                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     580                        No_PP                                      0MPP                                                             44.48                        5/1LIBOR  IO                                                          60                        1 YR Libor                                                            12                                            12                                                             20120601                                                          20120701                                     2.250                                                 5.000                                                  2.000
                     581                        No_PP                                      0MPP                                                             35.89                        5/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20120501                                                          20120601                                     2.250                                                 5.000                                                  2.000
                     582                        No_PP                                      0MPP                                                             43.16                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140301                                                          20140401                                     2.250                                                 5.000                                                  2.000
                     583                        No_PP                                      0MPP                                                             21.30                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     584                        No_PP                                      0MPP                                                             42.07                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     585                        No_PP                                      0MPP                                                             41.60                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     586                        Prepay                                     12MPP                                                            28.47                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     587                        No_PP                                      0MPP                                                             27.79                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     588                        Prepay                                     12MPP                                                            32.17                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     589                        No_PP                                      0MPP                                                             49.34                        10/1LIBOR                                                              0                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     590                        No_PP                                      0MPP                                                             19.69                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     591                        Prepay                                     12MPP                                                            40.15                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     592                        No_PP                                      0MPP                                                             33.20                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     593                        No_PP                                      0MPP                                                             38.89                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     594                        No_PP                                      0MPP                                                             51.00                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     595                        No_PP                                      0MPP                                                             40.07                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     596                        Prepay                                     12MPP                                                            35.63                        7/1LIBOR                                                               0                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000
                     597                        No_PP                                      0MPP                                                             46.38                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     598                        No_PP                                      0MPP                                                             48.06                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     599                        No_PP                                      0MPP                                                             31.46                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     600                        Prepay                                     12MPP                                                            33.26                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     601                        Prepay                                     12MPP                                                            38.72                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     602                        No_PP                                      0MPP                                                             39.98                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     603                        No_PP                                      0MPP                                                             48.42                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     604                        Prepay                                     12MPP                                                            28.96                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     605                        Prepay                                     60MPP                                                            27.44                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     606                        No_PP                                      0MPP                                                             47.74                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     607                        Prepay                                     36MPP                                                            43.71                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     608                        Prepay                                     60MPP                                                            52.60                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     609                        No_PP                                      0MPP                                                             26.50                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     610                        Prepay                                     36MPP                                                            37.23                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     611                        No_PP                                      0MPP                                                             46.00                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     612                        Prepay                                     12MPP                                                            25.47                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     613                        Prepay                                     36MPP                                                            41.08                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     614                        Prepay                                     12MPP                                                            36.35                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     615                        No_PP                                      0MPP                                                             37.14                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     616                        Prepay                                     36MPP                                                            50.23                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     617                        No_PP                                      0MPP                                                             27.01                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     618                        Prepay                                     36MPP                                                            45.72                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170601                                                          20170701                                     2.250                                                 5.000                                                  2.000
                     619                        No_PP                                      0MPP                                                             36.81                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     620                        No_PP                                      0MPP                                                             29.60                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     621                        No_PP                                      0MPP                                                             48.16                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     622                        No_PP                                      0MPP                                                             40.44                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     623                        Prepay                                     60MPP                                                            39.00                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     624                        Prepay                                     12MPP                                                            43.66                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     625                        Prepay                                     60MPP                                                            21.80                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     626                        No_PP                                      0MPP                                                             40.62                        10/1LIBOR IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20170701                                                          20170801                                     2.250                                                 5.000                                                  2.000
                     627                        No_PP                                      0MPP                                                             37.10                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     628                        Prepay                                     36MPP                                                            25.63                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     629                        No_PP                                      0MPP                                                             38.07                        7/1LIBOR  IO                                                          84                        1 YR Libor                                                            12                                            12                                                             20140601                                                          20140701                                     2.250                                                 5.000                                                  2.000
                     630                        No_PP                                      0MPP                                                             38.74                        7/1LIBOR  IO                                                         120                        1 YR Libor                                                            12                                            12                                                             20140701                                                          20140801                                     2.250                                                 5.000                                                  2.000

                LOAN_SEQ                                             GROSS_LIFE_CAP                                      MAX_RATE                                     MIN_RATE                                           ROUNDING_PCT                                        FICO_SCORE                        FRGN_NAT                                      DOCTYPE                                                         LOAN_PURP                                                 OCCTYPE                                                 PROPTYPE                                                        UNITS                       ASSUMABLE                                                  ROLL                                 AGE
                --------                                             --------------                                      --------                                     --------                                           ------------                                        ----------                        --------                                      -------                                                         ---------                                                 -------                                                 --------                                                        -----                       ---------                                                  ----                                 ---
                       1                                                      5.000                                        11.625                                        2.060                                                  0.125                                               728                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                       2                                                      5.000                                        11.375                                        2.060                                                  0.125                                               774                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                       3                                                      5.000                                        11.625                                        2.060                                                  0.125                                               704                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     121                                   0
                       4                                                      5.000                                        11.250                                        2.060                                                  0.125                                               764                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                       5                                                      5.000                                        11.000                                        2.060                                                  0.125                                               734                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                       6                                                      5.000                                        11.000                                        2.060                                                  0.125                                               792                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                       7                                                      5.000                                        11.000                                        2.060                                                  0.125                                               688                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                       8                                                      5.000                                        11.375                                        2.060                                                  0.125                                               795                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                       9                                                      5.000                                        11.250                                        2.060                                                  0.125                                               670                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      10                                                      5.000                                        12.875                                        2.060                                                  0.125                                               668                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     119                                   1
                      11                                                      5.000                                        11.250                                        2.060                                                  0.125                                               660                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      12                                                      5.000                                        10.625                                        2.060                                                  0.125                                               667                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      57                                   3
                      13                                                      5.000                                        11.375                                        2.060                                                  0.125                                               702                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                      14                                                      5.000                                        11.125                                        2.060                                                  0.125                                               798                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     117                                   3
                      15                                                      5.000                                        11.000                                        2.060                                                  0.125                                               810                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                      16                                                      5.000                                        11.750                                        2.060                                                  0.125                                               709                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                      17                                                      5.000                                        11.375                                        2.060                                                  0.125                                               800                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       With Consent                                                 82                                   2
                      18                                                      5.000                                        11.500                                        2.060                                                  0.125                                               673                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                      19                                                      5.000                                        11.750                                        2.060                                                  0.125                                               718                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       Unknown                                                      82                                   2
                      20                                                      5.000                                        11.125                                        2.060                                                  0.125                                               758                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      21                                                      5.000                                        10.125                                        2.060                                                  0.125                                               671                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                      22                                                      5.000                                        11.875                                        2.060                                                  0.125                                               814                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                      23                                                      5.000                                        11.500                                        2.060                                                  0.125                                               755                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      24                                                      5.000                                        11.750                                        2.060                                                  0.125                                               784                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      25                                                      5.000                                        11.750                                        2.060                                                  0.125                                               705                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                      26                                                      5.000                                        11.750                                        2.060                                                  0.125                                               757                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      27                                                      5.000                                        11.750                                        2.060                                                  0.125                                               726                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      28                                                      5.000                                        11.875                                        2.060                                                  0.125                                               660                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      29                                                      5.000                                        11.125                                        2.060                                                  0.125                                               732                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      30                                                      5.000                                        11.500                                        2.060                                                  0.125                                               697                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      31                                                      5.000                                        11.625                                        2.060                                                  0.125                                               774                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      32                                                      5.000                                        11.625                                        2.060                                                  0.125                                               684                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                      33                                                      5.000                                        11.875                                        2.060                                                  0.125                                               755                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      34                                                      5.000                                        11.625                                        2.060                                                  0.125                                               711                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      35                                                      5.000                                        12.875                                        2.060                                                  0.125                                               688                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      36                                                      5.000                                        11.875                                        2.060                                                  0.125                                               704                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      37                                                      5.000                                        12.375                                        2.060                                                  0.125                                               675                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     120                                   0
                      38                                                      5.000                                        11.500                                        2.060                                                  0.125                                               756                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      39                                                      5.000                                        11.625                                        2.060                                                  0.125                                               713                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      40                                                      5.000                                        11.875                                        2.060                                                  0.125                                               716                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      41                                                      5.000                                        11.500                                        2.060                                                  0.125                                               664                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      42                                                      5.000                                        11.375                                        2.060                                                  0.125                                               720                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      43                                                      5.000                                        11.750                                        2.060                                                  0.125                                               679                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      44                                                      5.000                                        11.500                                        2.060                                                  0.125                                               728                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      45                                                      5.000                                        11.625                                        2.060                                                  0.125                                               687                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      46                                                      5.000                                        11.250                                        2.060                                                  0.125                                               752                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      47                                                      5.000                                        11.500                                        2.060                                                  0.125                                               779                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      48                                                      5.000                                        11.750                                        2.060                                                  0.125                                               807                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      49                                                      5.000                                        11.750                                        2.060                                                  0.125                                               740                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                      50                                                      5.000                                        11.500                                        2.060                                                  0.125                                               776                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      51                                                      5.000                                        11.500                                        2.060                                                  0.125                                               666                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          2-4 Family                                                          2                       Unknown                                                     120                                   0
                      52                                                      5.000                                        12.000                                        2.060                                                  0.125                                               720                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      53                                                      5.000                                        11.125                                        2.060                                                  0.125                                               801                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      54                                                      5.000                                        12.250                                        2.060                                                  0.125                                               768                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      55                                                      5.000                                        11.375                                        2.060                                                  0.125                                               769                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     120                                   0
                      56                                                      5.000                                        11.625                                        2.060                                                  0.125                                               716                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     121                                   0
                      57                                                      5.000                                         9.875                                        2.060                                                  0.125                                               719                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       With Consent                                                 56                                   4
                      58                                                      5.000                                        11.000                                        2.060                                                  0.125                                               746                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                      59                                                      5.000                                        11.750                                        2.060                                                  0.125                                               719                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                      60                                                      5.000                                        11.750                                        2.060                                                  0.125                                               792                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                      61                                                      5.000                                        11.625                                        2.060                                                  0.125                                               776                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      62                                                      5.000                                        12.000                                        2.060                                                  0.125                                               791                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      63                                                      5.000                                        12.000                                        2.060                                                  0.125                                               745                        N                                             Preferred                                                       Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                     120                                   0
                      64                                                      5.000                                        11.500                                        2.060                                                  0.125                                               800                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      65                                                      5.000                                        11.750                                        2.060                                                  0.125                                               752                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     120                                   0
                      66                                                      5.000                                        11.500                                        2.060                                                  0.125                                               710                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      67                                                      5.000                                        11.750                                        2.060                                                  0.125                                               782                        N                                             Streamline                                                      Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      68                                                      5.000                                        12.250                                        2.060                                                  0.125                                               709                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      69                                                      5.000                                        11.750                                        2.060                                                  0.125                                               782                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     120                                   0
                      70                                                      5.000                                        12.375                                        2.060                                                  0.125                                               700                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      71                                                      5.000                                        11.375                                        2.060                                                  0.125                                               769                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      72                                                      5.000                                        11.750                                        2.060                                                  0.125                                               713                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      73                                                      5.000                                        11.500                                        2.060                                                  0.125                                               770                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      74                                                      5.000                                        11.500                                        2.060                                                  0.125                                               766                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      75                                                      5.000                                        11.875                                        2.060                                                  0.125                                               752                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      76                                                      5.000                                        11.625                                        2.060                                                  0.125                                               699                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      77                                                      5.000                                        12.000                                        2.060                                                  0.125                                               739                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      78                                                      5.000                                        11.625                                        2.060                                                  0.125                                               715                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      79                                                      5.000                                        11.250                                        2.060                                                  0.125                                               706                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      80                                                      5.000                                        12.125                                        2.060                                                  0.125                                               690                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                      81                                                      5.000                                        11.750                                        2.060                                                  0.125                                               758                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      82                                                      5.000                                        11.875                                        2.060                                                  0.125                                               792                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      83                                                      5.000                                        11.875                                        2.060                                                  0.125                                               694                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      84                                                      5.000                                        11.750                                        2.060                                                  0.125                                               804                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     120                                   0
                      85                                                      5.000                                        11.625                                        2.060                                                  0.125                                               806                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          CO-OP                                                               1                       Unknown                                                     121                                   0
                      86                                                      5.000                                        10.875                                        2.060                                                  0.125                                               805                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      87                                                      5.000                                        12.375                                        2.060                                                  0.125                                               754                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      88                                                      5.000                                        11.250                                        2.060                                                  0.125                                               742                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      89                                                      5.000                                        10.875                                        2.060                                                  0.125                                               683                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      90                                                      5.000                                        12.125                                        2.060                                                  0.125                                               702                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                      91                                                      5.000                                        11.500                                        2.060                                                  0.125                                               767                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      92                                                      5.000                                        12.000                                        2.060                                                  0.125                                               666                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                      93                                                      5.000                                        11.500                                        2.060                                                  0.125                                               751                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      94                                                      5.000                                        11.750                                        2.060                                                  0.125                                               798                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      95                                                      5.000                                        11.500                                        2.060                                                  0.125                                               739                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      96                                                      5.000                                        11.750                                        2.060                                                  0.125                                               757                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                      97                                                      5.000                                        11.750                                        2.060                                                  0.125                                               793                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      98                                                      5.000                                        11.750                                        2.060                                                  0.125                                               783                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                      99                                                      5.000                                        11.500                                        2.060                                                  0.125                                               750                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     100                                                      5.000                                        11.625                                        2.060                                                  0.125                                               787                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     101                                                      5.000                                        11.500                                        2.060                                                  0.125                                               760                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     102                                                      5.000                                        11.875                                        2.060                                                  0.125                                               751                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     103                                                      5.000                                        11.125                                        2.060                                                  0.125                                               685                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     104                                                      5.000                                        11.250                                        2.060                                                  0.125                                               698                        Y                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       No                                                           84                                   0
                     105                                                      5.000                                        11.375                                        2.060                                                  0.125                                               784                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     106                                                      5.000                                        11.875                                        2.060                                                  0.125                                               709                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     107                                                      5.000                                        11.750                                        2.060                                                  0.125                                               700                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     108                                                      5.000                                        11.875                                        2.060                                                  0.125                                               779                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     109                                                      5.000                                        11.375                                        2.060                                                  0.125                                               704                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      84                                   0
                     110                                                      5.000                                        11.625                                        2.060                                                  0.125                                               768                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     111                                                      5.000                                        11.750                                        2.060                                                  0.125                                               774                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     112                                                      5.000                                        12.500                                        2.060                                                  0.125                                               750                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     113                                                      5.000                                        11.000                                        2.060                                                  0.125                                               763                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     114                                                      5.000                                        11.250                                        2.060                                                  0.125                                               740                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     115                                                      5.000                                        11.750                                        2.060                                                  0.125                                               784                        Y                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       No                                                           84                                   0
                     116                                                      5.000                                        11.125                                        2.060                                                  0.125                                               805                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     117                                                      5.000                                        11.875                                        2.060                                                  0.125                                               727                        N                                             Preferred                                                       Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                      84                                   0
                     118                                                      5.000                                        11.250                                        2.060                                                  0.125                                               787                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     119                                                      5.000                                        11.000                                        2.060                                                  0.125                                               693                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     120                                                      5.000                                        11.125                                        2.060                                                  0.125                                               804                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     121                                                      5.000                                        10.875                                        2.060                                                  0.125                                               776                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     122                                                      5.000                                        11.250                                        2.060                                                  0.125                                               771                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     123                                                      5.000                                        11.375                                        2.060                                                  0.125                                               763                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     124                                                      5.000                                        11.750                                        2.060                                                  0.125                                               701                        Y                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           83                                   1
                     125                                                      5.000                                        11.125                                        2.060                                                  0.125                                               757                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                      84                                   0
                     126                                                      5.000                                        12.375                                        2.060                                                  0.125                                               733                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      84                                   0
                     127                                                      5.000                                        13.750                                        2.060                                                  0.125                                               673                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     128                                                      5.000                                        11.125                                        2.060                                                  0.125                                               736                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     129                                                      5.000                                        11.250                                        2.060                                                  0.125                                               718                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     130                                                      5.000                                        11.625                                        2.060                                                  0.125                                               706                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     131                                                      5.000                                        11.500                                        2.060                                                  0.125                                               787                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     132                                                      5.000                                        12.375                                        2.060                                                  0.125                                               767                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     133                                                      5.000                                        10.000                                        2.060                                                  0.125                                               753                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     134                                                      5.000                                        11.750                                        2.060                                                  0.125                                               808                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     135                                                      5.000                                        10.125                                        2.060                                                  0.125                                               704                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     136                                                      5.000                                        11.500                                        2.060                                                  0.125                                               756                        Y                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       No                                                           84                                   0
                     137                                                      5.000                                        11.125                                        2.060                                                  0.125                                               693                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     138                                                      5.000                                        11.250                                        2.060                                                  0.125                                               806                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     139                                                      5.000                                        11.125                                        2.060                                                  0.125                                               739                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           83                                   1
                     140                                                      5.000                                        11.500                                        2.060                                                  0.125                                               777                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     141                                                      5.000                                        11.750                                        2.060                                                  0.125                                               690                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     142                                                      5.000                                        10.625                                        2.060                                                  0.125                                               707                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     143                                                      5.000                                        10.250                                        2.060                                                  0.125                                               712                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     144                                                      5.000                                        10.875                                        2.060                                                  0.125                                               778                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     145                                                      5.000                                        11.750                                        2.060                                                  0.125                                               742                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      84                                   0
                     146                                                      5.000                                        11.250                                        2.060                                                  0.125                                               765                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     147                                                      5.000                                        10.625                                        2.060                                                  0.125                                               789                        Y                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           83                                   1
                     148                                                      5.000                                        11.125                                        2.060                                                  0.125                                               682                        Y                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       No                                                           84                                   0
                     149                                                      5.000                                        10.625                                        2.060                                                  0.125                                               708                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     150                                                      5.000                                        11.875                                        2.060                                                  0.125                                               825                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                      84                                   0
                     151                                                      5.000                                        12.000                                        2.060                                                  0.125                                               690                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     152                                                      5.000                                        11.125                                        2.060                                                  0.125                                               763                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      84                                   0
                     153                                                      5.000                                        11.125                                        2.060                                                  0.125                                               730                        Y                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       No                                                           83                                   1
                     154                                                      5.000                                        11.500                                        2.060                                                  0.125                                               790                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     155                                                      5.000                                        11.250                                        2.060                                                  0.125                                               777                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     156                                                      5.000                                        12.625                                        2.060                                                  0.125                                               685                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      84                                   0
                     157                                                      5.000                                        12.625                                        2.060                                                  0.125                                               718                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     158                                                      5.000                                        11.375                                        2.060                                                  0.125                                               747                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     159                                                      5.000                                        11.500                                        2.060                                                  0.125                                               703                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     160                                                      5.000                                        11.250                                        2.060                                                  0.125                                               758                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      85                                   0
                     161                                                      5.000                                        11.625                                        2.060                                                  0.125                                               754                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                      84                                   0
                     162                                                      5.000                                        11.500                                        2.060                                                  0.125                                               741                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     163                                                      5.000                                        11.375                                        2.060                                                  0.125                                               784                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     164                                                      5.000                                        10.000                                        2.060                                                  0.125                                               757                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      57                                   3
                     165                                                      5.000                                         9.875                                        2.060                                                  0.125                                               668                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      56                                   4
                     166                                                      5.000                                        11.250                                        2.060                                                  0.125                                               715                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     167                                                      5.000                                        10.500                                        2.060                                                  0.125                                               780                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      56                                   4
                     168                                                      5.000                                        11.375                                        1.860                                                  0.125                                               740                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     169                                                      5.000                                        11.375                                        1.860                                                  0.125                                               728                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Single Family                                                       1                       No                                                           60                                   0
                     170                                                      5.000                                        11.250                                        2.060                                                  0.125                                               787                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     121                                   0
                     171                                                      5.000                                        11.375                                        2.060                                                  0.125                                               731                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     172                                                      5.000                                        11.250                                        2.060                                                  0.125                                               735                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     173                                                      5.000                                        11.875                                        2.060                                                  0.125                                               665                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     174                                                      5.000                                        11.000                                        2.060                                                  0.125                                               702                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                     175                                                      5.000                                        11.375                                        2.060                                                  0.125                                               712                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     176                                                      5.000                                        10.750                                        2.060                                                  0.125                                               704                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     177                                                      5.000                                        11.875                                        2.060                                                  0.125                                               708                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     178                                                      5.000                                        12.625                                        2.060                                                  0.125                                               756                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     179                                                      5.000                                        12.000                                        2.060                                                  0.125                                               737                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     180                                                      5.000                                        12.125                                        2.060                                                  0.125                                               674                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Condominium                                                         1                       Unknown                                                     120                                   0
                     181                                                      5.000                                        11.750                                        2.060                                                  0.125                                               762                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     182                                                      5.000                                        11.875                                        2.060                                                  0.125                                               731                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     121                                   0
                     183                                                      5.000                                        11.125                                        2.060                                                  0.125                                               742                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     184                                                      5.000                                        11.250                                        2.060                                                  0.125                                               784                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     185                                                      5.000                                        11.625                                        2.060                                                  0.125                                               753                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     186                                                      5.000                                        11.875                                        2.060                                                  0.125                                               799                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     187                                                      5.000                                        11.750                                        2.195                                                  0.125                                               660                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     188                                                      5.000                                        12.000                                        2.060                                                  0.125                                               726                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     189                                                      5.000                                        11.750                                        2.060                                                  0.125                                               798                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     120                                   0
                     190                                                      5.000                                        11.750                                        2.060                                                  0.125                                               754                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     120                                   0
                     191                                                      5.000                                        11.625                                        2.060                                                  0.125                                               716                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     192                                                      5.000                                        12.000                                        2.060                                                  0.125                                               762                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     193                                                      5.000                                        11.750                                        2.060                                                  0.125                                               756                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     194                                                      5.000                                        11.750                                        2.060                                                  0.125                                               709                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     195                                                      5.000                                        11.875                                        2.060                                                  0.125                                               702                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     196                                                      5.000                                        10.500                                        2.060                                                  0.125                                               756                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                     120                                   0
                     197                                                      5.000                                        11.625                                        2.060                                                  0.125                                               696                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     198                                                      5.000                                        11.250                                        1.860                                                  0.125                                               732                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       No                                                           61                                   0
                     199                                                      5.000                                        11.875                                        2.060                                                  0.125                                               703                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     200                                                      5.000                                        11.875                                        2.060                                                  0.125                                               773                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     121                                   0
                     201                                                      5.000                                        11.625                                        2.060                                                  0.125                                               742                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     120                                   0
                     202                                                      5.000                                        12.250                                        2.060                                                  0.125                                               723                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     121                                   0
                     203                                                      5.000                                        11.875                                        2.060                                                  0.125                                               710                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     121                                   0
                     204                                                      5.000                                        11.625                                        2.060                                                  0.125                                               768                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          CO-OP                                                               1                       Unknown                                                     120                                   0
                     205                                                      5.000                                        11.000                                        2.060                                                  0.125                                               798                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     206                                                      5.000                                        11.750                                        2.060                                                  0.125                                               758                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     120                                   0
                     207                                                      5.000                                        11.625                                        2.060                                                  0.125                                               718                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     120                                   0
                     208                                                      5.000                                        12.000                                        2.060                                                  0.125                                               767                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     121                                   0
                     209                                                      5.000                                        10.750                                        1.860                                                  0.125                                               728                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       With Consent                                                 58                                   2
                     210                                                      5.000                                        10.625                                        1.860                                                  0.125                                               727                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     211                                                      5.000                                        11.750                                        1.860                                                  0.125                                               660                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     212                                                      5.000                                        11.250                                        1.860                                                  0.125                                               697                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           58                                   2
                     213                                                      5.000                                        11.500                                        1.860                                                  0.125                                               694                        N                                             Stated Income                                                   Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       With Consent                                                 58                                   2
                     214                                                      5.000                                        11.625                                        1.860                                                  0.125                                               721                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       With Consent                                                 58                                   2
                     215                                                      5.000                                        10.875                                        1.860                                                  0.125                                               759                        N                                             Stated Income                                                   Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     216                                                      5.000                                        11.000                                        1.860                                                  0.125                                               783                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     217                                                      5.000                                        10.750                                        1.860                                                  0.125                                               772                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       With Consent                                                 58                                   2
                     218                                                      5.000                                        11.500                                        1.860                                                  0.125                                               714                        N                                             Stated Income                                                   Rate/Term Refinance                                       Second Home                                             Single Family                                                       1                       No                                                           58                                   2
                     219                                                      5.000                                        11.250                                        1.860                                                  0.125                                               687                        N                                             Stated Income                                                   Purchase                                                  Second Home                                             Single Family                                                       1                       With Consent                                                 58                                   2
                     220                                                      5.000                                        12.125                                        1.860                                                  0.125                                               714                        N                                             Stated Income                                                   Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Yes                                                          59                                   1
                     221                                                      5.000                                        12.125                                        2.360                                                  0.125                                               701                        N                                             Stated Income                                                   Purchase                                                  Owner Occupied                                          2-4 Family                                                          2                       Yes                                                          59                                   1
                     222                                                      5.000                                        11.000                                        2.060                                                  0.125                                               785                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     223                                                      5.000                                        11.125                                        2.060                                                  0.125                                               666                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     224                                                      5.000                                        11.500                                        2.060                                                  0.125                                               705                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                      83                                   1
                     225                                                      5.000                                        12.000                                        2.060                                                  0.125                                               728                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     226                                                      5.000                                        10.250                                        2.060                                                  0.125                                               773                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     227                                                      5.000                                        10.250                                        2.060                                                  0.125                                               780                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     228                                                      5.000                                        11.625                                        2.060                                                  0.125                                               744                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     229                                                      5.000                                        11.750                                        2.060                                                  0.125                                               675                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     230                                                      5.000                                        11.375                                        2.060                                                  0.125                                               698                        Y                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           83                                   1
                     231                                                      5.000                                        11.375                                        2.060                                                  0.125                                               755                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     232                                                      5.000                                        11.875                                        2.060                                                  0.125                                               716                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     233                                                      5.000                                        11.500                                        2.060                                                  0.125                                               713                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      83                                   1
                     234                                                      5.000                                        11.500                                        2.060                                                  0.125                                               746                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     235                                                      5.000                                        10.625                                        2.060                                                  0.125                                               763                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     236                                                      5.000                                        11.375                                        2.060                                                  0.125                                               746                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     237                                                      5.000                                        10.750                                        2.060                                                  0.125                                               795                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      79                                   5
                     238                                                      5.000                                        11.750                                        2.060                                                  0.125                                               753                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     239                                                      5.000                                        11.625                                        2.060                                                  0.125                                               801                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     240                                                      5.000                                        10.750                                        2.060                                                  0.125                                               770                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Second Home                                             Single Family                                                       1                       Unknown                                                      83                                   1
                     241                                                      5.000                                        11.375                                        2.060                                                  0.125                                               804                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     242                                                      5.000                                        10.125                                        2.060                                                  0.125                                               724                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      84                                   0
                     243                                                      5.000                                        11.250                                        2.060                                                  0.125                                               804                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      84                                   0
                     244                                                      5.000                                        10.875                                        2.060                                                  0.125                                               751                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      81                                   3
                     245                                                      5.000                                        11.125                                        2.060                                                  0.125                                               797                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     246                                                      5.000                                        11.250                                        2.060                                                  0.125                                               710                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     247                                                      5.000                                        10.750                                        2.060                                                  0.125                                               764                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     248                                                      5.000                                        11.250                                        2.060                                                  0.125                                               689                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     249                                                      5.000                                        10.750                                        2.060                                                  0.125                                               796                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     250                                                      5.000                                        11.500                                        2.060                                                  0.125                                               814                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     118                                   2
                     251                                                      5.000                                        11.500                                        2.060                                                  0.125                                               753                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                 82                                   2
                     252                                                      5.000                                        11.875                                        2.060                                                  0.125                                               709                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     253                                                      5.000                                        11.250                                        2.060                                                  0.125                                               711                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     254                                                      5.000                                        11.500                                        2.060                                                  0.125                                               758                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Condominium                                                         1                       Unknown                                                      58                                   2
                     255                                                      5.000                                        11.125                                        2.060                                                  0.125                                               799                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     256                                                      5.000                                        11.250                                        2.060                                                  0.125                                               754                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     257                                                      5.000                                        11.250                                        2.060                                                  0.125                                               712                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     258                                                      5.000                                        11.375                                        2.060                                                  0.125                                               705                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     259                                                      5.000                                        11.250                                        2.060                                                  0.125                                               759                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     260                                                      5.000                                        10.875                                        2.060                                                  0.125                                               727                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     261                                                      5.000                                        10.500                                        2.060                                                  0.125                                               745                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     262                                                      5.000                                        10.875                                        2.060                                                  0.125                                               712                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     263                                                      5.000                                        11.250                                        2.060                                                  0.125                                               675                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     264                                                      5.000                                        10.750                                        2.060                                                  0.125                                               753                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     265                                                      5.000                                        10.000                                        2.060                                                  0.125                                               701                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     266                                                      5.000                                        11.000                                        2.060                                                  0.125                                               816                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     267                                                      5.000                                        10.875                                        2.060                                                  0.125                                               697                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     268                                                      5.000                                        11.625                                        2.060                                                  0.125                                               780                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     269                                                      5.000                                        11.875                                        2.060                                                  0.125                                               812                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      59                                   1
                     270                                                      5.000                                        10.875                                        2.060                                                  0.125                                               713                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     271                                                      5.000                                        11.250                                        2.060                                                  0.125                                               791                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          2-4 Family                                                          2                       Unknown                                                      58                                   2
                     272                                                      5.000                                        11.250                                        2.060                                                  0.125                                               795                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     273                                                      5.000                                        10.875                                        2.060                                                  0.125                                               782                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      59                                   1
                     274                                                      5.000                                        11.625                                        2.060                                                  0.125                                               780                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      59                                   1
                     275                                                      5.000                                        11.875                                        2.060                                                  0.125                                               786                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     117                                   3
                     276                                                      5.000                                        11.625                                        2.060                                                  0.125                                               791                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     277                                                      5.000                                        11.375                                        2.060                                                  0.125                                               765                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       Unknown                                                     117                                   3
                     278                                                      5.000                                        11.875                                        2.060                                                  0.125                                               735                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     117                                   3
                     279                                                      5.000                                        12.000                                        2.060                                                  0.125                                               702                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     280                                                      5.000                                        11.250                                        2.060                                                  0.125                                               703                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     281                                                      5.000                                        11.500                                        2.060                                                  0.125                                               702                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     282                                                      5.000                                        11.375                                        2.060                                                  0.125                                               808                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     119                                   1
                     283                                                      5.000                                        11.000                                        2.060                                                  0.125                                               703                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     284                                                      5.000                                        10.875                                        2.060                                                  0.125                                               766                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     285                                                      5.000                                        11.250                                        2.060                                                  0.125                                               711                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     286                                                      5.000                                        11.250                                        2.060                                                  0.125                                               808                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                     118                                   2
                     287                                                      5.000                                        11.500                                        2.060                                                  0.125                                               702                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     288                                                      5.000                                        11.500                                        2.060                                                  0.125                                               792                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     289                                                      5.000                                        11.125                                        2.060                                                  0.125                                               745                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     290                                                      5.000                                        11.750                                        2.060                                                  0.125                                               726                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     291                                                      5.000                                        11.250                                        2.060                                                  0.125                                               771                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     292                                                      5.000                                        11.250                                        2.060                                                  0.125                                               734                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     293                                                      5.000                                        11.250                                        2.060                                                  0.125                                               693                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     294                                                      5.000                                        11.250                                        2.060                                                  0.125                                               779                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     295                                                      5.000                                        11.625                                        2.060                                                  0.125                                               747                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     296                                                      5.000                                        11.000                                        2.060                                                  0.125                                               728                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     297                                                      5.000                                        11.000                                        2.060                                                  0.125                                               729                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     298                                                      5.000                                        11.250                                        2.060                                                  0.125                                               800                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     299                                                      5.000                                        11.250                                        2.060                                                  0.125                                               777                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     300                                                      5.000                                        11.375                                        2.060                                                  0.125                                               737                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     301                                                      5.000                                        11.625                                        2.060                                                  0.125                                               699                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     302                                                      5.000                                        11.750                                        2.060                                                  0.125                                               754                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     303                                                      5.000                                        11.375                                        2.060                                                  0.125                                               691                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     304                                                      5.000                                        11.000                                        2.060                                                  0.125                                               690                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     305                                                      5.000                                        11.125                                        2.060                                                  0.125                                               790                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     306                                                      5.000                                        10.875                                        2.060                                                  0.125                                               734                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     307                                                      5.000                                        11.750                                        2.060                                                  0.125                                               764                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     118                                   2
                     308                                                      6.000                                        12.000                                        2.060                                                  0.125                                               692                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     309                                                      5.000                                        11.000                                        2.060                                                  0.125                                               788                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     310                                                      5.000                                        11.000                                        2.060                                                  0.125                                               733                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     311                                                      5.000                                        11.250                                        2.060                                                  0.125                                               791                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      82                                   2
                     312                                                      5.000                                        11.500                                        2.060                                                  0.125                                               747                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Condominium                                                         1                       Unknown                                                     119                                   1
                     313                                                      5.000                                        10.000                                        2.060                                                  0.125                                               737                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      82                                   2
                     314                                                      5.000                                        10.875                                        2.060                                                  0.125                                               752                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     315                                                      5.000                                        10.875                                        2.060                                                  0.125                                               798                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                      83                                   1
                     316                                                      5.000                                        11.125                                        2.060                                                  0.125                                               731                        N                                             Streamline                                                      Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     317                                                      5.000                                        10.875                                        2.060                                                  0.125                                               764                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Investor                                                Single Family                                                       1                       Unknown                                                      83                                   1
                     318                                                      5.000                                        11.375                                        2.060                                                  0.125                                               706                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     319                                                      5.000                                        11.125                                        2.060                                                  0.125                                               705                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     320                                                      5.000                                        11.375                                        2.060                                                  0.125                                               706                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     321                                                      5.000                                        11.875                                        2.060                                                  0.125                                               712                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     322                                                      5.000                                        11.125                                        2.060                                                  0.125                                               790                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     323                                                      5.000                                        10.500                                        2.060                                                  0.125                                               805                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     324                                                      5.000                                        10.875                                        2.060                                                  0.125                                               768                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     325                                                      5.000                                        10.875                                        2.060                                                  0.125                                               779                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     326                                                      5.000                                        11.750                                        2.060                                                  0.125                                               699                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     327                                                      5.000                                        11.000                                        2.060                                                  0.125                                               732                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     328                                                      5.000                                        11.375                                        2.060                                                  0.125                                               660                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     329                                                      5.000                                        11.375                                        2.060                                                  0.125                                               814                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     330                                                      5.000                                        11.500                                        2.060                                                  0.125                                               728                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     331                                                      5.000                                        11.375                                        2.060                                                  0.125                                               792                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     332                                                      5.000                                        11.250                                        2.060                                                  0.125                                               789                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     333                                                      5.000                                        11.500                                        2.060                                                  0.125                                               755                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     334                                                      5.000                                        11.375                                        2.060                                                  0.125                                               707                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     335                                                      5.000                                        10.500                                        2.060                                                  0.125                                               724                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     336                                                      5.000                                        11.375                                        2.060                                                  0.125                                               800                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     337                                                      5.000                                        11.250                                        2.060                                                  0.125                                               764                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     338                                                      5.000                                        11.250                                        2.060                                                  0.125                                               721                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       With Consent                                                118                                   2
                     339                                                      5.000                                        11.000                                        2.060                                                  0.125                                               673                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       No                                                          118                                   2
                     340                                                      5.000                                        11.000                                        2.060                                                  0.125                                               728                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     341                                                      5.000                                        10.875                                        2.060                                                  0.125                                               739                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      58                                   2
                     342                                                      5.000                                        11.375                                        2.060                                                  0.125                                               678                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     343                                                      5.000                                        11.125                                        2.060                                                  0.125                                               819                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     344                                                      5.000                                        10.500                                        2.060                                                  0.125                                               765                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       With Consent                                                 81                                   3
                     345                                                      5.000                                        10.750                                        2.060                                                  0.125                                               767                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     346                                                      5.000                                        11.125                                        2.060                                                  0.125                                               755                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     347                                                      5.000                                        11.750                                        2.060                                                  0.125                                               765                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     348                                                      5.000                                        11.375                                        2.060                                                  0.125                                               793                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     349                                                      5.000                                        10.625                                        2.060                                                  0.125                                               705                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     350                                                      5.000                                        11.125                                        2.060                                                  0.125                                               740                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     351                                                      5.000                                        11.125                                        2.060                                                  0.125                                               791                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     352                                                      5.000                                        10.750                                        2.060                                                  0.125                                               750                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     353                                                      5.000                                        11.250                                        2.060                                                  0.125                                               763                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     354                                                      5.000                                        10.500                                        2.060                                                  0.125                                               777                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     355                                                      5.000                                        11.125                                        2.060                                                  0.125                                               721                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     356                                                      5.000                                        11.000                                        2.060                                                  0.125                                               711                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     357                                                      5.000                                        11.250                                        2.060                                                  0.125                                               804                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     358                                                      5.000                                        11.000                                        2.060                                                  0.125                                               769                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     359                                                      5.000                                        10.500                                        2.060                                                  0.125                                               802                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       With Consent                                                 58                                   2
                     360                                                      5.000                                        11.000                                        2.060                                                  0.125                                               775                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     361                                                      5.000                                        11.000                                        2.060                                                  0.125                                               747                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     362                                                      5.000                                        11.625                                        2.060                                                  0.125                                               734                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Condominium                                                         1                       Unknown                                                     118                                   2
                     363                                                      5.000                                        11.125                                        2.060                                                  0.125                                               786                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     364                                                      5.000                                        10.750                                        2.060                                                  0.125                                               748                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      58                                   2
                     365                                                      5.000                                        11.375                                        2.060                                                  0.125                                               702                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     366                                                      5.000                                        11.250                                        2.060                                                  0.125                                               766                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     367                                                      5.000                                        11.500                                        2.060                                                  0.125                                               771                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     368                                                      5.000                                        11.625                                        2.060                                                  0.125                                               762                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     369                                                      5.000                                        11.125                                        2.060                                                  0.125                                               752                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       With Consent                                                 57                                   3
                     370                                                      5.000                                        11.500                                        2.060                                                  0.125                                               717                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     371                                                      5.000                                        10.000                                        2.060                                                  0.125                                               683                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      58                                   2
                     372                                                      5.000                                        11.750                                        2.060                                                  0.125                                               758                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     373                                                      5.000                                        11.375                                        2.060                                                  0.125                                               730                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     374                                                      5.000                                        11.250                                        2.060                                                  0.125                                               737                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     375                                                      5.000                                        11.250                                        2.060                                                  0.125                                               739                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     376                                                      5.000                                        10.250                                        2.060                                                  0.125                                               756                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     377                                                      5.000                                        10.500                                        2.060                                                  0.125                                               684                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      57                                   3
                     378                                                      5.000                                         9.875                                        2.060                                                  0.125                                               783                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     379                                                      5.000                                        11.125                                        2.060                                                  0.125                                               764                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Condominium                                                         1                       Unknown                                                     118                                   2
                     380                                                      5.000                                        11.250                                        2.060                                                  0.125                                               690                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     381                                                      5.000                                        11.250                                        2.060                                                  0.125                                               748                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     382                                                      5.000                                        11.875                                        2.060                                                  0.125                                               699                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     117                                   3
                     383                                                      5.000                                        10.875                                        2.060                                                  0.125                                               782                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       No                                                           56                                   4
                     384                                                      5.000                                        11.125                                        2.060                                                  0.125                                               726                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     385                                                      5.000                                        11.750                                        2.060                                                  0.125                                               795                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      81                                   3
                     386                                                      5.000                                        11.000                                        2.060                                                  0.125                                               740                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     117                                   3
                     387                                                      5.000                                        11.000                                        2.060                                                  0.125                                               805                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     388                                                      5.000                                        10.625                                        2.060                                                  0.125                                               736                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      57                                   3
                     389                                                      5.000                                        11.125                                        2.060                                                  0.125                                               772                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      58                                   2
                     390                                                      5.000                                        10.750                                        2.060                                                  0.125                                               758                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     391                                                      5.000                                        10.875                                        2.060                                                  0.125                                               733                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     117                                   3
                     392                                                      5.000                                        11.250                                        2.060                                                  0.125                                               744                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     393                                                      5.000                                        11.000                                        2.060                                                  0.125                                               772                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     394                                                      5.000                                        10.750                                        2.060                                                  0.125                                               709                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      81                                   3
                     395                                                      5.000                                        10.875                                        2.060                                                  0.125                                               766                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     396                                                      5.000                                         8.875                                        2.060                                                  0.125                                               679                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      56                                   4
                     397                                                      5.000                                        10.250                                        2.060                                                  0.125                                               733                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      56                                   4
                     398                                                      5.000                                        11.625                                        2.060                                                  0.125                                               761                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     117                                   3
                     399                                                      5.000                                        10.625                                        2.060                                                  0.125                                               737                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     400                                                      5.000                                        11.375                                        2.060                                                  0.125                                               813                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     117                                   3
                     401                                                      5.000                                        11.250                                        2.060                                                  0.125                                               812                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     402                                                      5.000                                        10.875                                        2.060                                                  0.125                                               713                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     403                                                      5.000                                        11.125                                        2.060                                                  0.125                                               764                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     404                                                      5.000                                        12.000                                        2.060                                                  0.125                                               748                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     405                                                      5.000                                        11.750                                        2.060                                                  0.125                                               704                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     406                                                      5.000                                        11.750                                        2.060                                                  0.125                                               710                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     407                                                      5.000                                        11.375                                        2.060                                                  0.125                                               739                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             Single Family                                                       1                       With Consent                                                 58                                   2
                     408                                                      5.000                                        11.750                                        2.060                                                  0.125                                               724                        N                                             Preferred                                                       Rate/Term Refinance                                       Second Home                                             PUD                                                                 1                       With Consent                                                 82                                   2
                     409                                                      5.000                                        11.875                                        2.060                                                  0.125                                               766                        N                                             Preferred                                                       Purchase                                                  Second Home                                             PUD                                                                 1                       No                                                           82                                   2
                     410                                                      5.000                                        10.125                                        2.060                                                  0.125                                               776                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                      57                                   3
                     411                                                      5.000                                        11.125                                        2.060                                                  0.125                                               803                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     412                                                      5.000                                        11.500                                        2.060                                                  0.125                                               780                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     413                                                      5.000                                        11.500                                        2.060                                                  0.125                                               815                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      81                                   3
                     414                                                      5.000                                        10.875                                        2.060                                                  0.125                                               758                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     117                                   3
                     415                                                      5.000                                        10.750                                        2.060                                                  0.125                                               794                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      82                                   2
                     416                                                      5.000                                        11.500                                        2.060                                                  0.125                                               703                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     417                                                      5.000                                        11.250                                        2.060                                                  0.125                                               708                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       With Consent                                                 57                                   3
                     418                                                      5.000                                        11.000                                        2.060                                                  0.125                                               732                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     419                                                      5.000                                        11.250                                        2.060                                                  0.125                                               759                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     420                                                      5.000                                        11.375                                        2.060                                                  0.125                                               777                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      57                                   3
                     421                                                      5.000                                        11.500                                        1.860                                                  0.125                                               786                        N                                             Stated Income                                                   Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Yes                                                          81                                   3
                     422                                                      5.000                                        11.625                                        1.860                                                  0.125                                               706                        N                                             Stated Income                                                   Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       No                                                           84                                   0
                     423                                                      5.000                                        12.000                                        1.860                                                  0.125                                               682                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           59                                   1
                     424                                                      5.000                                        11.125                                        1.860                                                  0.125                                               716                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                          119                                   1
                     425                                                      5.000                                        12.000                                        1.860                                                  0.125                                               783                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           59                                   1
                     426                                                      5.000                                        11.250                                        1.860                                                  0.125                                               760                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           59                                   1
                     427                                                      5.000                                        12.250                                        1.860                                                  0.125                                               687                        N                                             Stated Income                                                   Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           58                                   2
                     428                                                      5.000                                        11.375                                        1.860                                                  0.125                                               722                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           59                                   1
                     429                                                      5.000                                        11.625                                        2.060                                                  0.125                                               675                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     430                                                      5.000                                        11.625                                        2.060                                                  0.125                                               734                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     431                                                      5.000                                        11.250                                        2.060                                                  0.125                                               714                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     432                                                      5.000                                        11.625                                        2.060                                                  0.125                                               786                        N                                             Preferred                                                       Rate/Term Refinance                                       Second Home                                             PUD                                                                 1                       Unknown                                                     119                                   1
                     433                                                      5.000                                        11.125                                        2.060                                                  0.125                                               741                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     434                                                      5.000                                        11.250                                        2.060                                                  0.125                                               722                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     435                                                      5.000                                        11.375                                        2.060                                                  0.125                                               769                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     436                                                      5.000                                        11.375                                        2.060                                                  0.125                                               745                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     437                                                      5.000                                        11.875                                        2.060                                                  0.125                                               749                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     438                                                      5.000                                        11.375                                        2.060                                                  0.125                                               705                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     439                                                      5.000                                        11.250                                        2.060                                                  0.125                                               762                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     440                                                      5.000                                        11.375                                        2.060                                                  0.125                                               732                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     441                                                      5.000                                        11.750                                        2.060                                                  0.125                                               747                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       Unknown                                                     119                                   1
                     442                                                      5.000                                        11.375                                        2.060                                                  0.125                                               724                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     443                                                      5.000                                        11.000                                        2.060                                                  0.125                                               685                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     444                                                      5.000                                        11.375                                        2.560                                                  0.125                                               794                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     445                                                      5.000                                        11.250                                        2.060                                                  0.125                                               802                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     446                                                      5.000                                        11.250                                        2.060                                                  0.125                                               718                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     447                                                      5.000                                        11.125                                        2.060                                                  0.125                                               737                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     448                                                      5.000                                        11.250                                        2.060                                                  0.125                                               711                        N                                             Preferred                                                       Rate/Term Refinance                                       Second Home                                             Condominium                                                         1                       Unknown                                                     119                                   1
                     449                                                      5.000                                        11.625                                        2.060                                                  0.125                                               754                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     450                                                      5.000                                        12.375                                        1.860                                                  0.125                                               684                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           85                                   0
                     451                                                      5.000                                        11.500                                        1.860                                                  0.125                                               674                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     452                                                      5.000                                        11.375                                        1.860                                                  0.125                                               772                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           61                                   0
                     453                                                      5.000                                        11.375                                        1.860                                                  0.125                                               750                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           84                                   0
                     454                                                      5.000                                        11.500                                        1.860                                                  0.125                                               761                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       No                                                           60                                   0
                     455                                                      5.000                                        11.125                                        1.860                                                  0.125                                               733                        N                                             Stated Income                                                   Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     456                                                      5.000                                        11.500                                        1.860                                                  0.125                                               704                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                          120                                   0
                     457                                                      5.000                                        11.375                                        1.860                                                  0.125                                               752                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       No                                                           84                                   0
                     458                                                      5.000                                        10.875                                        2.360                                                  0.125                                               767                        N                                             Limited                                                         Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       With Consent                                                 51                                   9
                     459                                                      5.000                                        10.875                                        1.860                                                  0.125                                               783                        Y                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     460                                                      5.000                                        10.250                                        1.860                                                  0.125                                               792                        N                                             Stated Income                                                   Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     461                                                      5.000                                        11.875                                        1.860                                                  0.125                                               749                        N                                             Stated Income                                                   Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     462                                                      5.000                                        10.875                                        1.860                                                  0.125                                               777                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     463                                                      5.000                                        10.750                                        1.860                                                  0.125                                               750                        N                                             Stated Income                                                   Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                 58                                   2
                     464                                                      5.000                                        10.875                                        1.860                                                  0.125                                               668                        N                                             Stated Income                                                   Rate/Term Refinance                                       Investor                                                PUD                                                                 1                       With Consent                                                 57                                   3
                     465                                                      5.000                                        12.000                                        1.860                                                  0.125                                               762                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     466                                                      5.000                                        11.625                                        1.860                                                  0.125                                               663                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     467                                                      5.000                                        12.250                                        1.860                                                  0.125                                               689                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     468                                                      5.000                                        11.750                                        1.860                                                  0.125                                               668                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Townhouse                                                           1                       No                                                           60                                   0
                     469                                                      5.000                                        11.250                                        1.860                                                  0.125                                               709                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     470                                                      5.000                                        11.500                                        1.860                                                  0.125                                               744                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       No                                                           85                                   0
                     471                                                      5.000                                        11.875                                        1.860                                                  0.125                                               665                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     472                                                      5.000                                        11.500                                        1.860                                                  0.125                                               695                        N                                             Stated Income                                                   Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       No                                                           60                                   0
                     473                                                      5.000                                        11.125                                        2.060                                                  0.125                                               775                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     474                                                      5.000                                        11.500                                        2.060                                                  0.125                                               699                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     475                                                      5.000                                        11.750                                        2.060                                                  0.125                                               810                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     118                                   2
                     476                                                      5.000                                        11.750                                        2.060                                                  0.125                                               680                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     477                                                      5.000                                        11.750                                        2.060                                                  0.125                                               802                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     478                                                      5.000                                        11.125                                        2.060                                                  0.125                                               728                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     479                                                      5.000                                        11.250                                        2.060                                                  0.125                                               801                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     480                                                      5.000                                        11.500                                        2.060                                                  0.125                                               741                        N                                             Preferred                                                       Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                      82                                   2
                     481                                                      5.000                                        11.625                                        2.060                                                  0.125                                               758                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     482                                                      5.000                                        11.875                                        2.060                                                  0.125                                               739                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     483                                                      5.000                                        11.375                                        2.060                                                  0.125                                               674                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     484                                                      5.000                                        11.250                                        2.060                                                  0.125                                               785                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     485                                                      5.000                                        10.875                                        2.060                                                  0.125                                               758                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     486                                                      5.000                                        10.875                                        2.060                                                  0.125                                               813                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     487                                                      5.000                                        11.500                                        2.060                                                  0.125                                               796                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     488                                                      5.000                                        11.125                                        2.060                                                  0.125                                               660                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     489                                                      5.000                                        10.875                                        2.060                                                  0.125                                               792                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     490                                                      5.000                                        11.375                                        2.060                                                  0.125                                               779                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       With Consent                                                 82                                   2
                     491                                                      5.000                                        11.375                                        2.060                                                  0.125                                               698                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     492                                                      5.000                                        11.750                                        2.060                                                  0.125                                               784                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                      58                                   2
                     493                                                      5.000                                        11.000                                        2.060                                                  0.125                                               785                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       Unknown                                                      82                                   2
                     494                                                      5.000                                        11.000                                        2.060                                                  0.125                                               758                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     495                                                      5.000                                        11.000                                        2.060                                                  0.125                                               662                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     496                                                      5.000                                        10.875                                        2.060                                                  0.125                                               775                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     497                                                      5.000                                        11.250                                        2.060                                                  0.125                                               773                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     498                                                      5.000                                        10.750                                        2.060                                                  0.125                                               739                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     499                                                      5.000                                        11.500                                        2.060                                                  0.125                                               761                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     500                                                      5.000                                        11.375                                        2.060                                                  0.125                                               690                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     501                                                      5.000                                        11.500                                        2.060                                                  0.125                                               717                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     502                                                      5.000                                        11.375                                        2.060                                                  0.125                                               797                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      82                                   2
                     503                                                      5.000                                        11.625                                        2.060                                                  0.125                                               688                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     504                                                      5.000                                        12.625                                        2.060                                                  0.125                                               715                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     114                                   6
                     505                                                      5.000                                        11.000                                        2.060                                                  0.125                                               779                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     116                                   4
                     506                                                      5.000                                        11.500                                        2.060                                                  0.125                                               794                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       No                                                          117                                   3
                     507                                                      5.000                                        11.250                                        2.060                                                  0.125                                               738                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     114                                   6
                     508                                                      5.000                                        11.625                                        2.060                                                  0.125                                               809                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     509                                                      5.000                                        11.125                                        2.060                                                  0.125                                               724                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     117                                   3
                     510                                                      5.000                                        11.250                                        2.060                                                  0.125                                               803                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     511                                                      5.000                                        11.375                                        2.060                                                  0.125                                               755                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     512                                                      5.000                                        11.000                                        2.060                                                  0.125                                               793                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     513                                                      5.000                                        11.375                                        2.060                                                  0.125                                               747                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     514                                                      5.000                                        11.375                                        2.060                                                  0.125                                               809                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     515                                                      5.000                                        11.500                                        2.060                                                  0.125                                               795                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     516                                                      5.000                                        10.000                                        2.060                                                  0.125                                               775                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      80                                   4
                     517                                                      5.000                                        11.125                                        2.060                                                  0.125                                               774                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     518                                                      5.000                                        11.250                                        2.060                                                  0.125                                               764                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     519                                                      5.000                                        11.000                                        2.060                                                  0.125                                               706                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     520                                                      5.000                                        10.875                                        2.060                                                  0.125                                               763                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      81                                   3
                     521                                                      5.000                                        11.125                                        2.060                                                  0.125                                               797                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     522                                                      5.000                                        10.375                                        2.060                                                  0.125                                               685                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      82                                   2
                     523                                                      5.000                                        11.125                                        2.060                                                  0.125                                               808                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     524                                                      5.000                                        10.875                                        2.060                                                  0.125                                               803                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                      82                                   2
                     525                                                      5.000                                        11.250                                        2.060                                                  0.125                                               797                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     526                                                      5.000                                        11.500                                        2.060                                                  0.125                                               765                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     527                                                      5.000                                        11.000                                        2.060                                                  0.125                                               733                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     528                                                      5.000                                        10.500                                        2.060                                                  0.125                                               709                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     529                                                      5.000                                        11.000                                        2.060                                                  0.125                                               703                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     530                                                      5.000                                        11.125                                        2.060                                                  0.125                                               719                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     531                                                      5.000                                        11.000                                        2.060                                                  0.125                                               756                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     532                                                      5.000                                        11.250                                        2.060                                                  0.125                                               805                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     533                                                      5.000                                        10.875                                        2.060                                                  0.125                                               781                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     534                                                      5.000                                        11.000                                        2.060                                                  0.125                                               724                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     535                                                      5.000                                        10.625                                        2.060                                                  0.125                                               755                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     536                                                      5.000                                        11.625                                        2.060                                                  0.125                                               711                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     117                                   3
                     537                                                      5.000                                        11.500                                        2.060                                                  0.125                                               750                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     538                                                      5.000                                        12.500                                        2.060                                                  0.125                                               783                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Condominium                                                         1                       With Consent                                                118                                   2
                     539                                                      5.000                                        11.375                                        2.060                                                  0.125                                               712                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     540                                                      5.000                                        10.625                                        2.060                                                  0.125                                               773                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     541                                                      5.000                                        11.250                                        2.060                                                  0.125                                               682                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     542                                                      5.000                                        11.000                                        2.060                                                  0.125                                               705                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     543                                                      5.000                                        11.125                                        2.060                                                  0.125                                               706                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     544                                                      5.000                                        11.750                                        2.060                                                  0.125                                               715                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     545                                                      5.000                                        11.250                                        2.060                                                  0.125                                               680                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     546                                                      5.000                                        11.000                                        2.060                                                  0.125                                               781                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     547                                                      5.000                                        11.375                                        2.060                                                  0.125                                               734                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     548                                                      5.000                                        10.625                                        2.060                                                  0.125                                               769                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       With Consent                                                118                                   2
                     549                                                      5.000                                        10.625                                        2.060                                                  0.125                                               753                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     550                                                      5.000                                        10.875                                        2.060                                                  0.125                                               797                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     551                                                      5.000                                        11.000                                        2.060                                                  0.125                                               805                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     552                                                      5.000                                        11.375                                        2.060                                                  0.125                                               746                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     553                                                      5.000                                        11.000                                        2.060                                                  0.125                                               811                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     554                                                      5.000                                        11.125                                        2.060                                                  0.125                                               743                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     555                                                      5.000                                        11.250                                        2.060                                                  0.125                                               786                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     556                                                      5.000                                        11.750                                        2.560                                                  0.125                                               746                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     557                                                      5.000                                        11.500                                        2.060                                                  0.125                                               765                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     558                                                      5.000                                        11.500                                        2.060                                                  0.125                                               766                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     559                                                      5.000                                        11.125                                        2.060                                                  0.125                                               740                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     560                                                      5.000                                        11.125                                        2.060                                                  0.125                                               705                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          PUD                                                                 1                       With Consent                                                118                                   2
                     561                                                      5.000                                        11.375                                        2.060                                                  0.125                                               772                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     562                                                      5.000                                        11.000                                        2.060                                                  0.125                                               787                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     563                                                      5.000                                        11.250                                        2.060                                                  0.125                                               790                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     564                                                      5.000                                        11.250                                        2.060                                                  0.125                                               731                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     565                                                      5.000                                        11.125                                        2.060                                                  0.125                                               713                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     566                                                      5.000                                        11.250                                        2.060                                                  0.125                                               727                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     567                                                      5.000                                        11.375                                        2.060                                                  0.125                                               798                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       With Consent                                                118                                   2
                     568                                                      5.000                                        10.750                                        2.060                                                  0.125                                               731                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     569                                                      5.000                                        11.500                                        2.060                                                  0.125                                               790                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     570                                                      5.000                                        12.125                                        2.060                                                  0.125                                               692                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     571                                                      5.000                                        11.875                                        2.060                                                  0.125                                               693                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     572                                                      5.000                                        11.500                                        2.060                                                  0.125                                               764                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     573                                                      5.000                                        11.375                                        2.060                                                  0.125                                               767                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     574                                                      5.000                                        10.875                                        2.060                                                  0.125                                               735                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     118                                   2
                     575                                                      5.000                                        13.125                                        2.060                                                  0.125                                               705                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     576                                                      5.000                                        11.875                                        2.060                                                  0.125                                               724                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     577                                                      5.000                                        11.500                                        2.060                                                  0.125                                               778                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     578                                                      5.000                                        10.750                                        2.060                                                  0.125                                               726                        N                                             Preferred                                                       Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                      57                                   3
                     579                                                      5.000                                        10.500                                        2.060                                                  0.125                                               753                        N                                             Preferred                                                       Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                      57                                   3
                     580                                                      5.000                                        11.625                                        2.060                                                  0.125                                               770                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      58                                   2
                     581                                                      5.000                                        11.000                                        2.060                                                  0.125                                               738                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      57                                   3
                     582                                                      5.000                                        11.500                                        2.060                                                  0.125                                               712                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      79                                   5
                     583                                                      5.000                                        11.375                                        2.060                                                  0.125                                               766                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     584                                                      5.000                                        10.875                                        2.060                                                  0.125                                               790                        N                                             Full/Alternative                                                Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                      82                                   2
                     585                                                      5.000                                        11.250                                        2.060                                                  0.125                                               685                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     586                                                      5.000                                        11.375                                        2.060                                                  0.125                                               713                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     587                                                      5.000                                        11.125                                        2.060                                                  0.125                                               793                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Condominium                                                         1                       Unknown                                                      83                                   1
                     588                                                      5.000                                        10.000                                        2.060                                                  0.125                                               737                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     589                                                      5.000                                        10.750                                        2.060                                                  0.125                                               741                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     590                                                      5.000                                        10.000                                        2.060                                                  0.125                                               790                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Condominium                                                         1                       Unknown                                                      83                                   1
                     591                                                      5.000                                        11.375                                        2.060                                                  0.125                                               784                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      83                                   1
                     592                                                      5.000                                        11.250                                        2.060                                                  0.125                                               726                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     593                                                      5.000                                        11.625                                        2.060                                                  0.125                                               760                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1
                     594                                                      5.000                                        10.875                                        2.060                                                  0.125                                               792                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     595                                                      5.000                                        11.625                                        2.060                                                  0.125                                               729                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                      83                                   1
                     596                                                      5.000                                        11.875                                        2.060                                                  0.125                                               683                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                      83                                   1
                     597                                                      5.000                                        11.250                                        2.060                                                  0.125                                               779                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     598                                                      5.000                                        11.500                                        2.060                                                  0.125                                               820                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Condominium                                                         1                       Unknown                                                     118                                   2
                     599                                                      5.000                                        11.250                                        2.060                                                  0.125                                               768                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     600                                                      5.000                                        11.625                                        2.060                                                  0.125                                               756                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     601                                                      5.000                                        11.750                                        2.060                                                  0.125                                               735                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     602                                                      5.000                                        11.625                                        2.060                                                  0.125                                               762                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     603                                                      5.000                                        11.500                                        2.060                                                  0.125                                               665                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     604                                                      5.000                                        11.125                                        2.060                                                  0.125                                               809                        N                                             Preferred                                                       Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     605                                                      5.000                                        11.375                                        2.060                                                  0.125                                               758                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     606                                                      5.000                                        11.375                                        2.060                                                  0.125                                               783                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       Unknown                                                     119                                   1
                     607                                                      5.000                                        11.250                                        2.060                                                  0.125                                               711                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Condominium                                                         1                       Unknown                                                     119                                   1
                     608                                                      5.000                                        11.875                                        2.060                                                  0.125                                               736                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Condominium                                                         1                       Unknown                                                     119                                   1
                     609                                                      5.000                                        11.250                                        2.060                                                  0.125                                               755                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     610                                                      5.000                                        11.000                                        2.060                                                  0.125                                               721                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     611                                                      5.000                                        11.625                                        2.060                                                  0.125                                               725                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     612                                                      5.000                                        11.750                                        2.060                                                  0.125                                               687                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     613                                                      5.000                                        11.375                                        2.060                                                  0.125                                               743                        N                                             Preferred                                                       Purchase                                                  Second Home                                             Single Family                                                       1                       Unknown                                                     119                                   1
                     614                                                      5.000                                        11.375                                        2.060                                                  0.125                                               729                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     615                                                      5.000                                        11.250                                        2.060                                                  0.125                                               748                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                     119                                   1
                     616                                                      5.000                                        11.875                                        2.060                                                  0.125                                               722                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     617                                                      5.000                                        10.875                                        2.060                                                  0.125                                               732                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                     118                                   2
                     618                                                      5.000                                        12.250                                        2.060                                                  0.125                                               678                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          PUD                                                                 1                       Unknown                                                     118                                   2
                     619                                                      5.000                                        11.625                                        2.060                                                  0.125                                               665                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     620                                                      5.000                                        11.500                                        2.060                                                  0.125                                               799                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     621                                                      5.000                                        10.625                                        2.060                                                  0.125                                               803                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     622                                                      5.000                                        12.625                                        2.060                                                  0.125                                               782                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     623                                                      5.000                                        11.500                                        2.060                                                  0.125                                               752                        N                                             Full/Alternative                                                Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     624                                                      5.000                                        11.500                                        2.060                                                  0.125                                               808                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Condominium                                                         1                       Unknown                                                     119                                   1
                     625                                                      5.000                                        11.125                                        2.060                                                  0.125                                               703                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     626                                                      5.000                                        11.875                                        2.060                                                  0.125                                               749                        N                                             Preferred                                                       Rate/Term Refinance                                       Owner Occupied                                          Single Family                                                       1                       Unknown                                                     119                                   1
                     627                                                      5.000                                        11.125                                        2.060                                                  0.125                                               767                        N                                             Preferred                                                       Purchase                                                  Second Home                                             PUD                                                                 1                       Unknown                                                      82                                   2
                     628                                                      5.000                                        11.000                                        2.060                                                  0.125                                               757                        N                                             Full/Alternative                                                Cash Out Refinance                                        Owner Occupied                                          Single Family                                                       1                       Unknown                                                      82                                   2
                     629                                                      5.000                                        10.250                                        2.060                                                  0.125                                               692                        N                                             Full/Alternative                                                Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      82                                   2
                     630                                                      5.000                                        10.750                                        2.060                                                  0.125                                               707                        N                                             Preferred                                                       Purchase                                                  Owner Occupied                                          PUD                                                                 1                       Unknown                                                      83                                   1

STATEMENT REGARDING FREE WRITING PROSPECTUS
The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at WWW.SEC.GOV. ALTERNATIVELY,
THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL
ARRANGE TO SEND YOU THE PROSPECTUS YOU REQUEST IT by calling toll free
1-866-803-9204.
This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. Please click here http://www.bearstearns.com/prospectus/sami or visit the following website: www.bearstearns.com/prospectus/sami for a copy of the base prospectus applicable to this offering.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not Permitted.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the
Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the preliminary prospectus. You may withdraw your offer to purchase
Certificates at any time prior to our acceptance of your offer

EXHIBIT C

[RESERVED]

EXHIBIT D-1
REQUEST FOR RELEASE OF DOCUMENTS

To:	Wells Fargo Bank, N.A.
1015 10th Avenue S.E.
Minneapolis, MN 55414-0031
Attn:  Inventory Control

RE:	Custodial Agreement, dated as of
August 31, 2007, among SAMI II,
EMC Mortgage Corporation, as a Seller and Master Servicer,
Wells Fargo Bank, N.A., as Trustee,
and Custodian,

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account
_____	2.	Foreclosure
_____	3.	Substitution
_____	4.	Other Liquidation
_____	5.	Nonliquidation Reason: ______________________
_____	6.	California Mortgage Loan paid in full

By:
(authorized signer)

Issuer:
Address:
Date:

EXHIBIT D-2
REQUEST FOR RELEASE OF DOCUMENTS

To:	Treasury Bank, A Division of Countrywide Bank FSB
4100 E. Los Angeles Avenue
Simi Valley, California 93063
Facsimile:  (805) 577-6069

RE:	Custodial Agreement, dated as of
August 31, 2007, among SAMI II,
EMC Mortgage Corporation, as a Seller and Master Servicer,
Wells Fargo Bank, N.A., as Trustee,
and Treasury Bank, A Division of Countrywide Bank, FSB, as Custodian,

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account
_____	2.	Foreclosure
_____	3.	Substitution
_____	4.	Other Liquidation
_____	5.	Nonliquidation Reason: ______________________
_____	6.	California Mortgage Loan paid in full

By:
(authorized signer)

Issuer:
Address:
Date:

EXHIBIT E-1

FORM OF TRANSFEREE AFFIDAVIT AND AGREEMENT

Affidavit pursuant to Section 860E(e)(4) of the Internal Revenue Code of 1986, as amended, and for other purposes

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

The undersigned is the [Title of Officer] of [_________] (the “Investor”), the proposed transferee of an ownership interest in the Bear Stearns Arm Trust Mortgage Pass-Through Certificates, Series 2007-5, Class [R-I][R-II][R-III] Certificates (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the “Agreement”), among Structured Asset Mortgage Investments II Inc. as depositor (the “Depositor”), Wells Fargo Bank, N.A., as trustee (the “Trustee”) and EMC Mortgage Corporation, as seller and as master servicer, and makes this affidavit on behalf of the Investor for the benefit of the Depositor and the Trustee.  Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

1.  The Investor is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee.  The Investor is not acquiring its ownership interest in the Certificates for the account of a Person other than a Permitted Transferee.

2.  The Investor has been advised and understands that (i) a tax will be imposed on transfers of the Certificates to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if a subsequent transferee furnishes to such Person an affidavit that such subsequent transferee is a Permitted Transferee, and at the time of transfer, such Person does not have actual knowledge that the affidavit is false.

3.  The Investor has been advised and understands that a tax will be imposed on a “pass-through entity” holding the Certificates if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity.  The Investor understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false.  (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury regulations, Persons holding interests in pass-through entities as a nominee for another Person.)

4.  The Investor has reviewed the provisions of Section 5.05 of the Agreement and understands the legal consequences of the acquisition of an ownership interest in the Certificates, including, without limitation, the restrictions on subsequent transfers and the provisions regarding voiding any prohibited transfers and mandatory sales.  The Investor expressly agrees to be bound by, and to abide by, such provisions of the Agreement and the restrictions noted on the face of the Certificates.  The Investor understands and agrees that any breach of any of the representations included herein shall render the transfer of the Certificates to the Investor contemplated hereby null and void. The Investor consents to any amendment of the Agreement that shall be deemed necessary by the Tax Matters Person, the Trustee or the Depositor (upon advice of nationally recognized counsel) to constitute a reasonable arrangement to ensure that the Certificates will not be owned directly or indirectly by a Person other than a Permitted Transferee.

5.  The Investor agrees not to transfer the Certificates, or cause the transfer of the Certificates by a Person for whom the Investor is acting as nominee, trustee or agent, in each case unless it has received an affidavit and agreement in substantially the same form as this affidavit and agreement containing these same representations and covenants from the subsequent transferee.  In connection with any such transfer by the Investor, the Investor agrees to deliver to the Trustee and the Depositor an affidavit substantially in the form set forth as Exhibit P to the Agreement to the effect that the Investor has no actual knowledge that the Person to which the transfer is to be made is not a Permitted Transferee.

6.  The Investor has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes associated with holder an ownership interest in the Certificates may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due.  The Investor does not have the intention, and no purpose of the transfer of the Certificates to the Investor is, to impede the assessment or collection of any tax legally required to be paid with respect to the Certificates.

7.  The Investor’s U.S. taxpayer identification number is #[__________].

8.  The Investor is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “United State Person”).

9.  The Investor is aware that the Certificates may be a “noneconomic residual interest” within the meaning of Treasury regulations promulgated under Section 860E of the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

10.  The Investor will not cause income from the Certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Investor or any other United States Person.

11.  Check one of the following:

☐    The transfer of the Certificates complies with U.S. Treasury Regulation Sections 1.860E-1(c)(7) and (8) and, accordingly:

(i)           the present value of the anticipated tax liabilities associated with holding the Certificates does not exceed the sum of:

(a)	the present value of any consideration given to the Investor to acquire such Certificates;

(b)	the present value of the expected future distributions on such Certificates; and

(c)	the present value of the anticipated tax savings associated with holding such Certificates as the related REMIC generates losses; and

(ii)           the transfer of the Certificates will not result in such Certificates being held, directly or indirectly, by a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Investor or any other United States Person.

For purposes of the calculation in clause (i) above, (x) the Investor is assumed to pay tax at the highest rate currently specified in Section 11(b)(1) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b)(1) of the Code if the Investor has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (y) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Investor.

☐    The transfer of the Certificates complies with U.S. Treasury Regulation Sections 1.860E-1(c)(5) and (6) and, accordingly:

(i)	the Investor is an “eligible corporation,” as defined in U.S. Treasury Regulation Section 1.860E-1(c)(6)(i), as to which income from the Certificates will only be taxed in the United States;

(ii)
at the time of the transfer, and at the close of the Investor’s two fiscal years preceding the fiscal year of the transfer, the Investor had gross assets for financial reporting purposes (excluding any obligation of a “related person” to the Investor within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(6)(ii) and any other asset the principal purpose of which is to permit the Investor to satisfy the condition of this clause (ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)
the Investor will transfer the Certificates only to another “eligible corporation,” as defined in U.S. Treasury Regulation Section 1.860E-1(c)(6)(i), in a transaction in which the requirements of U.S. Treasury Regulation Sections 1.860E-1(c)(4)(i), (ii) and (iii) and -1(c)(5) are satisfied and, accordingly, the subsequent transferee provides a similar affidavit with this box checked; and

(iv)
the Investor determined the consideration paid to it to acquire the Certificates based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Investor) that it has determined in good faith and has concluded that such consideration, together with other assets of the Investor, will be sufficient to cover the taxes associated with the Certificates.

☐    None of the above.

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its managing director as of the ___ day of ___________, 2____.

[__________________________]

By:
Name:
Title:

[Address] Address of Investor for receipt of tax information: [_________]

Personally appeared before me the above-named ____________, known or proved to me to be the same person who executed the foregoing instrument and to be the Managing Director of the Owner, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Investor.

Subscribed and sworn before me this ___ day of ___________, 2____.

________________________
NOTARY PUBLIC

COUNTY OF NEW YORK
STATE OF NEW YORK

My commission expires the    day of                                , ______.

[SEAL]

EXHIBIT E-2

FORM OF TRANSFEROR CERTIFICATE

______________,200___

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc. 2007-5

Re:	Structured Asset Mortgage Investments II Inc. Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5, Class

Ladies and Gentlemen:

In connection with the sale by ___________ (the “[Transferor]”) to ________ (the “Purchaser”) of $_________ Initial Certificate Principal Balance of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5, Class _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of August 1, 2007, among Structured Asset Mortgage Investments II Inc., as depositor (the “Depositor”), EMC Mortgage Corporation, as master servicer and seller, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The [Transferor] hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Registrar and the Trustee that:

Neither the [Transferor] nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act”), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The [Transferor] will not act in any manner set forth in the foregoing sentence with respect to any Certificate. The [Transferor] has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

Very truly yours,

([Transferor])

By:
Name:
Title:

EXHIBIT F-1

FORM OF INVESTMENT LETTER

 [Date]
[SELLER]

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Re:	Structured Asset Mortgage Investments II Inc., Bear Stearns ARM Trust,
Series 2007-5 Mortgage Pass-Through Certificates (the “Certificates”),
including the Class B-4, Class B-5 and Class B-6 Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, we confirm that:

(i)
we understand that the Privately Offered Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities or “Blue Sky” laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

(ii)
any information we desired concerning the Certificates, including the Privately Offered Certificates, the trust in which the Certificates represent the entire beneficial ownership interest (the “Trust”) or any other matter we deemed relevant to our decision to purchase Privately Offered Certificates has been made available to us;

(iii)
we are able to bear the economic risk of investment in Privately Offered Certificates; we are an institutional “accredited investor” as defined in Section 501(a) of Regulation D promulgated under the Act and a sophisticated institutional investor;

(iv)
we are acquiring Privately Offered Certificates for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the Privately Offered Certificates;

(v)
we agree the Privately Offered Certificates must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or “Blue Sky” laws or an exemption from the registration requirements of the Act and any applicable state securities or “Blue Sky” laws is available;

(vi)
we agree that in the event that at some future time we wish to dispose of or exchange any of the Privately Offered Certificates (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the Privately Offered Certificates unless:

(A) (1) the sale is to an Eligible Purchaser (as defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Trustee) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

(B)           if the Privately Offered Certificate is not registered under the Act (as to which we acknowledge you have no obligation), the Privately Offered Certificate is sold in a transaction that does not require registration under the Act and any applicable state securities or “blue sky” laws and, if Wells Fargo Bank, N.A. (the “Trustee”) so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

(vii)
we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

(viii)
we either: (i) are not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) are providing a representation to the effect that the proposed transfer and holding of a Privately Offered Certificate and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, or PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee or (iii) have attached hereto the opinion specified in Section 5.07 of the Agreement.

(ix)
We understand that each of the Privately Offered Certificates bears, and will continue to bear, a legend to substantiate the following effect: “THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (1) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION PROVIDED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.”

“Eligible Purchaser” means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional “Accredited Investor” as defined under Rule 501 of the Act.

Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of August 1, 2007, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation as seller and master servicer, and Wells Fargo Bank, N.A. as Trustee (the “Pooling and Servicing Agreement”).

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): _________________________________

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)
[By:
Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)
[By:
Attorney-in-fact]

EXHIBIT F-2

FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER]	[Date]

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Re:	Structured Asset Mortgage Investments II Inc., Bear Stearns ARM Trust,
Series 2007-5 Mortgage Pass-Through Certificates, Class B-4, Class B-5 and Class B-6 Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as follows:

1.
It owned and/or invested on a discretionary basis eligible securities (excluding affiliate’s securities, bank deposit notes and CD’s, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

Amount: $ _____________________; and

2.	The dollar amount set forth above is:

a.	greater than $100 million and the undersigned is one of the following entities:

(x)	[ ]	an insurance company as defined in Section 2(13) of the Act[1]; or
(y)	[ ]	an investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or
(z)	[ ]	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or
(aa)	[ ]
a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

(bb)	[ ]	a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or
(cc)	[ ]
a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

(dd)	[ ]	a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or
(ee)	[ ]	an investment adviser registered under the Investment Advisers Act; or

b.	[ ]	greater than $10 million, and the undersigned is a broker-dealer registered with the SEC; or
c.	[ ]
less than $10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

d.	[ ]
less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

e.	[ ]	less than $100 million, and the undersigned is an entity, all the equity owners of which are qualified institutional buyers.
The undersigned further certifies that it is purchasing a Privately Offered Certificate for its own account or for the account of others that independently qualify as “Qualified Institutional Buyers” as defined in Rule 144A. It is aware that the sale of the Privately Offered Certificates is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the Privately Offered Certificates may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional “accredited investor,” as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the Privately Offered Certificates, it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of Privately Offered Certificates, if the proposed Transferee is an institutional “accredited investor,” the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of August 1, 2007, among Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A., and EMC Mortgage Corporation, pursuant to Certificates were issued.

The undersigned certifies that it either: (i) is not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) is providing a representation or an opinion of counsel to the effect that the proposed transfer and holding of a Privately Offered Certificate and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under a prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee or (iii) has attached hereto the opinion specified in Section 5.07 of the Agreement.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

1           A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

Name of Nominee (if any):

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)
[By:
Attorney-in-fact]

NOMINEE ACKNOWLEDGMENT

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)
[By:
Attorney-in-fact]

EXHIBIT G-1

FORM OF WELLS FARGO CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the “Agreement’), dated as of August 31, 2007, by and among WELLS FARGO BANK, N.A., not individually but solely as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the “Trustee”), STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as depositor (together with any successor in interest, the “Depositor”), EMC MORTGAGE CORPORATION, as seller (in such capacity, “EMC” or “Seller”) and as master servicer (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”), and WELLS FARGO BANK, N.A., as custodian (in such capacity, the “Custodian” together with any successor in interest or any successor appointed hereunder, the “Custodian”).

WITNESSETH THAT:

WHEREAS, the Depositor, EMC, the Master Servicer and the Trustee have entered into a Pooling and Servicing Agreement, dated as of August 1, 2007, relating to the issuance of Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5 (as in effect on the date of this agreement, the “Original Pooling and Servicing Agreement,” and as amended and supplemented from time to time, the “Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor, the Sellers or the Master Servicer under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II
CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1  Custodian to Act as Agent: Acceptance of Mortgage Files.  The  Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)), receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the “Mortgage Files”) and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2  Recordation of Assignments.  If any Mortgage File includes one or more assignments of Mortgage to the Trustee in a state which is specifically excluded from the Opinion of Counsel delivered by the Seller to the Trustee and the Custodian pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the Depositor for the purpose of recording it in the appropriate public office for real property records, and the Depositor, at no expense to the Trustee or the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3  Review of Mortgage Files.

(a)  On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to the Depositor, EMC, the Master Servicer and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on the Schedule attached hereto (the “Mortgage Loan Schedule”).

(b)  Within 90 days of the Closing Date, the Custodian agrees, for the benefit of Certificateholders, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to the Depositor, EMC, the Master Servicer and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)  Not later than 180 days after the Closing Date, the Trustee or the Custodian shall review the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to the Depositor, EMC, the Master Servicer and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

(d)  In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectibility, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the Trustee with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

Section 2.4  Notification of Breaches of Representations and Warranties.  Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the related Servicer and the Trustee.

Section 2.5  Custodian to Cooperate: Release of Mortgage Files.  Upon receipt of written notice from the Trustee that the Seller has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and that the purchase price therefore has been deposited in the Distribution Account, then the Custodian agrees to promptly release to the Seller the related Mortgage File.

Upon the Custodian’s receipt of a request for release (a “Request for Release”) substantially in the form of Exhibit D-1 to the Pooling and Servicing Agreement signed by a Servicing Officer of the related Servicer stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the related Servicer the related Mortgage File. The Depositor shall deliver to the Custodian and the Custodian agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy, the related Servicer (or if the Servicer does not, the Master Servicer) shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the related Servicer and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the related Servicer. The related Servicer shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefore by the related Servicer no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in  the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the related Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that a Servicer is required to deliver to the Custodian a Request for Release, the Servicer shall deliver two copies of the Request for Release if delivered in hard copy or the Servicer may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release.  In connection with any Request for Release of Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be followed by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Seller and the related Mortgage Note shall be endorsed without recourse by the Trustee and be returned to the Seller; provided, however, that in the case of a Mortgage Loan that is registered on the MERS System or has been assigned in blank pursuant to clause (iii) of Section 2.01 of the Pooling and Servicing Agreement, no assignment of mortgage or endorsement of the Mortgage Note by the Trustee shall be required. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the related Servicer.

Section 2.6  Assumption Agreements.  In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the related Servicing Agreement, shall cause the related Servicer to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III
CONCERNING THE CUSTODIAN

Section 3.1  Custodian as Bailee and Agent of the Trustee.  With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Depositor, the Servicers or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2  Reserved.

Section 3.3  Custodian May Own Certificates.  The Custodian in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not Custodian.

Section 3.4  Custodian’s Fees and Expenses.  The Master Servicer covenants and agrees to pay to the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian pursuant to an agreement between the Master Servicer and the Custodian, and the Custodian will be entitled to be paid or reimbursed by the Trust upon its request for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its negligence or bad faith or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.5  Custodian May Resign Trustee May Remove Custodian.  The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time with the consent of the Master Servicer. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority, shall be able to satisfy the other requirements contained in Section 3.7 and shall be unaffiliated with the Servicer or the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.5 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.6  Merger or Consolidation of Custodian.  Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.7  Representations of the Custodian.  The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

ARTICLE IV
COMPLIANCE WITH REGULATION AB

Section 4.1  Intent of the parties; Reasonableness.  The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.  The Depositor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act.  Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB to the extent reasonably practicable.  The Custodian shall cooperate reasonably with the Depositor to deliver to the Depositor (including any of its assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB.

Section 4.2  Additional Representations and Warranties of the Custodian.

(a)  The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its Custodian obligations under this Agreement or any other Securitization Transaction as to which it is the custodian; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, issuing entity, servicer, trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the Securitization Transaction contemplated by the Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a "Transaction Party").

(b)  If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3  Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor 's reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor in writing of any material litigation or governmental proceedings pending against the Custodian that would be material to Certificateholders, and (b) provide to the Depositor a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4  Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year in which a report on Form 10-K is requested to be filed with respect to the certificates, the Custodian shall:

(a)           deliver to the Depositor, the Master Servicer and the Trustee a report (in form and substance reasonably satisfactory to the Depositor) regarding the Custodian’s assessment of compliance with the Applicable Servicing Criteria as set forth in Exhibit Four during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Depositor and the Trustee and signed by an authorized officer of the Custodian, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit Four hereto; and

(b)           deliver to the Depositor, the Master Servicer and the Trustee, a report of a registered public accounting firm reasonably acceptable to the Master Servicer, the Depositor and the Trustee that attests to, and reports on, the assessment of compliance made by the Custodian and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act.

Section 4.5  Indemnification; Remedies.

(a)  The Custodian shall indemnify the Depositor, each affiliate of the Depositor, EMC and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A)  any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii) any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV; or

(iii) the negligence, bad faith or willful misconduct of the Custodian in the performance of its obligations under this Article IV.

In the case of any failure of performance described in clause (ii) above, the Custodian shall promptly reimburse the Depositor, the Master Servicer and the Trustee for all costs reasonably incurred by any of such Persons in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

In no event shall the Custodian or its directors, officers, and employees be liable for any special, indirect or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

This indemnification shall survive the termination of this Agreement or the termination of the Custodian.

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.1  Notices.  All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing), in which case the notice will be deemed delivered when received.

Section 5.2  Amendments.   No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto, and neither the Depositor, the Master Servicer nor the Trustee shall enter into any amendment hereof except as permitted by the Pooling and Servicing Agreement. The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.3  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE  GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 5.4  Recordation of Agreement.  To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust’s expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.5  Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address: Wells Fargo Bank, N.A. 9062 Old Annapolis Road, Columbia, Maryland 21045 Attn: Client Manager - BSARM 2007-5 Telecopy: (410) 715-2380	WELLS FARGO BANK, N.A., not individually but solely as Trustee By: Name: Title:
Address: 383 Madison Avenue New York, New York 10179	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. By: Name: Joseph T. Jurkowski, Jr. Title: Vice President
Address: 2780 Lake Vista Drive Lewisville, Texas 75067 (214) 626-4889 Attention: Michelle Viner	EMC MORTGAGE CORPORATION, as Master Servicer and Seller By: Name: Title:
Address: 1015 Tenth Avenue SE Minneapolis, Minnesota 55414	WELLS FARGO BANK, N.A., as Custodian By: Name: Title:

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the 31th day of August, 2007 before me, a notary public in and for said State, personally appeared ______________, known to me to be a ________________ of Wells Fargo Bank, N.A., a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 31st day of August, 2007 before me, a notary public in and for said State, personally appeared Joseph T. Jurkowski, Jr. known to me to be a Vice President of Structured Asset Mortgage Investments II Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF	)

On the 31st day of August, 2007 before me, a notary public in and for said State, personally appeared __________________known to me to be an authorized representative of EMC Mortgage Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF MINNESOTA	)
	)	ss.:
COUNTY OF HENNEPIN	)

On the 31st day of August, 2007 before me, a notary public in and for said State, personally appeared _______________________, known to me to be a(n) _______________ of Wells Fargo Bank, N.A., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

August 31, 2007

Wells Fargo Bank, N.A., 9062 Old Annapolis Road Columbia, MD 21045	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention: Structured Asset Mortgage Investments II Inc.
Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Re:
Custodial Agreement, dated as of August 31, 2007, by and among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, and Wells Fargo Bank, N.A. relating to Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Ladies and Gentlemen:

In accordance with Section 2.3(a) of the above-captioned Custodial Agreement and, subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, N.A.

By:
Name:
Title:

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

___________, 20__

Wells Fargo Bank, N.A., 9062 Old Annapolis Road Columbia, MD 21045	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention:  Structured Asset Mortgage Investments II Inc.
Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Re:
Custodial Agreement, dated as of August 31, 2007, by and among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, and Wells Fargo Bank, N.A. relating to Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Ladies and Gentlemen:

In accordance with Section 2.3(b) of the above-captioned Custodial Agreement and, subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, N.A.

By:
Name:
Title:

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

___________, 20__

Wells Fargo Bank, N.A., 9062 Old Annapolis Road Columbia, MD 21045	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention: Structured Asset Mortgage Investments II Inc.
Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Re:
Custodial Agreement, dated as of August 31, 2007, by and among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, and Wells Fargo Bank, N.A. relating to Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Ladies and Gentlemen:

In accordance with Section 2.3(c) of the above-captioned Custodial Agreement and, subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

WELLS FARGO BANK, N.A.

By:
Name:
Title:

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT G-2

FORM OF TREASURY BANK CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the "Agreement”), dated as of August 31, 2007, by and among WELLS FARGO BANK, N.A., not individually but solely as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the “Trustee”), STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as depositor (together with any successor in interest, the “Depositor”), EMC MORTGAGE CORPORATION, as seller (in such capacity, “EMC” or “Seller”) and master servicer (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”), and TREASURY BANK, A DIVISION OF COUNTRYWIDE BANK FSB, as custodian (together with any successor in interest or any successor appointed hereunder, the “Custodian”).

WITNESSETH THAT:

WHEREAS, the Depositor, EMC, the Master Servicer and the Trustee have entered into a Pooling and Servicing Agreement, dated as of August 1, 2007, relating to the issuance of Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5 (as in effect on the date of this agreement, the "Original Pooling and Servicing Agreement," and as amended and supplemented from time to time, the "Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments relating to the mortgage loans (herein referred to as the “Mortgage Loans”) listed on Schedule I hereto (the “Mortgage Loan Schedule”) delivered by (i) the Depositor or the Master Servicer under the Pooling and Servicing Agreement and (ii) the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II.
CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1.                                Custodian to Act as Agent: Acceptance of Mortgage Files.  The Custodian, as the duly appointed agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans attached hereto (the "Mortgage Files") and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2.                                Recordation of Assignments.  If any Mortgage File relating to the Mortgage Loans includes one or more assignments of Mortgage to the Trustee in a state which is specifically excluded from the Opinion of Counsel delivered by the Seller to the Trustee and the Custodian pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered, at the direction of the Depositor (in written or electronic format), by the Custodian to the Depositor for the purpose of recording it in the appropriate public office for real property records, and the Depositor, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3.                                Review of Mortgage Files.

(a)           On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to the Depositor, EMC, the Master Servicer and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans.

(b)           Within 90 days of the Closing Date (or, with respect to any Substitute Mortgage Loans, within 5 Business Days after the receipt by the Trustee or the Custodian thereof), the Custodian agrees, for the benefit of Certificateholders, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document relating to the Mortgage Loans, and shall execute and deliver to the Depositor, EMC, the Master Servicer and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification.  The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)           Not later than 180 days after the Closing Date (or, with respect to any Substitute Mortgage Loans, within 5 Business Days after the receipt by the Trustee or the Custodian thereof), the Custodian shall review the Mortgage Files relating to the Mortgage Loans as provided in Section 2.02 of the Pooling and Servicing Agreement and execute and deliver to the Depositor, EMC, the Master Servicer and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of such Mortgage Files.

(d)           In reviewing the Mortgage Files relating to the Mortgage Loans as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectibility, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the requesting party with a list of all of the documents missing from the Mortgage Loans then contained in the Mortgage Files.

Section 2.4.                                Notification of Breaches of Representations and Warranties.  Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the Master Servicer, the applicable Servicer and the Trustee.

Section 2.5.                                Custodian to Cooperate: Release of Mortgage Files.  Upon receipt of written notice from the Master Servicer or the Trustee that the Seller has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and that the Repurchase Price therefor has been deposited in the Distribution Account, and a Request for Release (as defined below), the Custodian agrees to promptly release to the Seller the related Mortgage File.

Upon the Custodian's receipt of a request for release (a "Request for Release") substantially in the form of Exhibit D-2 to the Pooling and Servicing Agreement signed by an officer of the related Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by such Servicer upon request, as such list may from time to time be amended (each, a “Servicing Officer”) stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees to promptly release to such Servicer the related Mortgage File.  The Depositor shall deliver to the Custodian, and the Custodian agrees to accept, the Mortgage Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan, which documents the Custodian will review to the extent provided in Article II of the Pooling and Servicing Agreement.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Mortgage Insurance Policy, the related Servicer shall (or if the related Servicer does not, then the Master Servicer may) deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the related Mortgage File be released to such Servicer and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the related Mortgage Loan under any of the Insurance Policies.  Upon receipt of the foregoing, the Custodian shall deliver such Mortgage File to the related Servicer.  All Mortgage Files so released to the related Servicer shall be held by it in trust for the Trustee for the use and benefit of all present and future Certificateholders.  The related Servicer shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefor by such Servicer no longer exists, unless (i) such Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the related Mortgage Loan have been deposited in the Distribution Account or (ii) such Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the related Mortgaged Property either judicially or non-judicially, and the related Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that a Servicer or the Master Servicer is required to deliver to the Custodian a Request for Release, such Servicer or the Master Servicer shall deliver two copies of the Request for Release if delivered in hard copy or such Servicer or the Master Servicer may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed such Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, the assignment of mortgage and the related Mortgage Note shall be returned to the related Servicer or the Master Servicer, as applicable, for execution and endorsement, respectively, pursuant to a power of attorney from the Trustee and for delivery to the Seller.  If the related Servicer or the Master Servicer does not have a power of attorney from the Trustee to execute the applicable assignment and to endorse the related Mortgage Note, such Request for Release shall be accompanied by an assignment of mortgage, without recourse, executed by the Trustee to the Seller and the related Mortgage Note shall be endorsed without recourse by the Trustee (if not in blank) and be returned to the related Servicer or the Master Servicer, as applicable, for delivery to the Seller; provided, however, that in the case of a Mortgage Loan that is registered on the MERS® System, no assignment of mortgage or endorsement of the Mortgage Note by the Trustee, or by the related Servicer or the Master Servicer pursuant to a power of attorney from the Trustee, shall be required.  In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan and if the related Servicer or the Master Servicer does not have a power of attorney from the Trustee to execute the applicable certificate of satisfaction or similar instrument, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the related Servicer or the Master Servicer, as applicable.

Section 2.6.                                Assumption Agreements.  In the event that any assumption agreement,  substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the related Servicing Agreement, shall cause the related Servicer to notify the Custodian that such assumption agreement, substitution of liability agreement or sale of servicing agreement has been completed by forwarding to the Custodian the original of such assumption agreement, substitution of liability agreement or sale of servicing agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III.
CONCERNING THE CUSTODIAN

Section 3.1.                                Custodian as Bailee and Agent of the Trustee.  With respect to each Mortgage Note and other documents constituting each Mortgage File relating to the Mortgage Loans which are delivered to the Custodian, the Custodian is exclusively the bailee and agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage File for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.  Except upon compliance with the provisions of Section 2.5 of this Agreement with respect to any Mortgage Loan, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Depositor, the Seller, any Servicer or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2.                                [Reserved.]

Section 3.3.                                Custodian May Own Certificates.  The Custodian in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not Custodian.

Section 3.4.                                Custodian's Fees and Expenses.  The Depositor covenants and agrees to cause the Seller to pay the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian pursuant to a letter agreement between the Custodian and the Seller.  In addition, the Seller will pay or reimburse the Custodian upon its request for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its negligence or bad faith, or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.5.                                Custodian May Resign; Trustee May Remove Custodian.  The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans.  Upon receiving such notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt notice thereof to the Depositor, the Master Servicer, the Servicers and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian.  If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time with the consent of the Master Servicer.  In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder.  Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority, shall be able to satisfy the other requirements contained in Section 3.7 and shall be unaffiliated with any Servicer or the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.5 shall become effective upon acceptance of appointment by the successor Custodian.  The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian.  No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.6.                                Merger or Consolidation of Custodian.  Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder (provided such Person shall satisfy the requirements set forth in Section 3.7), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.7.                                Representations of the Custodian.  The Custodian hereby represents, and any successor Custodian hereunder shall represent, that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

Section 3.8.                                Duties and Obligations of the Custodian.

(a)           The Custodian shall be under no duty or obligation to inspect, review or examine the Mortgage Files to determine that the contents thereof are appropriate for the represented purpose or that they have been actually recorded or that they are other than what they purport to be on their face.

(b)           The Custodian shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, adequacy or perfection or any lien upon or security interest in the Mortgage Files.

(c)           Any other provision of this Agreement to the contrary notwithstanding, the Custodian shall have no notice, and shall not be bound by any of the terms and conditions of any other document or agreement executed or delivered in connection with, or intended to control any part of, the transactions anticipated by or referred to in this Agreement unless the Custodian is a signatory party to that document or agreement.

(d)           The Custodian may rely on and shall be protected in acting in good faith upon any certificate, instrument, opinion, notice, magnetic tape, letter, telegram or other document, or any security, delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties; but in the case of any loan document or other request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Custodian, the Custodian shall be under a duty to examine the same to determine whether or not it conforms prima facie to the requirements of this Custodial Agreement.

(e)           The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection therewith, except in the case of its negligent performance or omission.

(f)           The Custodian shall have no obligation to verify the receipt of any such documents the existence of which was not made known to the Custodian by the Mortgage Files.

(g)           The Custodian shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

ARTICLE IV.
COMPLIANCE WITH REGULATION AB

Section 4.1.                                Intent of the parties; Reasonableness.  The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor, the Master Servicer and the Trustee with the provisions of Regulation AB and related rules and regulations of the Commission.  The Depositor, the Master Servicer and the Trustee shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act.  Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and the Custodian agrees to comply with requests made by the Depositor, the Master Servicer and the Trustee in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB to the extent reasonably practicable, unless otherwise advised in writing by counsel.  The Custodian shall cooperate reasonably with the Depositor, the Master Servicer and the Trustee to deliver to the Depositor and the Master Servicer (including any of their respective assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor, the Master Servicer and the Trustee to permit the Depositor, the Master Servicer and the Trustee to comply with the provisions of Regulation AB.

Section 4.2.                                Additional Representations and Warranties of the Custodian.

(a)           The Custodian hereby represents and warrants that the information with respect to the Custodian set forth in the Prospectus Supplement under the caption "Description of the Certificates—The Custodians—Treasury Bank" (the "Custodian Disclosure") does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its Custodian obligations under this Agreement; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it that would affect or interfere with the performance of its obligations hereunder; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, issuing entity, servicer (other than Countrywide Home Loan Servicing LP), trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the securitization transaction contemplated by the Pooling and Servicing Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a "Transaction Party") that would affect or interfere with the performance of its obligations hereunder and have not been previously disclosed to the Depositor and the Trustee.

(c)           If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (1) of this section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3.                                Additional Information to Be Provided by the Custodian.  For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor’s reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor, the Trustee and the Master Servicer in writing of any material litigation or governmental proceedings pending against the Custodian (including any such proceedings known to be contemplated by the governmental authorities) that would be material to Certificateholders, and (b) provide to the Depositor, the Trustee and the Master Servicer a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor, the Trustee or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4.                                Report on Assessment of Compliance and Attestation.  On or before March 15 of each calendar year in which a Form 10-K is required to be filed with respect to the Trust, the Custodian shall:

(a)           deliver to the Depositor, the Master Servicer and the Trustee a report (in form and substance reasonably satisfactory to the Depositor) regarding the Custodian’s assessment of compliance with the Applicable Servicing Criteria as set forth in Exhibit Four during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Depositor and the Trustee signed by an authorized officer of the Custodian, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit Four hereto; and

(b)           deliver to the Depositor, the Master Servicer and the Trustee, a report of a registered public accounting firm reasonably acceptable to the Master Servicer, the Depositor and the Trustee that attests to, and reports on, the assessment of compliance made by the Custodian and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act.

Section 4.5.                                Indemnification; Remedies.

(a)           The Custodian shall indemnify the Depositor, each affiliate of the Depositor, the Master Servicer, the Trustee and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)           (A) any untrue statement of a material fact contained or alleged to be contained in the Custodian Disclosure and any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)           any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV; or

(iii)           the negligence, bad faith or willful misconduct of the Custodian in the performance of its obligations under this Article IV.

(b)           In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor, the Trustee and the Master Servicer for all costs reasonably incurred by the Depositor and the Master Servicer, respectively, in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

(c)           In no event shall the Custodian or its directors, officers and employees be liable for any special, indirect or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnified Party, then the Custodian agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Custodian on the other.  This indemnification shall survive the termination of this Agreement or the termination of the Custodian.

ARTICLE V.
MISCELLANEOUS PROVISIONS

Section 5.1.                                Notices.  All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing), in which case the notice will be deemed delivered when received.

Section 5.2.                                Amendments.  No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto, and neither the Depositor, the Master Servicer nor the Trustee shall enter into any amendment hereof except as permitted by the Pooling and Servicing Agreement.  The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.3.                                GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO).

Section 5.4.                                Recordation of Agreement.  To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust's expense on direction by the Trustee, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.5.                                Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address: Wells Fargo Bank, National Association 9062 Old Annapolis Road, Columbia, Maryland 21045 Attn: Client Manager - BSARM 2007-5 Telecopy: (410) 715-2380	WELLS FARGO BANK, N.A., not individually but solely as Trustee By:___________________________________ Name: Title:
Address: 383 Madison Avenue New York, New York 10179	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. By:___________________________________ Name: Title:
Address: 2780 Lake Vista Drive Lewisville, Texas 75067 (214) 626-4889 Attention: Michelle Viner	EMC MORTGAGE CORPORATION, as Master Servicer and Seller By:___________________________________ Name: Title:
Address: 4100 E. Los Angeles Avenue Simi Valley, California 93063 Attention: Teresita Que Telephone: (805) 577-6028 Facsimile: (805) 577-6069	TREASURY BANK, A DIVISION OF COUNTRYWIDE BANK FSB, as Custodian By:___________________________________ Name: Title:

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the 31st day of August, 2007 before me, a notary public in and for said State, personally appeared _____________________, known to me to be an _____________________ of Wells Fargo Bank, N.A., a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
On the 31st day of August, 2007 before me, a notary public in and for said State, personally appeared _______________, known to me to be a Vice President of Structured Asset Mortgage Investments II Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF	)

On the 31st day of August, 2007 before me, a notary public in and for said State, personally appeared __________________known to me to be an authorized representative of EMC Mortgage Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF	)

On the 31st day of August, 2007 before me, a notary public in and for said State, personally appeared ______________, known to me to be a __________________ of Treasury Bank, a division of Countrywide Bank FSB, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

SCHEDULE 1

Mortgage Loans

[Provided upon Request]

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

August 31, 2007

Wells Fargo Bank, National Association,
9062 Old Annapolis Road
Columbia, MD 21045

Structured Asset Mortgage Investments II Inc.
383 Park Avenue
New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention: Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Re:
Custodial Agreement, dated as of August 31, 2007, by and among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, and Treasury Bank, a division of Countrywide Bank FSB relating to Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement, and subject to Section 2.02 of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement (other than with respect to clause (b)(v) thereof, for which no review has been made) with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

TREASURY BANK, A DIVISION OF COUNTRYWIDE BANK N.A.

By:
Name:
Title:

SCHEDULE A TO EXHIBIT ONE

Exceptions

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

_________ ___, 200__

Wells Fargo Bank, National Association,
9062 Old Annapolis Road
Columbia, MD 21045
Attn:  Client Manager - BSARM 2007-5

Structured Asset Mortgage Investments II Inc.
383 Park Avenue
New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention: Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Re:
Custodial Agreement, dated as of August 31, 2007, by and among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, and Treasury Bank, a division of Countrywide Bank FSB relating to Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement (other than with respect to clause (b)(v) thereof, for which no review has been made) with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents related to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

TREASURY BANK, A DIVISION OF COUNTRYWIDE BANK N.A.

By:
Name:
Title:

SCHEDULE A TO EXHIBIT TWO

Exceptions

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

_________ ___, 200__

Wells Fargo Bank, National Association,
9062 Old Annapolis Road
Columbia, MD 21045
Attn:  Client Manager - BSARM 2007-5

Structured Asset Mortgage Investments II Inc.
383 Park Avenue
New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention:  Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Re:
Custodial Agreement, dated as of August 31, 2007, by and among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, and Treasury Bank, a division of Countrywide Bank FSB relating to Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement (other than with respect to clause (b)(v) thereof, for which no review has been made) with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that an original of each document related thereto required to be recorded has been returned from the related recording office with evidence of recording thereon, or a certified copy has been obtained from the related recording office, with any exceptions listed in Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

TREASURY BANK, A DIVISION OF COUNTRYWIDE BANK N.A.

By:
Name:
Title:

SCHEDULE A TO EXHIBIT THREE

Exceptions

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”;

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt and identification, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT H-1

COUNTRYWIDE SERVICING AGREEMENT

This is a Seller’s Warranties and Servicing Agreement for residential adjustable rate first lien mortgage loans, dated and effective as of September 1, 2002, and is executed between EMC Mortgage Corporation, as purchaser (the “Purchaser”), and Countrywide Home Loans, Inc., as seller and servicer (the “Company”).

W I T N E S S E T H:

WHEREAS, from time to time the Purchaser has agreed to purchase from the Company and from time to time the Company has agreed to sell to the Purchaser certain Mortgage Loans (excluding the right to service the Mortgage Loans which the Company expressly retains);

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule, which is annexed hereto as Exhibit A;
WHEREAS, the Company has agreed to service, from time to time, certain of the Mortgage Loans acquired by the Purchaser in accordance with the terms and provisions of this Agreement; and

WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the management, servicing and control of the Mortgage Loans which from time to time are subject to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Accepted Servicing Practices:  With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Agency Transfer:  The sale or transfer by Purchaser of some or all of the Mortgage Loans to Fannie Mae under its Cash Purchase Program or its MBS Swap Program (Special Servicing Option) or to Freddie Mac under its Freddie Mac Cash Program or Gold PC Program, retaining the Company as “servicer thereunder”.

Agreement:  This Seller’s Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

ALTA:  The American Land Title Association or any successor thereto.

Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

Approved Flood Certification Provider:  Any provider acceptable to Fannie Mae and Freddie Mac.

Assignment and Conveyance: An Assignment and Conveyance in the form of Exhibit 6 to the Mortgage Loan Purchase Agreement dated as of the date hereof, by and between the Seller and the Purchaser.

Assignment of Mortgage:  An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

BIF:  The Bank Insurance Fund, or any successor thereto.

Business Day:  Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of New York or California are authorized or obligated by law or executive order to be closed.

Closing Date: The date set forth on the related Confirmation on which the Purchaser from time to time shall purchase and the Company from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule.

Code:  The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Company:  Countrywide Home Loans, Inc., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

Condemnation Proceeds:  All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation:  The trade confirmation letter between the parties hereto which relates to the Mortgage Loans on the related Closing Date.

Convertible Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan at any time between the first anniversary and the fifth anniversary of the origination of the mortgage loan.

Custodial Account:  The separate account or accounts created and maintained pursuant to Section 4.04.

Custodial Agreement: That certain Custodial Agreement, dated as of November 23,1999 by and between the Purchaser and Wells Fargo Bank Minnesota, N.A.

Custodian:  The Custodian under the Custodial Agreement, or its successor in interest or assigns or any successor to the Custodian under the Custodial Agreement as provided therein.

Cut-off Date: The date set forth on the related Confirmation.

Deleted Mortgage Loan:  A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

Determination Date:  The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Disqualified Organization:  An organization defined as such in Section 860E(e) of the Code.

Due Date:  The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace. With respect to the Mortgage Loans for which payment from the Mortgagor is due on a day other than the first day of the month, such Mortgage Loans will be treated as if the Monthly Payment is due on the first day of the month of such Due Date.

Due Period:  With respect to each Remittance Date, the prior calendar month.

Eligible Investments:  Any one or more of the obligations and securities listed below which investment provides for a date of maturity not later than the Determination Date in each month:

(i)  direct obligations of, and obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; and

(ii)  federal funds, demand and time deposits in, certificates of deposits of, or bankers’ acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) are rated “P-1” by Moody’s Investors Service, Inc. and the long-term debt obligations of such holding company) are rated “P-1” by Moody’s Investors Service, Inc. and the long-term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the long-term debt obligations of such holding company) are rated at least “Aa” by Moody’s Investors Service, Inc.;

(iii)  investments and securities otherwise acceptable to Fannie Mae and Freddie Mac.

provided, however, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

Errors and Omissions Insurance Policy:  An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

Escrow Account:  The separate account or accounts created and maintained pursuant to Section 4.06.

Escrow Payments:  With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default:  Any one of the conditions or circumstances enumerated in Section 10.01.

Fannie Mae:  The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guides:  The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto.

FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

First Remittance Date:  As stated in the related Mortgage Loan Purchase Agreement.

5/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first five (5) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

Freddie Mac:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

GEMICO:  General Electric Mortgage Insurance Corporation or any successor thereto.

Gross Margin: With respect to each Mortgage Loan, the fixed percentage amount set forth on the related Mortgage Note, which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

Index: With respect to any individual Treasury Rate Mortgage Loan, and with respect to any individual 10/1 ARM Mortgage Loan, 5/1 ARM Mortgage Loan or 3/1 ARM Mortgage Loan commencing from and after the 120th Monthly Payment, sixtieth Monthly Payment, or the thirty-sixth Monthly Payment thereof, respectively, Index shall mean a rate per annum equal to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in statistical release No. H 15 (519) or any similar publication as available 45 days prior to the Interest Rate Adjustment Date. With respect to any individual LIBOR Mortgage Loan, Index shall mean a rate per annum equal to the average of interbank offered rates for twelve month U.S. dollar denominated deposits in the London market as determined as set forth in the related Mortgage Note. With respect to any individual CD Mortgage Loan, Index shall mean a rate per annum equal to the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Federal Reserve Board in statistical release No. H 15 (519) or similar publication as available 45 days prior to the Interest Rate Adjustment Date.

Initial Rate Cap: With respect to each Mortgage Loan and the initial Interest Rate Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase or decrease from the Mortgage Interest Rate in effect immediately prior to such Interest Rate Adjustment Date.

Insurance Proceeds:  With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Rate Adjustment Date: The date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

LIBOR Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is adjusted annually based upon the rate per annum equal to the average of interbank offered rates for twelve month U.S. dollar denominated deposits in the London market as published in The Wall Street Journal.

Lifetime Mortgage Interest Rate Cap: With respect to each Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate cannot be adjusted. The Mortgage Interest Rate during the term of a Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Mortgage Loan by more than 5% per

Liquidation Proceeds:  Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV:  With respect to any Mortgage Loan, the ratio of the Stated Principal Balance of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated) to the lesser of (a) the Appraised Value of the Mortgaged Property and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property, expressed as a percentage.

LPMI Loan:  A Mortgage Loan with a LPMI Policy.

LPMI Policy: A policy of primary mortgage guaranty insurance issued by another Qualified Insurer pursuant to which the related premium is to be paid by the Servicer of the related Mortgage Loan from payments of interest made by the Mortgagor in an amount as is set forth in the related Confirmation and related Mortgage Loan Schedule.

LPMI Fee: With respect to each LPMI Loan, the portion of the Mortgage Interest Rate as set forth on the related Mortgage Loan Schedule (which shall be payable solely from the interest portion of Monthly Payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds), which, during such period prior to the required cancellation of the LPMI Policy, shall be used to pay the premium due on the related LPMI Policy.

MERS:  Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan:  Any Mortgage Loan registered with MERS on the MERS System.

MERS System:  The system of recording transfers of mortgages electronically maintained by MERS.

MIN:  The Mortgage Identification Number for any MERS Mortgage Loan.

Monthly Advance:  The portion of Monthly Payment delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

Monthly Payment:  The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage:  The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File:  The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy:  A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which Interest accrues on any Mortgage Loan as adjusted from time to time in accordance with the provisions of the related Mortgage Note and in compliance with the related Initial Rate Cap, Lifetime Mortgage Interest Rate Cap and Periodic Rate Cap, if any, of the related Mortgage Note.

Mortgage Loan: An individual Convertible or Non-Convertible, Treasury Rate, LIBOR, 5/1 ARM, or 3/1 ARM Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, condemnation proceeds, Insurance Proceeds, REO disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents:  The documents listed in Exhibit C hereto.

Mortgage Loan Package: A pool of Mortgage Loans sold to the Purchaser by the Company on a Closing Date.

Mortgage Loan Remittance Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus (i) the Servicing Fee Rate and (ii) with respect to LPMI Loans, the LPMI Fee.

Mortgage Loan Schedule: With respect to each Mortgage Loan Package, a schedule of Mortgage Loans annexed hereto as Annex A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company’s Mortgage Loan identifying number; (2) the Mortgagor’s name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied a second home, or an investment property; (5) the number and type of residential units constituting the Mortgaged Property; (6) the original months to maturity; (7) the Loan-to-Value Ratio at origination; (8) the Mortgage Interest Rate as of the Cut-off Date; (9) the date on which the initial Monthly Payment was due on the Mortgage Loan; (10) the stated maturity date; (11) the amount of the Monthly Payment as of the Cut-off Date; (12) the last payment date on which a payment was actually applied to the outstanding principal balance; (13) the original principal amount of the Mortgage Loan; (14) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (15) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (16) a code indicating the documentation style (i.e. full, alternative or reduced); (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the lifetime maximum Mortgage Interest Rate under the terms of the Mortgage Note; (20) the date the Mortgage Loan was originated; (21) the Periodic Rate Cap; (22) a code indicating the company providing private mortgage insurance; (23) a code indicating if the Mortgage Loan is convertible; (24) the Servicing Fee Rate; (25) the LPMI Fee, if any; and (26) the Initial Rate Cap. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.  The Mortgage Loan Schedule may consist of multiple reports that collectively set forth all of the required information.

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property:  The real property securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor:  The obligor on a Mortgage Note.

Non-Convertible Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which does not contain a provision whereby the Mortgagor may convert the Mortgage Loan to a fixed-rate mortgage loan.

Officer’s Certificate:  A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel:  A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to compliance with the REMIC Provisions, must be an opinion of counsel who (i) is in fact independent of the Company and any master servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Company or any master servicer of the Mortgage Loans or in an affiliate of either and (iii) is not connected with the Company or any master servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

Pass-Through Transfer:  The sale or transfer of some or all of the Mortgage Loans to a trust to be formed as part of a publicly-issued and/or privately placed, rated or unrated, mortgage pass-through transaction, retaining the Company as “servicer” (with or without a master servicer) thereunder.

Periodic Rate Cap: With respect to each Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

Person:  Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

PMI:  PMI Mortgage Insurance Co., or any successor thereto.

PMI Policy:  A policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

Pool Insurer:  Any of GEMICO, PMI or UGI.

Prepayment Interest Shortfall Amount:  With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Due Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan’s Due Date in such Due Period, the amount of interest (net the related Servicing Fee) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

Prime Rate:  The prime rate announced to be in effect from time to time, as published as the average rate in the “Money Rates” section of TheWallStreetJournal.

Principal Prepayment:  Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period:  The month preceding the month in which the related Remittance Date occurs.

Purchaser:  EMC Mortgage Corporation or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

Qualified Depository:  A depository the accounts of which are insured by the FDIC through the BIF or the SAIF or the debt obligations of which are rated AA (or the equivalent rating category) or better by national recognized statistical rating organization.

Qualified Insurer:  A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

Qualified Substitute Mortgage Loan:  A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than and not more than 2% greater than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) have a Gross Margin not less than that of the Deleted Mortgage Loan; (v) comply with each representation and warranty set forth in Sections 3.01 and 3.02; (v) use the same Index for determining the Mortgage Interest Rate as the Deleted Mortgage Loan; (vi) have the same provision with respect to convertibility as the Deleted Mortgage Loan; and (viii) be a REMIC Eligible Mortgage Loan.

Rating Agency:  Any of Fitch, Moody’s or Standard & Poor’s or their respective successors designed by the Purchaser.

Reconstitution Agreements:  The agreement or agreements entered into by the Purchaser, the Company, Fannie Mae or Freddie Mac or certain third parties on the Reconstitution Date(s) with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Pass-Through Transfer or an Agency Transfer as set forth in Section 7.01, including, but not limited to, (i) a Fannie Mae Mortgage Selling and Servicing Contract, a Pool Purchase Contract, and any and all servicing agreements and tri-party agreements reasonably required by Fannie Mae with respect to a Fannie Mae Transfer, (ii) a Purchase Contract and all purchase documents associated therewith as set forth in the Freddie Mac Sellers’ & Servicers’ Guide, and any and all servicing agreements and tri-party agreements reasonably required by Freddie Mac with respect to a Freddie Mac Transfer, and (iii) a Pooling and Servicing Agreement and/or a subservicing/master servicing agreement and related custodial/trust agreement and related documents with respect to a Pass-Through Transfer. Such agreement or agreements shall prescribe the rights and obligations of the Company in servicing the related Mortgage Loans and shall provide for servicing compensation to the Company (calculated on a weighted average basis for all the related Mortgage Loans as of the Reconstitution Date), net of any guarantee fees due Fannie Mae or Freddie Mac, if applicable, at least equal to the Servicing Fee due the Company in accordance with this Agreement or the servicing fee required pursuant to the Reconstitution Agreement. The form of relevant Reconstitution Agreement to be entered into by the Purchaser and/or master servicer or trustee and the Company with respect to Pass-Through Transfers shall be reasonably satisfactory in form and substance to the Purchaser and the Company, shall not material increase the Company’s obligations or diminish the Company’s rights hereunder and the representations and warranties and servicing provisions contained therein shall be substantially similar to those contained in this Agreement, unless otherwise mutually agreed by the parties.

Reconstitution Date:  The date or dates on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of an Agency Transfer or a Pass-Through Transfer pursuant to Section 7.01 hereof. On such date or dates, the Mortgage Loans transferred shall cease to be covered by this Agreement and the Company’s servicing responsibilities shall cease under this Agreement with respect to the related transferred Mortgage Loans.

Record Date:  The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

REMIC:  A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Documents:  The document or documents creating and governing the administration of a REMIC.

REMIC Eligible Mortgage Loan:  A Mortgage Loan held by a REMIC which satisfies and/or complies with all applicable REMIC Provisions.

REMIC Provisions:  Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 86OG of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date:  The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month, beginning with the First Remittance Date.

REO Disposition:  The final sale by the Company of any REO Property.

REO Disposition Proceeds:  All amounts received with respect to an REO Disposition pursuant to Section 4.16.

REO Property:  A Mortgaged Property acquired by the Company on behalf of the Purchasers through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

Repurchase Price:  With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF:  The Savings Association Insurance Fund, or any successor thereto.

Securities Act of 1933 or the 1933 Act:  The Securities Act of 1933, as amended.

Servicing Advances:  All customary, reasonable and necessary “out of pocket” costs and expenses other than Monthly Advances (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including without limitation, foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08.

Servicing Fee:  With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: 0.25% per annum with respect to the period prior to the initial Interest Adjustment Date and, for the 5/1 7/1 and 10/1 ARM Loans 0.375% thereafter.

Servicing File:  With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in Exhibit B the originals of which are delivered to the Custodian pursuant to Section 2.01.

Servicing Officer:  Any officer of the Company involved in or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

7/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first seven (7) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

Stated Principal Balance:  As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer:  Any Subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement:  An agreement between the Company and a Subservicer for the servicing of the Mortgage Loans.

10/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first ten (10) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

3/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first three (3) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan.

Treasury Rate Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is adjusted based upon the weekly average yield on U.S. Treasury securities.

Underwriting Guidelines:  The underwriting guidelines of the Company with respect to mortgage loans similar to the Mortgage Loans, attached hereto as  Exhibit H.

UGI:  United Guaranty Residential Insurance Company or any successor thereto.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; DELIVERY OF DOCUMENTS

Section 2.01	Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing Files.

The Company, on each Closing Date, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of the Company in and to the Mortgage Loans in the related Mortgage Loan Package, excluding the right to service the Mortgage Loans which the Company expressly retains. Pursuant to Section 2.03, the Company has delivered the Mortgage Loan Documents for each Mortgage Loan in the Mortgage Loan Package to the Custodian.

The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian. The possession of each Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. Each Servicing File shall be segregated from the other books and records of the Company and shall be marked appropriately to reflect clearly the sale of the related Mortgage Loan to the Purchaser. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company’s servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03, 3.05, 3.07, or 6.02.

Section 2.02	Books and Records; Transfers of Mortgage Loans.

From and after the sale of the Mortgage Loans to the Purchaser all rights arising out of the Mortgage Loans in a Mortgage Loan Package including but not limited to all funds received on or in connection with the Mortgage Loan, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

The sale of each Mortgage Loan in a Mortgage Loan Package shall be reflected on the Company’s balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae Selling and Servicing Guide, as amended from time to time.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that (i) the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer and an assignment and assumption of this Agreement in the form of Exhibit G hereto executed by the transferee shall have been delivered to the Company, and (ii) with respect to each Mortgage Loan Package, in no event shall there be more than five Persons at any given time having the status of “Purchaser” hereunder. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred.  Purchaser shall not to transfer to any assignee any pool of Mortgage Loans with a aggregate outstanding principal balance of less than $10,000,000 without the consent of the Company; provided, however, if the Company fails to consent to the transfer of a pool of Mortgage Loans as contemplated in this sentence, Purchaser shall have the right to purchase the servicing rights associated with such Mortgage Loans at a price to mutually agreed to by Purchaser and Company, exercising good faith.

Section 2.03	Delivery of Documents.

On or before the date which is agreed upon by the Purchaser and the Company in the related Confirmation, the Company shall deliver and release to the Custodian those Mortgage Loan Documents as required by this Agreement with respect to each Mortgage Loan in the related Mortgage Loan Package a list of which is attached to the related Assignment and Conveyance.

On or prior to the related Closing Date, the Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Company shall be responsible for maintaining the Custodial Agreement for the benefit of the Purchaser. Purchaser shall pay all fees and expenses of the Custodian.

The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its submission for recordation.

In the event an Officer’s Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 180 days of the related Closing Date, an Officer’s Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

On or prior to the date which is three Business Days prior to the related Closing Date, the Company shall deliver to the Purchaser the related Mortgage Loan Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;
REMEDIES AND BREACH

Section 3.01	Company Representations and Warranties.

The Company represents and warrants to the Purchaser that as of each Closing Date:

(a)  Due Organization and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite corporate action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

(b)  Ordinary Course of Business.  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)  No Conflicts.  Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(d)  Ability to Service.  The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)  Reasonable Servicing Fee.  The Company acknowledges and agrees that the Servicing Fee, as calculated at the Servicing Fee Rate, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

(f)  Ability to Perform.  The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company’s creditors;

(g)  No Litigation Pending.  There is no action, suit, proceeding or investigation pending or to the best of the Company’s knowledge threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Company contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

(h)  No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

(i)  Selection Process.  The Mortgage Loans were selected from among the adjustable rate one- to four-family mortgage loans in the Company’s portfolio at the related Closing Date as to which the representations and warranties set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

(j)  Pool Characteristics.  With respect to each Mortgage Loan Package, the Mortgage Loan characteristics set forth on Exhibit 2 to the related Assignment and Conveyance are true and complete.

(k)  No Untrue Information. Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

(l)  Sale Treatment.  The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

(m)  Financial Statements. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s most recent financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(n)  No Brokers’ Fees.  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

(o)  Origination.  The Company’s decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Company’s Underwriting Guidelines, and is in no way made as a result of  Purchaser’s decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

(p)  MERS.  The Company is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS;

Section 3.02	Representations and Warranties Regarding Individual Mortgage Loans.

As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

(a)  Mortgage Loans as Described.  The information set forth in each Mortgage Loan Schedule is complete, true and correct in all material respects;

(b)  Payments Current.  All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan has been more than 30 days delinquent at any time in the twelve months prior to the related Closing Date. The first Monthly Payment shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c)  No Outstanding Charges.  There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d)  Original Terms Unmodified.  The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(e)  No Defenses.  The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f)  Hazard Insurance.  Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect which policy conforms to the requirements of Section 4.10. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not engaged in, and has no knowledge of the Mortgagor’s or any Subservicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including without limitation, no unlawful fee, unlawful commission, unlawful kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

(g)  Compliance with Applicable Laws.  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser’s inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

(h)  No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(i)  Location and Type of Mortgaged Property.  The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development shall conform with the Company’s Underwriting Guidelines regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes;

(j)  Valid First Lien.  The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)  the lien of current real property taxes and assessments not yet due and payable;

(2)  covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or to otherwise considered in the appraisal made for the originator of the Mortgage Loan or (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)  other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secured debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(k)  Validity of Mortgage Documents.  The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud was committed by the Company, or to the Company's knowledge by any other person including the Mortgagor, in connection with the origination or servicing of the Mortgage Loan.  The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

(l)  Full Disbursement of Proceeds.  The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)  Ownership.  The Company is the sole owner of record and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Company has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan therein to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement;

(n)  Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(o)  LTV, PMI Policy. Any Mortgage Loan with an LTV over 80% has a PMI Policy insuring, as to payment defaults, the excess LTV over 71% (or such other percentage as stated in the related Confirmation) of the Appraised Value until the LTV of such Mortgage Loan is reduced to 80%. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith; provided, that, with respect to LPMI Loans, the Company is obligated thereunder to maintain the LPMI Policy and to pay all premiums and charges in connection therewith.  The Mortgage Interest Rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any insurance premium excluded any premium for the LPMI Policy;

(p)  Title Insurance.  The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent that a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (j) of this Section 3.02. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Company is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

(q)  No Defaults.  There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

(r)  No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(s)  Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(t)  Origination; Payment Terms.  The Mortgage Loan was originated by either i) the Company, which is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or ii) an entity that is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a Federal or state authority.  The interest rate on the related Mortgage Note is adjusted annually in the case of Treasury Rate Mortgage Loans and LIBOR Mortgage Loans on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin, subject to the Initial Rate Cap, Periodic Rate Cap and the Lifetime Mortgage Interest Rate Cap as set forth in the Mortgage Note. The Mortgage Interest Rate for a 5/1 ARM Mortgage Loan and a 3/1 ARM Mortgage Loan is adjusted annually commencing from and after the sixtieth Monthly Payment and the thirty-sixth Monthly Payment, respectively, in the same manner as a Treasury Rate Mortgage Loan and LIBOR Mortgage Loan, provided, however, that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for such 5/1 ARM Mortgage Loan (the Initial Rate Cap does apply). The Mortgage Note is payable each month in monthly installments of principal and interest, with interest in arrears, and requires Monthly Payments sufficient to amortize the original principal balance of the Mortgage Loan over a term of no more than 30 years. Each Convertible Mortgage Loan contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan at any time between the first and fifth anniversary of the origination of the Mortgage Loan. No Mortgage Loan has a provision for negative amortization;

(u)  Customary Provisions.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(v)  Conformance with Underwriting Guidelines.  The Mortgage Loan was underwritten in accordance with the Company’s Underwriting Guidelines in effect at the time the Mortgage Loan was originated.;

(w)  Occupancy of the Mortgaged Property.  As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence;

(x)  No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

(y)  Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchasers to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(z)  Acceptable Investment.  The Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(aa)  Delivery of Mortgage Documents.  The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered for the Mortgage Loan by the Company under this Agreement as set forth in Exhibit C attached hereto have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit B, except for such documents the originals of which have been delivered to the Custodian;

(bb)  Condominiums/Planned Unit Developments.  If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project meets Company’s Underwriting Guidelines with respect to such condominium or planned unit development;

(cc)  Transfer of Mortgage Loans.  The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(dd)  Due on Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagor thereunder;

(ee)  No Buydown Provisions; No Graduated Payments or Contingent Interests.  The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ff)  Consolidation of Future Advances.  Any future advances made prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(gg)  Mortgaged Property Undamaged.  There is no proceeding pending or, to the best of the Company’s knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; and

(hh)  Collection Practices; Escrow Deposits.  The origination, servicing  and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all respects in compliance with all applicable laws and regulations. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item which remains unpaid and which has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(ii)  Appraisal.  The Mortgage File contains an appraisal of the related Mortgage Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae, Freddie Mac or Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(jj)  Soldiers’ and Sailors’ Relief Act.  The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940;

(kk)  Environmental Matters.  The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of the Company’s knowledge, there is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting a prerequisite to use and enjoyment of said property;

(ll)  No Construction Loans.  No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgaged Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property;

(mm)  Insurance. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;  No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

(nn)  Regarding the Mortgagor.  The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Fannie Mae guidelines for such trusts.

(oo)  Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” or “predatory” loans under any other applicable state, federal or local law.

(pp)  Simple Interest Mortgage Loans.  None of the Mortgage Loans are simple interest Mortgage Loans.

(qq)   Single Premium Credit Life Insurance.  None of the proceeds of the Mortgage Loan were used to finance single-premium credit life insurance policies.

(rr)  Tax Service Contract The Company has obtained a life of loan, transferable real estate Tax Service Contract on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Purchaser;

(ss)  Flood Certification Contract. The Company has obtained a life of loan, transferable flood certification contract with a Approved Flood Certification Provider for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Purchaser;

(tt)  FICO Scores. Each Mortgage Loan has a non-zero FICO score;

(uu)  Prepayment Fee.  With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by the Company, and each prepayment penalty in permitted pursuant to federal, state and local law.  No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated.  Except as otherwise set forth in the related Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment fee, such prepayment fee is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan; and

(vv)  Recordation.  Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Company, or is in the process of being recorded;

(ww)  Leaseholds.                                If the Mortgaged Property is subject to a ground lease or any other type of leasehold interest, the ground lease or other leasehold interest exceeds the remaining term of the related Mortgage Loan.

Section 3.03	Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser, or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan (in the case of any of the foregoing, a “Breach”), the party discovering such Breach shall give prompt written notice to the other.

With respect to those representations and warranties which are made to the best of the Company’s knowledge, if it is discovered by the Company or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest of the Purchaser (or which materially and adversely affects the value of a Mortgage Loan or the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), notwithstanding the Company’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

Within 60 days of the earlier of either discovery by or notice to the Company of any Breach of a representation or warranty, the Company shall use its best efforts promptly to cure such Breach in all material respects and, if such Breach cannot be cured, the Company shall, at the Purchaser’s option and subject to Section 3.06, repurchase such Mortgage Loan at the Repurchase Price. In the event that a Breach shall involve any representation or warranty set forth in Section 3.01, and such Breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Company of such Breach, all of the Mortgage Loans shall, at the Purchaser’s option and subject to Section 3.06, be repurchased by the Company at the Repurchase Price. However, if the Breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such Breach within 120 days of the related Closing Date, the Company shall, at the Purchaser’s option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a “Deleted Mortgage Loan”) and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. For the month of substitution, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

Any cause of action against the Company relating to or arising out of the Breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such Breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failure by the Company to cure such Breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

Section 3.04	Indemnification.

The Company agrees to indemnify the Purchaser and hold it harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related any assertion based on, grounded upon resulting from a Breach of any of the Company’s representations and warranties contained herein. In addition to the obligations of the Company set forth in this Section 3.04, the Purchaser may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages.  The provisions of this Section 3.04 shall survive termination of this Agreement.

It is understood and agreed that the obligations of the Company set forth in Sections 3.03 and 3.04 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser constitute the sole remedies of the Purchaser respecting a Breach of the foregoing representations and warranties.

Section 3.05	Repurchase Upon Conversion.

In the event the Mortgagor under any Convertible Mortgage Loan elects to convert said Mortgage Loan to a fixed rate mortgage loan, as provided in the related Mortgage Note, then the Company shall repurchase the related Mortgage Loan in the month the conversion takes place and in the manner prescribed in Section 3.04 at the Repurchase Price.

Section 3.06	Restrictions and Requirements Applicable in the Event that a Mortgage Loan is Acquired by a REMIC

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, the following provisions shall be applicable to such Mortgage Loan:

(A)	Repurchase of Mortgage Loans.

With respect to any Mortgage Loan that is not in default or as to which no default is imminent, no repurchase or substitution pursuant to Subsection 3.03, 3.05, 3.07 or 7.02 shall be made, unless, if so required by the applicable REMIC Documents the Company has obtained an Opinion of Counsel to the effect that such repurchase will not (i) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

(B)	General Servicing Obligations.

The Company shall sell any REO Property within two years after its acquisition by the REMIC unless (i) the Company applies for an extension of such two-year period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or (ii) the Company obtains for the Purchaser an Opinion of Counsel, addressed to the Purchaser and the Company, to the effect that the holding by the REMIC of such REO Property subsequent to such two year period will not result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code or cause the REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) or result in the receipt by the REMIC of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or any “net income from foreclosure property” which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the Company shall either itself or through an agent selected by the Company protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Purchaser, rent the same, or any part thereof, as the Company deems to be in the best interest of the Company and the Purchaser for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as “rents from real property” as defined in Section 856(d) of the Code.

(C)	Additional Covenants.

In addition to the provision set forth in this Section 3.06, if a REMIC election is made with respect to the arrangement under which any of the Mortgage Loans or REO Properties are held, then, with respect to such Mortgage Loans and/or REO Properties, and notwithstanding the terms of this Agreement, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860G(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

If a REMIC election is made with respect to the arrangement under which any Mortgage Loans or REO Properties are held, the Company shall amend this Agreement such that it will meet all Rating Agency requirements.

Section 3.07	Review of Mortgage Loans

From the related Closing Date until the date 15 days after the related Closing Date, the Purchaser shall have the right to review the Mortgage Files and obtain BPOs and other property evaluations on the Mortgaged Properties relating to the Mortgage Loans purchased on the related Closing Date, with the results of such BPO or property evaluation reviews to be communicated to the Company for a period up to 15 days after the related Closing Date.  In addition, the Purchaser shall have the right to reject any Mortgage Loan which in the Purchaser’s sole determination (i) fails to conform to the Underwriting Guidelines, (ii) the value of the Mortgaged Property pursuant to any BPO or property evaluation varies by more than plus or minus 15% from the lesser of (A) the original appraised value of the Mortgage Property or (B) the purchase price of the Mortgaged Property as of the date of origination (a “Value Issue”), (iii) the Mortgage Loan is underwritten without verification of the Borrower’s income and assets and there is no credit report and credit score or (iv) the Purchaser deems the Mortgage Loan not to be an acceptable credit risk. The Company shall repurchase the rejected Mortgage Loan in the manner prescribed in Section 3.03 upon receipt of notice from the Purchaser of the rejection of such Mortgage Loan; provided, that, in the event that the Purchaser rejects a Mortgage Loan due to a Value Issue, the Company may submit to the Purchaser an additional property evaluation for purposes of demonstrating that the Mortgage Loan does not have a Value Issue.  If the Purchaser and the Company fail to resolve such Value Issue within two weeks of the Purchaser presenting such Value Issue to the Company, then Company shall have the right to promptly (a) substitute such Mortgage Loan with a Qualified Substitute Mortgage Loan meeting all the terms hereof, or (b) repurchase such Mortgage Loan in the manner prescribed in Section 3.03.  Any rejected Mortgage Loan shall be removed from the terms of this Agreement.  The Company shall make available all files required by Purchaser in order to complete its review, including capturing all CRA/HMDA required data fields.  Any review performed by the Purchaser prior to the related Closing Date does not limit the Purchaser’s rights or the Company’s obligations under this section. To the extent that the Purchaser’s review discloses that the Mortgage Loans do not conform to the Underwriting Guidelines or the terms set forth in the Purchaser Price and Terms Letter, the Purchaser may in its sole discretion increase its due diligence review and obtain additional BPO’s or other property evaluations.  The additional review may be for any reason including but not limited to credit quality, property valuations, and data integrity.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01	Company to Act as Servicer.

The Company shall service and administer the Mortgage Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices.

Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchasers, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification of any material term of any Mortgage Loan including any modifications that would change the Mortgage Interest Rate change the Index, Lifetime Mortgage Interest Rate Cap, Initial Rate Cap or Gross Margin of any Mortgage Loan, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month’s principal and one month’s interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchasers, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser’s reliance on the Company.

The Mortgage Loans may be subserviced by the Subservicer on behalf of the Company provided that the Subservicer is a Fannie Mae-approved lender or a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer’s fee shall not exceed the Servicing Fee.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor Subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company’s option, from electing to service the related Mortgage Loans itself. In the event that the Company’s responsibilities and duties under this Agreement are terminated pursuant to Section 9.04, 10.01 or 11.02, and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer as soon as is reasonably possible. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company’s own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer’s fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02	Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, provided that, prior to commencing foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company’s intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within 10 Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company’s obligation to make such Monthly Advances shall terminate on the 90th day referred to above.  In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03	Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04	Establishment of and Deposits to Custodial Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled “Countrywide Home Loans, Inc. in trust for EMC Mortgage Corporation, as purchaser of Residential Adjustable Rate Mortgage Loans and various Mortgagors”. The Custodial Account shall be established with a Qualified Depository acceptable to the Purchaser. Any funds deposited in the Custodial Account shall at all times be fully insured to the full extent permitted under applicable law.  Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit D-1 hereto, in the case of an account established with the Company, or by a letter agreement in the form of Exhibit D-2 hereto, in the case of an account held by a depository other than the Company. A copy of such certification or letter agreement shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

The Company shall deposit in the Custodial Account within two Business Days of receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, (other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto or with respect to each LPMI Loan, in the amount of the LPMI Fee):

(i)  all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10, Section 4.11, Section 4.14 and Section 4.15;

(v)  all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

(vi)  any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 4.09, 5.03, 6.01 or 6.02;

(vii)  any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03, 3.05 or 3.07 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

(viii)  with respect to each Principal Prepayment in full or in part, the Prepayment Interest Shortfall Amount, if any, for the month of distribution. Such deposit shall be made from the Company’s own funds, without reimbursement therefor up to a maximum amount per month of the Servicing Fee actually received for such month for the Mortgage Loans;

(ix)  any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy; and

(x)  any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05	Permitted Withdrawals From Custodial Account.

The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i)  to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)  to reimburse itself for Monthly Advances of the Company’s funds made pursuant to Section 5.03, the Company’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company’s right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03, 3.05, 3.07 or 6.02, the Company’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)  to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company’s right thereto shall be prior to the rights of Purchaser except where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03, 3.05, 3.07 or 6.02, in which case the Company’s right to such reimbursement shall be subsequent to the payment to the Purchasers of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchasers with respect to such Mortgage Loan;

(iv)  to pay itself interest on funds deposited in the Custodial Account;

(v)  to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 9.01;

(vi)  to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vii)  to clear and terminate the Custodial Account upon the termination of this Agreement; and

(viii)  to withdraw funds deposited in error.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06	Establishment of and Deposits to Escrow Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, “Countrywide Home Loans, Inc., in trust for the EMC Mortgage Corporation, as purchaser of Residential Adjustable Rate Mortgage Loans and various Mortgagors”. The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit E-1 hereto, in the case of an account established with the Company, or by a letter agreement in the form of Exhibit E-2 hereto, in the case of an account held by a depository other than the Company. A copy of such certification shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

The Company shall deposit in the Escrow Account or Accounts within two Business Days of receipt, and retain therein:

(i)  all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

(ii)  all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07	Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account or Accounts may be made by the Company only:

(i)  to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii)  to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)  to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv)  for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v)  for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi)  to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement; and

(viii)  to withdraw funds deposited in error.

Section 4.08	Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09	Protection of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. Upon any such transfer, the Company shall promptly notify the Purchaser and deliver to the Purchaser a Custodial Account Certification or Escrow Account Certification (as applicable) in the form of Exhibit D-1 or E-1 to this agreement.

The Company shall bear any expenses, losses or damages sustained by the Purchaser because the Custodial Account and/or the Escrow Account are not demand deposit accounts.

Amounts on deposit in the Custodial Account and the Escrow Account may at the option of the Company be invested in Eligible Investments; provided that in the event that amounts on deposit in the Custodial Account or the Escrow Account exceed the amount fully insured by the FDIC (the “Insured Amount”) the Company shall be obligated to invest the excess amount over the Insured Amount in Eligible Investments on the same Business Day as such excess amount becomes present in the Custodial Account or the Escrow Account. Any such Eligible Investment shall mature no later than the Determination Date next following the date of such Eligible Investment, provided, however, that if such Eligible Investment is an obligation of a Qualified Depository (other than the Company) that maintains the Custodial Account or the Escrow Account, then such Eligible Investment may mature on such Remittance Date. Any such Eligible Investment shall be made in the name of the Company in trust for the benefit of the Purchaser. All income on or gain realized from any such Eligible Investment shall be for the benefit of the Company and may be withdrawn at any time by the Company. Any losses incurred in respect of any such investment shall be deposited in the Custodial Account or the Escrow Account, by the Company out of its own funds immediately as realized.

Section 4.10	Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer rated A:VI or better in the current Best’s Key Rating Guide (“Best’s”) against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the replacement value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer.

If a Mortgaged Property is located in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier rated A:VI or better in Best’s in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf.

If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner’s association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner’s association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

The Company shall cause to be maintained on each Mortgaged Property earthquake or such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property.

All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Company shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are rated A:VI or better in Best’s and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address. The Company shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date.

Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company’s normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11	Maintenance of Mortgage Impairment Insurance.

In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to deposited from the Company’s funds, without reimbursement therefor. Upon request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days’ prior written notice to such Purchaser.

Section 4.12	Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (“Company Employees”). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be acceptable to Fannie Mae or Freddie Mac.  Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Purchaser.

Section 4.13	Inspections.

The Company shall inspect the Mortgaged Property as often as deemed necessary by the Company to assure itself that the value of the Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a written report of each such inspection.

Section 4.14	Restoration of Mortgaged Property.

The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. At a minimum, the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i)  the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)  the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(iii)  the Company shall verify that the Mortgage Loan is not in default; and

(iv)  pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Custodial Account.

If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15	Maintenance of PMI and LPMI Policy; Claims.

(a) With respect to each Mortgage Loan with a LTV in excess of 95%, the Company shall:

(i)  with respect to Mortgage Loans which are not LPMI Loans, in accordance with state and federal laws and without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy with a minimum of 35% coverage insuring that portion of the Mortgage Loan in excess of 68% (or such other percentage as stated in the related Acknowledgment Agreement) of value, and shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis, until the LTV of such Mortgage Loan is reduced to 80%. In the event that such PMI Policy shall be terminated, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy, at substantially the same fee level. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason.  If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.01, the Company shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy as provided above.

 (ii) with respect to LPMI Loans, maintain in full force and effect an LPMI Policy insuring that portion of the Mortgage Loan with a minimum of 35% coverage insuring that portion of the Mortgage Loan in excess of 68% (or such other percentage as stated in the related Acknowledgment Agreement) of value, and from time to time, withdraw the LPMI Fee with respect to such LPMI Loan from the Custodial Account in order to pay the premium thereon on a timely basis, until the LTV of such Mortgage Loan is reduced to 80%. In the event that the interest payments made with respect to any LPMI Loan are less than the LPMI Fee, the Company shall advance from its own funds the amount of any such shortfall in the LPMI Fee, in payment of the premium on the related LPMI Policy.  Any such advance shall be a Servicing Advance subject to reimbursement pursuant to the provisions on Section 2.05. In the event that such LPMI Policy shall be terminated, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated LPMI Policy, at substantially the same fee level. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the LPMI Policy for such reason.  If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy.  The Company shall not take any action which would result in noncoverage under any applicable LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such LPMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement LPMI Policy as provided above.

(b)           In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy or LPMI Policy in a timely fashion in accordance with the terms of such PMI Policy or LPMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy or LPMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy or LPMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

(c)           Purchaser, in its sole discretion, at any time, may (i) either obtain an additional PMI Policy on any Mortgage Loan which already has a PMI Policy in place, or (ii) obtain a PMI Policy for any Mortgage Loan which does not already have a PMI Policy in place.  In any event, the Company agrees to administer such PMI Policies in accordance with the Agreement or any Reconstitution Agreement.

Section 4.16	Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) (A) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property.

The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03, and on the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

The Company shall withdraw the Custodial Account funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, a Subservicer, or the Company itself. The REO management fee shall be an amount that is reasonable and customary in the area where the Mortgaged Property is located. The Company shall make monthly distributions on each Remittance Date to the Purchasers of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in this Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17	Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.18	Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19	Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

Section 4.20	Notification of Adjustments.

With respect to each Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date and shall adjust the Monthly Payment on the related Payment Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note.  The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments.  The Company shall promptly upon written request thereof, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Company, or the Purchaser that the Company has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused the Purchaser thereby.

ARTICLE V

PAYMENTS TO PURCHASER

Section 5.01	Remittances.

On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii), and minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Purchaser after the second Business Day following the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02	Statements to Purchaser.

Not later than the 10th day of each calendar month, the Company shall furnish to the Purchaser a Monthly Remittance Advice, with a trial balance report attached thereto, in the form of Exhibit F annexed hereto electronic medium mutually acceptable to the parties as  to  the preceding calendar month and the Due Period in the month of remittance

In addition, not more than 60 days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.  Nothing in this Section 5.02 shall be deemed to require the Company to prepare any federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of any REMIC under the REMIC Provisions.

Section 5.03	Monthly Advances by Company.

On the Business Day immediately preceding each Remittance Date, either (a) the Company shall deposit in the Custodial Account from its own funds or (b) if funds are on deposit in the Custodial Account which are not required to be remitted on the related Remittance Date, the Company may make an appropriate entry in its records that such funds shall be applied toward the related Monthly Advance (provided, that any funds so applied shall be replaced by the Company no later than the Business Day immediately preceding the next Remittance Date), in each case, in an aggregate amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. The Company’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan.

 In no event shall the Company be obligated to make an advance under this section 5.03 if at the time of such advance it deems such advance to be non-recoverable.  The Company shall promptly deliver an officer’s certificate to the Purchaser upon determining that any advance is non-recoverable.  In the event that upon liquidation of the Mortgage Loan, the Liquidation Proceeds are insufficient to reimburse the Company for any Monthly Advances, the Company shall notify the related Purchaser of such shortfall by registered mail with sufficient supporting documentation and shall have the right to deduct such shortfall from the next remittance to be paid to the related Purchaser.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01	Transfers of Mortgaged Property.

The Company shall use its best efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI or LPMI Policy, if any.

If the Company reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Company shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement, a portion of such fee, up to an amount equal to one percent (1.0%) of the outstanding principal balance of the related Mortgage Loan, will be retained by the Company as additional servicing compensation, and any portion thereof in excess one percent (1.0%) shall be deposited in the Custodial Account for the benefit of the Purchaser. In connection with any such assumption or substitution of liability, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the Index, the Lifetime Mortgage Interest Rate Cap, the Initial Rate Cap or the Gross Margin of any Mortgage Loan, nor the outstanding principal amount of the Mortgage Loan shall be changed.

To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the creditworthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used by Fannie Mae with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.  In connection with any such prepayment in full, the Company shall comply with all applicable laws regarding satisfaction, release or reconveyance with respect to the Mortgage.

If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03	Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the same unpaid principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The Servicing Fee shall be payable only at the time of and with respect to those Mortgage Loans for which payment is in fact made of the entire amount of the Monthly Payment. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments collected by the Company.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges and Prepayment Penalties, shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.  Notwithstanding anything in this Agreement to the contrary, in the event of a Principal Prepayment in full, the Company shall not waive, and shall not permit the waiver of, any Prepayment Penalty or portion thereof required by the terms of the related Mortgage Note unless (i) the Company determines that such waiver would maximize recovery of Liquidations Proceeds for such Mortgage Loan, taking into account the value of such Prepayment Penalty, or (ii) (A) the enforeceability therefore is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment or (B) the enforceability is otherwise limited or prohibited by applicable law.

Section 6.04	Annual Statement as to Compliance.

The Company shall deliver to the Purchaser, on or before May 31 each year beginning May 31, 2003, an Officer’s Certificate, stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, and (ii) the Company has complied fully with the provisions of Article II and Article IV, and (iii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

Section 6.05	Annual Independent Public Accountants’ Servicing Report.

On or before May 31st of each year beginning May 31, 2003, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans and this Agreement and that such firm is of the opinion that the provisions of Article II and Article IV have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

Section 6.06	Right to Examine Company Records.

The Purchaser shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

ARTICLE VII

AGENCY TRANSFER; PASS-THROUGH TRANSFER

Section 7.01	Removal of Mortgage Loans from Inclusion Under this Agreement Upon an Agency Transfer, or a Pass-Through Transfer on One or More Reconstitution Dates.

The Purchaser and the Company agree that with respect to any Pass-Through Transfer, Whole Loan Transfer or Agency Transfers, as applicable, the Company shall cooperate with the Purchaser in effecting such transfers and shall negotiate in good faith and execute any Reconstitution Agreement required to effectuate the foregoing; provided that, such Reconstitution Agreement shall not materially increase the Company’s obligations or liabilities hereunder, nor diminish any of the Company’s rights, and provide to any master servicer or the trustee, as applicable, and/or the Purchaser any and all publicly available information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser, trustee or a master servicer shall reasonable request as to the related Mortgage Loans.  Purchaser shall reimburse Company for any and all costs or expenses incurred by Company (i) in obtaining “accountant comfort letters” with respect to information supplied in response to Purchaser requests, (ii) in connection with any due diligence performed in connection with a Pass-Through or Whole Loan Transfer or (iii) making the Mortgage Loan Documents or Servicing Files available to parties participating in a Pass-Through or Whole Loan Transfer, including without limitation, shipping costs.  Such information may be included in any disclosure document prepared in connection with the Pass-Through Transfer, Whole Loan Transfer or Agency Transfer, as applicable; provided, however, that Company shall indemnify the Purchaser against any liability arising from any material omissions or misstatements in any information supplied by the Company and included in a disclosure document; and provided, further, that the Purchaser shall indemnify the Company against any liability arising from any information included in a disclosure document that was not supplied by the Company.  The Company shall execute any Reconstitution Agreements required within a reasonable period of time after receipt of such agreements which time shall be sufficient for the Company and the Company’s counsel to review such agreements.  Company shall use its Best Efforts to complete such review within ten (10) Business Days after mutual agreement as to the terms thereof, but such time shall not exceed fifteen (15) Business Days after mutual agreement as to the terms thereof.

The Company shall not be required to restate any representations and warranties as of the date of any Pass-Through Transfer, Whole Loan Transfer or Agency Transfers other than the representations and warranties set forth in Section 3.01 (provided, that the Company shall not be required to restate the representation and warranty set forth in Section 3.01(j)).

In the event of any Agency Transfer, Pass-Through or Whole Loan Transfer, the Company shall have no obligation to pay any custodial fees charged by the Agency.

Section 7.02	Purchaser’s Repurchase and Indemnification Obligations.

Upon receipt by the Company of notice from Fannie Mae, Freddie Mac or the trustee of a breach of any Purchaser representation or warranty contained in any Reconstitution Agreement or a request by Fannie Mae, Freddie Mac or the trustee, as the case may be, for the repurchase of any Mortgage Loan transferred to Fannie Mae or Freddie Mac pursuant to an Agency Transfer or to a trustee pursuant to a Pass-Through Transfer, the Company shall promptly notify the Purchaser of same and shall, at the direction of the Purchaser, use its best efforts to cure and correct any such breach and to satisfy the requests or concerns of Fannie Mae, Freddie Mac, or the trustee related to such deficiencies of the related Mortgage Loans transferred to Fannie Mae, Freddie Mac, or the trustee.

The Purchaser shall repurchase from the Company any Mortgage Loan transferred to Fannie Mae or Freddie Mac pursuant to an Agency Transfer or to a trustee pursuant to a Pass-Through Transfer with respect to which the Company has been required by Fannie Mae, Freddie Mac, or the trustee to repurchase due to a breach of a representation or warranty made by the Purchaser with respect to the Mortgage Loans, or the servicing thereof prior to the transfer date to Fannie Mae, Freddie Mac, or the trustee in any Reconstitution Agreement and not due to a breach of the Company’s representations or obligations thereunder or pursuant to this Agreement. The repurchase price to be paid by the Purchaser to the Company shall equal that repurchase price paid by the Company to Fannie Mae, Freddie Mac, or the third party purchaser plus all reasonable costs and expenses borne by the Company in connection with the cure of said breach of a representation or warranty made by the Purchaser and in connection with the repurchase of such Mortgage Loan from Fannie Mae, Freddie Mac, or the trustee, including, but not limited to, reasonable and necessary attorneys’ fees.

At the time of repurchase, the Custodian and the Company shall arrange for the reassignment of the repurchased Mortgage Loan to the Purchaser according to the Purchaser’s instructions and the delivery to the Custodian of any documents held by Fannie Mae, Freddie Mac, or the trustee with respect to the repurchased Mortgage Loan pursuant to the related Reconstitution Agreement. In the event of a repurchase, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place, and amend the related Mortgage Loan Schedule to reflect the addition of the repurchased Mortgage Loan to this Agreement. In connection with any such addition, the Company and the Purchaser shall be deemed to have made as to such repurchased Mortgage Loan the representations and warranties set forth in this Agreement.

ARTICLE VIII

COMPANY TO COOPERATE

Section 8.01	Provision of Information.

During the term of this Agreement and provided such request will cause the Company to violate any applicable law or statute, the Company shall furnish to the Purchaser such periodic, special, or other reports or information and copies or originals of any documents contained in the Servicing File for each Mortgage Loan, whether or not provided for herein, as shall be necessary, reasonable, or appropriate with respect to the Purchaser, any regulatory requirement pertaining to the Purchaser or the purposes of this Agreement. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.  Purchaser shall pay any costs related to any special reports.

The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 8.02	Financial Statements; Servicing Facility.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed five fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large). If it has not already done so, the Company shall furnish promptly to the Purchaser copies of the statement specified above.  Unless requested the Purchaser, the Company shall not be required to deliver any documents which are publicly available on EDGAR.

The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective Purchaser to inspect the Company’s servicing facilities or those of any Subservicer for the purpose of satisfying such prospective Purchaser that the Company and any Subservicer have the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE IX

THE COMPANY

Section 9.01	Indemnification; Third Party Claims.

The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, and forfeitures, including, but not limited to reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to (a) perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 7.01, and/or (b) comply with applicable law. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or any Reconstitution Agreement or the Mortgage Loans, shall promptly notify Fannie Mae, Freddie Mac, or the trustee with respect to any claim made by a third party with respect to any Reconstitution Agreement, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree in the amount of $5,000 or less, which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company’s indemnification pursuant to Section 3.03, or the failure of the Company to (a) service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement, and/or (b) comply with applicable law.

Section 9.02	Merger or Consolidation of the Company.

The Company shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution (i) having a net worth of not less than $25,000,000, (ii) whose deposits are insured by the FDIC through the BIF or the SAIF, and (iii) which is a Fannie Mae-approved company in good standing.

Section 9.03	Limitation on Liability of Company and Others.

Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such person against any Breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 9.04	Limitation on Resignation and Assignment by Company.

The Purchaser has entered into this Agreement with the Company and subsequent Purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof (to other than a Subservicer) or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Purchaser, which consent shall be granted or withheld in the sole discretion of the Purchaser; provided, however, that the Company may assign its right and obligations hereunder to any entity that is directly or indirectly owned or controlled by the Company and the Company guarantees the performance by such entity of all obligations hereunder.

The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company’s responsibilities and obligations hereunder in the manner provided in Section 12.01.

Without in any way limiting the generality of this Section 9.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof (to other than a Subservicer) or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

ARTICLE X

DEFAULT

Section 10.01	Events of Default.

Each of the following shall constitute an Event of Default on the part of the Company:

(i)  any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of three days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(ii)  failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii)  failure by the Company to maintain its license to do business in any jurisdiction where the Mortgage Property is located if such license is necessary for the Company to legally service the related Mortgage Loan; or

(iv)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)  the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(vi)  the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three Business Days; or

(vii)  the Company ceases to meet the qualifications of a Fannie Mae lender or servicer; or

(viii)  the Company fails to maintain a minimum net worth of $25,000,000; or

(ix)  the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof (to other than a Subservicer) in violation of Section 9.04.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatsoever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor’s possession all Mortgage Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company’s sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02	Waiver of Defaults.

By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE XI

TERMINATION

Section 11.01	Termination.

This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02	Termination Without Cause.

The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause, as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

In the event the Purchaser terminates the Company without cause with respect to some or all of the Mortgage Loans, the Purchaser shall be required to pay to the Company a Termination Fee in an amount equal to 2.0% of the outstanding principal balance of the terminated Mortgage Loans as of the date of such termination.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01	Successor to Company.

Prior to termination of the Company’s responsibilities and duties under this Agreement pursuant to Sections 9.04, 10.01, 11.01 (ii) or pursuant to Section 11.02 after the 90 day period has expired, the Purchaser shall, (i) succeed to and assume all of the Company’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in clauses (i) through (iii) of Section 9.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Sections 3.03, 3.04, 3.05 and 3.07, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 3.07 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsections (f), (h), (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 9.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company’s actions or failure to act prior to any such termination or resignation.

The Company shall deliver promptly to the successor servicer the Funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

Upon a successor’s acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02	Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 12.03	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 12.04	Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05	Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)  if to the Company:

Countrywide Home Loans, Inc.,
4500 Park Grenada
Calabasas, CA 91302
Attention: David Spector

or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

(ii)  if to Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75014-1358
Attention:  Ralene Ruyle

Section 12.06	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07	Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08	Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 12.09	Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option accordance with Section 14 of the Purchase Agreement.

Section 12.10	Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit G hereto. Upon such assignment of rights and assumption of obligations, the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans and the Purchaser as assignor shall be released from all obligations hereunder with respect to such Mortgage Loans from and after the date of such assignment and assumption. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11	No Personal Solicitation.

From and after the related Closing Date, the Company hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on the Company’s behalf, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that the Company may solicit any Mortgagor for whom the Company has received a request for verification of mortgage, a request for demand for payoff, a mortgagor initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the mortgagor initiates a title search, provided further, it is understood and agreed that promotions undertaken by the Company or any of its affiliates which (i) concern optional insurance products or other additional projects, (ii) are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements, (iii) are directed to mortgagors who have a specific type of mortgage (i.e., balloon Mortgage Loans, LIBOR Mortgage Loans, etc.) or (iv) directed to those mortgagors whose mortgages fall within specific interest rate ranges shall not constitute solicitation under this Section 12.11 nor is the Company prohibited from responding to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor.  Notwithstanding the foregoing, the following solicitations, if undertaken by the Company or any affiliate of the Company, shall not be prohibited under this Section 12.11: (i) solicitations that are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists and newspaper, radio, television and other mass media advertisements; (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to Mortgagors; provided, however, that similar messages and inserts are sent to the borrowers of other mortgage loans serviced by the Company.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION

By:
Name:	Ralene Ruyle
Title:	President

COUNTRYWIDE HOME LOANS, INC.

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF __________	)

On the __ day of ________, 200_ before me, a Notary Public in and for said State, personally appeared ________, known to me to be Vice President of EMC Mortgage Corporation, the federal savings association that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

STATE OF	)
	)	ss.:
COUNTY OF __________	)

On the __ day of _______, 200_ before me, a Notary Public in and for said State, personally appeared __________, known to me to be ______________ of Countrywide Home Loans, Inc. the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

EXHIBIT A

MORTGAGE LOAN SCHEDULE

EXHIBIT B

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Custodian pursuant to Section 2.01 and 2.03 of the Seller’s Warranties and Servicing Agreement to which this Exhibit is attached (the “Agreement”):

1.
The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of _________ without recourse” and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: “Countrywide Home Loans, Inc., successor by merger to [name of predecessor]”; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: “Countrywide Home Loans, Inc., formerly known as [previous name]”).

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).

3.
The original Mortgage, with evidence of recording thereon. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

4.	The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.
The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by “Countrywide Home Loans, Inc., successor by merger to [name of predecessor].”  If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by “Countrywide Home Loans, Inc., formerly known as [previous name].”

6.
Originals of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

7.	The original mortgagee policy of title insurance or attorney’s opinion of title and abstract of title.

8.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

9.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

10.	Residential loan application.

11.	Mortgage Loan closing statement.

12.	Verification of employment and income.

13.	Verification of acceptable evidence of source and amount of downpayment.

14.	Credit report on the Mortgagor.

15.	Residential appraisal report.

16.	Photograph of the Mortgaged Property.

17.	Survey of the Mortgaged Property.

18.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

19.	All required disclosure statements.

20.	If available, termite report, structural engineer’s report, water potability and septic certification.

21.	Sales contract.

22.
Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

In the event an Officer’s Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 180 days of the related Closing Date, an Officer’s Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

EXHIBIT C

MORTGAGE LOAN DOCUMENTS

The Mortgage Loan Documents for each Mortgage Loan shall include each of the following items, which shall be delivered to the Custodian pursuant to Section 2.01 of the Seller’s Warranties and Servicing Agreement to which this Exhibit is annexed (the “Agreement”):

(a)  the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of ___________, without recourse” and signed in the name of the Company by an authorized officer. To the extent that there is no room on the face of the Mortgage Note for endorsements, the endorsement may be contained on an allonge, if state law so allows. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by “Countrywide Home Loans, Inc., successor by merger to [name of predecessor].”  If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by “Countrywide Home Loans, Inc., formerly known as [previous name]”;

(b)  the original of any guarantee executed in connection with the Mortgage Note;

(c)  the original Mortgage with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

(d)  the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon;

(e)  the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, delivered in blank, or the original Assignment of Mortgage in recordable form into MERS. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by “Countrywide Home Loans, Inc., successor by merger to [name of predecessor].”  If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by “Countrywide Home Loans, Inc., formerly known as [previous name];”

(f)  the originals of all intervening assignments of mortgage with evidence of recording thereon, including warehousing assignments, if any;

(g)  the original mortgagee title insurance policy;

(h)  such other documents as the Purchaser may require.

EXHIBIT D-1

CUSTODIAL ACCOUNT CERTIFICATION

_____________________, 200_

Countrywide Home Loans, Inc. hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 4.04 of the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans.

Title of Account:            Countrywide Home Loans, Inc. in trust for the Purchaser

Account Number:          _______________

Address of office or branch
of the Company at
which Account is maintained:

Countrywide Home Loans, Inc.

Company

By:

Name:

Title:

EXHIBIT D-2

CUSTODIAL ACCOUNT LETTER AGREEMENT

_________________, 200_

To:

(the “Depository”)

As Company under the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “[Servicer] in trust for the Purchaser - Residential Adjustable Rate Mortgage Loans.”  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

[COUNTRYWIDE HOME LOANS, INC.]

By:

Name:

Title:

Date:

The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number __________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund (“BIF”) or the Savings Association Insurance Fund (“SAIF”).

Depository

By:

Name:

Title:

Date:

EXHIBIT E-1

ESCROW ACCOUNT CERTIFICATION

__________________, 200_

Countrywide Home Loans, Inc. hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 4.06 of the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans.

Title of Account:                             “Countrywide Home Loans, Inc. in trust for the Purchaser and various Mortgagors.”

Account Number:                            _______________

Address of office or branch
of the Company at
which Account is maintained:

[COUNTRYWIDE HOME LOANS, INC.]

By:

Name:

Title:

EXHIBIT E-2

ESCROW ACCOUNT LETTER AGREEMENT

___________________, 200_

To:

(the “Depository”)

As Company under the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002 Residential Adjustable Rate Mortgage Loans (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.07 of the Agreement, to be designated as “[Servicer], in trust for the Purchaser - Residential Adjustable Rate Mortgage Loans.”  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

[COUNTRYWIDE HOME LOANS, INC.]

By:

Name:

Title:

Date:

The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number ______, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund (“BIF”) or the Savings Association Insurance Fund (“SAIF”).

Depository

By:

Name:

Title:

Date:

EXHIBIT F

MONTHLY REMITTANCE ADVICE

EXHIBIT G

ASSIGNMENT AND ASSUMPTION

_________________, 200_

ASSIGNMENT AND ASSUMPTION, dated __________, between __________________________________, a ___________________ corporation having an office at __________________ (“Assignor”) and _________________________________, a __________________ corporation having an office at __________________ (“Assignee”):

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.  The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as purchaser, in, to and under that certain Seller’s Warranties and Servicing Agreement, Residential Adjustable Rate Mortgage Loans (the “Seller’s Warranties and Servicing Agreement”), dated as of September 1, 2002, by and between EMC Mortgage Corporation (the “Purchaser”), and Countrywide Home Loans, Inc. (the “Company”), and the Mortgage Loans delivered thereunder by the Company to the Assignor.

2.  The Assignor warrants and represents to, and covenants with, the Assignee that:

a.  The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b.  The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Seller’s Warranties and Servicing Agreement or the Mortgage Loans;

c.  The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Seller’s Warranties and Servicing Agreement, the Custodial Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Seller’s Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Seller’s Warranties and Servicing Agreement or the Mortgage Loans; and

d.  Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the “33 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto.

3.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a.  The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Seller’s Warranties and Servicing Agreement, the Mortgage Loans and the Custodial Agreement, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor’s obligations as Purchaser thereunder;

b.  The Assignee understands that the Mortgage Loans have not been registered under the 33 Act or the securities laws of any state;

c.  The purchase price being paid by the Assignee for the Mortgage Loans are in excess of $250,000 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

d.  The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person. In this connection, neither the Assignee nor any Person authorized to act therefor has offered the Mortgage Loans by means of any general advertising or general solicitation within the meaning of Rule 502(c) of U.S. Securities and Exchange Commission Regulation D, promulgated under the 1933 Act;

e.  The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

f.  The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

g.  Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner which would constitute a distribution of the Mortgage Loans under the 33 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

h.  Either: (1) the Assignee is not an employee benefit plan (“Plan”) within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a plan (also “Plan”) within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 (“Code”), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee’s purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

i.  The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and the Seller’s Warranties and Servicing Agreement is:

Attention:

The Assignee’s wire transfer instructions for purposes of all remittances and payments related to the Mortgage Loans and the Seller’s Warranties and Servicing Agreement are:

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

Assignor	Assignee
By:	By:

Its:	Its:

EXHIBIT H

UNDERWRITING UIDELINES

EXHIBIT I

ACKNOWLEDGMENT AGREEMENT

On this ____ day of ____________, 200_, EMC Mortgage Corporation, (the “Purchaser”) as the Purchaser under that certain Seller’s Warranties and Servicing Agreement dated as of September 1, 2002, (the “Agreement”), does hereby contract with Countrywide Home Loans Inc. (the “Company”) as Company under the Agreement, for the servicing responsibilities related to the Mortgage Loans listed on the related Mortgage Loan Schedule attached hereto. The Company hereby accepts the servicing responsibilities transferred hereby and on the date hereof assumes all servicing responsibilities related to the Mortgage Loans identified on the related Mortgage Loan Schedule all in accordance with the Agreement. The contents of each Servicing File required to be delivered to service the Mortgage Loans pursuant to the Agreement have been or shall be delivered to the Company by the Purchaser in accordance with the terms of the Agreement.

With respect to the Mortgage Loans made subject to the Agreement hereby, the related Closing Date shall be ___________________.

All other terms and conditions of this transaction shall be governed by the Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

This Acknowledgment Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Purchaser and the Company have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

PURCHASER: EMC MORTGAGE CORPORATION

By:
Name:
Title:

SELLER: COUNTRYWIDE HOME LOANS, INC.

By:
Name:
Title:

AMENDMENT NUMBER ONE
to the
SELLER’S WARRANTIES AND SERVICING AGREEMENT
dated as of September 1, 2002
by and between
COUNTRYWIDE HOME LOANS, INC.
Company,
and
EMC MORTGAGE CORPORATION
Purchaser

This AMENDMENT NUMBER ONE is made this 1st day of January, 2003, by and between COUNTRYWIDE HOME LOANS, INC., having an address at 4500 Park Granada, Calabasas, California 91302 (the “Company”) and EMC MORTGAGE CORPORATION, having an address at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75014-1358(the “Purchaser”), to the Seller’s Warranties and Servicing Agreement, dated as of September 1,2002, by and between the Company and the Purchaser (the “Agreement”).

RECITALS

WHEREAS, the Company and the Purchaser have agreed to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.  Amendments.  Effective as of January 1, 2003, the Agreement is hereby modified by making the following additions, deletions or modifications:

A)
All references to “Residential Adjustable Rate Mortgage Loans” are hereby deleted in their entirety and replaced with “Residential Fixed and Adjustable Rate Mortgage Loans” in the following sections: (i) the cover page, (ii) Section 4.04, (iii) Section 4.06, (iv) Exhibit D-1, (v) Exhibit D-2, (vi) Exhibit E-1, (vii) Exhibit E-2, and (viii) Exhibit G.

B)
The references to “adjustable rate” are hereby deleted and replaced with “fixed and adjustable rate” in the following sections: (i) the introductory sentence of the Agreement, and (ii) Section 3.01(i).

C)	The definition of “Convertible Mortgage Loan” is hereby deleted in its entirety.

D)	The definition of “5/1 ARM Mortgage Loan” is hereby deleted in its entirety.

E)	The definition of “Gross Margin” is hereby modified by deleting it in its entirety and replacing it with the following:

Gross Margin:  With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth on the related Mortgage Note, which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

F)	The definition of “Index” is hereby modified by deleting it in its entirety and replacing it with the following:

Index:  With respect to any adjustable rate Mortgage Loan, the index identified on the related Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

G)	The definition of “Initial Rate Cap” is hereby modified by deleting it in its entirety and replacing it with the following:

Initial Rate Cap:  With respect to each adjustable rate Mortgage Loan and the initial Interest Rate Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such adjustable rate Mortgage Loan may increase or decrease from the Mortgage Interest Rate in effect immediately prior to such Interest Rate Adjustment Date.

H)	The definition of “LIBOR Mortgage Loan” is hereby deleted in its entirety.

I)	The definition of “Lifetime Mortgage Interest Rate Cap” is hereby modified by deleting it in its entirety and replacing it with the following:

Lifetime Mortgage Interest Rate Cap:  With respect to each adjustable rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate cannot be adjusted.

J)	The definition of “Mortgage Interest Rate” is hereby modified by deleting it in its entirety and replacing it with the following:

Mortgage Interest Rate:  The annual rate at which Interest accrues on any Mortgage Loan, and with respect to adjustable rate Mortgage Loans, the annual rate at which Interest accrues as adjusted from time to time in accordance with the provisions of the related Mortgage Note and in compliance with the related Initial Rate Cap, Lifetime Mortgage Interest Rate Cap and Periodic Rate Cap, if any, of the related Mortgage Note.

K)	The definition of “Mortgage Loan” is hereby modified by deleting it in its entirety and replacing it with the following:

Mortgage Loan:  An individual fixed or adjustable rate Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, condemnation proceeds, Insurance Proceeds, REO disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

L)	The definition of “Non-Convertible Mortgage Loan” is hereby deleted in its entirety.

M)	The definition of “Servicing Fee Rate” is hereby modified by deleting it in its entirety and replacing it with the following:

Servicing Fee Rate:  (i) 0.25% per annum with respect to fixed rate Mortgage Loans and certain adjustable rate Mortgage Loans as specified on the Mortgage Loan Schedule, (ii) 0.375% per annum with respect to certain adjustable rate Mortgage Loans as specified on the Mortgage Loan Schedule, and (iii) 0.25% with respect to certain adjustable rate Mortgage Loans for the period prior to the initial Interest Rate Adjustment Date and 0.375% for the period following the initial Interest Rate Adjustment Date as specified in the Mortgage Loan Schedule.

N)	The definition of “7/1 ARM Mortgage Loan” is hereby deleted in its entirety.

O)	The definition of “10/1 ARM Mortgage Loan” is hereby deleted in its entirety.

P)	The definition of “3/1 ARM Mortgage Loan” is hereby deleted in its entirety.

Q)	The definition of “Treasury Rate Mortgage Loan” is hereby deleted in its entirety.

R)	Section 3.01(c) is hereby modified by deleting the subpart in its entirety and replacing it with the following:

(c)
No Conflicts; No Default.  Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans. The Company is not in default, and has received no notice of default, under this Agreement;

S)	Section 3.01(d) is hereby modified by deleting the subpart in its entirety and replacing it with the following:

(d)
Ability to Service.  The Company is an approved seller/servicer of conventional residential mortgage loans for the United States Department of Housing and Urban Development (“HUD”), Fannie Mae, Freddie Mac, or any successor thereto, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for HUD, Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with HUD, Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either HUD, Fannie Mae or Freddie Mac;

T)	The following shall be inserted as the last sentence of Section 3.02(f):

“To the best of Company’s knowledge, the Mortgaged Property is free of material damage ;”

U)	The first sentence of Section 3.02(k) is hereby modified by deleting the sentence in its entirety and replacing it with the following:

(k)
Validity of Mortgage Documents.  The Mortgage Note and the Mortgage are genuine, on forms generally acceptable to Fannie Mae and Freddie Mac, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.

V)	The following shall be inserted as the last sentence of Section 3.02(m):

“Upon recordation of the Mortgage Note, Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loans, Purchaser will own such Mortgage Loans free and clear of any encumbrance, equity, participation interest, pledge, change, claim or security interest.”

W)	Section 3.02(t) is hereby modified by deleting the subpart in its entirety and replacing it with the following:

(t)
Origination; Payment Terms.  The Mortgage Loan was originated by either i) the Company, which is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or ii) an entity that is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a Federal or state authority. The Mortgage Interest Rate for an adjustable rate Mortgage Loan is adjusted as set forth in the related Mortgage Note. The Mortgage Note is payable each month in monthly installments of principal and interest, with interest in arrears, and requires Monthly Payments sufficient to amortize the original principal balance of the Mortgage Loan over a term of no more than 30 years. Each convertible Mortgage Loan contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan. No Mortgage Loan has a provision for negative amortization;

X)	Section 3.05 is hereby modified by deleting the section in its entirety and replacing it with the following:

Section 3.05                                Repurchase Upon Conversion.

In the event the Mortgagor under any convertible Mortgage Loan elects to convert said Mortgage Loan to a fixed rate mortgage loan, as provided in the related Mortgage Note, then the Company shall repurchase the related Mortgage Loan in the month the conversion takes place and in the manner prescribed in Section 3.04 at the Repurchase Price.

Y)	The following shall be inserted as the last sentence of Section 9.01:

“All indemnification provisions of this Agreement, including but not limited to those set forth in this Section 9.01, shall survive the termination of this Agreement.”

SECTION 2.  Defined Terms.  Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

SECTION 3.  Governing Law.  THIS AMENDMENT NUMBER ONE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 4.  Counterparts.  This Amendment Number One may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 5.  Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number One need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Purchaser have caused this Amendment Number One to be executed and delivered by their duly authorized officers as of the day and year first above written.

COUNTRYWIDE HOME LOANS, INC. (Company)

By:___________________________________
Name:
Title:

EMC MORTGAGE CORPORATION (Purchaser)

By:___________________________________
Name:
Title:

This AMENDMENT No. 2 (the “Amendment”) is made this 1st day of September, 2004, by and between EMC Mortgage Corporation (the “Purchaser”) and Countrywide Home Loans, Inc. (the “Company”), to the Seller’s Warranties and Servicing Agreement dated as of September 1, 2002 (the “SWS Agreement”), by and between the Purchaser and the Company.

WHEREAS, the Purchaser and the Company desire to amend the SWS Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

SECTION 1. Defined Terms.   Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the SWS Agreement.

SECTION 2. Amendment.   Effective as of September 1, 2004 the SWS Agreement is hereby amended as follows:

(a)           The following definition of Qualified Depository is modified by adding the word “fully” to it and now reads as follows:

Qualified Depository: A depository the accounts of which are fully insured by the FDIC through BIF or SAIF or the debt obligations of which are rated AA (or the equivalent rating category) or better by a national recognized statistical rating organization.

(b)           The following definition is added to Article I of the SWS Agreement:

Master Servicer:  Wells Fargo Bank, National Association, or its successors in interest.

(c)           The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day:  Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, California, Texas, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, California, Texas, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(d)           Clause (d) of Section 3.01 of the SWS Agreement is deleted in its entirety and replaced with the following:

(d)           Ability to Service.  The Company is an approved servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)           Section 3.02(oo) of the SWS Agreement is hereby deleted in its entirety and replaced with the following:

(oo)
No HOEPA or “High Cost” Loans.  No Mortgage Loan is classified as a “high cost” mortgage loan under the Home Ownership and Equity Protection Act of 1994, as amended, nor is any Mortgage Loan a “high cost home,” “covered,” “high risk home” or “predatory” loan under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or any other statute or regulation providing assignee liability to holders of such mortgage loans.

(f)           The following representations and warranties are added to Section 3.02 of the SWS Agreement:

(xx)	No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is secured by Mortgaged Property located in the State of Georgia;

(yy)	No Mortgage Loan originated on or after March 7, 2003 is a “high cost home loan” as defined under the Georgia Fair Lending Act;

(zz)
With respect to each Mortgage Loan, accurate and complete information regarding the borrower credit files related to such Mortgage Loan has been furnished on a monthly basis to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the applicable implementing regulations.

(g)           The following shall be added as the second sentence of the third paragraph of Section 4.01 of the SWS Agreement:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the applicable implementing regulations, on a monthly basis.

(h)           Section 6.04 of the SWS Agreement is deleted in its entirety and replaced with the following:

Section 6.04                                Annual Statement as to Compliance.

The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2005 an Officer’s Certificate in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, (ii) the Company has fully complied with the servicing provisions of this Agreement and (iii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.  (“Annual Statement of Compliance”)

(i)           Section 6.05 of the SWS Agreement is deleted in its entirety and replaced with the following:

Section 6.05                                Annual Independent Certified Public Accountants’ Servicing Report.

On or before March 15 of each year, beginning with March 15, 2005, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Company generally that include a sampling of the Mortgage Loans, the provisions of Article II and Article IV of this Agreement have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.  (“Annual Independent Public Accountant’s Servicing Report”)

(j)           The following is added as Section 6.07 of the SWS Agreement:

Section 6.07                                Annual Certification.

(a)           For so long as (1) the Mortgage Loans are being master serviced by the Master Servicer and (2) the Master Servicer is required by Section 302 of the Sarbanes-Oxley Act of 2002 to provide an annual certification, by March 15th of each year, beginning with March 15, 2005 (or if not a Business Day, the immediately preceding Business Day), an officer of the Company shall execute and deliver an Officer’s Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

(i)           Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant’s Servicing Report and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

(ii)           Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Company under this Servicing Agreement has been provided to the Master Servicer;

(iii)           I am responsible for reviewing the activities performed by the Company under the Servicing Agreement and based upon my knowledge and the review required by this Servicing Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant’s Servicing Report submitted to the Master Servicer, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance, fulfilled its obligations under this Servicing Agreement; and

(iv)           I have disclosed to the Master Servicer all significant deficiencies relating to the Company’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

(b)           The Company shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its officers, directors, agents or affiliates of its obligations under this Section 6.07 or the negligence, bad faith or willful misconduct of the Company in connection therewith. If the indemnification provided for herein is unavailable in whole or in part for any reason, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Company, in connection with a breach of the Company’s obligations under this Section 6.07 or the Company’s negligence, bad faith or willful misconduct in connection therewith.

(k)           Section 10.01 is hereby modified by adding the word “or” at the end of clause (ix) thereof and inserting the following as clause (x):

(x)           failure by the Company to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.07 which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

(l)           Section 12.03 of the SWS Agreement is deleted in its entirety and replaced with the following:

Section 12.03                                Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 3. Effect of Amendment.   Upon execution of this Amendment, the SWS Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Purchaser and the Company shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the SWS Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the SWS Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4. Binding Effect.   The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Purchaser and the Company.

SECTION 5. Severability of Provisions.   If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 6. Section Headings.   The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7. Execution in Counterparts.                                                                This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together by one and the same agreement.

SECTION 8. Governing Law.                                           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have caused this Amendment to the SWS Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION

By:
Name:
Title:

COUNTRYWIDE HOME LOANS, INC.

By:
Name:
Title:

EXECUTION VERSION

AMENDMENT REG AB
TO THE MASTER MORTGAGE LOAN PURCHASEAND SERVICING AGREEMENT

This is Amendment Reg AB (“Amendment Reg AB”), dated as of January 1, 2006, by and between EMC Mortgage Corporation (the “Purchaser”), and Countrywide Home Loans, Inc. (the “Company”) to that certain Seller’s Warranties and Servicing Agreement dated as of September 1, 2002 by and between the Company and the Purchaser (as amended, modified or supplemented, the “Existing Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreement be amended to reflect agreed upon revisions to the terms of the Existing Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreement is hereby amended as follows:

1.           Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreement.  The Existing Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

Commission:  The United States Securities and Exchange Commission.

Company Information:  As defined in Section 2(g)(i)(A)(1).

Depositor:  The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

Master Servicer:  With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent:  Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied:  (i) such Mortgage Loans were either (x) originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines or (y) individually re-underwritten by the Company to the Designated Guidelines at the time such Mortgage Loans were acquired by the Company; (ii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iii) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that either Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company or the Mortgage Loans purchased by the Company substantially comply with the Designated Guidelines.

Reconstitution:  Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement:  An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.

Regulation AB:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act:  The Securities Act of 1933, as amended.

Securitization Transaction:  Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer:  As defined in Section 2(c)(iii).

Servicing Criteria:  The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information:  Static pool information as described in Item 1105 of Regulation AB.

Subcontractor:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer:  Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer other than the Company, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction engaged at the request of a Depositor, Purchaser, or investor in a Securitization Transaction.

Third-Party Originator:  Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Whole Loan Transfer:  Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

2.           The Purchaser and the Company agree that the Existing Agreement is hereby amended by adding the following provisions:

(a)           Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that the purpose of Article 2 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.  Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.  Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the parties acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings.  The parties agree over time to negotiate in good faith with respect to the provision of comparable disclosure in private offerings.  The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff. The Company agrees to negotiate in good faith with the Purchaser or any Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.  In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, and any parties or items identified in writing by the Purchaser, including, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans necessary in order to effect such compliance, in the Purchaser’s or Depositor’s reasonable determination.

The Purchaser agrees that it will cooperate with the Company and provide sufficient and timely notice of any information requirements pertaining to a Securitization Transaction.  The Purchaser will make all reasonable efforts to limit requests for information, reports or any other materials to items the Purchaser reasonably believes is required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

(b)           Additional Representations and Warranties of the Company.

(i)           The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2(c) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date:  (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(ii)           If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2(c), the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(c)           Information to Be Provided by the Company.

In connection with any Securitization Transaction the Company shall (1) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraphs (i), (ii), (iii) and (vi) of this Section 2(c), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

(i)           If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), or (y) as applicable, each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB.  Such information shall include, at a minimum:

(A)           the originator’s form of organization;

(B)           to the extent material, a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; if material, information regarding the size and composition of the originator’s origination portfolio; and information that may be material to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)           a brief description of any material legal or governmental proceedings pending (or known to be contemplated by a governmental authority) against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

(D)           a description of any affiliation or relationship between the Company, each Third-Party Originator, if applicable, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing or in the related Reconstitution Agreement within five Business Days in advance of such Securitization Transaction:

(1)           the sponsor;
(2)           the depositor;
(3)           the issuing entity;
(4)           any servicer;
(5)           any trustee;
(6)           any originator;
(7)           any significant obligor;
(8)           any enhancement or support provider; and
(9)           any other material transaction party.

(ii)           If so requested by the Purchaser or any Depositor, and required by Regulation AB or as otherwise agreed upon by the Company, the Purchaser and/or the Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), and/or (b) as applicable, each Third-Party Originator.  Such Static Pool Information shall be prepared by the Company (or, if applicable, the Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB.  To the extent that there is reasonably available to the Company (or Third-Party Originator, as applicable) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph.  The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor.  Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool.  The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference.  The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format.

Promptly following notice or discovery of a material error (as determined in Company’s sole discretion), in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), agreed-upon procedures letters of certified public accountants pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or, if applicable, Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request.  Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which shall be limited to any Sponsor, any Depositor, any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction or any other party that is reasonably and customarily entitled to receive such statements and letters in a Securitization Transaction.  Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii)           If reasonably requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB.  Such information shall include, at a minimum:

(A)           the Servicer’s form of organization;

(B)           a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)           whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;
(2)           the extent of outsourcing the Servicer utilizes;
(3)           whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;
(4)           whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5)           such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)           a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)           information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)           information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)           a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)           a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)           information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(iv)           For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and, if applicable, any Third-Party Originator to) (a) provide notice within two (2) Business Days to the Purchaser, any Master Servicer and any Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of the Company, (2) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under the Agreement or any Reconstitution Agreement that qualifies as an “entry into a material definitive agreement” under Item 1.01 of the form 8-K, and (b) provide prompt notice to the Purchaser, the Master Servicer and the Depositor of (1) any Event of Default under the terms of the Agreement or any Reconstitution Agreement to the extent not known by such Purchaser, Master Servicer or Depositor, and (2) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third Party Originator.

(v)           To the extent the Purchaser or any Depositor does not itself have an affiliation or relationship required to be disclosed under Item 1119 of Regulation AB that develops following the closing date of a Securitization Transaction, the Company shall provide to the Purchaser and any Depositor a description of any such affiliation or relationship involving the Company, any Subservicer or any Third-Party Originator no later than 15 calendar days prior to the date the Depositor is required to file its Form 10-K disclosing such affiliation or relationship.  For purposes of the foregoing, the Company (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to the Company pursuant to clause (D) of paragraph (i) of this Section 2(c), and (3) shall be entitled to rely upon any written identification of parties provided by the Depositor, the Purchaser or any master servicer.

(v)           As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(vi)           Not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company, the Company shall, to the extent the Company has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(a)           any material modifications, extensions or waivers of Mortgage Loan terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(b)           material breaches of Mortgage Loan representations or warranties or transaction covenants under the Existing Agreement, as amended herein (Item 1121(a)(12) of Regulation AB): and

(c)           information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases) and any material changes in origination, underwriting, or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(vii)           In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if reasonably requested by the Purchaser or any Depositor, the Company shall provide such information which is available to the Company, regarding the servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

(d)           Servicer Compliance Statement.

On or before March 5 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its servicing obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

(e)           Report on Assessment of Compliance and Attestation.

(i)           On or before March 5 of each calendar year, commencing in 2007, the Company shall:

(A)           deliver to the Purchaser and any Depositor a report regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on a certification substantially in the form of Exhibit A hereto (wherein “investor” shall mean the Master Servicer) delivered to the Purchaser concurrently with the execution of this Agreement;

(B)           deliver to the Purchaser and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(C)           if required by Regulation AB, cause each Subservicer and each Subcontractor determined by the Company pursuant to Section 2(f)(ii) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB (each, a “Participating Entity”), to deliver to the Purchaser and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (A) and (B) of this Section 2(e)(i); and

(D)           deliver or, if required by Regulation AB, cause each Subservicer and Subcontractor described in Section 2(e)(i)(C) above to deliver to the Purchaser, Depositor or any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification, signed by the appropriate officer of the Company, in the form attached hereto as Exhibit B; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

The Company acknowledges that the party identified in clause (i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.  Neither the Purchaser nor any Depositor will request deliver of a certification under clause (D) above unless the Purchaser, Depositor or any other Person is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

(ii)           Each assessment of compliance provided by a Subservicer pursuant to Section 2(e)(i)(A) shall address each of the applicable Servicing Criteria specified on a certification substantially in the form of Exhibit A hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment.  An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2(f).

(iii)           If reasonably requested by the Purchaser or any Depositor, the Company shall provide to the Purchaser, any Master Servicer or any Depositor, evidence of the authorization of the person signing any certification or statement pursuant to Section 2(d) or 2(e) of this Agreement.

(f)           Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (i) of this Subsection (f).  The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

(i)           It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer.  If required by Regulation AB, the Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Agreement , and to provide the information required with respect to such Subservicer under Section 2(c)(iv) of this Agreement.  The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2(e) as and when required to be delivered.

(ii)           It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor.  If required by Regulation AB, the Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description  of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor, (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B) of this paragraph.

The Company shall cause any such Participating Entity used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 2(e) of this Agreement.  The Company shall be responsible for obtaining from each Participating Entity and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and certificate required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

(g)           Indemnification; Remedies.

(i)           The Company shall indemnify the Purchaser and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(A)(1)       any untrue statement of a material fact contained or alleged to be contained in any written information, written report, certification or other material provided under this Amendment Reg AB by or on behalf of the Company, or provided under this Amendment Reg AB by or on behalf of any Subservicer, Participating Entity or, if applicable, Third-Party Originator (collectively, the “Company Information”), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(B)           any failure by the Company, any Subservicer, any Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to Section 2(f)(ii) any Participating Entity; or

(C)           any breach by the Company of a representation or warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to Section 2(b)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b)(ii) to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in clause (i)(B) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Participating Entity or any Third-Party Originator.

(ii)           (A)           Any failure by the Company, any Subservicer, any Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Amendment Reg AB , which continues unremedied for three Business Days after receipt by the Company and the applicable Subservicer, Subcontractor, or Third-Party Originator of written notice of such failure from the Purchaser or Depositor shall, except as provided in clause (B) of this paragraph, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement related thereto without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement related thereto to the contrary) of any compensation to the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided, however it is understood that the Company shall retain any rights pursuant to which it may be entitled to receive reimbursement for unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement.  Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(B)           Any failure by the Company, any Subservicer or any Participating Entity to deliver any information, report, certification or accountants’ letter required under Regulation AB when and as required under Section 2(d) or 2(e), including any failure by the Company to identify a Participating Entity, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided,however it is understood that the Company shall retain any rights pursuant to which it may be entitled to receive reimbursement for unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement.  Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(C)           The Company shall promptly reimburse the Purchaser (or any affected designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer.  The provisions of this paragraph shall not limit whatever rights the Company, the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(iii)           The Purchaser agrees to indemnify and hold harmless the Company, any Subservicer, any Participating Entity, and, if applicable, any Third-Party Originator, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers and employees of each of the foregoing from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the Commission with respect to a Securitization Transaction or the omission or alleged omission to state in any filing with the Commission with respect to a Securitization Transaction a material fact required to be stated or necessary to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission relates to any filing with the Commission with respect to a Securitization Transaction other than the Company Information.

(iv)           If the indemnification provided for herein is unavailable or insufficient to hold harmless the indemnified party, then the indemnifying party agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of any claims, losses, damages or liabilities uncured by such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and the indemnifying party on the other.

(v)           This indemnification shall survive the termination of this Amendment Reg AB or the termination of any party to this Amendment Reg AB.

3.  Notwithstanding any other provision of this Amendment Reg AB, the Company shall seek the consent of the Purchaser for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the Existing Agreement.

4.  The Existing Agreement is hereby amended by adding the Exhibits attached hereto as Exhibit A and Exhibit B to the end thereto.  References in this Amendment Reg AB to “this Agreement” or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreement as amended by this Amendment Reg AB.  Except as expressly amended and modified by this Amendment Reg AB, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.  In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the Existing Agreement, this Amendment Reg AB shall control.

5.           All notification pursuant to Section 2(c)(iv) should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX  75067-3884
Attention:  Conduit Seller Approval Dept.
Facsimile:  (214) 626-3751
Email:  sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY  10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

All notification pursuant to Section 2(c)(iv)(4) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX  75038
Attention:  Associate General Counsel for Loan Administration
Facsimile:  (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY  10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX  75067-3884
Attention:  Conduit Seller Approval Dept.
Facsimile:  (214) 626-3751
Email:  sellerapproval@bear.com

All notifications to any Master Servicer, to the extent such “Master Servicer” is Wells Fargo, should be sent to:

UPS/FedEx Delivery:

9062 Old Annapolis Road
Columbia, MD  21045
Attention: Corporate Trust Group, [Insert Deal Name]

USPS Delivery:

P.O. Box 98
Columbia, MD  21046
Attention: Corporate Trust Group, [Insert Deal Name]

6.           This Amendment Reg AB shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions (other than Section 5-1401 of the General Obligation Law), and the obligations, rights and remedies of the parties hereunder shall be determined accordance with such laws.

7.           This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.  This Amendment Reg AB will become effective as of the date first mentioned above.  This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

COUNTRYWIDE HOME LOANS, INC. Company

By:
Name:
Title:

EXHIBIT A

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date:

By:
Name:
Title:

EXHIBIT B

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of Countrywide Home Loans, Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

(1)           I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)           Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)           Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

(4)           I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

[Intentionally Left Blank]

(5)           The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by each Subservicer and Participating Entity pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer].  Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer].  Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:
Name:
Title:

EXHIBIT H-2

EMC SERVICING AGREEMENT

THIS IS A SERVICING AGREEMENT, dated as of August 1, 2007, and is executed between Structured Asset Mortgage Investments II Inc. (the "Owner") and EMC Mortgage Corporation (the "Servicer").

W I T N E S S E T H :

WHEREAS, the Owner is the owner of the Mortgage Loans;

WHEREAS, the Owner and the Servicer wish to prescribe the permanent management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices:   The procedures, including prudent collection and loan administration procedures, and the standard of care (i) employed by prudent mortgage servicers which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgage Properties are located or (ii) in accordance with the Fannie Mae Guide or Freddie Mac Guide, subject to any variances negotiated with Fannie Mae or Freddie Mac and subject to the express provisions of this Agreement.  Such standard of care shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

Adjustment Date:  As to each ARM Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement:  This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Amounts Held for Future Distribution:  As to any Remittance Date shall be the total of the amounts held in the Custodial Account on any date of determination which were received after the Cut-off Date on account of (i) Liquidation Proceeds and Insurance Proceeds received or made in the month of such Remittance Date and Principal Prepayments received after the related Prepayment Period, and (ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

ARM Loans: First lien, conventional, 1-4 family residential Mortgage Loans with interest rates which adjust from time to time in accordance with the related Index and are subject to Periodic Rate Caps and Lifetime Rate Caps and which may permit conversion to fixed interest rates.

Business Day:   Any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities are authorized or obligated by law or executive order to be closed.

Capitalization Reimbursement Amount: For any Remittance Date, the aggregate of the amounts added to the Stated Principal Balances of the Mortgage Loans during the preceding calendar month in connection with the modification of such Mortgage Loans pursuant to Section 4.01 which amounts represent unreimbursed Monthly Advances or Servicing Advances owed to the Servicer.

Code:  The Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commission or SEC:  The Securities and Exchange Commission.

Condemnation Proceeds:  All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account:   One or more demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "BSARM 2007-5 Custodial Account in trust for SAMI II, Owner of Whole Loan Mortgages and various Mortgagors" established at a Qualified Depository, each of which accounts shall be held by such Qualified Depository in a fiduciary capacity, separate and apart from its funds and general assets.

Custodians:  Wells Fargo Bank, N.A. and Treasury Bank, a Division of Countrywide Bank, FSB, or such other custodian as Owner shall designate.

Cut-off Date:  With respect to any Mortgage Loan, the opening of business on the first day of the month in which the related closing date with respect to such Mortgage Loan occurs.

Delinquent:  As defined in the related pooling and servicing agreement.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Pass-Through Transfer.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

Due Date:   Each day on which payments of principal and interest are required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

Due Period:   With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Escrow Account:   The separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "BSARM 2007-5 Escrow Account, in trust for SAMI II, Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

Escrow Payments:   With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default:   Any one of the conditions or circumstances enumerated in Section 9.01.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

Fannie Mae:  Fannie Mae, or any successor thereto.

Fannie Mae Guide:   The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

Fidelity Bond:  A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

FIRREA:   The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

Freddie Mac:  Freddie Mac, or any successor thereto.

Freddie Mac Guide:   The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

Full Principal Prepayment:  A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

GAAP:  Generally accepted accounting procedures, consistently applied.

HUD:   The United States Department of Housing and Urban Development or any successor.

Index:  With respect to each ARM Loan, on the related Adjustment Date, the index used to determine the Mortgage Interest Rate on each such ARM Loan.

Insurance Proceeds:   With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap:   With respect to each ARM Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

Liquidation Proceeds:   Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, and any other amounts received with respect to an REO Property pursuant to Section 4.13.

Margin:  With respect to each ARM Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

Master Servicer:  EMC Mortgage Corporation, its successors in interest and assigns, or any successor thereto designated by the Owner.

Monthly Advance:   The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

Monthly Payment:   With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

Mortgage:  The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage Interest Rate:   The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each Adjustment Date for such Mortgage Loan to equal the Index for such Mortgage Loan plus the Margin for such Mortgage Loan, and subject to the limitations on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

Mortgage Loan:   An individual Mortgage Loan described herein and as further identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents:  The original mortgage loan legal documents held by the Custodian.

Mortgage Loan Remittance Rate:   With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule:  The schedule of Mortgage Loans attached hereto as Exhibit A, such schedule being acceptable to the Owner and the Servicer.

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property:  The underlying real property securing repayment of a Mortgage Note.

Mortgagor:  The obligor on a Mortgage Note.

Net Liquidation Proceeds:  As to any Mortgage Loan, Liquidation Proceeds net of unreimbursed Servicing Advances, Servicing Fees and Monthly Advances and expenses incurred by the Servicer in connection with the liquidation of the Mortgage Loan and the related Mortgaged Property.

Nonrecoverable Advance:  Any advance previously made by the Servicer pursuant to Section 5.03 or any Servicing Advance proposed to be made by the Servicer in respect of a Mortgage Loan or REO Property which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds or Insurance Proceeds on such Mortgage Loan or REO Property as provided herein.  The determination by the Servicer that it has made a Nonrecoverable Advance, or that a proposed advance may constitute a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

Officer's Certificate:  A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

Opinion of Counsel:  A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

Owner:  Structured Asset Mortgage Investments II Inc., its successors in interest and assigns (including the Trustee in connection with a Pass-Through Transfer).

Partial Principal Prepayment:  A Principal Prepayment by a Mortgagor of a partial principal balance of a Mortgage Loan.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Periodic Rate Cap:   With respect to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

Permitted Investments:  Any one or more of the following obligations or securities:

(i)
direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii)
demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including any Trustee or the Master Servicer) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency;

(iii)
repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv)
securities bearing interest or sold at a discount issued by any corporation (including any Trustee or the Master Servicer) incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

(v)
commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi)	any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency; and

(vii)
any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities (including money market or common trust funds for which any Trustee or the Master Servicer or any affiliate thereof acts as a manager or an advisor) and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

Person:  Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Interest Excess: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full or in part during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Remittance Date occurs and the Determination Date of the calendar month in which such Remittance Date occurs, an amount equal to interest (to the extent received) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Remittance Date occurs and ending on the last date through which interest is collected from the related Mortgagor.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each such Mortgage Loan that was the subject of a Principal Prepayment during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month preceding the month in which such Remittance Date occurs, an amount equal to interest (to be paid by the Servicer out of its own funds without reimbursement therefor) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Remittance Date.

Prepayment Period: As to any Remittance Date, (a) in the case of Full Principal Prepayments, the period commencing on the 16th day of the month prior to the month in which the related Remittance Date occurs and ending on the 15th day of the month in which such Remittance Date occurs, and (b) in the case of Partial Principal Prepayments or other recoveries, the preceding calendar month.

Primary Mortgage Insurance Policy:   Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

Prime Rate: The prime rate of U.S. money center banks as published from time to time in The Wall Street Journal.

Principal Prepayment:  Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.  Partial Principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

Qualified Appraiser:   An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, which appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Depository:   The Custodian or another depository, the accounts of which are (i)  an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Each such account may bear interest unless otherwise specified herein.  This Agreement may be amended to reduce the rating requirements in clause (i) above pursuant to Section 11.02, provided that, the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the related securities.

Qualified Insurer:   An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac.

Rating Agency:  Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings.

Reconstitution Agreement:  Any agreement involving any Pass-Through Transfer or Whole Loan Transfer.

Regulation AB:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Relief Act: The Servicemembers Civil Relief Act, or similar state or local law.

REMIC:  A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC Provisions:  The provisions of the Federal income tax law relating to a REMIC, which appear at Section 860A through 860G of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date:  The Remittance Date shall be the 18th day of any month, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition:   The final sale by the Servicer of any REO Property.

REO Disposition Proceeds:   Amounts received by the Servicer in connection with a related REO Disposition.

REO Property:   A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

SAMI II: Structured Asset Mortgage Investments II Inc.

Sarbanes Certification: A certification required pursuant to The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations or amendments thereof by the Commission’s staff).

Securities Act:  The Securities Act of 1933, as amended.

Servicer:  EMC Mortgage Corporation, or any of its successors in interest or any successor under this Agreement appointed as herein provided.

Servicing Advances:   All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations relating to each Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

Servicing Criteria:  As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit H for convenience of reference only.  In the event of a conflict or inconsistency between the terms of Exhibit H and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Owner, the Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Pass-Through Transfer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit H).

Servicing Fee:  With respect to each Mortgage Loan, the amount of the annual servicing fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the applicable Servicing Fee Rate and (b) the outstanding principal balance of the Mortgage Loan.  Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed.  The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable from the interest portion of such Monthly Payment collected by the Servicer or as otherwise provided under Section 4.05.

Servicing Fee Rate:  The Servicing Fee Rate shall be a rate per annum equal to 0.25%.

Servicing File:  The documents, records and other items pertaining to a particular Mortgage Loan and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

Servicing Modification: With respect to any Mortgage Loan that is in default or imminent default or as otherwise set forth in Section 4.01, any modification which is effected by the Servicer in accordance with the terms of this Agreement that results in any change to the payment terms of the Mortgage Loan.

Servicing Officer:   Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

Stated Principal Balance:  As to each Mortgage Loan as of any date of determination, (i) the sum of (a) the principal balance of such Mortgage Loan after giving effect to payments of principal due and received or for which a Monthly Advance has been made and (b) the amount by which the Stated Principal Balance of the Mortgage Loan has been increased pursuant to a Servicing Modification, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing Principal Prepayments.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Trustee:  The Person appointed as trustee in connection with any Pass-Through Transfer.

Whole Loan Transfer:  The sale or transfer of some or all of the ownership interest in the Mortgage Loans by the Owner to one or more third parties in whole loan or participation format, which third party may be Fannie Mae or Freddie Mac.

ARTICLE II

SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01. Servicing of Mortgage Loans.

The Servicer does hereby agree to service the Mortgage Loans in accordance with the terms of this Agreement.  The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

Section 2.02. Maintenance of Servicing Files.

The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans.  The possession of each Servicing File by the Servicer is for the sole purpose of servicing the Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only.  The Servicer acknowledges that the ownership of each Mortgage Loan, including the Note, the Mortgage, all other Mortgage Loan Documents and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner.  All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the exclusive benefit of the Owner as the owner of the related Mortgage Loans.  Any portion of the related Servicing Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loans by the Owner.  The Servicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

Section 2.03.    Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loan by the Owner.  In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13.  To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File (or copies thereof) during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

Section 2.04.    Transfer of Mortgage Loans.

No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section 2.04.  The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in accordance with Sections 10.02 and 11.12, provided, however, that the transferee will not be deemed to be an Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an assignment and assumption of this Agreement reasonably acceptable to the Servicer.  The Owner shall advise the Servicer in writing of the transfer.  Upon receipt of notice of the permitted transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.05.    Delivery of Mortgage Loan Documents.

The Servicer shall forward to the Custodian on behalf of the Owner original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within 4 week(s) of their execution; provided, however, that the Servicer shall provide the Custodian on behalf of the Owner with a certified true copy of any such document submitted for recordation within 4 week(s) after its execution, and shall provide the original of any document submitted for recordation or a copy of  a recorded document if the original is not available.  If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian.  If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D.  The Custodian shall deliver to the Servicer within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SERVICER

The Servicer represents, warrants and covenants to the Owner that as of the date hereof or as of such date specifically provided herein:

(a)  (a)    The Servicer is a validly existing corporation in good standing under the laws of the State of its organization and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such qualification or license has been made upon the Servicer by any such state, and in any event the Servicer is in compliance with the laws of each such State to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b)  (b)    The Servicer has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(c)  (c)    None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer's articles of incorporation or by-laws or materially conflict with or result in a breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(d)  (d)    There is no litigation pending or, to the Servicer's knowledge, threatened with respect to the Servicer which is reasonably likely to have a material adverse effect on the execution, delivery or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

(e)  (e)    No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained;

(f)  (f)    The Servicer is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac.  The Servicer is in good standing to service mortgage loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(g)  (g)  As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Owner, the Master Servicer and any Depositor, or disclosed in any public filing: (1) no default or servicing related performance trigger has occurred as to any other Pass-Through Transfer due to any act or failure to act of the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other Pass-Through Transfer has occurred, been disclosed or reported by the Servicer; (3) the Servicer has not been terminated as servicer in a residential mortgage loan Pass-Through Transfer, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Servicer’s servicing policies and procedures for similar loans have occurred in the preceding three years; (5) there are no aspects of the Servicer’s financial condition that could have a material adverse impact on the performance by the Servicer of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Servicer that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB;

(h)  (h)  If so requested by the Owner, the Master Servicer or any Depositor on any date, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (g) of this Article or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party;

(i)  (i)  Notwithstanding anything to the contrary in the Agreement, the Servicer shall (or shall cause each Subservicer) (i) immediately notify the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (7) of paragraph (g) of this Article (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation  or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships;

(j)  (j)  As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner, the Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner, the Master Servicer and such Depositor, all information reasonably requested by the Owner, the Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities; and

(k)  (k)           Servicer has delivered to the Owner and the Master Servicer financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto.  There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Servicer since the date of the Servicer’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01.    Servicer to Act as Servicer.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Owner's reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and shall exercise the same care that it customarily employs for its own account.  In addition, the Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in accordance with Accepted Servicing Practices in compliance with the servicing provisions of the Fannie Mae Guide, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, and title insurance, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Loan Documents, annual statements, and examination of records and facilities.  In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guide, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer.  The Owner may, at its option, deliver powers-of-attorney to the Servicer sufficient to allow the Servicer as servicer to execute all documentation requiring execution on behalf of Owner with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

Consistent with and in addition to the terms set forth in this Agreement, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Loan to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Servicer's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Owner on a present value basis using reasonable assumptions (including taking into account any estimated realized loss (as defined in the related pooling and servicing agreement) that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Servicer has provided to the Owner a certification addressed to the Owner, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Owner, the Servicer shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Relief Act) which the Servicer reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Servicer shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Servicer shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

In connection with any such Servicing Modification, the Servicer may reimburse itself from the Trust for any outstanding Monthly Advances and Servicing Advances in the same calendar month as the Servicing Modification to the extent that such Monthly Advances or Servicing Advances are reimbursable to the Servicer and to the extent of the related principal portion of funds available for the related Distribution Date (as defined in the related pooling and servicing agreement). To the extent there are not sufficient principal funds available on the related Distribution Date to reimburse the Servicer for such Monthly Advances and Servicing Advances, the Servicer may reimburse itself on a first priority basis from related principal funds that are available on future Distribution Dates. If any mortgagor’s obligation to repay any outstanding amounts due under the terms of the related Mortgage Loan for which a Monthly Advance or Servicing Advance has been made by the Servicer is forgiven, any such Monthly Advance or Servicing Advance will be treated as a realized loss which will be incurred on the Distribution Date related to the calendar month during which the Servicing Modification occurred.

In the event of any such waiver, modification, postponement or indulgence which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month's principal and one month's interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor.  The Servicer shall be entitled to reimbursement for Monthly Advances and Servicing Advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

The Servicer shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer.  Any such subservicer must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac.  The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer's fee shall not exceed the Servicing Fee.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself.  In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer.  The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer's own funds without reimbursement from the Owner.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans.  The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such Subservicer including no obligation, duty or liability of Owner to pay such subservicer's fees and expenses.  For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

Section 4.02.    Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.  Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

The Servicer shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan.

Section 4.03.    Realization Upon Defaulted Mortgage Loans.

The Servicer shall use its reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account and the requirements of the Fannie Mae Guide, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. In determining the delinquency status of any Mortgage Loan, the Servicer will apply the definition of Delinquent as such term is defined under the related pooling and servicing agreement.  The Servicer shall use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings.  The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05.  The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions as Servicing Advances; provided, however, that it shall be entitled to reimbursement therefor as provided in Section 4.05.  Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector.  Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection.  After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Section 4.04.                                            Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts.  Each Custodial Account shall be established with a Qualified Depository.  To the extent such funds are not deposited in a Custodial Account, such funds may be invested in Permitted Investments for the benefit of the Owner (with any income earned thereon for the benefit of the Servicer).  Custodial Accounts will be reconciled within 45 calendar days after the bank statement cut-off date.  Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto.  The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments.  The amount of any such losses shall be immediately deposited by the Servicer in the Custodial Account, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account or Accounts no later than 48 hours after receipt and identification of funds and retain therein the following payments and collections:

  (i)           all payments on account of principal, including Principal Prepayments (exclusive of Prepayment Charges) and penalties, on the Mortgage Loans received after the Cut-off Date;

  (ii)           all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

  (iii)           all Liquidation Proceeds received after the Cut-off Date;

  (iv)           any net amounts received by the Servicer after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

  (v)           all Insurance Proceeds received after the Cut-off Date including amounts required to be deposited pursuant to Sections 4.08 and 4.10, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

  (vi)           all Condemnation Proceeds affecting any Mortgaged Property received after the Cut-off Date other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

  (vii)           any Monthly Advances as provided in Section 5.03;

  (viii)         any amounts received after the Cut-off Date and required to be deposited in the Custodial Account pursuant to Section 6.02; and

  (ix)           with respect to each full or partial Principal Prepayment received after the Cut-off Date, any Prepayment Interest Shortfalls, to the extent of the Servicer's aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, Prepayment Charges and assumption fees, to the extent permitted by Section 6.01, and all Prepayment Interest Excess need not be deposited by the Servicer in the Custodial Account.

Section 4.05.    Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

(i)           to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

(ii)           to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to (1) amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made and (2) to the extent of Amounts Held for Future Distributions; provided, however, any such Amounts Held For Future Distribution so applied to reimburse the Servicer shall be replaced by the Servicer by deposit in the Custodial Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement and only to the extent there are not funds otherwise available in the Custodial Account to make a required distribution on such Distribution Date;

(iii)           to reimburse itself for unreimbursed Servicing Advances and Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to (1) Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the Cut-off Date related to such Mortgage Loan; provided, however, the Servicer must provide documentation to the Master Servicer supporting Servicing Advances related to Liquidation Proceeds prior to withdrawing such amounts from the Custodial Account and (2) to the extent of Amounts Held for Future Distributions; provided, however, any such Amounts Held For Future Distribution so applied to reimburse the Servicer shall be replaced by the Servicer by deposit in the Custodial Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement and only to the extent there are not funds otherwise available in the Custodial Account to make a required distribution on such Distribution Date;

(iv)           to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) the Servicing Fee from that portion of any payment recovery attributable to interest on a particular Mortgage Loan;

(v)           to reimburse itself for any Nonrecoverable Advances;

(vi)           to transfer funds to another Qualified Depository in accordance with Section 4.09 hereof;

(vii)           to reimburse itself as provided in Section 8.03 hereof;

(viii)                      to remove funds inadvertently placed in the Custodial Account in error by the Servicer;

(ix) to reimburse itself for any unreimbursed Monthly Advance or Servicing Advance made with respect to a Mortgage Loan for which a Servicing Modification was made and any unreimbursed Capitalization Reimbursement Amount, in each case only to the extent of any principal funds for any loan group related to such Mortgage Loans that are on deposit in the Custodial Account; and

(x)           to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06.    Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts.  Each Escrow Account shall be established with a Qualified Depository.  To the extent such funds are not deposited in an Escrow Account, such funds may be invested in Permitted Investments.  Funds deposited in an Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Owner upon request.  The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments.  The amount of any such losses shall be immediately deposited by the Servicer in the Escrow Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts no later than 48 hours after receipt of funds and retain therein:

(i)           all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

(ii)           all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)           all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from an Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07.  Except as provided in Section 4.07, the Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository.

Section 4.07.    Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer only:

(i)           to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

(ii)           to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)           to refund to the Mortgagor any funds as may be determined to be overages;

(iv)           for transfer to the Custodial Account in connection with an acquisition of REO Property;

(v)           for application to restoration or repair of the Mortgaged Property;

(vi)           to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)           to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

(viii)                      to remove funds inadvertently placed in an Escrow Account in error by the Servicer; and

(ix)           to clear and terminate the Escrow Account on the termination of this Agreement.

As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

Section 4.08.    Payment of Taxes, Insurance and Other Charges, Maintenance of Primary Mortgage Insurance Policies, Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law.  To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor when due.  The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required.  Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the appraised value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a Qualified Appraiser, such appraisal to be included in the Servicing File, is reduced to an amount for which Fannie Mae no longer requires such insurance to be maintained.  The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer.  The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy.  If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan.  Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09.    Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time.  The Servicer shall notify the Owner of any such transfer within 15 Business Days of transfer. If any one of the investment ratings of a Qualified Depository holding funds or Eligible Investments in the Custodial Account or Escrow Account is downgraded by the issuing rating agency, the Servicer shall, within three (3) Business Days of receipt of notice of the downgrading, transfer all such accounts, funds and Permitted Investments to a different Qualified Depository in accordance with this Agreement.

Section 4.10.    Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer.  If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.  The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above.  Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.  It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance.  All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer.  The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best's Key Rating Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

Section 4.11   Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a mortgage impairment or blanket policy issued by an issuer that has a Best rating of A:VI insuring against hazard losses on all of Mortgaged Properties securing the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, the Servicer shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been one or more losses which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as Servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Owner.

Section 4.12.    Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of Fannie Mae or Freddie Mac on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans.  The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons.  Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide.  The Servicer shall, upon request of Owner, deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Owner.  The Servicer shall notify the Owner within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated.  The Owner and its successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

Section 4.13.    Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee.  Any such Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

The Servicer shall assume the responsibility for marketing each REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition, unless a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held and (i) the Owner shall have been supplied with an Opinion of Counsel (at the Servicer's expense) to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on "prohibited transactions" of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer's expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period.  If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property.

Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold or managed in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as "foreclosure property" within a meaning of Section 860G(a)(8) of the Code, (ii) subject the related trust to the imposition of any federal or state income taxes on "net income from foreclosure property" with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.

The Servicer shall deposit or cause to be deposited, on a daily basis in each Custodial Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 hereof.  The Servicer shall maintain separate records with respect to each REO Property identifying all deposits and withdrawals from the Custodial Account for each REO Property.

The Servicer shall furnish to the Owner on each Remittance Date, an operating statement for each REO Property covering the operation of each REO Property for the previous month.  Such operating statement shall be accompanied by such other information as the Owner shall reasonably request.

The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Owner.  The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account.  As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall be entitled to reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees or Monthly Advances made.  Such reimbursement will be subject to Master Servicer approval of claims submitted within 90 days of liquidation (such approval will be rendered within 30 days of the Master Servicer’s receipt of the complete claim of loss notification package), and on the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the proceeds of such sale deposited in the Custodial Account shall be distributed to the Purchaser.

The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection.  Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

Section 4.14.    Notification of Adjustments.

With respect to each Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with requirements of applicable law and the related Mortgage and Mortgage Note.  The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments.  The Servicer shall promptly, upon written request therefor, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments.  Upon the discovery by the Servicer or the receipt of notice from the Owner that the Servicer has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused to the Owner thereby.

ARTICLE V

PAYMENTS TO THE OWNER

Section 5.01.    Remittances.

On each Remittance Date, the Servicer shall remit to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the last day of the calendar month preceding the Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, except (a) Full Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the Remittance Date of such month, and (b) Full Principal Prepayments received after the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the next following Remittance Date, plus, to the extent not already deposited in the Custodial Account, the sum of (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03 and (iii) all Prepayment Interest Shortfalls the Servicer is required to make up pursuant to Section 4.04, minus (iv) any amounts attributable to Monthly Payments collected after the Cut-off Date but due on a Due Date or Dates subsequent to the last day of the related Due Period, which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law.  Such interest shall be remitted to the Owner by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive.  The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 5.02     Statements to the Owner and the Master Servicer.

The Servicer shall furnish to the Owner and the Master Servicer an individual Mortgage Loan accounting report (a ”Report”), as of the last Business Day of each month and the end of the related Prepayment Period, as applicable, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis.  With respect to each month, such Report shall be received by the Owner and the Master Servicer no later than the fifth Business Day of the month of the related Remittance Date (or, with respect to information as to Full Principal Prepayments and prepayment penalties no later than one (1) Business Day after the end of each Prepayment Period), a report in an Excel (or compatible) electronic format, in such format as may be mutually agreed upon by both the Owner and the Servicer, and which shall provide the information required to be contained in the monthly statements to certificateholders as specified in the related pooling and servicing agreement, to the extent applicable to the Servicer.

In addition, the Servicer shall provide to the Master Servicer and the Owner such other information known or available to the Servicer that is necessary in order to provide the distribution and pool performance information as required under Regulation AB, as amended from time to time, as determined by the Owner in its sole discretion.  The Servicer shall also provide a monthly report, in the form of Exhibit E and Exhibit F hereto, or such other form as is mutually acceptable to the Servicer, the Owner and the Master Servicer, Exhibit K and Exhibit L with respect to defaulted mortgage loans, Exhibit M with respect to realized losses and gains, Exhibit N with respect to modified mortgage loans, Exhibit O with respect to claims submitted and Exhibit P with respect to loss severity, with each such report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner or the Master Servicer pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.  In addition, the Servicer shall provide the Owner and the Master Servicer with such information concerning the Mortgage Loans as is necessary for the Owner and the Master Servicer to prepare its federal income tax return as Owner and the Master Servicer may reasonably request from time to time.

In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner and the Master Servicer at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

Section 5.03.    Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of Monthly Payments, adjusted to the related Mortgage Loan Remittance Rate, which are delinquent at the close of business on the related Determination Date; provided, however, that the amount of any such deposit may be reduced by the Amounts Held for Future Distribution (as defined below) then on deposit in the Custodial Account.  Any portion of the Amounts Held for Future Distribution used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial Account on any future Remittance Date to the extent that the funds that are available in the Custodial Account for remittance to the Owner on such Remittance Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the final disposition or liquidation of the Mortgaged Property, unless the Servicer deems such advance to be nonrecoverable from Liquidation Proceeds, REO Disposition Proceeds or Insurance Proceeds with respect to the applicable Mortgage Loan.  In such latter event, the Servicer shall deliver to the Owner an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has obtained a recent appraisal and has made the reasonable determination that any additional advances are nonrecoverable from Liquidation or Insurance Proceeds with respect to the applicable Mortgage Loan.

Section 5.04.    Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree.  The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01.    Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any.  If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon.  Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guide.  With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed.  The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof.  All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

Notwithstanding the foregoing paragraphs of this section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever.  For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02.    Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Custodian with a certification and request for release by a Servicing Officer, which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been so deposited, and a request for delivery to the Servicer of the portion of the Mortgage Loan Documents held by the Custodian.  Upon receipt of such certification and request, the Owner shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer and the Servicer shall prepare and deliver for execution by the Owner or at the Owner's option execute under the authority of a power of attorney delivered to the Servicer by the Owner any satisfaction or release.  No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within one Business Day to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account.  The Servicer shall maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, upon request of the Servicer and delivery to the Custodian of a servicing receipt signed by a Servicing Officer, the Custodian shall release the portion of the Mortgage Loan Documents held by the Custodian to the Servicer. Such servicing receipt shall obligate the Servicer to promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has promptly delivered to the Owner or the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such documents were delivered and the purpose or purposes of such delivery.  Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner or the Custodian, as applicable, to the Servicer.

Section 6.03.    Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amounts provided for as the Servicer's Servicing Fee.  Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges and other ancillary fees shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account.  The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04.     Annual Statement as to Compliance; Annual Certification.

(a)           The Servicer will deliver to the Owner and the Master Servicer, not later than March 15th of each calendar year beginning in 2008, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof.  Such Annual Statement of Compliance shall contain no restrictions or limitations on its use.  Copies of such statement shall be provided by the Servicer to the Owner upon request and by the Owner to any Person identified as a prospective purchaser of the Mortgage Loans.  In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

(b)           With respect to the Mortgage Loans, by March 15th of each calendar year beginning in 2008, an officer of the Servicer shall execute and deliver an Officer’s Certificate (an “Annual Certification”) to the Owner, the Master Servicer, the Trustee, and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit G.  In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer or a Subcontractor, to the extent such Subcontractor is “participating in the servicing function” pursuant to Item 1122 of Regulation AB, the Servicer shall deliver an Annual Certification as to each such Subservicer and Subcontractor, as and when required with respect to the Servicer.

In the event the Servicer or any Subservicer or Subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a Subservicer or Subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 6.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

The Servicer shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 6.04 or Section 6.09 or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Servicer on the other in connection with a breach of the Servicer’s obligations under this Section 6.04 or Section 6.09 or the Servicer’s negligence, bad faith or willful misconduct in connection therewith.

Upon request by the Owner or the Master Servicer, the Servicer will deliver to such requesting party a copy of the audited (if such financial statements are available, otherwise unaudited) financial statements of the Servicer for the most recent fiscal year of the Servicer.

Section 6.05.    [Reserved]

Section 6.06.    Owner's Right to Examine Servicer Records.

The Owner shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations.  Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the applicable federal or state government regulations.

Section 6.07. Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contribution" to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

Section 6.08. Non-solicitation.

The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans.  It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section.  Nothing contained herein shall prohibit the Servicer from (i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Servicer offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor's request.

Section 6.09.     Assessment of Compliance with Servicing Criteria.

On and after January 1, 2007, the Servicer shall service and administer, and shall cause each subservicer to service or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to the Mortgage Loans, the Servicer shall deliver to the Owner or its designee, the Master Servicer, the Trustee, and any Depositor on or before March 15th of each calendar year beginning in 2008, a report (an “Assessment of Compliance”) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Servicer that contains the following:

(a)           A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Servicer;

(b)           A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

(c)           An assessment by such officer of the Servicer’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

(d)           A statement that a registered public accounting firm has issued an attestation report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e)           A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit J hereto.

With respect to the Mortgage Loans, on or before March 15th of each calendar year beginning in 2008, the Servicer shall furnish to the Owner or its designee, the Master Servicer, the Trustee and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Servicer shall cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.15 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Owner, the Master Servicer, the Trustee and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Section 6.09.

In the event the Servicer or any Subservicer or Subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a Subservicer or Subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 6.09 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Section 6.10.     Intent of the Parties; Reasonableness.

The Owner and the Servicer acknowledge and agree that a purpose of clause (g) of Article III, Sections 5.02, 6.04, 6.09 and 10.02 of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Owner, the Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Servicer shall cooperate fully with the Owner to deliver to the Owner (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner or any Depositor to permit the Owner or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01.    Servicer Shall Provide Information as Reasonably Required.

The Servicer shall furnish to the Owner upon request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement.  The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service or other regulatory agency requirements.  All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01.    Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Owner, its successors and assigns, any agent of the Owner, and the Master Servicer, and hold each of such Persons harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that such Person may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein.  The Servicer shall immediately notify the Owner or other indemnified Person if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and such other Indemnified Person and with counsel reasonably satisfactory to the Owner and such Person) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other indemnified Person in respect of such claim but failure to so notify the Owner and such other indemnified Person shall not limit its obligations hereunder.  The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner and such other indemnified Person unless such settlement includes an unconditional release of the Owner and such other indemnified Person from all liability that is the subject matter of such claim.  The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02.    Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

Section 8.03.    Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform in any way its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of gross negligence or any breach of the terms and conditions of this Agreement.  The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder.  The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, which consent shall not be unreasonably withheld, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto.  In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Custodial Account pursuant to Section 4.05.

Section 8.04.    Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer.  Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner.  No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05.    No Transfer of Servicing.

With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof.  Without in any way limiting the generality of this section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which approval shall not be unreasonably withheld; provided that the Servicer may assign the Agreement and the servicing hereunder without the consent of Owner to an affiliate of the Servicer to which all servicing of the Servicer is assigned so long as (i) such affiliate is a Fannie Mae and Freddie Mac approved servicer and (ii) if it is intended that such affiliate be spun off to the shareholders of the Servicer, such affiliate have a GAAP net worth of at least $25,000,000 and (iii) such affiliate shall deliver to the Owner a certification pursuant to which such affiliate shall agree to be bound by the terms and conditions of this Agreement and shall certify that such affiliate is a Fannie Mae and Freddie Mac approved servicer in good standing.

ARTICLE IX

DEFAULT

Section 9.01.    Events of Default.

In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

(i)           any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for one (1) Business Day after written notice thereof (it being understood that this subparagraph shall not affect Servicer's obligation pursuant to Section 5.01 to pay default interest on any remittance received by the Owner after the Business Day on which such payment was due); or

(ii)           any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement (other than those described in clause (ix) hereof), the breach of which has a material adverse effect and which continue unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

(iii)           a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv)           the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v)           the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)           the Servicer ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such entities are then operating in a capacity similar to that in which they operate on the date hereof) as a mortgage loan servicer for more than thirty days to the extent such entities perform similar functions; or

(vii)           the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein; or

(viii)                      the Servicer ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer's ability to perform its obligations hereunder; or

(ix)           failure by the Servicer to duly perform, within the required time period, its obligations under Section 6.04, 6.09 or any of clauses (v) through (viii) of Section 10.02;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Pass-Through Transfer, appoint a successor servicer reasonably acceptable to the Master Servicer for such Pass-Through Transfer) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same.  On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01.  Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense.  The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer, if the termination and/or transfer of servicing is for cause related to a servicer default. The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 9.02.    Waiver of Defaults.

The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences.  Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01.    Termination.

The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) termination by the Owner pursuant to Section 9.01. Simultaneously with any such termination and the transfer of servicing hereunder, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

Section 10.02.     Cooperation of Servicer with a Reconstitution.

The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on or after the related closing date, on one or more dates (each a "Reconstitution Date") at the Owner's sole option, the Owner may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)           one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b)           one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Servicer agrees to execute in connection with any agreements among the Owner, the Servicer, and any servicer in connection with a Whole Loan Transfer, an assignment, assumption and recognition agreement, or, at Owner’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties.  It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Servicer than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Owner, the Servicer agrees (1) to cooperate fully with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Owner; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Servicer shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i)           any and all information and appropriate verification of information which may be reasonably available to the Servicer, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall request upon reasonable demand;

(ii)           such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Servicer as are reasonably agreed upon by the Servicer and the Owner or any such other participant;

(iii)           within 5 Business Days after request by the Owner, the information with respect to the Servicer (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion.  In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall provide the information required pursuant to this clause with respect to the Subservicer;

(iv)           within 5 Business Days after request by the Owner,

(a) information regarding any legal proceedings pending (or known to be contemplated) against the Servicer (as servicer) and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion,

(b) information regarding affiliations with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion, and

(c) information regarding relationships and transactions with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion;

(v)           for the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation  or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships;

(vi)           as a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(vii)           in addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Pass-Through Transfer that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A)           any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B)           material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C)           information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(viii)                      the Servicer shall provide to the Owner, the Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit I and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Servicer shall indemnify the Owner, each affiliate of the Owner, and each of the following parties participating in a Pass-Through Transfer: each issuing entity; each Person (including, but not limited to, the Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 10.02 by or on behalf of the Servicer, or provided under this Section 10.02, Sections 6.04 and 6.09 and by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer of its obligations under this Section 10.02, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 10.02, including any failure by the Servicer to identify pursuant to Section 11.15 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section Article III or in a writing furnished pursuant to clause (h) of Article III and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to clause (h) of Article III to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Servicer in connection with its performance under this Section 10.02.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described above, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered pursuant to this Section or Section 6.04 or Section 6.09 as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

Section 10.03.    Master Servicer.

The Servicer, including any successor servicer hereunder, shall be subject to the supervision of the Master Servicer, which Master Servicer shall be obligated to ensure that the Servicer services the Mortgage Loans in accordance with the provisions of this Agreement.  The Master Servicer, acting on behalf of the Owner, shall have the same rights as the Owner to enforce the obligations of the Servicer under this Agreement.  The Master Servicer, or the entity specified in the related pooling and servicing agreement, shall be entitled to terminate the rights and obligations of the Servicer under this Agreement upon the failure of the Servicer to perform any of its obligations under this Agreement if such failure constitutes an Event of Default as provided in Article IX of this Agreement.  Notwithstanding anything to the contrary, in no event shall the Master Servicer assume any of the obligations of the Owner under this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01.    Successor to the Servicer.

Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01 or 10.01(ii), the Owner shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement.  In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree.  In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Owner under Section 8.01, it being understood and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement.  Any termination or resignation of the Servicer or this Agreement pursuant to Section 8.04, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds.  The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.  The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Monthly Advances and Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Servicer shall notify the Owner of such appointment.

All reasonable costs and expenses incurred in connection with replacing the Servicer upon its resignation or the termination of the Servicer in accordance with the terms of this Agreement, including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an Event of Default and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement, shall be payable on demand by the resigning or terminated Servicer without any right of reimbursement therefor.

Section 11.02.    Amendment.

This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

Section 11.03.    Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Owner's expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing the Mortgage Loans.

Section 11.04.    Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.  THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.05.    Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

(i)           if to the Servicer:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention:  General Counsel
Telecopier No.:  (469) 759-4714

(ii)           if to the Owner:

Bear, Stearns & Co. Inc.
383 Madison Ave.
New York, New York 10179
Attention:  Global Credit Administration
Telecopier No.:  (212) 272-3751

(iii)           if to the Master Servicer:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention:  Michelle Viner
Telecopier No.:  (214) 626-4889
Email: mviner@bear.com

or such other address as may hereafter be furnished to the other party by like notice.  Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06.    Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07.    Exhibits

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08.    General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)           the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)           references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)           a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)           the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)           the term "include" or "including" shall mean without limitation by reason of enumeration.

Section 11.09.    Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10.    Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party.  Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

Section 11.11.    Assignment by the Owner.

The Owner shall have the right, without the consent of the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement reasonably acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans.  In no event shall Owner sell a partial interest in any Mortgage Loan.  All references to the Owner in this Agreement shall be deemed to include its assignees or designees.  It is understood and agreed between the Owners and the Servicer that no more than five (5) Persons shall have the right of owner under this Agreement at any one time.

Section 11.12.    No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

Section 11.13.    Execution, Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement.  Subject to Section 8.05, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

Section 11.14.    Entire Agreement.

Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein.  This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

Section 11.15. Use of Subservicers and Subcontractors.

(a)           The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the servicers of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (d) of this Section.  The Servicer must notify the Owner, the Master Servicer and any Depositor in writing of any affiliations or relationships that develop following the closing date between the Servicer or any Subservicer.

(b)           The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with clauses (g) and (j) of Article III, Sections 6.04, 6.09 and 10.02 of this Agreement to the same extent as if such Subservicer were the Owner, and to provide the information required with respect to such Subservicer under Section 3.01(i) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner, the Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.09, any Annual Certification required under Section 6.04(b), any Additional Form 10-D Disclosure and any Form 8-K Disclosure Information, as and when required to be delivered.

(c)           The Servicer shall promptly upon request provide to the Owner, the Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Owner, the Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d)           As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 6.07 and 10.02 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any Assessment of Compliance and Attestation Report and other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.09 (and any Annual Certification required under Section 6.09(b)), in each case as and when required to be delivered.

11.16.     Third Party Beneficiary

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.

EMC MORTGAGE CORPORATION, as Servicer

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Owner

By:
Name:
Title:

EXHIBIT A

MORTGAGE LOAN SCHEDULE

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT
(date)

To:______________________
_________________________
_________________________
    (the "Depository")

As "Servicer" under the Servicing Agreement, dated as of August 1, 2007, (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "EMC Custodial Account, in trust for SAMI II, Owner of Whole Loan Mortgages, and various Mortgagors."  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer.  You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.  The full amount deposited at any time in the account will be invested in Permitted Investments as defined in the Agreement.

[ ] (name of Depository)

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

(date)

To:___________________________
______________________________
______________________________
       (the "Depository")

As "Servicer" under the Servicing Agreement, dated as of August 1, 2007 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "EMC Escrow Account, in trust for SAMI II, Owner of Whole Loan Mortgages, and various Mortgagors."  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer.  You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.  The full amount deposited at any time in the account will be invested in Permitted Investments as defined in the Agreement.

[ ] (name of Depository)

By:
Name:
Title:

EXHIBIT D

REQUEST FOR RELEASE OF DOCUMENTS

To:           Wells Fargo Bank, N.A.
1015 10th Avenue Southeast, MS 0031
Minneapolis, Minnesota 55414
Attn:  ________________

Treasury Bank, a Division of Countrywide Bank, FSB
4100 East Los Angeles Avenue
Simi Valley, California 93063
Attn:  ________________

Re:	Custodial Agreement dated as of August 31, 2007, between EMC Mortgage Corporation and [Wells Fargo Bank, N.A.] [Treasury Bank, a Division of Countrywide Bank, FSB], as Custodian

In connection with the administration of the Mortgage Loans held by you as Custodian for the Owner pursuant to the above-captioned Custody Agreement, we request the release, and hereby acknowledge receipt, of the Custodian's Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_______	1.	Mortgage Paid in Full
_______	2.	Foreclosure
_______	3.	Substitution
_______	4.	Other Liquidation (Repurchases, etc.)
_______	5.	Nonliquidation [Reason:_______________________________]

Address to which Custodian should

Deliver the Custodian's Mortgage File:

By:
(authorized signer)
Issuer:
Address:
Date:

Custodian

[Wells Fargo Bank, N.A.] [Treasury Bank, a Division of Countrywide Bank, FSB]

Please acknowledge the execution of the above request by your signature and date below:

Signature	Date

Documents returned to Custodian:

Custodian:	Date:

EXHIBIT E

EMC FORM – REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

EXHIBIT F

EMC FORM – REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

EXHIBIT G

FORM OF SERVICER CERTIFICATION

Re:           The [                      ] agreement dated as of [                                                      l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, Officer’s Certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer].  Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

EXHIBIT H

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit H is provided for convenience of reference only.  In the event of a conflict or inconsistency between the terms of this Exhibit H and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(i)	General servicing considerations.

(A)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(B)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(C)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(D)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(ii)	Cash collection and administration.

(A)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(B)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(C)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(D)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(E)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(F)  Unissued checks are safeguarded so as to prevent unauthorized access.

(G)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(iii)	Investor remittances and reporting.

(A)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(B)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(C)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(D)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(iv)	Mortgage Loan administration.

(A)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(B)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(C)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(D)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(E)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(F)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(G)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(H)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(I)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(J)  Regarding any funds held in trust for an obligor (such as escrow accounts):  (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(K)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(L)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(M)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(N)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(O)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT I-1

FORM OF COUNTRYWIDE ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “Agreement”) is made and entered into as of August 31, 2007 (the “Effective Date”), among EMC Mortgage Corporation, having an address at 2780 Lake Vista Drive, Lewisville, Texas 75067 (the “Assignor”), Wells Fargo Bank, N.A., not individually but solely as Trustee for the holders of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5, having an address at 9062 Old Annapolis Road, Columbia, Maryland 21045 (the “Assignee”) and Countrywide Home Loans Servicing LP, having an address at 400 Countrywide Way, Simi Valley, California 93065 (the “Company”).

WHEREAS, the Assignor has acquired certain mortgage loans set forth on Attachment 1 (the “Mortgage Loans”) from Countrywide Home Loans, Inc. (the “Seller”) pursuant to that certain (i) Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, as amended by Amendment No. 1, dated January 1, 2003, Amendment No. 2, dated September 1, 2004 and as amended by Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of January 1, 2006, by and between the Assignor and Countrywide Home Loans, Inc. (the “SWS Agreement”), and those certain (ii) Term Sheets, dated [_________________] between Assignor and Company (the “Term Sheets” and together with the SWS Agreement, the “Agreements”).  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

WHEREAS, the Seller has assigned its rights and obligations under the SWS Agreement to the Company and the Company is currently servicing the Mortgage Loans for the benefit of the Assignor in accordance with the terms and conditions of the SWS Agreement.

For and in consideration of the mutual promises and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.  Defined terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the SWS Agreement.

2.  The Company recognizes the Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of the Assignor.  From and after the date hereof, the Company agrees that it will service the Mortgage Loans pursuant to the terms of the SWS Agreement (as modified herein) which terms are incorporated herein by reference.

3.  The Assignor hereby grants, transfers and assigns to the Assignee all of the right, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) the Mortgage Loans and (b) the SWS Agreement with respect to the Mortgage Loans.

4.  The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under any and all obligations of the Assignor with respect to any mortgage loans subject to the SWS Agreement which are not Mortgage Loans and are not the subject of this Agreement.

5.  The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

(a)
Attached hereto as Attachment 2 is a true and accurate copy of the servicing provisions of the SWS Agreement (Articles IV, V, and VI), which is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any material respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the SWS Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the SWS Agreement, except as otherwise set forth herein, as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no known offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the SWS Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignor. This Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the SWS Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

6.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans as trustee on behalf of the holders of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5;

(b)
The Assignee has full corporate power and authority to execute and deliver this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignee. This Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes for the benefit of each of the Assignor and the Company all of the Assignor’s rights and obligations as “Purchaser” thereunder but solely with respect to such Mortgage Loans; provided however, that the Assignee is assuming such obligations solely in its capacity as trustee for Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 and not individually, and any recourse against the Assignee in respect of such obligations shall be limited solely to the assets it may hold as trustee of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5.

7.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
The SWS Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any material respect, except as contemplated herein, nor has any notice of termination been given thereunder;

(b)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the SWS Agreement;

(c)
The Company has full power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s formation documents or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the SWS Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established in favor of the Assignor; and

8.  The Company hereby restates the representations and warranties set forth in Section 2(b) of the Amendment Reg AB as of the date hereof.

Each such notice/update required to be sent to the Depositor as set forth in the Amendment Reg AB shall be sent to the Assignor by e-mail to regABnotifications@bear.com.  Additionally, all such notifications should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, New York 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  General Counsel
Facsimile:  (214) 626-4714

9.  The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this Agreement or the breach of any covenant or condition contained herein.

Recognition of the Assignee

10.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC, and will service the Mortgage Loans in accordance with the SWS Agreement.  It is the intention of the Assignor, the Company and the Assignee that this Agreement shall be binding upon and for the benefit of the respective permitted successors and assigns of the parties hereto.  Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the SWS Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee, which shall not be unreasonably withheld.

11.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5.

Modification of the SWS Agreement:

12.  The Company and the Assignor hereby amend the SWS Agreement as follows:

(a)  Section 6.04, 6.05 and 6.07 and clause (x) of Section 10.01, all as added by Amendment No. 2 to the Servicing Agreement are deleted in their entirety.

(b)  The definition of Remittance Date is deleted in its entirety and replaced with the following:

Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding) of any month, beginning with the First Remittance Date.

(c)  The definition of Master Servicer is deleted in its entirety and replaced with the following:

Master Servicer: EMC Mortgage Corporation, or its successors in interest.

(d)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan in full or partial which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(e)  The definition of Qualified Depository is deleted in its entirety and replaced with the following:

Qualified Depository:  The Custodian or another depository, the accounts of which are (i)  an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Each such account may bear interest unless otherwise specified herein.  This Agreement may be amended to reduce the rating requirements in clause (i) above pursuant to Section 12.02, provided that, the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the related securities.

(f)  The second paragraph of Section 4.01 of the SWS Agreement shall be deleted in its entirety and replaced with the following:

Consistent with and in addition to the terms set forth in this Agreement, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Rate with respect to any Mortgage Loan, (5) convert the Mortgage Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Company’s reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Owner on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Owner a certification addressed to the Owner, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Owner, the Company shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Relief Act) which the Company reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Company shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with the Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

(g)  Section 4.02 of the SWS Agreement is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit P hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.   The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance non-recoverable and submits an officer’s certificate in accordance with Section 5.03.

(h)  The following is added as Section 4.05(ix) of the SWS Agreement:

to reimburse itself for Advances it deems non-recoverable pursuant to Section 5.03, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.

(i)  The following is added as the last paragraph of Section 4.05:

Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan

(j)  The first sentence of Section 5.02 of the SWS Agreement is hereby deleted and replaced with the following:

Not later than the 5th business day of each calendar month, the Company shall provide a monthly report substantially in the form of Exhibit I and Exhibit J, with respect to remittances, Exhibit K, with respect to realized losses and gains, Exhibit L, with respect to defaulted mortgage loans, Exhibit M, with respect to modified mortgage loans, Exhibit N, with respect to claims submitted and Exhibit O, with respect to loss severity, with each such report.

(k)  Exhibit F to the SWS Agreement is hereby deleted in its entirety and replaced with the reporting exhibits attached hereto as Attachment 3 in formats mutually agreeable to the Company and the Master Servicer.  Notwithstanding the foregoing, the Company is not required to report data relating to prepayment charges or penalties.

(l)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit I, a copy of which is annexed hereto as Attachment 4.

(m)  The Agreements is hereby amended as of the date hereof by inserting a new Exhibit J, a copy of which is annexed hereto as Attachment 5.

(n)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Attachment 6.

(o)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit L, a copy of which is annexed hereto as Attachment 7.

(p)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit M, a copy of which is annexed hereto as Attachment 8.

(q)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit N, a copy of which is annexed hereto as Attachment 9.

(r)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit O, a copy of which is annexed hereto as Attachment 10.

(s)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit P, a copy of which is annexed hereto as Attachment 11.

13.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the pooling and servicing agreement for the Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5, and therefore has the right to enforce on behalf of the Assignee all obligations of the Company under the SWS Agreement.  Such right will include, without limitation, the right to terminate the Servicer under the SWS Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the SWS Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the SWS Agreement, the right to examine the books and records of the Company and the right to exercise certain rights of consent and approval relating to actions taken by the Company; provided, however, all parties hereto agree that such enforcement of a right shall only be exercised by one party.  Notwithstanding the foregoing, it is understood that the Company shall not be obligated to defend and indemnify and hold harmless the Master Servicer, the Assignor and the Assignee against any losses, damages, penalties, fines, forfeiture, judgments and any related costs including, without limitation, reasonable and necessary legal fees, resulting from (i) actions or inactions of the Company which were taken or omitted upon the instruction or direction of the Master Servicer or Assignee, as applicable, or (ii) the failure of the Assignee or the Assignee’s designee, as applicable, to perform the obligations of “Purchaser” under the SWS Agreement, as modified by the Agreement.

The Company shall make all distributions under the SWS Agreement to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance August 1, 2007 Remit for Countrywide Home Loans Servicing LP.
Attention:  LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the SWS Agreement to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

14.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

Wells Fargo Bank, N.A.,
as Trustee
9062 Old Annapolis Road
Columbia, MD 21045
Attention: Client Manager – BSARM 2007-5
Telecopier No.: (410) 715-2380

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

Countrywide Home Loans Servicing LP
400 Countrywide Way
Simi Valley, California 93065
Attention: John Lindberg, Rachel Meza, Eric Varnen and Yuan Li

Miscellaneous:

15.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.

16.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

17.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

18.  This Agreement shall inure to the benefit of the permitted successors and assigns of the parties hereto. Any entity into which the Assignor, the Assignee, or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee, or the Company, respectively, hereunder.

19.  This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the SWS Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the SWS Agreement.

20.  This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

21.  In the event that any provision of this Agreement conflicts with any provision of the SWS Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION
Assignor

By:___________________________________
Name:
Title
WELLS FARGO BANK, N.A., not individually but solely as trustee for the holders of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5
By:___________________________________
Name:
Title:

COUNTRYWIDE HOME LOANS SERVICING LP By: Countrywide GP, Inc., its General Partner
By:___________________________________
Name:
Title:

Title:

Acknowledged and Agreed:

EMC MORTGAGE CORPORATION
Master Servicer

By:____________________________________________
Name:
Title:

Attachment 1

Mortgage Loans

[Provided Upon Request]

Attachment 2

Articles IV, V, and VI of the SWS Agreement.

[Provided Upon Request]

Attachment 3

EXHIBIT F to the SWS Agreement

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

Attachment 4

EXHIBIT I to the SWS Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Attachment 5

EXHIBIT J to the SWS Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Attachment 6

EXHIBIT K to the SWS Agreement

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:  _______________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?                                                                                                            Yes                                No

Has this loan been crammed down in a bankruptcy?                                                                                                    Yes                             No

If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Attachment 7

EXHIBIT L to the SWS Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Attachment 8

EXHIBIT M to the SWS Agreement

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Attachment 9

EXHIBIT N to the SWS Agreement

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Attachment 10

EXHIBIT O to the SWS Agreement

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

Attachment 11

EXHIBIT P to the Purchase Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

EXHIBIT I-2

FORM OF EMC ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “AAR Agreement”) is made and entered into as of August 31, 2007 (the “Closing Date”), among Structured Asset Mortgage Investments II Inc. (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 (the “Assignee”) and EMC Mortgage Corporation (the “Company”).

Whereas, the Assignor and the Company entered into that certain Servicing Agreement, dated as of August 1, 2007 (the “Servicing Agreement”), pursuant to which the Company agreed to service certain mortgage loans (the “Mortgage Loans”) on behalf of the Assignor.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the “Assigned Loans”) shall be subject to the terms of this AAR Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under the Assigned Loans, and as they relate to the Assigned Loans, the Servicing Agreement.  Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest in, to and under the Servicing Agreement with respect to any other mortgage loan other than the Assigned Loans.  Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

The Assignor acknowledges and agrees that upon execution of this AAR Agreement, with respect to the Assigned Loans, the Assignee shall become the “Owner” under the Servicing Agreement, and all representations, warranties and covenants by the “Servicer” to the “Owner” under the Servicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to the Assignee by virtue of this AAR Agreement.

Representations, Warranties and Covenants

2.  The Assignor warrants and represents to, and covenants with, the Assignee and the Company as of the date hereof that:

a.
Attached hereto as Attachment 2 is a true and correct copy of the Servicing Agreement, which Servicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
The Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Assigned Loan, as well as any and all of the Assignee’s interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	There are no offsets, counterclaims or other defenses available to the Company with respect to the Servicing Agreement;

d.	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

e.
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This AAR Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the parties hereto, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

h.
There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignor, would adversely affect the Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

3.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

a.
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5;

b.
The Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This AAR Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the parties hereto, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

d.
There is no action, suit, proceeding, investigation or litigation pending or, to the Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignee, would adversely affect the Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

e.	The Assignee assumes for the benefit of each of Assignor and Company all of the Assignor’s rights as “Owner” under the Servicing Agreement but solely with respect to the Assigned Loans.

4.  Company warrants and represents to, and covenants with, the Assignee and the Assignor, as of the date hereof, that:

a.
Attached hereto as Attachment 2 is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

c.
The Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Company. This AAR Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
The Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of the Assignor;

f.
Pursuant to Section 10.02 of the Servicing Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Servicing Agreement with respect to the Company and/or the Assigned Loans; and

g.
Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

5.  The Company warrants and represents to, and covenants with the Assignor as of the date hereof:

(a)  The Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  The Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Servicing Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Servicing Agreement and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships

6.  The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

7.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of the Assignor, the Company and the Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of the Assignee.

8.  The Company shall prepare for and deliver to the Assignee and EMC Mortgage Corporation, as master servicer (in such capacity, the “Master Servicer”) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code.  The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or cause to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 or, at the expense of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 with respect to the imposition of any such taxes.

9.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5.

Miscellaneous

10.  All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.	In the case of the Company,
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX  75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

b.	In the case of the Assignor,
Structured Asset Mortgage Investments II Inc.
383 Madison Avenue,
New York, New York 10179
Attention:  Deirdre Burke
Telecopier No.: (212) 272-7646

c.	In the case of the Assignee,
Wells Fargo Bank, National Association, as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager - BSARM 2007-5
Telecopier No.: (410) 715-2380

11.  The Company hereby acknowledges that EMC Mortgage Corporation has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007, among the Assignor, the Assignee, Wells Fargo Bank, N.A., as trustee and the Company, as seller and master servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Servicing Agreement.  Such right will include, without limitation, the right to terminate the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  The Company shall make all distributions under the Servicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance August 1, 2007 Remit for EMC Mortgage Corporation
Attention:  LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Servicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 10 herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX  75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

12.  THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

13.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

14.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, the Assignee or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee or the Company, respectively, hereunder.

15.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignments of the Servicing Agreement to the extent of the Assigned Loans by the Assignor to the Assignee and the termination of the Servicing Agreement.

16.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

17.  In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement on the date first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., the Assignor	WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Bear Stearns ARM Trust, Mortgage Pass-Through Certificates, Series 2007-5, the Assignee

By:	By:
Name:	Name:
Title:	Title:

EMC MORTGAGE CORPORATION, the Company and Master Servicer

By:
Name:
Title:

Attachment I

Assigned Loans

Attachment II

Servicing Agreement

EXHIBIT J

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT, dated as of August 31, 2007, as amended and supplemented by any and all amendments hereto (collectively, the “Agreement”), by and between EMC MORTGAGE CORPORATION, a Delaware corporation (“EMC” or the “Seller”) and STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware corporation (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, first lien mortgage loans secured primarily by one- to four-family residential properties and individual condominium units (collectively, the “Mortgage Loans”) as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the “Trust Fund”) and create Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5 (the “Certificates”), under a pooling and servicing agreement, to be dated as of  August 1, 2007 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, EMC, as seller and as master servicer (in such capacity, the “Master Servicer”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-140247) relating to its Mortgage Pass-Through Certificates and the offering of certain series thereof (including certain classes of the Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. The “Prospectus Supplement” shall mean that supplement, dated August 30, 2007, to the Prospectus, dated June 28, 2007, relating to certain classes of the Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement dated as of August 30, 2007 to an underwriting agreement dated February 26, 2007, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.  Definitions.  Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price:  With respect to EMC and the sale of the EMC Mortgage Loans, cash in an amount equal to $______ (plus $______ in accrued interest)1.

Bear Stearns:  Bear, Stearns & Co. Inc.

Closing Date:  August 31, 2007.

Cut-off Date:  August 1, 2007

Cut-off Date Balance:  $401,865,806.

Deleted Mortgage Loan:  A Mortgage Loan replaced or to be replaced by a Substitute Mortgage Loan.

Due Date:  With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

EMC:  EMC Mortgage Corporation.

EMC Mortgage Loans:  The Mortgage Loans identified as such on the Mortgage Loan Schedule for which EMC is the applicable Seller.

Fitch:  Fitch, Inc., or its successors in interest.

Master Servicer:  EMC Mortgage Corporation

MERS:  Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System:  The system of recording transfers of Mortgages electronically maintained by MERS.

Mortgage:  The mortgage, deed of trust or other instrument creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File:  The items referred to in Exhibit 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement or the Pooling and Servicing Agreement.

Mortgage Interest Rate:  The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor:  The obligor(s) on a Mortgage Note.

Net Rate:  For each Mortgage Loan, the Mortgage Interest Rate for such Mortgage Loan less the sum of (i) the Servicing Fee Rate, (ii) the Trustee Fee Rate and (iii) the rate at which the Lender-Paid PMI Rate is calculated (if applicable).

Opinion of Counsel:  A written opinion of counsel, who may be counsel for the Seller or the Purchaser, reasonably acceptable to the Trustee.

Person:  Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price:  With respect to any Mortgage Loan (or any property acquired with respect thereto) required to be repurchased by the Seller pursuant to this Agreement or Article II of the Pooling and Servicing Agreement, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the related Servicer of the Mortgage Loan and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies:  Standard & Poor’s and Fitch, each a “Rating Agency.”

Securities Act:  The Securities Act of 1933, as amended.

Security Instrument:  A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of  trust, deed to secure debt or security deed, including any riders or addenda thereto.

Servicing Agreements:  Shall have the meaning assigned to such term in the Pooling and Servicing Agreement.

Standard & Poor’s:  Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Substitute Mortgage Loan:  A mortgage loan substituted for a Deleted Mortgage Loan which must meet, on the date of such substitution, the requirements stated herein and in the Pooling and Servicing Agreement with respect to such substitution; upon such substitution, such mortgage loan shall be a “Mortgage Loan” hereunder.

Value:  The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

Section 2.  Purchase and Sale of the Mortgage Loans and Related Rights.

(a)  Upon satisfaction of the conditions set forth in Section 11 hereof, the Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans sold by the Seller having an aggregate outstanding principal balance as of the Cut-off Date equal to the Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of the Certificates will take place on the Closing Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 11 hereof, on the Closing Date, the Purchaser shall pay to the Seller the related Acquisition Price for the Mortgage Loans sold by the Seller in immediately available funds by wire transfer to such account or accounts as shall be designated by the Seller.

(d)  In addition to the foregoing, on the Closing Date the Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements (other than its right to enforce the representations and warranties set forth therein).

Section 3.  Mortgage Loan Schedule.  The Seller agrees to provide to the Purchaser as of the date hereof a listing of the Mortgage Loans (the “Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Seller.  The Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date and shall be in form and substance mutually agreed to by the Seller and the Purchaser.

Section 4.  Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereon, other than scheduled principal and interest due on or before the Cut-off Date but received after the Cut-off Date.  The Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereon, other than scheduled principal and interest due after the Cut-off Date but received on or before the Cut-off Date. Such principal amounts and any interest thereon belonging to the Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Mortgage Loan Schedule.

(b)  Pursuant to various conveyance documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders.  In connection with the transfer and assignment of the Mortgage Loans, the Seller has delivered or will deliver or cause to be delivered to the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and the Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of the respective Custodian’s Mortgage File, provided, however, that in lieu of the foregoing, the Seller may deliver the following documents, under the circumstances set forth below: (i) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified above, the Seller may deliver a true copy thereof with a certification by the Seller or the Master Servicer, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording;” (ii) in lieu of the Security Instrument, assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Seller to such effect), the Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (iii) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5 the Seller may deliver lost note affidavits and indemnities of the Seller; and (iv) the Seller shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Seller, between the Seller and the Depositor, and between the Depositor and the Trustee; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Seller, in lieu of delivering the above documents, may deliver to the Trustee or the respective Custodian, on its behalf, a certification by the Seller or the Master Servicer to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Distribution Account on the Closing Date.  The Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee, or the related Custodian on behalf of the Trustee, promptly after they are received.  The Seller shall cause the Mortgage and intervening assignments, if any, and the assignment of the Security Instrument to be recorded not later than 180 days after the Closing Date unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, The Seller further agrees that it will cause, at EMC’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser and by the Purchaser to blank or to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans.  The Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer to alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  The Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans and the related servicing will ultimately be assigned to Wells Fargo Bank, N.A., as Trustee for the Certificateholders, on the date hereof.

Section 5.  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, the Seller will have made the related Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Seller and/or the Seller’s custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the related Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Seller shall make the related Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Closing Date the respective Custodian, on behalf of the Trustee, for the benefit of the Certificateholders, will acknowledge receipt of each Mortgage Loan, by delivery to the Seller, the Purchaser and the Trustee of an initial certification in the form attached as Exhibit One to the related Custodial Agreement.

(c)  Pursuant to the Pooling and Servicing Agreement, within 90 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five business days after the receipt by the Trustee or respective Custodian thereof), the Trustee will review or shall cause the respective Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Seller, the Purchaser and the Trustee an interim certification substantially in the form of Exhibit Two to the related Custodial Agreement.  If the Trustee or respective Custodian, as its agent, finds any document listed on Exhibit 1 not to have been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Mortgage Loan Schedule or to appear defective on its face (a “Material Defect”), the Trustee or the respective Custodian, as its agent, shall promptly notify EMC of such Material Defect.  The Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the respective Custodian, on its behalf, of the Material Defect and if the Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided,however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, EMC shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the respective Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(d)  Pursuant to the Pooling and Servicing Agreement, within 180 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five business days after the receipt by the Trustee or respective Custodian thereof) the Trustee will review or cause the respective Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Seller, the Purchaser and the Trustee a final certification substantially in the form of Exhibit Three to the related Custodial Agreement.  If the Trustee or respective Custodian, as its agent, finds a Material Defect, the Trustee or the respective Custodian, as its agent, shall promptly notify EMC of such Material Defect.  The Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the respective Custodian, as its agent, of the Material Defect and if the Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, EMC shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the respective Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, the Seller shall deliver or cause to be delivered the Substitute Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee in accordance with the terms of the Pooling and Servicing Agreement shall (i) assign to the Seller and cause the respective Custodian to release the documents (including, but not limited to, the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the respective Custodian relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Seller title to such Deleted Mortgage Loan.

Section 6.  Recordation of Assignments of Mortgage.

(a)  The Seller shall cause each assignment of the Security Instrument from the Seller to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel has been provided to the Trustee (with a copy to the respective Custodian) which states that the recordation of such assignments is not necessary to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or a properly recorded assignment of the Mortgage, as the Mortgagee of record solely as nominee for the Seller and its successors and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust related to such Classes, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to EMC and (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement.

While each such Mortgage or assignment is being recorded, if necessary, the Seller shall leave or cause to be left with the Trustee a certified copy of such Mortgage or assignment. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by EMC.

(b)  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of that Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of the Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby.  The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

Section 7.  Representations and Warranties of Seller Concerning the Mortgage Loans.  EMC hereby represents and warrants to the Purchaser as of the Closing Date or such other date as may be specified below with respect to each Mortgage Loan:

(i)	the information set forth in the Mortgage Loan Schedule hereto is true and correct in all material respects;

(ii)
immediately prior to the transfer to the Purchaser, the Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Seller has full right and authority to sell or assign the same pursuant to this Agreement;

(iii)
each Mortgage Loan at the time it was made complied in all material respects with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable predatory, abusive and fair lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

(iv)
there is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan;

(v)
the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders;

(vi)	no selection procedure reasonably believed by the Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans;

(vii)
each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(viii)
there is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in xiii below;

(ix)
there was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property;

(x)	there is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

(xi)
the physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property;

(xii)	the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances;

(xiii)
a lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring the Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan; and the Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable;

(xiv)
at the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or FHLMC;

(xv)
the improvements on each Mortgaged Property securing a Mortgage Loan are insured (by an insurer which is acceptable to the Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense;

(xvi)
each Mortgage Loan constitutes a "qualified mortgage" under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7)  and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9);

(xvii)
none of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(xviii)	the information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects;

(xix)
no Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 6.0, Appendix E, attached hereto as Exhibit 6 or (b) was originated on or after October 1, 2002 through March 6, 2003 and is governed by the Georgia Fair Lending Act;

(xx)	each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator;

(xxi)
each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

(xxii)
the related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section;

(xxiii)	the Mortgage Loans are currently being serviced in accordance with accepted servicing practices;

(xxiv)
with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller and each prepayment penalty is permitted pursuant to federal, state and local law.  In addition, with respect to each Mortgage Loan (i) no Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(xxv)
if any of the Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Mortgage Loan; and

(xxvi)
each Mortgage Loan was originated (a)  by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution that is supervised and examined by a federal or state authority, (b) by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, as amended, or (c) by a mortgage broker or correspondent lender in a manner such that the related Mortgage Loan would be regarded for purposes of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Seller as to any Substitute Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by the EMC, the Purchaser or the Trustee of a breach of any representation or warranty of the EMC set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. It is understood and agreed that a breach of any one of the representations contained in clauses (xvii) or (xix)(b) above will be deemed to materially adversely affect the interests of the related Certificateholders. In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by the EMC, or the date the EMC is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), the EMC will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Substitute Mortgage Loan in exchange for such Mortgage Loan. The obligations of the EMC to cure, purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of the EMC to indemnify the Purchaser for such breach as set forth in and limited by Section 14 hereof.

Any cause of action against EMC or relating to or arising out of a breach by EMC of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by EMC or notice thereof by the party discovering such breach and (ii) failure by EMC to cure such breach, purchase such Mortgage Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

Section 8.  Representations and Warranties Concerning the Seller.  As of the date hereof and as of the Closing Date, the Seller represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

(a)  EMC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on EMC’s business as presently conducted or on the EMC’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  EMC has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by EMC of this Agreement have been duly authorized by all necessary action on the part of EMC; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on EMC or its properties or the charter or by-laws of EMC, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on EMC’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by EMC of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  this Agreement has been duly executed and delivered by EMC and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of EMC enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of EMC, threatened against EMC, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of EMC will be determined adversely to EMC and will if determined adversely to EMC materially and adversely affect EMC’s ability to perform its obligations under this Agreement; and EMC is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  EMC’s Information (as defined in Section 14(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 9.  Representations and Warranties Concerning the Purchaser.  As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Seller as follows:

(a)  the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Purchaser has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the articles of incorporation or by-laws of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Purchaser’s Information (as defined in Section 13(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 10.  [Reserved].

Section 11.  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  Each of the obligations of the Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, or the Pooling and Servicing Agreement; and the Purchaser shall have received certificates to that effect signed by authorized officers of the Seller.

(ii)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories (other than the Purchaser) as required pursuant to the respective terms thereof:

  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

  A certificate of an officer of the Seller dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of the Seller authorizing the transactions contemplated by this Agreement, together with copies of the charter and by-laws of the Seller;

  One or more opinions of counsel from the Seller’s counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A the rating set forth on Schedule A; and

  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(iii)  The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement and the Purchase Agreement shall have been issued and sold to Bear Stearns.

(iv)  The Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and its counsel may reasonably request.

(b)  The obligations of the Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement, and the Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(ii)  The Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Seller, duly executed by all signatories other than the Seller as required pursuant to the respective terms thereof:

The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to EMC, and all documents required thereby duly executed by all signatories;

A certificate of an officer of the Purchaser dated as of the Closing Date, in a form reasonably acceptable to the Seller, and attached thereto the resolutions of the Purchaser authorizing the transactions contemplated by this Agreement and the Pooling and Servicing Agreement, together with copies of the Purchaser’s articles of incorporation, and evidence as to the good standing of the Purchaser dated as of a recent date;

One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to the Seller;

Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates.

Section 12.  Fees and Expenses.  Subject to Section 17 hereof, the Seller shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Seller’s attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the respective Custodian, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from the Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates.  The Seller additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

Section 13.  Accountants’ Letters.

(a)  Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions “Summary of Prospectus Supplement—The Mortgage Loans” and “The Mortgage Pool”, “The Sponsor” and in Schedule A thereto.  The Seller will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption “Yield On The Certificates” in the Prospectus Supplement.

(b)  To the extent statistical information with respect to the Master Servicer’s or a Servicer’s servicing portfolio is included in the Prospectus Supplement under the caption “The Master Servicer and the Servicers,” a letter from the certified public accountant for the Master Servicer and such Servicer or Servicers will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by EMC and the Purchaser, with respect to such statistical information.

Section 14.  Indemnification.

The Seller shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Seller’s Information as identified in Exhibit 3, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Seller and in which additional Seller’s Information is identified), in reliance upon and in conformity with Seller’s Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty assigned or made by EMC in Section 7 or Section 8 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Seller to perform its obligations under this Agreement; and the Seller shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which EMC otherwise may have to the Purchaser or any other such indemnified party.

(a)  The Purchaser shall indemnify and hold harmless the Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading; and the Purchaser shall reimburse the Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Seller, or any other such indemnified party,

(b)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 14 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties (provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(c)  If the indemnification provided for in paragraphs (a) and (b) of this Section 14 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 14, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Seller on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(d)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

Section 15.  Notices.  All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to EMC shall be directed to EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067, Facsimile: (214) 626-4889, Attention: Michelle Viner; and notices to the Purchaser shall be directed to Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179 (Telecopy: (212) 272-7206), Attention: Baron Silverstein; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

Section 16.  Transfer of Mortgage Loans.  The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Seller, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 12, 14 and 18 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Seller shall be the cure, purchase or substitution obligations of EMC contained in Sections 5 and 7 hereof.

Section 17.  Termination.  This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 11(a) hereof are not fulfilled as and when required to be fulfilled or (c) by any Seller, if the conditions to the Seller’s obligation to close set forth under Section 11(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), the Seller shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

Section 18.  Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, EMC’s representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Mortgage Loan Schedule and any Substitute Mortgage Loan.

Section 19.  Severability.  If any provision of this Agreement shall be prohibited or invalid under applicable law, the Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

Section 20.  Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

Section 21.  Amendment.  This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

Section 22.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 23.  Further Assurances.  Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

Section 24.  Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 14 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Seller acknowledges and agrees that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to EMC’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which any Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving the Seller), any person resulting from a change in form of the Seller or any person succeeding to the business of the Seller, shall be considered the “successor” of the Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

Section 25.  The Seller and the Purchaser.  The Seller and the Purchaser will keep in full effect all rights as are necessary to perform their respective obligations under this Agreement.

Section 26.  Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 27.  No Partnership.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:
Name:
Title:

EXHIBIT 1

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement.

Section 5.6  with respect to each Mortgage Loan:

(a)  The original Mortgage Note, endorsed without recourse to the order of the Trustee or to blank and showing to the extent available to the Mortgage Loan Seller an unbroken chain of endorsements from the related originator, at the time they made the initial endorsement, to the last endorsee up to and including the point the sponsor acquired such mortgage loan;

(b)  The original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(c)  unless the Mortgage Loan is a MOM Loan, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “Wells Fargo Bank, N.A., as Trustee”, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if (A) the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified in Section 2.01(b) of the Pooling and Servicing Agreement, the Seller may deliver a true copy thereof with a certification by the Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording” or (B) the related Mortgaged Property is located in a state other than Maryland and an Opinion of Counsel has been provided as set forth in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(d)  all intervening assignments of the Security Instrument, if applicable, with evidence of recording thereon;

(e)  the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(f)  the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance; and

(g)  originals of all modification agreements, if applicable and available.

EXHIBIT 2

MORTGAGE LOAN SCHEDULE INFORMATION

The Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan:

(a)           the loan number;

(b)           [Reserved];

(c)           the city, state and zip code of the Mortgaged Property;

(d)           the property type;

(e)           the Mortgage Interest Rate;

(f)           the Servicing Fee Rate;

(g)           the Net Rate;

(h)           the original term;

(i)           the maturity date;

(j)           the stated remaining term to maturity;

(k)           the original principal balance;

(1)           the first payment date;

(m)           the principal and interest payment in effect as of the Cut-off Date;

(n)           the unpaid principal balance as of the Cut-off Date;

(o)           the Loan-to-Value Ratio at origination;

(p)           paid-through date;

(q)           the insurer of any Primary Mortgage Insurance Policy;

(r)           the Gross Margin, if applicable;

(s)           the Maximum Lifetime Mortgage Rate, if applicable;

(t)           the Minimum Lifetime Mortgage Rate, if applicable;

(u)           the Periodic Rate Cap, if applicable;

(v)           the number of days delinquent, if any;

(w)           which Mortgage Loans adjust after an initial fixed-rate period of three, five, seven or ten years;

(x)           the Loan Group;

(y)           the Prepayment Charge Loans; and

(z)           the Servicer.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (k) and (n) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (e), (f) and (g) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

EXHIBIT 3

SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following Sections: “SUMMARY OF PROSPECTUS SUPPLEMENT — The Mortgage Loans,” “THE MORTGAGE POOL,” “THE SPONSOR” and “SCHEDULE A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS.”

EXHIBIT 4

PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Seller’s Information.

EXHIBIT 5

SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6

APPENDIX E – STANDARD & POOR’S ANTI-PREDATORY LENDING CATEGORIZATION

REVISED March 1, 2007

APPENDIX E - Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 etseq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 etseq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 etseq.
Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 etseq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 etseq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 etseq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective October 1, 2002 – March 6, 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 – current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 etseq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 etseq. Effective January 1, 2005; amended by 2005 H.B. 1179, effective July 1, 2005.	High Cost Home Loans
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 etseq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 – High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 etseq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 etseq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 etseq. and 209 C.M.R. §§ 40.01 etseq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 etseq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 etseq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58- 21A-1 etseq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E etseq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 etseq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 etseq. Effective December 31, 2006.	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 etseq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
Tennessee	Tennessee Home Loan Protection Act, Tenn. Code Ann. §§ 45-20-101 etseq. Effective January 1, 2007.	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective October 1, 2002 – March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 etseq. Effective November 27, 2003 – July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective October 1, 2002 – March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 etseq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58- 21A-1 etseq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E etseq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 etseq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	S&P	Fitch
I-A-1	AAA	AAA
I-A-2	AAA	AAA
II-A-1	AAA	AAA
II-A-2	AAA	AAA
III-A-1	AAA	AAA
III-A-2	AAA	AAA
III-X-1	AAA	AAA
B-1	AA	AA
B-2	A	A
B-3	BBB	BBB
Class R-I	AAA	AAA
Class R-II	AAA	AAA
Class R-III	AAA	AAA

None of the above ratings has been lowered since the respective dates of such letters.

Private Certificates

Class	S&P	Fitch
B-4	BB	NR
B-5	B	NR
B-6	NR	NR

None of the above ratings has been lowered since the respective dates of such letters.

SCHEDULE B

MORTGAGE LOAN SCHEDULE

[Provided upon request]

EXHIBIT K

[RESERVED]

EXHIBIT L

FORM OF CERTIFICATION TO BE
PROVIDED BY THE TRUSTEE TO DEPOSITOR

Re:
________________________________ Trust 200_-____(the “Trust”), Mortgage Pass-Through Certificates, Series 200_-____, issued pursuant to the Pooling and Servicing Agreement, dated as of ________ 1, 200_, among ____________________________, as Depositor, Wells Fargo Bank, National Association, as Trustee and ___________________________________________________________

The Trustee hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1)           I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2)           To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Trustee’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

(3)           To my knowledge, the distribution information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

(4)           I am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the Trustee required by the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

(5)           The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report.  Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Trustee has reasonably relied on information provided to it by the following unaffiliated parties:  [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:_______________________________

___________________________________
[Signature]
[Title]

EXHIBIT M

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer – transaction party having borrower contact
Master Servicer – aggregator of pool assets
Trustee – waterfall calculator
Back-up Servicer – named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian – safe keeper of pool assets
Trustee – fiduciary of the transaction

Note:  The definitions above describe the essential function that the party performs, rather than the party’s title.  So, for example, in a particular transaction, the trustee may perform the “paying agent” and “securities administrator” functions, while in another transaction, the securities administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:         X – obligation
[X] – under consideration for obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Securities Admin	Custodian	Trustee (nominal)
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)
Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.  (In this transaction there is no external enhancement or other support.)
		X		X

EXHIBIT N

FORM 10-D, FORM 8-K AND FORM 10-K REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked “Monthly Statement to Certificateholders” are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Trustee based on information received from the party providing such information; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated.  Information under all other Items of Form 10-D is to be included in the Form 10-D report.  All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the Trustee and the Depositor.

Form	Item	Description	Servicers	Master Servicer	Trustee	Custodian	Trustee	Depositor	Sponsor
10-D	Must be filed within 15 days of the distribution date for the asset-backed securities.						(nominal)
	1	Distribution and Pool Performance Information
Item 1121(a) – Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.			X (Monthly Statements to Certificateholders)
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.			X (Monthly Statements to Certificateholders)
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:			X (Monthly Statements to Certificateholders)
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.			X (Monthly Statements to Certificateholders)
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
X (Monthly Statements to Certificateholders)
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.			X (Monthly Statements to Certificateholders)
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.			X (Monthly Statements to Certificateholders)
		(4) Beginning and ending principal balances of the asset-backed securities.			X (Monthly Statements to Certificateholders)
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
X (Monthly Statements to Certificateholders)
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.			X (Monthly Statements to Certificateholders)
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
X (Monthly Statements to Certificateholders)
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
					X (Monthly Statements to Certificateholders)			Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period.	X	X	X (Monthly Statements to Certificateholders)
		In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets. (methodology)	X
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
			X	X	X (Monthly Statements to Certificateholders)
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	X	X	X (Monthly Statements to Certificateholders)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	X	X	X (if agreed upon by the parties)			X
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.			X (Monthly Statements to Certificateholders)
		(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,						X
information regarding any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
			X	X	X			X
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
								X	X
		Item 1121(b) – Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).						X
	2	Legal Proceedings
Item 1117 – Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K.  Pricing information can be omitted if securities were not registered.
X
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)			X
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q			X
	6	Significant Obligors of Pool Assets
		Item 1112(b) –Significant Obligor Financial Information*						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
Item 1114(b)(2) – Credit Enhancement Provider Financial Information*
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) – Derivative Counterparty Financial Information*
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below.
	9	Exhibits
		Distribution report			X
		Exhibits required by Item 601 of Regulation S-K, such as material agreements						X
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
			X	X	X			X	X
	1.02	Termination of a Material Definitive Agreement	X	X	X			X	X
Disclosure is required regarding termination of  any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:

Sponsor (Seller), Depositor, Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers, Certificate Administrator, Trustee, significant obligor, credit enhancer (10% or more), derivatives counterparty, Custodian
			X	X	X	X		X	X
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the Monthly Statement to Certificateholders
				X	X
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement			X			X
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”						X
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]						X
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 3.18]						X
	6.02	Change of Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.
			X	X	X			X
		Reg AB disclosure about any new servicer is also required.	X
		Reg AB disclosure about any new trustee is also required.					X (to the extent of a new trustee)
		Reg AB disclosure about any new securities administrator is also required.			X
	6.03	Change in Credit Enhancement or Other External Support [In this transaction there is no external enhancement or other support.]
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided.  Applies to external credit enhancements as well as derivatives.
					X			X
		Reg AB disclosure about any new enhancement provider is also required.						X
	6.04	Failure to Make a Required Distribution			X
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
X
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.						X
	7.01	Regulation FD Disclosure	X	X	X	X		X
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.						X
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event.
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K item as indicated above.
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) –Significant Obligor Financial Information						X
Item 1114(b)(2) – Credit Enhancement Provider Financial Information
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) – Derivative Counterparty Financial Information
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
Item 1117 – Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
Item 1119 – Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
		Sponsor (Seller)							X
		Depositor						X
Trustee
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator						X
		Custodian				X
		Credit Enhancer/Support Provider						X
		Significant Obligor						X
		Item 1122 – Assessment of Compliance with Servicing Criteria	X	X	X	X
		Item 1123 – Servicer Compliance Statement	X	X	X

EXHIBIT O

Additional Disclosure Notification

Wells Fargo Bank, N.A. as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail:  cts.sec.notifications@wellsfargo.com

Attn:  Corporate Trust Services – BSARM 2007-5-SEC REPORT PROCESSING

RE:  **Additional Form [  ] Disclosure**Required

Ladies and Gentlemen:

In accordance with Section 4.18 of the Pooling and Servicing Agreement, dated as of August 1, 2007, among Structured Asset Mortgage Investments II Inc. as depositor (the “Depositor”), EMC Mortgage Corporation as seller and master servicer (in such capacity, the “Master Servicer”) and Wells Fargo Bank, N.A. as Trustee (the “Pooling and Servicing Agreement”). The undersigned hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [   ].

Description of Additional Form [   ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [  ] Disclosure:

Any inquiries related to this notification should be directed to [   ], phone number:  [   ]; email address:  [   ].

[NAME OF PARTY] as [role]

By:
Name:
Title:

EXHIBIT P

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

The undersigned is the [Title of Officer] of [Name of Transferor] (the “Owner”), the proposed transferor of an ownership interest in the Bear Stearns Arm Trust Mortgage Pass-Through Certificates, Series 2007-5, Class [R-I][R-II][R-III] Certificates (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the “Agreement”), among Structured Asset Mortgage Investments II Inc., as depositor (the “Depositor”), Wells Fargo Bank, N.A., as trustee (the “Trustee”), and EMC Mortgage Corporation, as seller and as master servicer, and makes this affidavit on behalf of the Investor for the benefit of the Depositor, the Certificate Registrar and the Trustee.  Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

1.           The Owner is not transferring the Certificates to impede the assessment or collection of any tax.

2.           The Owner has no actual knowledge that the proposed transferee of the Certificates: (i) has insufficient assets to pay any taxes that would be owed by such transferee as Holder of the Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Certificates remains outstanding; and (iii) is not a Permitted Transferee or a “United States person” within the meaning of Section 7701(a)(30) of the Code .

3.           The Owner understands that the proposed transferee has delivered to the Trustee, the Certificate Registrar and the Depositor a transfer affidavit and agreement in the form attached to the Agreement as Exhibit E.  The Owner does not know or believe that any representation contained therein is false.

4.           At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the proposed transferee as contemplated by Treasury Regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the proposed transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the proposed transferee will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of the Certificate may not be respected for U.S. federal income tax purposes (and the Owner may continue to be liable for U.S. federal income taxes associated therewith) unless the Owner has conducted such an investigation.

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF OWNER]

By:
Name:	[Name of Officer]
Title:	[Title of Officer]

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Owner, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT Q

FORM OF SUBSEQUENT MORTGAGE LOAN PURCHASE AGREEMENT

SUBSEQUENT MORTGAGE LOAN PURCHASE AGREEMENT, dated as of November 15, 2007, as amended and supplemented by any and all amendments hereto (collectively, the “Agreement”), by and between EMC MORTGAGE CORPORATION, a Delaware corporation (the “Mortgage Loan Seller”) and STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware corporation (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, first lien mortgage loans secured primarily by one- to four-family residential properties and individual condominium units (collectively, the “Subsequent Mortgage Loans”) as described herein. The Purchaser intends to deposit the Subsequent Mortgage Loans into a trust fund (the “Trust Fund”) created under a pooling and servicing agreement, dated as of  August 1, 2007 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, EMC, as seller and as master servicer (in such capacity, the “Master Servicer”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), pursuant to which Bear Stearns ARM Trust 2007-5, Mortgage Pass-Through Certificates, Series 2007-5 (the “Certificates”) were created.

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-140247) relating to its Mortgage Pass-Through Certificates and the offering of certain series thereof (including certain classes of the Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. The “Prospectus Supplement” shall mean that supplement, dated August 30, 2007, to the Prospectus, dated June 28, 2007, relating to certain classes of the Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement dated as of August 30, 2007 to an underwriting agreement dated February 26, 2007, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.  Definitions.  Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price: Cash in an amount equal to $______ (plus $______ in accrued interest).2

Bear Stearns: Bear, Stearns & Co. Inc.

Closing Date: August 31, 2007.

Deleted Subsequent Mortgage Loan: A Subsequent Mortgage Loan replaced or to be replaced by a Substitute Mortgage Loan.

Due Date: With respect to each Subsequent Mortgage Loan, the date in each month on which its scheduled payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

EMC: EMC Mortgage Corporation.

Fitch: Fitch, Inc., or its successors in interest.

Master Servicer: EMC Mortgage Corporation

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

Mortgage: The mortgage, deed of trust or other instrument creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File: The items referred to in Exhibit 1 pertaining to a particular Subsequent Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement or the Pooling and Servicing Agreement.

Mortgage Interest Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor: The obligor(s) on a Mortgage Note.

Net Rate: For each Mortgage Loan, the Mortgage Interest Rate for such Mortgage Loan less the sum of (i) the Servicing Fee Rate, (ii) the Trustee Fee Rate and (iii) the rate at which the Lender-Paid PMI Rate is calculated (if applicable).

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Mortgage Loan Seller or the Purchaser, reasonably acceptable to the Trustee.

Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price: With respect to any Mortgage Loan (or any property acquired with respect thereto) required to be repurchased by the Mortgage Loan Seller pursuant to this Agreement or Article II of the Pooling and Servicing Agreement, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the related Servicer of the Mortgage Loan and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies: Standard & Poor’s and Fitch, each a “Rating Agency.”

Securities Act: The Securities Act of 1933, as amended.

Security Instrument: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of  trust, deed to secure debt or security deed, including any riders or addenda thereto.

Servicing Agreements: Shall have the meaning assigned to such term in the Pooling and Servicing Agreement.

Standard & Poor’s: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Subsequent Cut-off Date Balance: $73,875,000.

Subsequent Cut-off Date: November 1, 2007.

Subsequent Transfer Date: November 15, 2007.

Substitute Mortgage Loan: A mortgage loan substituted for a Deleted Mortgage Loan which must meet, on the date of such substitution, the requirements stated herein and in the Pooling and Servicing Agreement with respect to such substitution; upon such substitution, such mortgage loan shall be a “Subsequent Mortgage Loan” hereunder.

Value: The value of the Mortgaged Property at the time of origination of the related Subsequent Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Subsequent Mortgage Loan or (ii) the sales price of such property at the time of origination.

Section 2.  Purchase and Sale of the Mortgage Loans and Related Rights.

(a)  Upon satisfaction of the conditions set forth in Section 10 hereof, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase the Subsequent Mortgage Loans having an aggregate outstanding principal balance as of the Subsequent Cut-off Date equal to the Subsequent Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Subsequent Mortgage Loans will take place on the Subsequent Transfer Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 10 hereof, on the Subsequent Transfer Date, the Purchaser shall pay to the Mortgage Loan Seller the Acquisition Price for the Subsequent Mortgage Loans in immediately available funds by wire transfer to such account or accounts as shall be designated by the Mortgage Loan Seller.

(d)  In addition to the foregoing, on the Subsequent Transfer Date the Mortgage Loan Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements (other than its right to enforce the representations and warranties set forth therein).

Section 3.  Subsequent Mortgage Loan Schedule.  The Mortgage Loan Seller agrees to provide to the Purchaser as of the date hereof a listing of the Subsequent Mortgage Loans (the “Subsequent Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Subsequent Mortgage Loans being sold by the Mortgage Loan Seller.

Section 4.  Subsequent Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Subsequent Mortgage Loans due after the Subsequent Cut-off Date (regardless of when actually collected) and all payments thereon, other than scheduled principal and interest due on or before the Subsequent Cut-off Date but received after the Subsequent Cut-off Date. The Mortgage Loan Seller will be entitled to all scheduled payments of principal and interest on the Subsequent Mortgage Loans due on or before the Subsequent Cut-off Date (including payments collected after the Subsequent Cut-off Date) and all payments thereon, other than scheduled principal and interest due after the Subsequent Cut-off Date but received on or before the Subsequent Cut-off Date. Such principal amounts and any interest thereon belonging to the Mortgage Loan Seller as described above will not be included in the aggregate outstanding principal balance of the Subsequent Mortgage Loans as of the Subsequent Cut-off Date as set forth on the Subsequent Mortgage Loan Schedule.

(b)  Pursuant to various conveyance documents to be executed on the Subsequent Transfer Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Subsequent Transfer Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with the transfer and assignment of the Subsequent Mortgage Loans, the Mortgage Loan Seller has delivered or will deliver or cause to be delivered to the Trustee by the Subsequent Transfer Date or such later date as is agreed to by the Purchaser and the Mortgage Loan Seller (each of the Subsequent Transfer Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of the respective Custodian’s Mortgage File, provided, however, that in lieu of the foregoing, the Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (i) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Mortgage Loan Seller in time to permit their delivery as specified above, the Mortgage Loan Seller may deliver a true copy thereof with a certification by the Mortgage Loan Seller or the Master Servicer, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording;” (ii) in lieu of the Security Instrument, assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Mortgage Loan Seller to such effect), the Mortgage Loan Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (iii) in lieu of the Mortgage Notes relating to the Subsequent Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Subsequent Transfer Date and attached hereto as Exhibit 5 the Mortgage Loan Seller may deliver lost note affidavits and indemnities of the Mortgage Loan Seller; and (iv) the Mortgage Loan Seller shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Seller and the Mortgage Loan Seller, between the Mortgage Loan Seller and the Depositor, and between the Depositor and the Trustee; and provided further, however, that in the case of Subsequent Mortgage Loans which have been prepaid in full after the Subsequent Cut-off Date and prior to the Subsequent Transfer Date, the Mortgage Loan Seller, in lieu of delivering the above documents, may deliver to the Trustee or the Custodian, on its behalf, a certification by the Mortgage Loan Seller or the Master Servicer to such effect and shall deposit all amounts paid in respect of such Subsequent Mortgage Loans in the Distribution Account on the Subsequent Transfer Date. The Mortgage Loan Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee, or the related Custodian on behalf of the Trustee, promptly after they are received. The Mortgage Loan Seller shall cause the Mortgage and intervening assignments, if any, and the assignment of the Security Instrument to be recorded not later than 180 days after the Subsequent Transfer Date unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Mortgage Loan Seller further agrees that it will cause, at the Mortgage Loan Seller’s own expense, within 30 days after the Subsequent Transfer Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Mortgage Loan Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Mortgage Loan Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer to alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  The Mortgage Loan Seller and the Purchaser acknowledge hereunder that all of the Subsequent Mortgage Loans and the related servicing will ultimately be assigned to Wells Fargo Bank, N.A., as Trustee for the Certificateholders, on the date hereof.

Section 5.  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, the Mortgage Loan Seller will have made the Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Mortgage Loan Seller and/or the Mortgage Loan Seller’s custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Mortgage Loan Seller shall make the Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Mortgage Loan Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, the Mortgage Loan Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Certificates information regarding the Subsequent Mortgage Loans and their servicing, to make the Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the Mortgage Loan Seller and/or the Mortgage Loan Seller’s custodian) and to make available personnel knowledgeable about the Subsequent Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Subsequent Transfer Date the respective Custodian, on behalf of the Trustee, for the benefit of the Certificateholders, will acknowledge receipt of each Mortgage Loan, by delivery to the Mortgage Loan Seller, the Purchaser and the Trustee of an initial certification in the form attached as Exhibit One to the Custodial Agreement.

(c)  Pursuant to the Pooling and Servicing Agreement, within 90 days of the Subsequent Transfer Date (or, with respect to any Substitute Mortgage Loan, within five business days after the receipt by the Trustee or respective Custodian thereof), the Trustee will review or shall cause the respective Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Mortgage Loan Seller, the Purchaser and the Trustee an interim certification substantially in the form of Exhibit Two to the Custodial Agreement.  If the Trustee or respective Custodian, as its agent, finds any document listed on Exhibit 1 not to have been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Subsequent Mortgage Loans identified in the Subsequent Mortgage Loan Schedule or to appear defective on its face (a “Material Defect”), the Trustee or the respective Custodian, as its agent, shall promptly notify the Mortgage Loan Seller of such Material Defect. The Mortgage Loan Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the respective Custodian, on its behalf, of the Material Defect and if the Mortgage Loan Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Subsequent Mortgage Loan, the Mortgage Loan Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Subsequent Transfer Date) or purchase the related Subsequent Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided,however, that if such defect relates solely to the inability of the Mortgage Loan Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Mortgage Loan Seller shall not be required to purchase such Subsequent Mortgage Loan if the Mortgage Loan Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Subsequent Transfer Date. The foregoing repurchase obligation shall not apply in the event that the Mortgage Loan Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Mortgage Loan Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the respective Custodian, as its agent, shall be effected by the Mortgage Loan Seller within thirty days of its receipt of the original recorded document.

(d)  Pursuant to the Pooling and Servicing Agreement, within 180 days of the Subsequent Transfer Date (or, with respect to any Substitute Mortgage Loan, within five business days after the receipt by the Trustee or respective Custodian thereof) the Trustee will review or cause the respective Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Mortgage Loan Seller, the Purchaser and the Trustee a final certification substantially in the form of Exhibit Three to the Custodial Agreement.  If the Trustee or respective Custodian, as its agent, finds a Material Defect, the Trustee or the respective Custodian, as its agent, shall promptly notify the Mortgage Loan Seller of such Material Defect. The Mortgage Loan Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the respective Custodian, as its agent, of the Material Defect and if the Mortgage Loan Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Subsequent Mortgage Loan, the Mortgage Loan Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Subsequent Transfer Date) or purchase the related Subsequent Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided,however, that if such defect relates solely to the inability of the Mortgage Loan Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Mortgage Loan Seller shall not be required to purchase such Subsequent Mortgage Loan if the Mortgage Loan Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Subsequent Transfer Date. The foregoing repurchase obligation shall not apply in the event that the Mortgage Loan Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Mortgage Loan Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the respective Custodian, as its agent, shall be effected by the Mortgage Loan Seller within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, the Mortgage Loan Seller shall deliver or cause to be delivered the Substitute Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee in accordance with the terms of the Pooling and Servicing Agreement shall (i) assign to the Mortgage Loan Seller and cause the respective Custodian to release the documents (including, but not limited to, the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the respective Custodian relating to the Deleted Subsequent Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Mortgage Loan Seller title to such Deleted Mortgage Loan.

Section 6.  Recordation of Assignments of Mortgage.

(a)  The Mortgage Loan Seller shall cause each assignment of the Security Instrument from the Mortgage Loan Seller to the Trustee to be recorded not later than 180 days after the Subsequent Transfer Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel has been provided to the Trustee (with a copy to the respective Custodian) which states that the recordation of such assignment is not necessary to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage, as the Mortgagee of record solely as nominee for the Mortgage Loan Seller and its successors and assigns; provided, however, notwithstanding the delivery of any such Opinion of Counsel, each assignment of Mortgage shall be submitted for recording by the Mortgage Loan Seller in the manner described above, at no expense to the Trust Fund or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgage Loan Seller and, (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement.

While each such Mortgage or assignment is being recorded, if necessary, the Mortgage Loan Seller shall leave or cause to be left with the Trustee a certified copy of such Mortgage or assignment. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by the Mortgage Loan Seller.

(b)  It is the express intent of the parties hereto that the conveyance of the Subsequent Mortgage Loans by the Mortgage Loan Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Subsequent Mortgage Loans by the Mortgage Loan Seller to the Purchaser to secure a debt or other obligation of the Mortgage Loan Seller. However, in the event that, notwithstanding the intent of the parties, the Subsequent Mortgage Loans are held by a court to continue to be property of the Mortgage Loan Seller, then (i) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (ii) the transfer of the Subsequent Mortgage Loans provided for herein shall be deemed to be a grant by the Mortgage Loan Seller to the Purchaser of a security interest in all of the Mortgage Loan Seller’s right, title and interest in and to the Subsequent Mortgage Loans and all amounts payable to the holders of the Subsequent Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Subsequent Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (iii) the possession by the Purchaser or the Trustee of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code; and (iv) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. The Mortgage Loan Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Subsequent Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

Section 7.  Representations and Warranties of Mortgage Loan Seller Concerning the Subsequent Mortgage Loans.  The Mortgage Loan Seller hereby represents and warrants to the Purchaser as of the Subsequent Transfer Date, or such other date as may be specified below with respect to each Subsequent Mortgage Loan being sold by it, that:

(i)  the information set forth in the Subsequent Mortgage Loan Schedule hereto is true and correct in all material respects;

(ii)  immediately prior to the transfer to the Purchaser, the Mortgage Loan Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Subsequent Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement;

(iii)  each Subsequent Mortgage Loan at the time it was made complied in all material respects with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable predatory, abusive and fair lending laws; and each Subsequent Mortgage Loan has been serviced in all material respects in accordance with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

(iv)  there is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Mortgage Loan Seller, any of its affiliates nor any servicer of any related Subsequent Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Subsequent Mortgage Loan;

(v)  the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders;

(vi)  no selection procedure reasonably believed by the Mortgage Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Subsequent Mortgage Loans;

(vii)  each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Subsequent Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Subsequent Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(viii)  there is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in xiii below;

(ix)  there was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property;

(x)  there is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

(xi)  the physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property;

(xii)  the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances;

(xiii)  a lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Subsequent Mortgage Loan was created by a title insurance company which was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring the Mortgage Loan Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Subsequent Mortgage Loan; and the Mortgage Loan Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable;

(xiv)  at the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Subsequent Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or FHLMC;

(xv)  the improvements on each Mortgaged Property securing a Subsequent Mortgage Loan are insured (by an insurer which is acceptable to the Mortgage Loan Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Subsequent Mortgage Loan or the outstanding principal balance of the Subsequent Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Subsequent Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Subsequent Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense;

(xvi)  each Subsequent Mortgage Loan constitutes a "qualified mortgage" under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7)  and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Subsequent Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9);

(xvii)  none of the Subsequent Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(xviii)  the information set forth in Schedule A of the Prospectus Supplement with respect to the Subsequent Mortgage Loans is true and correct in all material respects;

(xix)  no Subsequent Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 6.0, Appendix E, attached hereto as Exhibit 6 or (b) was originated on or after October 1, 2002 through March 6, 2003 and is governed by the Georgia Fair Lending Act;

(xx)  each Subsequent Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator;

(xxi)  each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

(xxii)  the related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section;

(xxiii)  the Subsequent Mortgage Loans are currently being serviced in accordance with accepted servicing practices;

(xxiv)  with respect to each Subsequent Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal, state and local law.  In addition, with respect to each Subsequent Mortgage Loan (i) no Subsequent Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Subsequent Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Subsequent Mortgage Loan.

(xxv)  if any of the Subsequent Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Subsequent Mortgage Loan; and

(xxvi)  each Subsequent Mortgage Loan was originated (a)  by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution that is supervised and examined by a federal or state authority, (b) by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, as amended, or (c) by a mortgage broker or correspondent lender in a manner such that the related Subsequent Mortgage Loan would be regarded for purposes of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Subsequent Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Substitute Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by the Mortgage Loan Seller, the Purchaser or the Trustee of a breach of any representation or warranty of the Mortgage Loan Seller set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Subsequent Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. It is understood and agreed that a breach of any one of the representations contained in clauses (xvii) or (xix)(b) above will be deemed to materially adversely affect the interests of the related Certificateholders. In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by the Mortgage Loan Seller, or the date the Mortgage Loan Seller is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), the Mortgage Loan Seller will (i) cure such breach in all material respects, (ii) purchase the affected Subsequent Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Subsequent Transfer Date, substitute a qualifying Substitute Mortgage Loan in exchange for such Subsequent Mortgage Loan. The obligations of the Mortgage Loan Seller to cure, purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Subsequent Mortgage Loans, except for the obligation of the Mortgage Loan Seller to indemnify the Purchaser for such breach as set forth in and limited by Section 13 hereof.

Any cause of action against the Mortgage Loan Seller or relating to or arising out of a breach by the Mortgage Loan Seller of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Mortgage Loan Seller or notice thereof by the party discovering such breach and (ii) failure by the Mortgage Loan Seller to cure such breach, purchase such Mortgage Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

Section 8.  Representations and Warranties Concerning the Mortgage Loan Seller.  As of the date hereof and as of the Subsequent Transfer Date, the Mortgage Loan Seller represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

(a)  the Mortgage Loan Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Mortgage Loan Seller’s business as presently conducted or on the Mortgage Loan Sellers ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Mortgage Loan Seller has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Mortgage Loan Seller of this Agreement have been duly authorized by all necessary action on the part of the Mortgage Loan Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Mortgage Loan Seller or its properties or the charter or by-laws of the Mortgage Loan Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Mortgage Loan Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Mortgage Loan Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  this Agreement has been duly executed and delivered by the Mortgage Loan Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Mortgage Loan Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Mortgage Loan Seller, threatened against the Mortgage Loan Seller, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Mortgage Loan Seller will be determined adversely to the Mortgage Loan Seller and will if determined adversely to the Mortgage Loan Seller materially and adversely affect the Mortgage Loan Seller’s ability to perform its obligations under this Agreement; and the Mortgage Loan Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Mortgage Loan Seller’s Information (as defined in Section 13(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 9.  Representations and Warranties Concerning the Purchaser.  As of the date hereof and as of the Subsequent Transfer Date, the Purchaser represents and warrants to the Mortgage Loan Seller as follows:

(a)  the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Purchaser has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the articles of incorporation or by-laws of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Mortgage Loan Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Purchaser’s Information (as defined in Section 13(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 10.  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Subsequent Transfer Date, of the following conditions:

(i)  Each of the obligations of the Mortgage Loan Seller required to be performed at or prior to the Subsequent Transfer Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of the Mortgage Loan Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, or the Pooling and Servicing Agreement; and the Purchaser shall have received certificates to that effect signed by authorized officers of the Mortgage Loan Seller.

(ii)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories (other than the Purchaser) as required pursuant to the respective terms thereof:

(1)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(2)  A certificate of an officer of the Mortgage Loan Seller dated as of the Subsequent Transfer Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of the Mortgage Loan Seller authorizing the transactions contemplated by this Agreement, together with copies of the charter and by-laws of the Mortgage Loan Seller;

(3)  One or more opinions of counsel from the Mortgage Loan Seller’s counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(4)  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A the rating set forth on Schedule A; and

(5)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(iii)  The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement and the Purchase Agreement shall have been issued and sold to Bear Stearns.

(iv)  The Mortgage Loan Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and its counsel may reasonably request.

(b)  The obligations of the Mortgage Loan Seller under this Agreement shall be subject to the satisfaction, on or prior to the Subsequent Transfer Date, of the following conditions:

(i)  The obligations of the Purchaser required to be performed by it on or prior to the Subsequent Transfer Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Subsequent Transfer Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement, and the Mortgage Loan Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(ii)  The Mortgage Loan Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Mortgage Loan Seller, duly executed by all signatories other than the Mortgage Loan Seller as required pursuant to the respective terms thereof:

(1)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Mortgage Loan Seller, and all documents required thereby duly executed by all signatories;

(2)  A certificate of an officer of the Purchaser dated as of the Subsequent Transfer Date, in a form reasonably acceptable to the Mortgage Loan Seller, and attached thereto the resolutions of the Purchaser authorizing the transactions contemplated by this Agreement and the Pooling and Servicing Agreement, together with copies of the Purchaser’s articles of incorporation, and evidence as to the good standing of the Purchaser dated as of a recent date;

(3)  One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to the Mortgage Loan Seller;

(4)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates;

Section 11.  Fees and Expenses.  Subject to Section 16 hereof, the Mortgage Loan Seller shall pay on the Subsequent Transfer Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Mortgage Loan Seller’s attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Subsequent Mortgage Loans to be performed by the respective Custodian, (vi) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from the Mortgage Loan Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. The Mortgage Loan Seller additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

Section 12.  Accountants’ Letters. Within thirty days after the Subsequent Transfer Date, the Depositor shall deliver to the Trustee a letter of a nationally recognized firm of independent public accountants (“Accounting Firm”) stating whether or not the Subsequent Mortgage Loans conveyed on the Subsequent Transfer Date conform to the characteristics described in Section 2.09(c)(ii) and (iii) of the Pooling and Servicing Agreement.  The Accounting Firm will review the characteristics of the Subsequent Mortgage Loans described on Exhibit 1 to the Subsequent Transfer Instrument and will compare those characteristics to the description of the Subsequent Mortgage Loans contained in the Schedule 99.1 attached to the Form 8-K which is required to be filed by The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 13.  Indemnification.

(a)  The Mortgage Loan Seller shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement of a material fact contained in the Mortgage Loan Seller’s Information as identified in Exhibit 3, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Mortgage Loan Seller and in which additional Mortgage Loan Seller’s Information is identified), in reliance upon and in conformity with Mortgage Loan Seller’s Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading; and the Mortgage Loan Seller shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which the Mortgage Loan Seller otherwise may have to the Purchaser or any other such indemnified party.

(b)  The Purchaser shall indemnify and hold harmless the Mortgage Loan Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading; and the Purchaser shall reimburse the Mortgage Loan Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Mortgage Loan Seller, or any other such indemnified party.

(c)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 13 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties (provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(d)  If the indemnification provided for in paragraphs (a) and (b) of this Section 13 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 13, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Mortgage Loan Seller on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

Section 14.  Notices.  All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to the Mortgage Loan Seller shall be directed to EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067, (Facsimile: (469) 759-4714 Attention: President), and notices to the Purchaser shall be directed to Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179 (Telecopy: (212) 272-7206), Attention: Baron Silverstein; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

Section 15.  Transfer of Subsequent Mortgage Loans.  The Purchaser retains the right to assign the Subsequent Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Mortgage Loan Seller, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Mortgage Loan Seller shall be the cure, purchase or substitution obligations of the Mortgage Loan Seller contained in Sections 5 and 7 hereof.

Section 16.  Termination.  This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Subsequent Transfer Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 10(a) hereof are not fulfilled as and when required to be fulfilled or (c) by the Mortgage Loan Seller, if the conditions to the Mortgage Loan Seller’s obligation to close set forth under Section 10(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), the Mortgage Loan Seller shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

Section 17.  Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Mortgage Loan Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Subsequent Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Subsequent Mortgage Loans to the Purchaser, the Mortgage Loan Seller’s representations and warranties contained herein with respect to the Subsequent Mortgage Loans shall be deemed to relate to the Subsequent Mortgage Loans actually delivered to the Purchaser and included in the Subsequent Mortgage Loan Schedule and any Substitute Mortgage Loan.

Section 18.  Severability.  If any provision of this Agreement shall be prohibited or invalid under applicable law, the Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

Section 19.  Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

Section 20.  Amendment.  This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

Section 21.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 22.  Further Assurances.  Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

Section 23.  Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Mortgage Loan Seller and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 13 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Mortgage Loan Seller acknowledges and agrees that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the Mortgage Loan Seller’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which the Mortgage Loan Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving the Mortgage Loan Seller), any person resulting from a change in form of the Mortgage Loan Seller or any person succeeding to the business of the Mortgage Loan Seller, shall be considered the “successor” of the Mortgage Loan Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences and in Section 15 hereto this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

Section 24.  The Mortgage Loan Seller and the Purchaser.  The Mortgage Loan Seller and the Purchaser will keep in full effect all rights as are necessary to perform their respective obligations under this Agreement.

Section 25.  Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 26.  No Partnership.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

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[2] Please contact Bear, Stearns & Co. Inc. for Purchase Price.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:
Name:
Title:

EXHIBIT 1

CONTENTS OF MORTGAGE FILE

With respect to each Subsequent Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement.

(a)  with respect to each Mortgage Loan:

(i)  The original Mortgage Note, endorsed without recourse to the order of the Trustee or to blank and showing to the extent available to the Mortgage Loan Seller an unbroken chain of endorsements from the related originator, at the time they made the initial endorsement, to the last endorsee up to and including the point the sponsor acquired such mortgage loan;

(ii)  The original Mortgage and, if the related Subsequent Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Subsequent Mortgage Loan is a MOM Loan, which shall have been recorded (or, if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Mortgage Loan Seller in time to permit their recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iii)  unless the Subsequent Mortgage Loan is a MOM Loan, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “Wells Fargo Bank, National Association, as Trustee”, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if (A) the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Mortgage Loan Seller in time to permit their delivery as specified in Section 2.01(b) of the Pooling and Servicing Agreement, the Mortgage Loan Seller may deliver a true copy thereof with a certification by the Mortgage Loan Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording” or (B) the related Mortgaged Property is located in a state other than Maryland and an Opinion of Counsel has been provided as set forth in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iv)  all intervening assignments of the Security Instrument, if applicable, with evidence of recording thereon;

(v)  the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(vi)  the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance; and

(vii)  originals of all modification agreements, if applicable and available.

EXHIBIT 2

SUBSEQUENT MORTGAGE LOAN SCHEDULE INFORMATION

The Subsequent Mortgage Loan Schedule shall set forth the following information with respect to each Subsequent Mortgage Loan:

(a)           the loan number;

(b)           [Reserved];

(c)           the city, state and zip code of the Mortgaged Property;

(d)           the property type;

(e)           the Mortgage Interest Rate;

(f)           the Servicing Fee Rate;

(g)           the Net Rate;

(h)           the original term;

(i)           the maturity date;

(j)           the stated remaining term to maturity;

(k)           the original principal balance;

(1)           the first payment date;

(m)           the principal and interest payment in effect as of the Cut-off Date;

(n)           the unpaid principal balance as of the Cut-off Date;

(o)           the Loan-to-Value Ratio at origination;

(p)           paid-through date;

(q)           the insurer of any Primary Mortgage Insurance Policy;

(r)           the Gross Margin, if applicable;

(s)           the Maximum Lifetime Mortgage Rate, if applicable;

(t)           the Minimum Lifetime Mortgage Rate, if applicable;

(u)           the Periodic Rate Cap, if applicable;

(v)           the number of days delinquent, if any;

(w)           which Mortgage Loans adjust after an initial fixed-rate period of three, five, seven or ten years;

(x)           the Loan Group;

(y)           the Prepayment Charge Loans; and

(z)           the Servicer.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (k) and (n) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (e), (f) and (g) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

EXHIBIT 3

MORTGAGE LOAN SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following Sections: “SUMMARY OF PROSPECTUS SUPPLEMENT — The Mortgage Loans,” “THE MORTGAGE POOL,” “THE SPONSOR” and “SCHEDULE A — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS.”

EXHIBIT 4

PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Mortgage Loan Seller’s Information.

EXHIBIT 5

SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6

APPENDIX E – STANDARD & POOR’S ANTI PREDATORY LENDING CATEGORIZATION

REVISED March 1, 2007

APPENDIX E - Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 etseq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 etseq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 etseq.
Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 etseq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 etseq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 etseq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective October 1, 2002 – March 6, 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 – current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 etseq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 etseq. Effective January 1, 2005; amended by 2005 H.B. 1179, effective July 1, 2005.	High Cost Home Loans
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 etseq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 – High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 etseq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 etseq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 etseq. and 209 C.M.R. §§ 40.01 etseq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 etseq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 etseq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58- 21A-1 etseq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E etseq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 etseq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 etseq. Effective December 31, 2006.	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 etseq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
Tennessee	Tennessee Home Loan Protection Act, Tenn. Code Ann. §§ 45-20-101 etseq. Effective January 1, 2007.	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective October 1, 2002 – March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 etseq. Effective November 27, 2003 – July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 etseq. Effective October 1, 2002 – March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 etseq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58- 21A-1 etseq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E etseq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 etseq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	S&P	Fitch
Class I-A-1	AAA	AAA
Class I-A-2	AAA	AAA
Class II-A-1	AAA	AAA
Class II-A-2	AAA	AAA
Class III-A-1	AAA	AAA
Class III-A-2	AAA	AAA
Class III-X-1	AAA	AAA
Class R-I	AAA	AAA
Class R-II	AAA	AAA
Class R-III	AAA	AAA
Class B-1	AA	AA
Class B-2	A	A
Class B-3	BBB	BBB

None of the above ratings has been lowered since the respective dates of such letters.

Private Certificates

Class	S&P	Fitch
Class B-4	BB	NR
Class B-5	B	NR
Class B-6	NR	NR

None of the above ratings has been lowered since the respective dates of such letters.

SCHEDULE B

MORTGAGE LOAN SCHEDULE

[Provided upon request]

EXHIBIT R

FORM OF SUBSEQUENT TRANSFER INSTRUMENT

Pursuant to this Subsequent Transfer Instrument, dated [__________], 2007 (the “Instrument”), between Structured Asset Mortgage Investments II Inc. as depositor (the “Depositor”), and Wells Fargo Bank, N.A., not individually but solely as trustee (in such capacity, the “Trustee”) under the Pooling and Servicing Agreement, dated as of August 1, 2007 (the “Agreement”), among the Depositor as depositor, EMC Mortgage Corporation as master servicer (in that capacity, the “Master Servicer”) and as mortgage loan seller (in that capacity, the “Mortgage Loan Seller”), the Depositor and the Trustee, pursuant to the Agreement, agree to the sale by the Depositor and the purchase by the Trustee of the Subsequent Mortgage Loans listed on the attached Exhibit 1 (the “Subsequent Mortgage Loans”).

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

Section 1.	Conveyance of Subsequent Mortgage Loans.

(a)           The Depositor does hereby sell, transfer, assign, set over and convey to the Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Subsequent Mortgage Loans, including all amounts due or accruing on the Subsequent Mortgage Loans after the related Subsequent Cut-off Date, and all items with respect to the Subsequent Mortgage Loans to be delivered pursuant to Section 2.07 of the Agreement; provided, however, that the Depositor reserves and retains all right, title and interest in and to amounts due on the Subsequent Mortgage Loans on or before the related Subsequent Cut-off Date. The Depositor, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trustee each item with respect to the Subsequent Mortgage Loans set forth in Section 2.01 of the Pooling and Servicing Agreement and the other items in the related Mortgage Files.  The transfer to the Trustee by the Depositor of the Subsequent Mortgage Loans identified on the Subsequent Mortgage Loan Schedule attached hereto as Exhibit 1 shall be absolute and is intended by the Depositor, the Mortgage Loan Seller, the Master Servicer, the Trustee and the Certificateholders to constitute and to be treated as a sale of the Subsequent Mortgage Loans by the Depositor to the Trust Fund.

(b)           The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the related Certificateholders all the right, title and interest of the Depositor in, to and under the Subsequent Mortgage Loan Purchase Agreement, dated as of [_________], 2007, between EMC Mortgage Corporation, as seller, and the Depositor, as purchaser (the “Purchase Agreement”).

Section 2.	Representations and Warranties; Conditions Precedent.

(a)           The Depositor hereby confirms that each of the conditions precedent and the representations and warranties set forth in Section 2.07 of the Agreement are satisfied as of the date hereof.

(b)           All terms and conditions of the Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Agreement.

Section 3.	Recordation of Instrument.

To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor at the Certificateholders’ expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Subsequent Mortgage Loans.

Section 4.	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 5.	Counterparts.

This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

Section 6.	Successors and Assigns.

This Instrument shall inure to the benefit of and be binding upon the Depositor and the Trustee and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee, as aforesaid.

By:
Name:
Title:

EXHIBIT 1

SUBSEQUENT MORTGAGE LOAN SCHEDULE